As filed with the Securities and Exchange Commission on July 19, 2011
Registration No. 333-156434
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 10
to

Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

CM REIT, INC.
(Exact Name of Registrant as specified in its Governing Instruments)

1291 W. Galleria Drive, Suite 200
Henderson, Nevada 89014
(866) 659-3849
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Todd B. Parriott
Chief Executive Officer
CM REIT, Inc.
1291 W. Galleria Drive, Suite 200
Henderson, Nevada 89014
(866) 659-3849
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bryan L. Goolsby
X. Lane Folsom
Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
(214) 740-8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	per Share	Offering Price	Registration Fee
Common Stock, $.01 par value(1)	100,000,000	$10.00	$995,000,000(2)	$53,343.50(3)

(1)	Represents shares issuable both in the registrant’s primary offering and pursuant to the registrant’s distribution reinvestment plan.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.
(3)	$21,615 previously paid with initial filing on December 23, 2008, and the remainder previously paid with the filing of the second pre-effective amendment to the Registration Statement on August 27, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
CM REIT, INC.
100,000,000 Shares of Common Stock — Maximum Offering
At least 250,000 Shares of Common Stock — Minimum Offering
Of the 100,000,000 shares of common stock that we have registered, we are offering up to 90,000,000 shares to investors who meet our suitability standards and up to 10,000,000 shares to participants in our distribution reinvestment plan (DRIP).
This investment is speculative, and involves a high degree of risk. You should purchase shares only if you can afford a complete loss. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 23 for a discussion of risks relating to our common stock, including, among others:

•	We are a blind pool REIT and have not identified any specific assets to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment.
•	We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to holders of our common stock (stockholders) in the future.
•	A conflict of interest exists with respect to our dealer-manager, CM Securities, LLC, because it is our affiliate. Certain of our executive officers own the majority of the membership interests in CM Group, LLC, which owns our dealer-manager, and serve as officers of CM Group, LLC and our dealer-manager. You will not have the benefit of an independent due diligence review in connection with this offering.
•	There is currently no public trading market for our common stock, and there is no assurance that one will develop. Therefore, you may not be able to sell your shares at a price equal to or greater than the offering price, or at all.
•	Our share redemption plan, which is the only current source of liquidity for our stockholders, may be amended or suspended at any time, leaving our stockholders unable to sell their shares.
•	Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our advisor. We pay our advisor first-tier management compensation based on the amount of our invested assets and a second-tier management fee on our portfolio’s performance. Accordingly, our advisor may recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation.
•	We have not commenced operations. Our total assets currently consist of approximately $200,000 in cash.
•	If we fail to qualify or are disqualified as a REIT, we will be subject to taxation as a regular corporation and face substantial tax liability.
•	A prior investment program advised by an affiliate of our advisor and whose loans were originated by an affiliate of our advisor has been materially and adversely impacted by the disruptions in the real estate and credit markets and has experienced extremely high default and foreclosure rates. Because of this program’s operating losses, its auditor’s opinions for the years ended December 31, 2009 and 2010 state that there is substantial doubt as to the entity’s ability to continue as a going concern. The default rate for loans originated by the loan originator for this prior investment program in 2008 and 2007 was 87.54% and 86.11% respectively.
•	There may be delays in investing the proceeds of this offering and, therefore, delays in the receipt of any returns from such investments.
•	We expect to borrow funds to make certain of our investments and may rely on bank lines of credit to fund a portion of our acquisitions. Such leverage could reduce our net income and our cash available for distributions or cause us to suffer losses. Under our articles of incorporation, we can incur debt in an amount up to 300% of our net assets or 75% of the cost of our assets.
•	Our organizational documents permit us to pay distributions from any source, including offering proceeds. We have not established a cap on the use of proceeds to fund distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced. Until we have invested sufficient proceeds from this offering, we may use proceeds from borrowings to fund distributions in anticipation of cash flow to be received in later periods. We may also fund distributions from advances from our advisor or from our advisor’s deferral of its fees under the advisory agreement.
•	We expect to begin reviewing liquidity options for our stockholders beginning five years from the commencement of our offering. If we do not list our shares of common stock on a national securities exchange by December 31, 2018, our charter requires our directors to seek stockholder approval to liquidate our assets.

•	We intend to invest in interest-carry balloon payment loans and non-agency residential loans that may be riskier than loans made by traditional lenders and, as a result, may have a higher default rate.

•	Because the dealer-manager is our affiliate, the sales commissions and dealer-manager fees we are paying were not negotiated at arm’s length.

•	Ignite Funding, LLC, currently our only loan origination source, could lose its mortgage license.

	Price	Selling	Dealer-	Net Proceeds
	to Public(1)	Commissions	Manager Fee	(Before Expenses)(2)

Primary Offering	$10.00	$.70	$.30	$9.00
Total Minimum	$2,500,000.00	$175,000.00	$75,000.00	$2,250,000.00
Total Maximum	$900,000,000.00	$63,000,000.00	$27,000,000.00	$810,000,000.00
Dividend Reinvestment Plan
Per Share	$9.50	$0.0	$0.0	$9.50
Total Maximum	$95,000,000.00	$0.0	$0.0	$95,000,000.00

(1)	Assumes we sell shares at $10.00 per share and no shares are sold pursuant to our DRIP or otherwise discounted as provided in this prospectus.
(2)	Represents a 7.0% sales commission and 3.0% dealer-manager fee we will pay for sales of common stock. Our dealer-manager will not be paid any sales commissions or dealer-manager fees from sales of common stock under our DRIP.

The dealer-manager is a member of the Financial Industry Regulatory Authority (FINRA). The dealer-manager, which is an affiliate of ours, is not required to sell any specific number or dollar amount of shares, but will use its best efforts to sell the maximum number of securities offered, 90 million shares. The dealer-manager must sell the minimum number of securities offered, 250,000 shares if any are sold. A securities dealer may not complete a sale of our common stock to you until at least five business days after the date you receive a copy of the final prospectus. That securities dealer must also give you a confirmation of your purchase.

We expect to offer shares of common stock in our primary offering until     , 2013, unless extended by our board of directors.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. No one is authorized to make any statements about this offering different from those that appear in this prospectus. The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or the future cash benefit or tax consequence which may flow from an investment in our common stock is not permitted.
The date of this prospectus is           , 2011

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. We will only accept subscriptions from people who meet the suitability standards described in this prospectus. You should also be aware that the description of our company contained in this prospectus was accurate as of          . We will amend or supplement this prospectus if there is a material change in our affairs.

Prior to the time we sell at least 250,000 shares of our common stock, your subscription payments will be placed in an account held by our escrow agent and will be held in trust for your benefit, until the minimum offering is achieved. If we are not able to sell at least 250,000 shares by          , which is one year from the effective date of this prospectus, we will terminate this offering and your funds in the escrow account, including interest thereon at a floating rate (currently     % per year), will be returned to you within 10 business days. No charges will be deducted from the escrow funds.

These securities have been registered with the Securities Commissioner of the State of Louisiana. The Securities Commissioner, by accepting registration, does not in any way endorse or recommend the purchase of any of these securities.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

i

SUITABILITY STANDARDS AND HOW TO SUBSCRIBE

Suitability Standards

The shares of common stock offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. Initially, there is not expected to be any public market for the shares, which means that it may be difficult to sell shares. See the “Description of Capital Stock — Transfer Restrictions” for a description of the transfer restrictions. As a result, we have established minimum suitability standards which require investors to have either (1) a net worth (not including home, furnishings, and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (2) a net worth (not including home, furnishings, and personal automobiles) of at least $250,000. Our suitability standards also require that a potential investor (a) can reasonably benefit from an investment in us based on such investor’s overall investment objectives and portfolio structuring, (b) is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation, and (c) has an apparent understanding of (1) the fundamental risks of the investment, (2) the risk that such investor may lose the entire investment, (3) the lack of liquidity of our shares, (4) the background and qualifications of our advisor, and (5) the tax consequences of the investment.

The foregoing suitability standards must be met by the investor who purchases the shares. If the investment is being made for a fiduciary account (such as an IRA, Keogh Plan, or corporate pension or profit-sharing plan), the beneficiary, the fiduciary account, or any donor or grantor that is the fiduciary of the account who directly or indirectly supplies the investment funds must meet such suitability standards.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors in these states only if investors represent that they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and personal automobiles.

•	Alabama — In addition to meeting the applicable minimum suitability standards set forth above, an Alabama resident may not invest more than 10% of his or her net worth, exclusive of his or her home, home furnishings and automobile, in this offering and in other similar real estate programs sponsored by 2020 Capital Advisors, LLC or its affiliates.

•	Kentucky, Oregon, Massachusetts, Michigan, Missouri and Pennsylvania — In addition to meeting the applicable minimum suitability standards set forth above, your investment may not exceed 10% of your liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

•	California and Massachusetts — In addition to meeting the applicable minimum suitability standards set forth above, an investment in us is limited to investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $75,000; or (ii) a net worth of $250,000, exclusive of their home, home furnishings and automobile. In addition, a California resident may not invest more than ten percent (10%) of his or her net worth in this offering.

•	Iowa — In addition to meeting the applicable minimum suitability standards set forth above, an investment in us is limited to investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $70,000; and (ii) a net worth of $100,000, exclusive of their home, home furnishings and automobile, or a net worth of $350,000, exclusive of their home, home furnishings and automobile. In addition, the Iowa Securities Bureau requires that an investor’s aggregate investment in our securities and similar direct participation investments should not exceed 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

•	Kansas and Massachusetts — In addition to meeting the applicable minimum suitability standards set forth above, the Office of the Kansas Securities Commissioner and the Massachusetts Securities Division recommend that an investor’s aggregate investment in our securities and similar direct participation investments should not exceed 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

•	Maine — Investors must have either (a) net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000. The investor’s maximum investment in us and our affiliates cannot exceed 10% of the Maine investor’s net worth.

•	Nebraska — In addition to meeting the applicable minimum suitability standards set forth above, an investment in us is limited to investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $70,000; and (ii) a net worth of $100,000, exclusive of their home, home furnishings and automobile, or a net worth of $350,000, exclusive of their home, home furnishings and automobile. In addition, the Nebraska Department of Banking and Finance requires that an investor’s aggregate investment in our securities and similar direct participation investments should not exceed 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

•	North Dakota — Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in us and our affiliates and that they meet one of the established suitability standards.

•	Tennessee — Tennessee residents’ investment must not exceed ten percent (10%) of their liquid net worth. In addition to the applicable minimum suitability standards set forth above, an investment in us is limited to investors who have (i) a minimum annual gross income of $100,000 and a minimum net worth of $100,000; or (ii) a minimum net worth of $500,000 exclusive of home, home furnishings and automobile.

In addition, the following states have established the following recommendations for investors in their states. Shares will be sold to investors in these states only if investors represent that they meet the special recommendations set forth below.

•	Pennsylvania Investors — Because the minimum offering is less than $100 million, you are cautioned to carefully evaluate the program’s ability to fully accomplish its stated objectives and to inquire as to the current dollar volume of program subscriptions. Pursuant to the requirements of the Commissioner of Securities of the State of Pennsylvania, we will place all Pennsylvania investor subscriptions in escrow until we have received total subscriptions of at least $50,000,000, or for a period of 120 days, whichever is shorter.

If we have not received total subscriptions of at least $50,000,000 by the end of the escrow period, we must:

•	Return the Pennsylvania investors’ funds within 15 calendar days of the end of the escrow period, or

•	Notify the Pennsylvania investors in writing by certified mail or any other means whereby receipt of delivery is obtained within 10 calendar days after the end of the escrow period, that the Pennsylvania investors have a right to have their investment returned to them. If such an investor requests the return of such funds within 10 calendar days after receipt of notification, we must return such funds within 15 calendar days after receipt of the investor’s request.

No interest is payable to an investor who requests a return of funds at the end of the initial 120-day escrow period. Any Pennsylvania investor who requests a return of funds at the end of any subsequent 120-day escrow period will be entitled to receive interest earned, if any, for the time that the investor’s funds remain in escrow commencing with the first day after the initial 120-day escrow period.

In addition, under the laws of certain states, investors may transfer their shares only to persons who meet similar standards, and we may require certain assurances that such standards are met. Investors should read carefully the requirements in connection with resales of our shares as set forth in our articles of incorporation and as summarized under “Description of Capital Stock — Transfer Restrictions.”

In purchasing shares, custodians or trustees of employee pension benefit plans or IRAs may be subject to the fiduciary duties imposed by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or other applicable laws and to the prohibited transaction rules prescribed by ERISA and related provisions of the Internal Revenue Code. See “ERISA Considerations.” In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law. For information regarding “unrelated business taxable income,” see “U.S. Federal Income Tax Considerations — Taxation of Tax-Exempt Stockholders.”

In order to ensure adherence to the suitability standards described above, requisite suitability standards must be met, as set forth in the Subscription Agreement in the form attached hereto as Appendix D. In addition, our Sponsor and the broker-dealers that are members of FINRA who are engaged by the dealer-manager to sell shares referred to as participating broker-dealers, have the responsibility to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for an investor. In making this determination, our Sponsor and the participating broker-dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. See “Plan of Distribution — Subscription Procedures.” Executed subscription agreements will be maintained in our records for six years.

How To Subscribe

An investor who meets the suitability standards described above may subscribe for shares by completing and executing the subscription agreement and delivering it to a participating broker-dealer, together with a check for the full purchase price of the shares subscribed for, payable to CM REIT, Inc., except that until the minimum offering is achieved, checks shall be made payable to “UMB Bank, N.A., as escrow agent for CM REIT, Inc.” See “Plan of Distribution — Subscription Procedures.” Certain participating broker-dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares subscribed for payable directly to the participating broker-dealer. Care should be taken to ensure that the subscription agreement is filled out correctly and completely. Partnerships, individual fiduciaries signing on behalf of trusts, estates, and in other capacities, and persons signing on behalf of corporations and corporate trustees may be required to obtain additional documents from participating broker-dealers. Any subscription may be rejected by us in whole or in part, regardless of whether the subscriber meets the minimum suitability standards.

Certain participating broker-dealers may permit investors who meet the suitability standards described above to subscribe for shares by telephonic order to the participating broker-dealer. This procedure may not be available in certain states. See “Plan of Distribution — Subscription Procedures.”

A minimum investment of 250 shares ($2,500) is required. IRAs, Keogh plans, and pension plans also must make a minimum investment of at least 100 shares ($1,000). Following an initial subscription, any investor may make additional purchases in increments of one share.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities.

QUESTIONS AND ANSWERS ABOUT THE OFFERING

Q:	What is CM REIT, Inc.?

A: CM REIT, Inc., referred to as CM REIT or CMR, is a Maryland corporation that intends to elect to be taxed as a REIT commencing with its tax year ended December 31, 2011. We were formed in November 2008 primarily to acquire and make investments in acquisition, development, construction and commercial mortgage loans and non-agency residential mortgage loans. We also intend to make a limited number of opportunistic investments in commercial real property to take advantage of attractive investment opportunities. We may also invest in real estate-related debt securities and equity securities of other real estate-related companies. Our day-to-day operations and selection of investments are externally managed by our advisor, 2020 Capital Advisors, LLC, which we refer to as 2020 Capital, subject to the direction and oversight of our board of directors.

Q:	What is a REIT?

A:	In general, a REIT is a company that:

•	combines the capital of many investors to, among other things, invest in qualified REIT real estate assets;

•	offers benefits of a diversified portfolio under professional management;

•	typically is not subject to federal corporate income taxes on taxable income that is distributed to its stockholders, thereby substantially eliminating the “double taxation” (taxation at both the corporate and stockholder levels) that generally results from investments in a corporation; and

•	must pay distributions to investors of at least 90% of its taxable income.

Q:	What kind of offering is this?

A:	We are offering up to 100 million shares of our common stock on a “best efforts” basis, including shares issued through our dividend reinvestment plan.

Q:	How does a “best efforts” offering work?

A:	When shares are offered to the public on a “best efforts” basis, no underwriter, broker-dealer or other person has a firm commitment or obligation to purchase any of the shares. Therefore, we are not guaranteeing that any minimum number of shares will be sold. We are offering a minimum of 250,000 shares and a maximum of 100 million shares, including shares purchased through our dividend reinvestment plan. Prior to the time we sell at least 250,000 of our shares, your subscription payments will be placed in an account held by our escrow agent and will be held in trust for your benefit until the minimum offering is achieved. If we are not able to sell at least 250,000 shares by , which is one year from the effective date of this prospectus, we will terminate this offering and your funds in the escrow account, including interest thereon at a floating rate (currently % per year), will be returned to you within 10 business days following the termination date. None of the purchases of shares of common stock by our officers, directors and affiliates will count toward the calculation of the minimum offering. If you choose to purchase stock in this offering, you will need to complete a subscription agreement, in the form attached to this prospectus as Appendix D, and pay for the shares at the time you subscribe. If you purchase our shares after the minimum offering amount is sold, the transfer agent will hold your funds, along with those of other similar subscribers, until such time as you are admitted as a stockholder. Generally, we admit stockholders on the day of acceptance of their subscription, which will be within seven days after receipt thereof.

Q:	How long will the offering last?

A:	This offering will not last beyond (two years after the effective date of this prospectus), unless we decide to extend the offering for an additional year until not later than . Under rules promulgated by the SEC, should we decide to register a follow-on offering, we may extend this offering up to an additional 180 days beyond . If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. We may continue to offer shares under our dividend reinvestment plan beyond two years from the date of this prospectus until we have sold 10 million shares through the reinvestment of distributions. In many states, we will need to renew the registration statement to continue the offering beyond one year from the date of this prospectus. In addition, we reserve the right to terminate this offering for any other reason at any time.

Q:	Who can buy shares?

A:	Anyone who receives this prospectus can buy shares provided that they meet the suitability standards described elsewhere in this prospectus.

Q:	Who might benefit from an investment in our shares?

A:	An investment in our shares may be beneficial for you if you meet the minimum suitability standards described in this prospectus, seek to diversify your personal portfolio with a REIT investment focused on real estate-related loans, commercial real estate-related debt securities and select real estate equity investments, seek to receive current income, seek to preserve capital and are able to hold your investment for a time period consistent with our liquidity strategy. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.

Q:	Are there any risks involved in an investment in the shares?

A:	You should read the “Risk Factors” section of this prospectus for a discussion of material risks that you should consider before you invest in our common stock. An investment in our shares involves significant risks, including the following:

•	We have not identified any specific assets to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment.

•	We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

•	A conflict of interest exists with respect to our dealer-manager, because our advisor owns our dealer-manager. Our chief executive officer indirectly owns a majority of the membership interests in our advisor and serves as an officer of our advisor and our dealer-manager. You will not have the benefit of an independent due diligence review in connection with this offering.

•	There is currently no public trading market for our common stock, and there is no assurance that one will develop. Therefore, you may not be able to sell your shares at a price equal to or greater than the offering price, or at all.

•	Our share redemption plan, which is the only current source of liquidity for our stockholders, may be amended or suspended at any time, leaving our stockholders unable to sell their shares.

•	Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our advisor. Our chief executive officer indirectly owns a majority of our advisor and serves as an officer of our advisor. We pay our advisor a first-tier management fee based on the amount of our invested assets and a second-tier management fee based on our portfolio’s performance. Accordingly, our advisor may recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation. The agreement between us and our advisor (the advisory agreement) pursuant to which our advisor acts as our advisor and provides specified services to us provides for substantial compensation to our advisor.

•	An affiliate of our advisor served as the advisor to Desert Capital REIT, Inc., which we refer to as Desert Capital, which had investment objectives similar to ours. Desert Capital has been materially and adversely impacted by the disruptions in the real estate and credit markets and has experienced extremely high default and foreclosure rates. Because of its operating losses, its auditor’s opinions for the years ended December 31, 2009 and 2010 state that there is substantial doubt as to the entity’s ability to continue as a going concern.

•	We have not commenced operations. Our total assets currently consist of approximately $200,000 in cash.

•	If we fail to qualify or are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liabilities.

•	There may be delays in investing the proceeds of this offering and, therefore, delays in the receipt of any returns from such investments.

•	We expect to borrow funds to make certain of our investments and may rely on bank lines of credit to fund a portion of our acquisitions. Such leverage could reduce our net income and our cash available for distributions or cause us to suffer losses. Under our articles of incorporation, we can incur debt in an amount up to 300% of our net assets or 75% of the cost of our assets. We currently do not have a credit facility or line of credit in place, and given current market conditions, we may not be able to obtain a credit facility or line of credit.

•	Our organizational documents permit us to pay distributions from any source, including offering proceeds. We have not established a limit on the amount of net offering proceeds we may use to fund distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced. Until we have invested sufficient proceeds from this offering, we may use proceeds from borrowings to fund distributions in anticipation of cash flow to be received in later periods. We may also fund distributions from advances from our advisor or from our advisor’s deferral of its fees under the advisory agreement.

•	We intend to invest in interest-carry balloon payment loans and non-agency residential loans that may be riskier than loans made by traditional lenders and, as a result, may have a higher default rate. Balloon payment mortgage loans are risky because repayment depends on the borrower’s ability to refinance the loan or sell the property.

•	Many of the loans in which we intend to invest will be non-investment grade and risky because they have been and will be made to borrowers with limited credit histories, which increases the risk that the borrower will not be able to repay the principal at maturity.

•	We do not have any limitations in our charter documents on the types of investments we may acquire. Therefore, our investments may not be diversified among the various categories we are targeting, which include acquisition, development, construction and commercial mortgage loans, non-agency residential mortgage loans, commercial real property, real estate-related debt securities and equity securities of other real estate-related companies.

•	The dealer-manager, who is our affiliate, will be paid sales commissions equal to 7.0% of the proceeds of this offering, plus a dealer-manager fee of 3.0% of such proceeds. These commissions and fees were not negotiated at arm’s length.

•	Certain of our affiliates are presently defendants in various civil lawsuits and are also the subject of investigations by several regulatory authorities. Unfavorable results of these legal proceedings could materially adversely affect us.

Q:	Is there any minimum required investment?

A:	Yes. Generally, individuals must initially invest at least $2,500 and IRA, Keogh or other qualified plans must initially invest at least $1,000. Thereafter, you may purchase additional shares in $10.00 increments. These minimum investment levels may vary from state to state, so you should carefully read the more detailed description of the minimum investment requirements appearing elsewhere in this prospectus.

Q:	After I subscribe for shares, can I change my mind and withdraw my money?

A:	Once you have subscribed for shares and we have deposited the subscription price, your subscription is irrevocable, unless we elect to permit you to revoke your subscription. A securities dealer may not complete a sale of common stock to you until at least five business days after you receive a copy of the final prospectus.

Q:	If I buy shares in the offering, how can I sell them?

A:	At the time you purchase shares, they will not be listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure whether one will ever develop. As a result, you may find that if you wish to sell your shares, you may not be able to do so at a price equal to or greater than the offering price, or at all.

Subject to then existing market conditions, we expect to begin reviewing options for providing liquidity to our stockholders beginning five years from the commencement of our offering. While we expect to seek a liquidity transaction in this time frame, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame. Our board of directors has the discretion to consider a liquidity transaction at any time if it determines such event to be in our best interests. A liquidity transaction could consist of a sale of our assets, a sale or merger of the company, a listing of our shares on a national securities exchange or a similar transaction. Some types of liquidity transactions require, after approval by our board of directors, approval of our stockholders. If we do not list our shares of common stock on a national securities exchange by December 31, 2018, our charter requires that we seek stockholder approval of the liquidation of the company. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where our properties are located and the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, the board of directors believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board of directors. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, the board may still opt to list our shares of common stock in keeping with its obligations under Maryland law. The board of directors would also likely consider whether there was a large pent-up demand to sell our shares when making decisions regarding listing. The degree of participation in our DRIP and the number of requests for repurchase under the share repurchase program at this time could be an indicator of stockholder demand to liquidate their investment.

If we list the shares, we expect that you will be able to sell your shares in the same manner as other listed stocks.

Q:	Do you have a share redemption program?

A:	Yes, we provide a redemption program under which we redeem shares, subject to certain limitations. Our board of directors may amend, suspend, or terminate our redemption plan at any time upon 15 days prior notice. If you are able to have your shares redeemed, depending on the timing of the redemption, it will likely be at a price that is less than the price you paid for the shares. Please see “Share Redemption Plan” for more information regarding this plan.

Q:	Do you have a reinvestment plan through which I can reinvest my distributions in additional shares?

A:	Yes. We have adopted a distribution reinvestment plan (DRIP) in which investors can reinvest their distributions in additional shares at a price of $9.50. The terms of the plan may, however, be amended or terminated by our board of directors upon 30 days prior written notice to our plan participants.

Q:	What will you do with the proceeds from this offering?

A:	Our use of proceeds will depend somewhat on the number of shares sold in the offering. If we only sell the minimum number of shares, we plan to use approximately 85% of the proceeds of this offering to make investments, and the balance will be used to pay fees and expenses in connection with this offering. The payment of these fees will not reduce the amount of your invested capital which is calculated by multiplying the total number of shares of common stock you acquire by the issue price. If we sell all 90 million shares, which excludes shares issued through our DRIP, we expect to use approximately 88.8% of the proceeds to make investments. Many of the expenses associated with the offering are fixed, so that the more shares we sell, the higher the portion of the proceeds available for investment by us. If we only sell the minimum number of shares, 2020 Capital will initially pay many of our expenses because our actual expenses will greatly exceed $125,000. If we sell additional shares, we will use up to 1.5% of the additional proceeds to reimburse 2020 Capital partially for these expenses. In addition, we are prohibited by FINRA rules from incurring offering expenses in excess of 15% of the proceeds of the offering. Because the actual expenses incurred will greatly exceed $375,000 (15% of the minimum offering amount of $2.5 million), we are required to cap our expenses at 15%. If, however, the maximum offering amount of $900 million, which excludes proceeds of our DRIP, is raised, our total offering expenses are estimated at $101.1 million, which is approximately 11.2% of the offering proceeds (excluding our DRIP). Your initial invested capital amount will be $10 per share.

We expect that our loan origination agreement with Ignite Funding, LLC, referred to as Ignite Funding, will provide us a pipeline of investment opportunities. Accordingly, we expect that proceeds received from this offering generally will be invested in mortgage loans or other real estate-related investments within 30 days of receipt. As a result, we do not expect to experience the significant short-term dilution that can result from investing offering proceeds in short-term investments that do not earn as high a return as we expect to earn on our mortgage loan or other real estate-related investments, because we are able to invest the proceeds promptly.

Assuming all 90 million shares are sold in this offering, we expect to have approximately $798.9 million of net offering proceeds available for investment in mortgage loans and other real estate-related assets. If the minimum number of shares is sold in this offering, we expect to have approximately $2.1 million of net offering proceeds available for investment.

Q:	If I buy shares, will I receive distributions and, if so, how often?

A:	We intend to make regular cash distributions to our stockholders. The amount of distributions will be determined by the board of directors and typically will depend on the amount of net cash from operations (which includes interest income from borrowers under mortgage loans, less expenses paid), current and projected cash requirements, tax considerations, our general financial condition and other factors. However, in order to remain qualified as a REIT, we must make distributions equal to at least 90% of our REIT taxable income each year. Distributions, if any, will be made monthly. The board of directors may in the future change our policy so that distributions will be paid quarterly. We may make distributions from sources other than cash flow from operations, including offering proceeds.

Q:	Are distributions I receive taxable?

A:	Yes. Generally, distributions that you receive will be considered ordinary income to the extent they are from current and accumulated earnings and profits; however, we expect a portion of your distributions will be considered return of capital for tax purposes. These amounts will not be subject to tax immediately but will instead reduce the tax basis of your investment. This in effect defers a portion of your tax until you have exhausted the tax basis of your investment, your investment is sold or we are liquidated, at which time the gain should, generally, be taxable as a capital gain assuming that you hold your shares as a capital asset. However, because each investor’s tax implications are different, we suggest you consult with your tax advisor. Dividends that United States individual stockholders receive from a REIT generally are not eligible for the 15% U.S. federal income tax rate except to the extent that such dividends are attributable to dividends that the REIT received from taxable corporations. Certain other limited circumstances can result in the taxation of dividends at the 15% U.S. federal income tax rate as discussed under “U.S. Federal Income Tax Considerations — Taxation of Taxable United States Stockholders” and “— Distributions Generally.”

Q:	When will I get my tax information?

A:	Your Form 1099 tax information will be mailed by January 31 of each year.

Q:	If I buy shares, will I be liable for the acts or obligations of CMR?

A:	No. Because CM REIT is a corporation, as a stockholder you are not generally liable for its obligations and the amount of your potential loss is limited to the price you pay for our shares.

Q:	What fees will CMR pay as part of this offering?

A:	We will pay the dealer-manager a selling commission of 7.0% of aggregate gross proceeds, a dealer-manager fee of 3.0% of aggregate gross proceeds and will reimburse our advisor, its affiliates and related parties for other organization and offering expenses of up to 1.5% of the aggregate gross proceeds. If the maximum offering amount is sold, we will pay $63.0 million in selling commissions, $27.0 million in dealer-manager fees and up to $13.5 million in organization and offering expense reimbursements, although we estimate that these expense reimbursements will be approximately $11.1 million if the maximum offering amount is sold. We will not pay any of these commissions or fees for shares issued under the DRIP. We will pay the advisor a first-tier management fee calculated as a percentage of average invested assets. We will also pay the advisor a second-tier management fee based on the amount of our taxable REIT income, the amount of which cannot be reasonably estimated due to the uncertainty of 10-year U.S. Treasury yields and net interest margin. We will also reimburse our advisor for any out-of-pocket expenses. We also pay our non-employee directors an annual retainer of $15,000 and additional fees based on the number of meetings attended and chairmanships of various committees. See “Plan of Distribution — Compensation of Dealer-Manager and Participating Broker-Dealers” and “The Advisor — Compensation and Expenses” for a more complete description of these fees.

Q:	What is your relationship to Desert Capital REIT, Inc.?

A:	Desert Capital REIT, Inc., which we refer to as Desert Capital, is an affiliated non-traded public REIT that was sponsored and advised by CM Group, LLC, an affiliate of our advisor, which we refer to as CM Group. The majority of the membership interests in our advisor, 2020 Capital, and CM Group are beneficially owned directly or indirectly by our Chief Executive Officer and Chief Financial Officer, who were also previously officers and directors of Desert Capital.

Q:	What is the performance of Desert Capital REIT, Inc.?

A:	Desert Capital was formed in December 2003 as a REIT specializing in financing of short-term mortgage loans. Due to market conditions since the fourth quarter of 2007, most of Desert Capital’s borrowers have defaulted on their loans owing to Desert Capital, which has caused Desert Capital to foreclose on almost all of the mortgage loans in its portfolio. Because Desert Capital suffered losses from operations and the cash flow from its operating activities was insufficient to meet its current obligations and debt payments, Desert Capital’s auditor’s opinions for the years ended December 31, 2009 and 2010 state that there is substantial doubt as to the entity’s ability to continue as a going concern. As of December 31, 2010, Desert Capital had outstanding requests to repurchase or redeem approximately $57.6 million of its common stock and negative stockholder’s equity of approximately $28.7 million. On April 29, 2011, certain of Desert Capital’s creditors filed an involuntary Chapter 11 bankruptcy petition against Desert Capital in the United States Bankruptcy Court for the District of Nevada in Las Vegas, Nevada. On June 9, 2011, Desert Capital consented to the involuntary bankruptcy filing and will operate as a debtor-in-possession during the pendency of the bankruptcy proceeding.

Q:	Are there conflicts of interest between CMR and other related parties?

A:	Yes. The majority of the membership interests in our advisor, 2020 Capital, are beneficially owned directly or indirectly by two of our directors and officers including our Chief Executive Officer and our Chief Financial Officer. We pay our advisor a second-tier management fee based on our net income. In evaluating potential investment opportunities and in evaluating other operating strategies, an undue emphasis by our advisor on the maximization of our net income at the expense of other criteria, such as preservation of capital, in order to earn higher compensation, could result in an increased risk to the value of our portfolio. Our advisor may have a conflict of interest in allocating management time between us and other programs that it advises. Ignite Funding, LLC, which was formerly Residential Capital Mortgage Corporation and which we refer to as Ignite Funding, the company that originates and services our acquisition, development, construction, commercial and non-agency residential loans, is owned by 2020 Capital. In addition, the dealer-manager is an affiliate of ours. Our Chief Executive Officer is also an officer, and registered principal of the dealer-manager. These relationships may create conflicts in connection with the fulfillment by the dealer-manager of its due diligence obligations under the federal securities laws. Although the dealer-manager will examine the information in the prospectus for accuracy and completeness, the dealer-manager is an affiliate of ours and will not make an independent review of the company or the offering. Accordingly, investors do not have the benefit of such independent review. See “Conflicts of Interest” and “Certain Relationships and Related Transactions, and Director

Independence” for a more complete description of conflicts of interest, and “Other Affiliate-Sponsored Programs” for a description of affiliates with whom we may compete for investment opportunities.

Q:	Will affiliates of CMR receive loan origination and servicing fees?

A:	Yes. Our advisor identifies loans originated by both affiliated and non-affiliated mortgage brokers, including Ignite Funding, a related party that will solicit new borrowers to originate loans for us. A loan origination fee is paid by the borrower of each mortgage loan directly to the entity originating the loan. Accordingly, Ignite Funding will be paid loan origination fees (points) by the borrowers on the loans that it originates. We are not entitled to receive any part of the origination fees; however, we will charge and receive commitment fees in connection with some of our loans. In addition, Ignite Funding or another affiliate of our advisor services our mortgage loans for us pursuant to our loan servicing agreement and is paid servicing fees for its services. The servicing fee that Ignite Funding or such other affiliate, as the case may be, receives for each loan is comprised of a spread of up to 100 basis points between the interest rate that is paid by the related borrower on the loan and the interest rate we receive as the lender on the loan. The servicing fee will vary per loan and will be mutually determined by our advisor and Ignite Funding, or such other affiliate, as the case may be.

Q:	If we foreclose on a property, will asset management fees be paid to affiliates of CMR?

A:	If a loan becomes non-performing and we take ownership of the property securing the loan, in lieu of the up to 100 basis point servicing fee that was previously paid by the borrower of the loan, we will pay Ignite Funding an asset management fee equal to 1% of the original loan amount per annum.

Q:	Who can help answer questions?

A:	If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or our dealer-manager:

CM Securities, LLC
1291 W. Galleria Drive, Suite 210
Henderson, Nevada 89014
(888) 942-9292

Q:	Will I be notified of how my investment is doing?

A:	Yes. We will provide you with periodic updates on the performance of your investment with us, including:

•	quarterly financial reports;

•	an annual report;

•	an annual Internal Revenue Service Form 1099-DIV, if required; and

•	supplements to this prospectus.

In our discretion and with your consent, if necessary, we will provide this information to you via U.S. mail or other courier, facsimile, electronic delivery or posting on our website at www.cmreit.com.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes thereto before making an investment in our common stock. As used in this prospectus, “company,” “we,” “our,” and “us” refer to CM REIT, Inc., except where the context otherwise requires. For a description of capitalized terms that are not defined, please see the “Definitions” section of this prospectus.

CM REIT, Inc.

Our Company

CM REIT, Inc. is a Maryland corporation which intends to elect to be taxed as a REIT for federal tax purposes commencing with its tax year ended December 31, 2011. Our address is 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014 and our telephone number is (866) 659-3849. Information regarding our company is also available on our website at www.cmreit.com.

Our Business

We believe there is a significant market opportunity to make mortgage loans to homebuilders, developers and homebuyers, and owners of real property whose financing needs are typically not met by traditional mortgage lenders. The restrictive underwriting standards or lead time required by traditional mortgage lenders, such as commercial banks, results in some potential borrowers being unable to obtain such financing, or unwilling to complete the time consuming process often required by traditional lenders. Moreover, the contraction of credit markets and the banking system over the past several years has resulted in declining lending volume. In addition, because there are currently fewer qualified property buyers and lenders with respect to any given property, property appraisals in the current market conditions are likely to provide more conservative property values upon which to lend. Moreover, property values have reset at substantially lower levels than existed several years ago and loans being funded in the current market will likely be secured by properties whose values have stabilized at these lower levels. Accordingly, all other things being equal, a loan made in the current market conditions with a 70% loan-to-value ratio should be a relatively safer investment than a loan made several years ago with a 70% loan-to-value ratio. This combined with the tightening credit standards of traditional financing sources have created a more compelling opportunity. Finally, we believe that the dislocations in the credit markets have severely constrained the availability of liquidity and will continue to create opportunities to acquire select assets from motivated sellers at substantial discounts to their intrinsic values. We believe these conditions will provide us with the opportunity to purchase commercial real estate properties and real estate-related debt and equity securities at favorable risk-adjusted rates.

We intend to create a diversified portfolio of real estate-related loans, commercial real estate-related debt securities and select real estate equity investments. We intend to focus our investing activities on, and use the proceeds of this offering principally for, loans to homebuilders, developers and homebuyers, and owners of real property with financing needs that are not met by traditional mortgage lenders. We expect that up to approximately 80% of our portfolio will consist of short-term mortgage loans consisting of acquisition, development, construction and commercial mortgage loans to both local and national developers and homebuilders. We also expect to invest in non-agency residential mortgage loans to provide niche financing to borrowers that otherwise have limited financing sources. We expect that up to approximately 10% of our portfolio will consist of non-agency residential mortgage loans. We also intend to make a limited number of opportunistic investments in commercial real property to take advantage of attractive investment opportunities. We may also acquire real estate-related debt securities, such as commercial mortgage-backed securities and collateralized debt obligations related to real estate, and equity securities of other real estate-related companies. We expect that up to approximately 20% of our portfolio will consist of commercial real property, real estate-related debt securities and equity securities of other real estate-related companies. We may execute our investment strategy by acquiring individual assets or portfolios of assets, other mortgage REITs or companies with similar investment objectives.

Our principal investment objectives are to pay attractive and consistent distributions to our stockholders, preserve, protect and enhance our assets and ultimately provide our stockholders with liquidity of their investment. Our focus will emphasize payment of current returns to investors and the preservation of invested capital, with a lesser emphasis on seeking capital appreciation from our investments. We intend to use leverage to enhance total returns to our stockholders. To the extent available, we expect to employ leverage to finance our portfolio that will not exceed 50% of the aggregate cost of our assets. Following our offering period, the growth of our portfolio will depend on our access to external sources of capital. The growth of our business will also depend on our ability to locate suitable investments to keep our capital fully deployed at favorable rates. We expect that our portfolio will be concentrated in the Western United States, where we believe we possess requisite skills and market knowledge.

Within our investment policies, our advisor will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets subject to the limitations in our charter and oversight of our board of directors. Our board of directors may revise our investment policies, which we describe below, without the approval of our stockholders. Our board of directors will review our investment policies at least annually to determine whether our policies are in the best interests of our stockholders.

We expect that after we have invested the proceeds of this offering, the majority of our investment portfolio (up to approximately 80% of our portfolio) will consist of acquisition, development, construction and commercial mortgage loans. Our mortgage loan investments may consist of loans that we wholly own or in trust deed mortgage loans that we own with other lenders. The majority of our investments in this category are expected to be short-term (12-24 months) mortgage loans that are balloon mortgage loans with fixed interest rates. A substantial portion of these mortgage loans will consist of interest-carry loans, meaning we will provide the borrower with sufficient financing to enable it to make the interest payments during the term of the loan. All of our mortgage loans are expected to be within the loan-to-value ratios set forth later under “Business — Underwriting Criteria — Acquisition, Development, Construction and Commercial Mortgage Loans.” However, as a lender willing to invest in mortgage loans or projects that traditional mortgage lenders may not consider creditworthy, our mortgage loans may be riskier and have a higher default rate than other mortgage loans of the types in which we will invest. Initially, we expect that the majority of these types of mortgage loans will be identified by Ignite Funding pursuant to our loan origination agreement. We do not currently have a contractual arrangement with any other mortgage originator for the purpose of acquiring these types of mortgage loans, although we also plan to fund or acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. Our asset acquisition policy limits the amount and type of mortgage loans we may acquire.

We intend to invest a portion of our portfolio (up to approximately 10% of our portfolio) in non-agency residential mortgage loans. We define non-agency residential mortgage loans as first lien mortgage loans for residential dwellings in which we are the first lien holder, as further described under “Business — Our Investment Types — Non-agency Residential Mortgage Loans.” Non-agency residential mortgage loans may range in principal amount from $50,000 to $2 million with fixed or variable interest rates, based on the terms and conditions that reflect the type of loan and the inherent risk associated therewith. Non-agency residential mortgage loans are expected to be within the loan-to-value ratios set forth under “Business — Underwriting Criteria — Non-agency Residential Mortgage Loans.” In many cases we may make non-agency residential mortgage loans that are riskier than typical non-agency residential mortgage loans made by traditional lenders. Initially, we anticipate that the majority of the non-agency residential mortgage loans that we fund will be identified by Ignite Funding and serviced by an affiliate of our advisor or a third party servicer. We do not currently have a contractual arrangement with any originator for the purpose of acquiring non-agency residential mortgage loans, although we may also acquire non-agency residential mortgage loans directly from other mortgage brokers or originators and from entities holding non-agency residential mortgage loans. Our asset acquisition policy limits the amount and type of non-agency residential mortgage loans we may acquire.

The non-agency residential mortgage loans in which we intend to invest will generally be classified in one of the following categories: condo/hotel, foreign nationals, asset-based stated income and jumbo. We will not invest in non-agency residential mortgage loans in favor of any one borrower in excess of $2.0 million. We expect that each non-agency residential mortgage loan in our portfolio will be full recourse against the property that secures it.

Each of the mortgage loans we fund will be secured by a first priority lien filed and recorded with the applicable county recorder’s office. We will obtain an independent appraisal, sales comparables, or other accepted valuation methodology for each property securing each of our mortgage loan investments. From time to time, we may be required to foreclose on the real estate serving as collateral for a mortgage loan due to the loan obligations not being met by the borrower. Upon the sale of any of our properties by our advisor or any affiliate of our advisor, we will pay sales commissions or disposition fees to any of such persons in amounts no greater than the lesser of one-half of the brokerage commission paid or an amount equal to 3% of the contractual sales price; provided, that the amount paid when added to all other sales commissions paid to any unaffiliated parties in connection with the sale, does not exceed the lesser of the competitive real estate commission or an amount equal to 6% of the contractual sales price.

We expect that no more than 20% of our portfolio will be concentrated in any individual submarket in the Western United States, which has suffered severely from the recessionary economic environment and has experienced some of the highest delinquency and foreclosure rates in the United States resulting in market illiquidity and sharply declining real estate values. This concentration may increase the risk of defaults on our mortgage loans if the real estate or economic conditions in any such particular submarket or the Western United States, in general, decline further.

Our Advisor and Executive Officers

Our day-to-day operations will be externally managed by our advisor, 2020 Capital, subject to the direction and oversight of our board of directors. 2020 Capital was established in 2011. Our advisor will perform all the duties of our advisor under the advisory agreement. However, our advisor may elect to have others undertake some or all of those duties at any time and in its sole discretion. CM Group, an affiliate of our advisor, was the advisor to Desert Capital.

Our advisor’s management team has experience in managing a mortgage REIT through its experience in serving as the advisor to Desert Capital from December 2003 to June 2011. While our strategy is different than Desert Capital’s, we do intend to invest in some mortgage loans that are similar to those invested in by Desert Capital. Specifically, Desert Capital historically invested in acquisition, development, construction and commercial mortgage loans, so we anticipate that our advisor’s experience acquiring and managing these types of investments will be beneficial to us. Desert Capital funded 506 mortgage loans comprised of the following loan types, based on outstanding principal balance:

Acquisition and development loans — 74.6%
Construction loans — 19.9%
Commercial property loans — 5.4%
Residential loans — .1%

All of Desert Capital’s loans were originated by our affiliate, CM Capital Services. Prior to 2007, Desert Capital experienced minimal defaults and had not foreclosed on any loans. However, commencing in 2007 with the collapse of the sub-prime residential mortgage market and subsequent disruption in the credit markets, Desert Capital’s borrowers became unable to obtain refinancing or liquidate the collateral securing their loans, resulting in their inability to repay the mortgage loans owing to Desert Capital, which caused Desert Capital’s default rate to increase dramatically. The default rate for loans originated by CM Capital Services in 2008 and 2007 was 87.54% and 86.11%, respectively. See “Business — Underwriting Criteria” and “Prior Performance Summary — Prior Investment Programs.”

Our investment strategy is broader than Desert Capital’s as it also includes investing in non-agency residential mortgage loans, opportunistic commercial real property and real estate-related debt and equity securities, which should help mitigate against some of the risks to which Desert Capital was subject. Our investment strategy is more diversified than Desert Capital’s as it also includes investing in non-agency residential mortgage loans, commercial real property or real estate-related debt and equity securities. Our advisor does not have any prior experience investing in those types of investments. In accordance with our asset acquisition policy, we will not acquire any mortgage loans or other investments, directly or indirectly, from Desert Capital or any of our other affiliates, other than pursuant to our loan origination arrangements with Ignite Funding. In addition, we do not intend to invest in second lien mortgage loans. We have also established additional investment guidelines to provide geographic and borrower diversification to our portfolio and to require board approval of all investments other than real estate-related loans. However, like Desert

Capital, as a lender willing to invest in loans to borrowers that may not meet the credit standards of traditional lenders, the default rate on our mortgage loans could be higher than the rest of the real estate industry generally. See “Our Operating Policies and Investment Policies — Asset Acquisition Policy.”

The following diagram sets forth the relationships between us, our advisor, our dealer-manager, our executive officers and two of our directors.

(1)	Messrs. Parriott and Dawson indirectly beneficially own a controlling interest in 2020 Capital and CM Group and are our Chief Executive Officer and Chief Financial Officer, respectively, and two of our directors. Mr. Dawson’s interest is held by Corriente Partners, L.P., which is wholly-owned by Corriente Private Trust. Mr. Dawson is the sole trustee and beneficiary of Corriente Private Trust. Mr. Dawson through Corriente Private Trust has voting and investment control with respect to the interest held by Corriente Partners, L.P. Mr. Dawson, however, disclaims beneficial ownership of any interest held by Corriente Partners, L.P.

(2)	CM Group was the advisor to Desert Capital until June 2011.

(3)	2020 Capital is the advisor to CM REIT.

The Advisory Agreement

We will enter into an advisory agreement with our advisor prior to commencing this offering. Pursuant to the advisory agreement, our advisor will generally implement our business strategy, be responsible for our day-to-day operations and perform services and activities relating to our assets and operations in accordance with the terms of the advisory agreement. Our advisor’s services for us can be divided into the following three primary activities:

•	Asset Management — our advisor will advise us with respect to, arrange for and manage the acquisition, financing, management and disposition of, our investments.

•	Liability Management — our advisor will evaluate the credit risk of our investments and arrange borrowing strategies.

•	Capital Management — our advisor will coordinate our capital raising activities.

In conducting these activities, our advisor will advise us on the formulation of, and explanation of, our operating strategies and policies, arrange for our acquisition of assets, monitor the performance of our assets, arrange for various types of financing, and provide administrative and managerial services in connection with our operations. At all times in the performance of these activities, our advisor will be subject to the direction and oversight of our board of directors.

See “Summary — Compensation to Our Advisor and Affiliates” for a summary of fees payable to our advisor.

Conflicts of Interest

2020 Capital, as our advisor, will experience conflicts of interest in connection with the management of our business affairs, including the following:

•	The second-tier management fee, which is based on our net income, may create an incentive for our advisor to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include a component based on our financial performance.

•	Two of our directors and executive officers, are part owners, officers, employees or members of, or otherwise affiliated with, our advisor, which owns Ignite Funding, currently our only loan origination source for acquisition, development, construction, commercial and non-agency residential mortgage loans.

•	Two of our directors and executive officers, are part owners, officers, employees or members of, or otherwise affiliated with, CM Group, which owns our dealer-manager.

•	In the event that one of our loans becomes non-performing and we take ownership of the property, we will pay an asset management fee to Ignite Funding in the amount of 1% of the original loan amount, which in certain instances, may be higher than the servicing fee that was being paid to Ignite Funding by the borrower, which may create an incentive for Ignite Funding to originate riskier loans for us.

•	Our advisor must determine how to allocate investment opportunities among us and any other investment programs that it sponsors, some of which may have similar investment objectives to ours.

•	Members of our management team will have to allocate their time among us and other business activities of affiliates of our advisor in which they are involved.

The advisory agreement does not limit or restrict the right of our advisor or any of its affiliates from engaging in any business or rendering services to any other person, including, without limitation, the purchase of, or rendering advice to others purchasing or making investments that meet our investment guidelines. However, our advisor has agreed that for as long as it is our exclusive advisor pursuant to the advisory agreement, neither it, nor any of its affiliates, will sponsor any other mortgage REIT that invests primarily in mortgage loans for the acquisition of, development of and construction of real estate in the Las Vegas, Nevada area, without first obtaining the approval of a majority of our directors who are not associated and have not been associated within the last two years, directly or indirectly, with us or our advisor (independent directors). Accordingly, our executive officers and officers and employees of our advisor will have to allocate their time between us and the other programs sponsored by 2020 Capital or its affiliates and activities in which they are involved. It is intended that our executive officers and the officers and employees of our advisor will devote the necessary time to us to fulfill their respective duties to us and our advisor.

In addition, we may compete with other existing and/or future programs sponsored by 2020 Capital or its affiliates for the acquisition of investments. In such event, the executive officers of our advisor, its affiliates and related parties, including the members of the investment committee of our advisor, who are executive officers and managers of other affiliated entities or who support principal activities of affiliated entities, must determine which program or other entity should make any particular investment. See “Risk Factors — Risks Related to Our Advisor and Conflicts of Interest”, “Other Affiliate-Sponsored Programs” and “Conflicts of Interest” sections of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment and the risks associated with such conflicts, as well as the policies that we have established to resolve or mitigate a number of these potential conflicts.

Compensation to Our Advisor and Affiliates

We are an externally advised company and as such, although we have a board of directors and executive officers responsible for our management, we have no paid employees. Two of our directors and all of our executive officers are employed by, and receive compensation from, affiliates of our advisor. Our advisor is responsible for managing our day-to-day affairs and will be paid management fees, which are based on the value of the assets we own at any particular time and our net income, as long as it is providing services to us under the advisory agreement. Our advisor is not entitled to receive a termination fee upon the termination of the advisory agreement. The total compensation we pay to our advisor is limited under our articles of incorporation to an amount determined at least annually by our independent directors to be reasonable in relation to the nature and quality of services performed. Our advisor and its affiliates are not entitled to any compensation in connection with the acquisition or disposition of our assets, other than disposition fees or brokerage commissions. Ignite Funding will receive origination fees that are paid by the borrowers on the mortgage loans and trust deed mortgage loans that we acquire from it. Ignite Funding receives a servicing fee on the loans that it services for us that is comprised of the spread between the interest rate we receive as the lender on the loan and the interest rate that is paid by the related borrower. We do not pay Ignite Funding any fees for loan origination.

The following table summarizes the compensation and reimbursements we contemplate paying to our advisor, dealer-manager and other affiliates and related parties, including amounts to reimburse their costs in providing services and for amounts advanced on our behalf. For additional information concerning compensation paid to our advisor and other affiliates and related parties, see the section of this prospectus entitled “Our Advisor — Compensation and Expenses.” In addition, for information concerning compensation to our independent directors, see “Management of the Company — Compensation of Directors.”

The compensation payable to our advisor is subject to the terms and conditions of our advisory agreement, which must be renewed on an annual basis. As a result, such amounts may be increased or decreased in future renewals of the advisory agreement. The terms of our Dealer-Manager Agreement are not expected to change during this offering; however, in the event we determine to have additional equity offerings in the future, the terms of any future agreement, if any, could vary from the terms described below. Therefore, although this represents compensation and reimbursements we expect to pay to our advisor, dealer-manager and other affiliates and related parties in connection with the sale of assets and investment of the proceeds from this offering, there is no assurance our costs for these and/or other future services will remain unchanged throughout our duration. In addition, because these figures cannot be precisely calculated at this time, the actual fees payable may be less than or exceed these estimates.

Type of		Estimated Amount
Compensation		for Minimum/Maximum
and Recipient	Method of Computation	Offering(1)

Fees Paid in Connection with Our Offering
Selling Commissions to our dealer-manager and participating broker-dealers	We will pay our dealer-manager selling commissions of 7.0% of aggregate gross proceeds from sales of shares. Our dealer-manager will reallow all of the 7% selling commissions to participating broker-dealers with respect to shares they sell.	$175,000/$63,000,000(2)

Type of		Estimated Amount
Compensation		for Minimum/Maximum
and Recipient	Method of Computation	Offering(1)

Dealer-Manager Fees to our dealer-manager and participating broker-dealers	We will pay our dealer-manager a dealer-manager fee of 3.0% of aggregate gross proceeds from sales of shares. Our dealer-manager may reallow a portion of the dealer-manager fee to any participating broker-dealer with respect to shares it sells(4).	$75,000/$27,000,000(3)

Reimbursement of Other Organization and Offering Expenses to our advisor, its affiliates and related parties	To date, our advisor has paid organization and offering expenses on our behalf. We will reimburse our advisor and its affiliates for actual expenses in connection with our formation and this offering, including certain salaries and non-transaction based compensation paid to employees of our advisor and its affiliates for performing services for us and bona fide, itemized and detailed due diligence expenses incurred by the dealer-manager and participating broker-dealers(5). We will reimburse these expenses only to the extent that the reimbursement would not cause the selling commissions, the dealer-manager fee and the other organization and offering expenses borne by us to exceed 15% of gross offering proceeds as of the date of the reimbursement.	$125,000/$11,079,500

Fees Paid in Connection with the Acquisition of Properties, Loans or Other Real Estate- Related Investments

Acquisition Fee to our advisor and its affiliates	We do not anticipate paying any acquisition fees to our advisor or its affiliates in connection with the acquisition of our investments. However, if we do pay acquisition fees to our advisor or any of its affiliates for services in connection with the selection, evaluation, structure and purchase of an investment, the fee will be usual and customary for services rendered and not exceed an amount equal to 6% of the cost of the investment acquired by us, or in the case of a loan, 6% of the funds advanced.	Amount is dependent upon our results of operations and is not determinable at this time.

Reimbursement of Acquisition Expenses to our advisor, its affiliates and related parties	We will reimburse our advisor and its affiliates and related parties for actual expenses incurred in connection with the selection, evaluation, structure and purchase of making loans and other real estate-related investments, whether or not acquired. Acquisition expenses may include, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence. The total of all acquisition fees and acquisition expenses shall be reasonable, and shall not exceed an amount equal to 6% of the contract price of the property, or in the case of a loan, 6% of the funds advanced.	Amount is dependent upon our results of operations and is not determinable at this time(6).

Type of		Estimated Amount
Compensation		for Minimum/Maximum
and Recipient	Method of Computation	Offering(1)

Origination Fee to Ignite Funding	Up to 500 basis points of loan amount and is paid by the borrower.	Amount is not determinable at this time.

Fees Paid in Connection with our Operations

Management Fees to our advisor	First tier management compensation of 1% per annum of the first $200 million of our average invested assets, plus 0.8% per annum of our average invested assets in excess of $200 million during such fiscal year, calculated on a monthly basis and payable monthly in arrears; and second tier management compensation of a specified percentage of the amount our REIT taxable net income, before deducting certain management compensation, net operating losses and certain other items, exceeds a return based on the 10 year U.S. Treasury rate plus 1%. The percentage for this calculation is the weighted average of the following percentages based on our average invested assets for the period: 20% for the first $200 million of our average invested assets; and 10% of our average invested assets in excess of $200 million calculated and paid on a monthly basis and subject to annual reconciliation.	Amount of first tier management fee for the minimum offering amount is estimated to be $21,250 (assuming no debt financing to purchase investments) and approximately $85,000 (assuming debt financing equal to 75% of our total assets) and for the maximum offering amount is estimated to be $6,772,000 (assuming no debt financing to purchase investments) and approximately $25,888,000 (assuming debt financing equal to 75% of the cost of our total assets). Amount of second tier management fee is dependent upon our results of operations and is not determinable at this time.

Out-of-Pocket Expense Reimbursement to our advisor, its affiliates and related parties	Reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis includes reimbursement of expenses incurred in contracting with third parties to provide services to us or on our behalf, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, ad valorem and property taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance. Also includes reimbursement for travel and related expenses incurred in connection with performing business and bona fide due diligence activities for or on our behalf, including, without limitation, travel and expenses incurred in connection with the purchase, financing, refinancing, sale or other disposition of any of our assets or other investments. Such fees and expenses will only be reimbursed if a detailed and itemized invoice is provided. Except for salaries, reimbursable as other organization and offering expenses, we do not reimburse our advisor for employment expenses of the personnel employed by our advisor (including our officers who are also employed by our advisor).	(6)

Type of		Estimated Amount
Compensation		for Minimum/Maximum
and Recipient	Method of Computation	Offering(1)

Servicing Fee to Ignite Funding	Up to 100 basis points of the loan amount and is paid by the borrower.	Amount is not determinable at this time.
Asset Management Fee to Ignite Funding	If a loan becomes non-performing and we take ownership of a property as a result of a workout or foreclosure of a loan, in lieu of the servicing fee that was previously paid by the borrower, we will pay Ignite Funding an asset management fee equal to 1% of the original loan amount per annum.	Amount is not determinable at this time.

Fees Paid in Connection with Sales or Liquidation
Disposition Fee to Ignite Funding	If we take ownership of a property as a result of a workout or foreclosure of a loan, or otherwise sell a property, in consideration for substantial assistance in connection with the sale of such property (including a sale of all of our properties), we will pay a disposition fee upon the sale of such property in an amount no greater than the lesser of one-half of the brokerage commission paid or an amount equal to 3% of the contractual sales price. If we pay a disposition fee to Ignite Funding, we may also pay a disposition fee to another third party. However, the amount paid to Ignite Funding when added to all other disposition fees paid to any unaffiliated parties in such a capacity in connection with the sale, may not exceed the lesser of the competitive real estate commission or an amount up to 6% of the contractual sales price.	Amount is not determinable at this time as it is dependent upon amount of assets sold.

(1)	The estimated minimum dollar amounts are based on the sale of the minimum of 250,000 shares to the public. The estimated maximum dollar amounts are based on the sale of the maximum of 90,000,000 shares to the public in the primary offering. No sales commissions or dealer-manager fees are payable as a result of sales of shares under our DRIP.
(2)	Commissions may be reduced for discounts or waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum selling commissions in this table, we have not assumed any such discounts or waivers.
(3)	The dealer-manager fees may be reduced for discounts or waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum dealer-manager fees in this table, we have not assumed any such discounts or waivers.
(4)	In addition, out of its dealer-manager fee, our dealer-manager may reimburse participating broker-dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs and other marketing costs and expenses.
(5)	We will reimburse our dealer-manager for actual, bona fide, itemized and detailed due diligence expenses incurred by it or other participating broker-dealers in connection with this offering. Reimbursement is contingent upon receipt by our dealer-manager of a detailed invoice or similar itemized statement from the participating broker-dealer that demonstrates the actual due diligence expenses incurred. Our dealer-manager will reallow such reimbursements to the applicable participating broker-dealer.
(6)	All out-of-pocket expenses incurred on our behalf will be reimbursed in accordance with the terms of the advisory agreement and pursuant to an agreed upon budget. We and our advisor will agree on a budget, including estimated out-of-pocket expenses. Any individual cost or expense exceeding $100,000 not reflected in our budget must be approved by our board of directors.

Prior Investment Programs

CM Group, an affiliate of our sponsor, previously sponsored Desert Capital, a publicly registered non-traded REIT. Desert Capital raised approximately $175.4 million in its two public offerings, excluding the DRIP, and approximately $12.4 million in DRIP shares. Desert Capital is not currently conducting an offering or actively making investments. As of December 31, 2010, Desert Capital had funded 506 mortgage loans with an aggregate principal amount of $344.3 million, all of which were originated by our affiliate, CM Capital Services.

During 2004 through 2006, Desert Capital had minimal defaulted loans, which were loans that were 90 days or more past due or with respect to which foreclosure proceedings had been commenced and prior to 2007, Desert Capital had not foreclosed on any loans. However, commencing in 2007 with the collapse of the sub-prime residential mortgage market and subsequent disruption in the credit markets, Desert Capital’s borrowers became unable to obtain refinancing or liquidate the collateral securing their loans, resulting in their inability to repay the mortgage loans owing to Desert Capital, which caused Desert Capital’s default rate to increase dramatically. The default rate for loans originated by CM Capital Services in 2008 and 2007 was 87.54% and 86.11%, respectively. CM Capital Services has ceased to originate loans, and forfeited its mortgage broker license in the state of Nevada in March 2011. See “Certain Relationships and Related Transactions, and Director Independence — Related Party Legal Proceedings.”

The increase in non-performing loans materially and adversely impacted Desert Capital’s financial condition and operating results by both reducing income and increasing its provision for loan losses. Beginning during the fourth quarter of 2007, the reduction in income caused Desert Capital to have insufficient funds to be able to honor stockholder requests to repurchase their shares and caused it to suspend repurchases and redemptions under its share repurchase and redemption upon death plans in February 2008. As of December 31, 2010, Desert Capital had outstanding requests to repurchase or redeem approximately $57.6 million of its common stock. Desert Capital suspended the payment of distributions effective in November 2008. The increase in non-performing loans and reduction in income also caused Desert Capital’s recurring cash flow to be insufficient to cover its general operating expenses. As a result, Desert Capital’s primary strategy for generating cash flow includes sales of foreclosed properties, including selling assets at unfavorable prices.

During 2010, the real estate market in the Las Vegas, Nevada area continued to deteriorate, which resulted in further impairments to Desert Capital’s assets and additional losses and as of December 31, 2010, Desert Capital had a negative stockholders’ equity of approximately $28.7 million. At December 31, 2010, its estimated equity available (total assets less total liabilities divided by total shares outstanding) per common share was negative $1.70, which estimate was based on Desert Capital’s audited financial statements. The offering price per common share in Desert Capital’s July 2004 and March 2006 public offerings was $10.00 and $15.00, respectively. Because Desert Capital suffered losses from operations and the cash flow from its operating activities was insufficient to meet its current obligations and debt payments, Desert Capital’s auditor’s opinions for the years ended December 31, 2009 and 2010 state that there is substantial doubt as to the entity’s ability to continue as a going concern. On April 29, 2011, certain of Desert Capital’s creditors filed an involuntary Chapter 11 bankruptcy petition against Desert Capital in the United States Bankruptcy Court for the District of Nevada in Las Vegas, Nevada. Our Chief Executive Officer, Todd Parriott, resigned each of his officer and director positions with Desert Capital in May 2011, at which time Desert Capital entered into a contract for management services with a third party management company and CM Group ceased acting as the advisor to Desert Capital. Desert Capital consented to the involuntary bankruptcy filing on June 9, 2011 and intends to operate as a debtor-in-possession during the pendency of the bankruptcy proceeding. The “Prior Performance Summary” section of this prospectus contains a discussion of Desert Capital’s performance to date. Certain financial data relating to our affiliates, and prior real estate programs is also provided in the “Prior Performance Tables” in Appendix E to this prospectus. The prior performance of our affiliates’ previous real estate programs may not be indicative of our ultimate performance and, thus, you should not assume that you will experience financial performance and returns comparable to those experienced by investors in our sponsor’s and its affiliates’ prior programs. You may experience a small return or no return on, or may lose some or all of, your investment in our shares.

Related Party Legal Proceedings

Certain of our affiliates, including our Chief Executive Officer, are presently defendants in various civil lawsuits and are also the subject of investigations by several regulatory authorities. These proceedings have not yet been resolved and we and our affiliates may become parties to additional legal proceedings in the future. We can give no assurance regarding the outcomes of the present or any future proceedings. Regardless of their merit, litigation and regulatory investigations have required, and will continue to require, our affiliates to incur substantial expenses for legal, accounting, tax, and other professional services, and may divert our management’s attention from our business and operations. In addition, these actions could expose our affiliates, our management and us to negative publicity, which might adversely affect our reputation and/or investor confidence in us and the success of our offering. A summary of these proceedings is set forth under “Certain Relationships and Related Transactions, and Director Independence — Related Party Legal Proceedings.”

The Offering

Offering Size	Minimum — $2.5 million

Maximum — $995 million

$900 million of common stock to be offered to investors meeting certain suitability standards and up to $95 million of common stock available to investors who purchased their shares in this offering and who choose to participate in our DRIP.

Minimum Investments	Individuals — $2,500 — Additional shares may be purchased in $10 increments.

IRA, Keogh and other qualified plans — $1,000 — Additional shares may be purchased in $10 increments.

The amounts apply to most potential investors, but minimum investments may vary from state to state.

Suitability Standards	Net worth (not including home, furnishings and personal automobiles) of at least $70,000 and annual gross income of at least $70,000; or net worth (not including home, furnishings and personal automobiles) of at least $250,000.

Suitability standards vary from state to state.

Distribution Policy	Consistent with our objective of qualifying as a REIT, we expect to pay regular distributions and distribute at least 90% of our REIT taxable income. Generally, our policy is to pay distributions from cash flow from operations. However, we can give no assurance that we will pay distributions solely from our funds from operations in the future, especially during the period when we are raising capital and have not yet acquired a substantial portfolio of income-producing investments. If the cash available to us is insufficient to pay such distributions, we may obtain the necessary funds by borrowing funds, issuing new securities, or selling assets. We may make distributions from other sources, including from offering proceeds. Although our distribution policy is not to use the proceeds of this offering to make distributions, our organizational documents permit us to pay distributions from any source, including offering proceeds. We have not established a cap on the amount of proceeds that we may use to fund distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced. In addition, paying distributions from sources other than cash flow from operations may reduce the amount of distributions that we make in the future and may serve to dilute later investors. Such distributions would constitute a return of capital, which will have the effect of reducing the basis of your investment in our stock. In order to provide additional funds to pay distributions to our stockholders before we have acquired a substantial portfolio of income-producing investments, we may fund such distributions from advances from our advisor or from our advisor’s deferral of its fees under the advisory agreement.

Our Advisor	2020 Capital is our advisor and will administer our day-to-day operations and select our investments, subject to the oversight and direction of our board of directors.

Estimated Use of Proceeds	If we sell only the minimum offering amount of 250,000 shares, approximately 85% of the offering proceeds will be available to make investments. If we sell all 90 million shares (excluding the DRIP shares), approximately 88.8% of the net offering proceeds will be available to make investments. The balance will be used to pay fees and expenses in connection with the offering, some of which are fixed regardless of the size of the offering. We are prohibited by FINRA rules from incurring offering expenses in excess of 15% of the proceeds of the offering. Because the actual expenses incurred will greatly exceed $375,000 (15% of the minimum offering amount of $2.5 million), we are required to cap our expenses at 15%. If the maximum offering amount of $900 million is raised, the total estimated organization and offering expenses of $101.1 million will constitute approximately 11.2% of the offering proceeds.

Our Reinvestment Plan	We have adopted a DRIP which allows stockholders to have the full amount of their distributions reinvested in additional shares that may be available at a price of $9.50 per share. We have registered 10 million shares of our common stock for this purpose. We have attached the DRIP as Appendix A to this prospectus.

Our Share Redemption Plan	We have adopted a share redemption plan that allows our stockholders who hold shares for at least one year to request that we redeem their shares. If we have sufficient funds available to do so and if we choose, in our sole discretion, to redeem shares, the number of shares we may redeem in any calendar year and the price at which they are redeemed are subject to conditions and limitations, including:

If we elect to redeem shares, some or all of the proceeds from the sale of shares under our distribution reinvestment plan attributable to any quarter may be used to redeem shares presented for redemption during such quarter;

No more than 5% of the weighted average number of shares of our common stock outstanding during such 12-month period may be redeemed during such 12-month period; and

The price at which we redeem our shares of common stock will be determined by us. Subject to restrictions and limitations discussed herein, if we elect to redeem any shares, we may redeem shares (including fractional shares), from time to time, at the following prices:

(i) the lesser of (a) the estimated value of a share of our common stock, as determined by our board of directors or (b) 90.0% of the purchase price paid per share for stockholders who have owned those shares for at least one year; and

(ii) the lesser of (a) the estimated value of a share of our common stock, as determined by our board of directors or (b) 95.0% of the purchase price paid per share for stockholders who have owned those shares for at least two years.

Notwithstanding the foregoing, during any period in which we are engaged in a public offering, the redemption price will be (i) 90% of the purchase price paid per share for stockholders who have owned those shares for at least one year, or (ii) 95% of the purchase price per share for stockholders who have owned those shares for at least two years and in any event will be less than the price of shares offered in such public offering. During periods when we are not engaged in an offering, the estimated value of a share of our common stock, for purposes of redemption, will be the net asset value per share as of the end of the most recent fiscal quarter. Accordingly, the redemption prices paid to stockholders for shares of common stock redeemed by us during periods when we are not engaged in an offering may vary over time. Our board of directors has the ability, in its sole discretion, to amend or suspend the redemption plan or to waive any specific conditions if it is deemed to be in our best interest. Further, we have the right to waive the holding periods, the redemption prices and the first come, first served redemption requirements described herein, in the event of the death or permanent disability of a stockholder.

Investment Company Act Considerations

We do not intend to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Under Section 3(a)(1)(A) of the Investment Company Act, an issuer will be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act an issuer is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the definition of “investment securities” are, among other things, U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to create a diversified portfolio of real estate-related loans, commercial real estate-related debt securities and select real estate equity investments. We intend to focus our investing activities on, and use the proceeds of this offering principally for, loans to homebuilders, developers and homebuyers, and owners of real property with financing needs that are not met by traditional mortgage lenders. We expect that up to approximately 80% of our portfolio will consist of short-term mortgage loans consisting of acquisition, development, construction and commercial mortgage loans to both local and national developers and homebuilders. We also expect to invest in non-agency residential mortgage loans to provide niche financing to borrowers that otherwise have limited financing sources. We expect that up to approximately 10% of our portfolio will consist of non-agency residential mortgage loans. We also intend to make a limited number of opportunistic investments in commercial real property to take advantage of attractive investment opportunities. Our investments may also include real estate-related debt securities, such as commercial mortgage-backed securities and collateralized debt obligations related to real estate, and equity securities of other real estate-related companies. We expect that up to approximately 20% of our portfolio may consist of commercial real property, real estate-related debt securities and equity securities of other real estate-related companies.

We intend to rely on the exception from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for issuers “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, the SEC’s staff’s position on Section 3(c)(5)(C) generally requires that at least 55% of an issuer’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets;” at least 80% of the issuer’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate-related assets;” and no more than 20% of the issuer’s assets may be comprised of assets other than qualifying assets and real estate-related assets, which we refer to as “miscellaneous assets.”

Qualification for a Section 3(c)(5)(C) exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit our ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain an exemption from registration for our company.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Our Tax Status

We intend to qualify and will elect to be taxed as a REIT under the REIT provisions of the Internal Revenue Code commencing with our taxable year ending December 31, 2011. Provided we continue to qualify as a REIT, we generally will not be subject to federal corporate income tax on taxable income that is distributed to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they distribute at least 90% of their annual REIT taxable income. Although we do not intend to request a ruling from the IRS as to our REIT status, we have received an opinion of our counsel, Locke Lord Bissell & Liddell LLP, with respect to our qualification as a REIT. This opinion is based on a number of assumptions and representations about our ongoing business and investment activities and other matters. We cannot assure you that we will be able to comply with these assumptions and representations in the future. Furthermore, this opinion is not binding on the IRS or any court. Failure to qualify as a REIT would render us subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and distributions to our stockholders would not be deductible. Even if we qualify for taxation as a REIT, we may be subject to federal, state and local taxes on our income and property. In connection with our election to be taxed as a REIT, our articles of incorporation impose restrictions on the transfer and ownership of our stock.

Restrictions on Ownership of Our Stock

In order to facilitate our qualification as a REIT, our articles of incorporation prohibit any stockholder from directly or indirectly (or actually or constructively) owning more than 9.8% of the outstanding shares of any class or series of our stock. Our board of directors may, in its discretion, grant an exemption from this limitation. We adopted this restriction to promote compliance with the provisions of the Internal Revenue Code which limit the degree to which ownership of a REIT may be concentrated.

RISK FACTORS

You should carefully consider the following risk factors in conjunction with the other information in this prospectus before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the value of our common stock to decline and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

Risks Related to the Offering

A prior program advised by an affiliate of our advisor, has been materially and adversely impacted by the disruptions in the real estate and credit markets, has experienced extremely high default and foreclosure rates, and as a result, there is substantial doubt as to such program’s ability to continue as a going concern.

Desert Capital is a public non-traded REIT that was advised by CM Group. Desert Capital was formed in December 2003 as a REIT specializing in financing of short-term mortgage loans. Desert Capital generally invested in 12- to 18- month, first and second lien mortgage loans, consisting of acquisition and development loans and construction loans to developers and builders of residential and commercial property. Its first public offering commenced in July 2004 and its second public offering commenced in March 2006. Desert Capital is not currently conducting an offering or actively making investments. Due to market conditions since the fourth quarter of 2007, almost all of Desert Capital’s borrowers have defaulted on their loans owing to Desert Capital, which has subsequently caused Desert Capital to foreclose on almost all of the mortgage loans in its portfolio. During 2009, Desert Capital foreclosed on properties securing 26 mortgage loans with an aggregate original principal amount of $70.2 million. These loans were impaired prior to foreclosure, so that the amount recorded on its balance sheet as real estate owned or real estate investments as a result of these foreclosures was $47.0 million. During 2010, Desert Capital foreclosed on four loans with an aggregate original principal amount of $7.4 million, and a fair value at the time of foreclosure of $3.4 million. As of December 31, 2010, Desert Capital had foreclosed on the property underlying its original mortgage loans on all but two loans. Of its remaining mortgage investments, all but $6.1 million with a carrying balance of $5.4 million were non-performing at December 31, 2010. All of Desert Capital’s loans were originated by CM Capital Services. The default rate for loans originated by CM Capital Services in 2008 and 2007 was 87.54% and 86.11%, respectively. Desert Capital suspended its repurchases and redemptions under its share repurchase and redemption upon death plans in February 2008. As of December 31, 2010, Desert Capital had outstanding requests to repurchase or redeem approximately $57.6 million of its common stock. Desert Capital suspended payment of distributions effective in November 2008. Desert Capital has incurred substantial losses in the last three years, in the aggregate total of approximately $143.86 million.

In addition, as a result of the increase in non-performing loans and the declining value of its real estate investments during 2008 and 2009, Desert Capital received notice that an event of default had occurred under its $30.9 million junior subordinated notes. In July 2009, Desert Capital received notice that the holders of its trust preferred securities that are backed by the junior subordinated notes accelerated the principal amount of the junior subordinated notes causing them to become immediately due and payable. In February 2011, certain holders of the trust preferred securities filed a lawsuit against Desert Capital to enforce payment of $25 million of the debt. Because Desert Capital suffered losses from operations and the cash flow from its operating activities was insufficient to meet its current obligations and debt payments, Desert Capital’s auditor’s opinions for the years ended December 31, 2009 and 2010 state that there is substantial doubt as to the entity’s ability to continue as a going concern. As of December 31, 2010, Desert Capital had a negative stockholders’ equity of approximately $28.7 million. On April 29, 2011, certain of Desert Capital’s creditors including, the holders of the trust preferred securities that secure its junior subordinated notes, filed an involuntary Chapter 11 bankruptcy petition against Desert Capital in the United States Bankruptcy Court for the District of Nevada in Las Vegas, Nevada, which could have a material adverse effect on Desert Capital. Our Chief Executive Officer, Todd Parriott, resigned each of his officer and director positions with Desert Capital in May 2011, at which time Desert Capital entered into a contract for management services with a third party management company and CM Group ceased acting as the advisor to

Desert Capital. Desert Capital consented to the involuntary bankruptcy filing on June 9, 2011 and intends to operate as a debtor-in-possession during the pendency of the bankruptcy proceeding.

While our investment strategy is different than Desert Capital’s and includes investments in non-agency residential mortgage loans, real property and real estate-related debt and equity securities, we do intend to invest in 12- to 18- month, first lien mortgage loans, consisting of acquisition and development loans and construction loans to developers and builders of residential and commercial property that are similar to those invested in by Desert Capital. Because we intend to invest in loans similar to those in which Desert Capital invested, continued and/or future market disruptions could adversely affect our business, results of operations, our ability to make distributions to you and our ability to redeem shares from you in the same way that such disruptions affected Desert Capital.

We do not have any operating history and might not be able to operate our business or implement our operating policies and strategies successfully.

We were formed in November 2008, and we do not have any operating history. Our total assets consist of approximately $200,000 in cash. The results of our operations will depend on many factors, including the availability of opportunities for the acquisition of mortgage loans, the level and volatility of interest rates, the status of credit markets generally, readily accessible short-and medium-term funding alternatives in the financial markets, the level of nonperforming loans in our portfolio, the number of properties we hold as a result of foreclosures, and general economic conditions. To be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment strategy;

•	create awareness of the CM REIT name within the investment products market;

•	establish and maintain our network of licensed securities brokers and other agents;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition both for investment opportunities and potential investors in us; and

•	build and expand our operations structure to support our business.

Moreover, delays in investing the net proceeds of this offering may cause our performance to be weaker than other fully invested mortgage REITs pursuing comparable investment strategies. We are a blind pool REIT and you will not have the opportunity to evaluate the manner in which we invest or the economic merits of particular assets to be acquired. Furthermore, we face the risk that we might not successfully operate our business or implement our operating policies and strategies as described in this prospectus. You should not rely on the past performance of any other businesses of our officers, directors or other key personnel, or the officers, managers and other key personnel of our advisor and its affiliates, to predict our future results. In addition, we do not have any established financing sources, and we cannot assure you that we will raise sufficient capital to operate our business as planned. See “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

There is currently no public trading market for our common stock and there is no assurance that one will develop; therefore, you may not be able to sell your shares at a price equal to or greater than the offering price, or at all.

There is no current public market for our common stock, nor do we expect a public market to develop for our common stock. It will, therefore, be difficult for you to sell your shares promptly, or at all. In addition, the price received for any shares sold is likely to be less than the proportionate value of the assets we own. Therefore, you should purchase the shares only as a long-term investment. We do not know if we will ever apply to list our shares on a national securities exchange or over-the-counter market, or, if we do apply for listing, when such application would be made or whether it would be accepted. If our shares are listed, we cannot assure you a public trading market will develop. We cannot assure you that the price you would receive in a sale on a national securities exchange or over-the-counter market would be representative of the value of the assets we own or that it would equal or exceed the amount you paid for the shares. If our common stock is not listed on a national securities exchange or over-the-counter market by December 31, 2018, our charter requires that we seek stockholder approval of the liquidation of the company. We expect to list our shares or liquidate by December 31, 2018.

We cannot assure you of our ability to make the distributions to our stockholders required in order for us to qualify as a REIT in the future.

We intend to make regular distributions to our stockholders equal to at least 90% of our annual REIT taxable income. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level and our ability to make distributions might be limited by the risk factors described in this prospectus. All distributions are made at the discretion of our board of directors and depend on our earnings, our financial condition, maintenance of our REIT status, available cash resources and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future or we may pay distributions that represent a return of capital. For the purpose of determining taxable income, we may be required to accrue items treated as earned for tax purposes, but that we have not yet received. In addition, we may be required not to accrue as expenses for tax purposes some items that actually have been paid or some of our deductions might be disallowed by the Internal Revenue Service. Furthermore, distributions to our stockholders are subordinate to the payment of our debts and obligations. As a result, we could have taxable income in excess of funds available to distribute to our stockholders. If that occurs, we may have to borrow funds or liquidate some of our assets to make sufficient distributions and maintain our status as a REIT. We may make distributions from sources other than cash flow from operations, including offering proceeds. Any borrowings would have the effect of decreasing amounts available for future distributions. See “Distribution Policy.”

If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments, and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source. Our organizational documents do not limit the amount of net proceeds from this offering that may be used to fund distributions. If we fund distributions from financings or the net proceeds from this offering, we will have less funds available for investments, and your overall return may be reduced. Further, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our common stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. See “Distribution Policy.”

If there are delays in investing the proceeds of this offering, then receipts from investments and our investment returns may be lower than anticipated.

We may delay investing the proceeds from this offering and, therefore, delay the receipt of any returns from such investments, due to our inability to find suitable investments. Until we invest the proceeds, our investment returns on offering proceeds will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect these rates of return, which affect the amount of cash available to make distributions to stockholders, to be lower than returns we would receive for investments in mortgage loans. See “Our Operating Policies and Investment Policies.”

The business and financial due diligence of CMR was conducted by our dealer-manager, which is our affiliate.

Our dealer-manager is our affiliate. Our Chief Executive Officer, Mr. Parriott is an officer and manager of our dealer-manager. As a result, you should not consider the dealer-manager’s due diligence investigation of us to be an independent review. The dealer-manager’s due diligence review may not have been as thorough as an investigation typically conducted by an unaffiliated third-party underwriter in connection with a securities offering, and might not have uncovered facts that would be important to a potential investor. See “Conflicts of Interest.”

Our share redemption plan, which is the only current source of liquidity for our stockholders, may be amended or suspended at any time, leaving our stockholders unable to sell their shares.

There is no current public market for our common stock, nor do we expect a public market to develop for our common stock. To provide a limited amount of liquidity to our stockholders, we have adopted a share redemption plan, pursuant to which we may redeem shares of our common stock from our stockholders according to the terms thereof. However, all redemptions are in our sole and absolute discretion, and we are under to no obligation to redeem any shares of common stock under the redemption plan, and our board of directors may elect to amend or suspend the plan at any time. If the redemption plan is amended or suspended, this limited source of liquidity will no longer be available to our stockholders. See “Share Redemption Plan.” A prior program advised by an affiliate of our advisor, Desert Capital, suffered operating losses and reduced cash flow which caused it to suspend its repurchases and redemptions under its share repurchase and redemption upon death plans in February 2008. As of December 31, 2010, Desert Capital had outstanding requests to repurchase or redeem approximately $57.6 million of its common stock.

Certain amounts of the proceeds of this offering will be paid to our affiliates.

The dealer-manager, who is our affiliate, will be paid sales commissions equal to 7.0% of the proceeds of this offering, plus dealer-manager fees of 3.0% of such proceeds. The amount of these fees was not determined on an arm’s-length basis. The dealer-manager will not receive any fees related to the sale of common stock pursuant to our DRIP. See “Estimated Use of Proceeds.”

We established the offering price on an arbitrary basis, so the price bears no relationship to any established valuation criteria.

Our board of directors determined the offering price of the shares of common stock and such price bears no relationship to any established criteria for valuing issued or outstanding shares. Our offering price may not be indicative of the price at which our shares would trade if they were listed on an exchange or actively traded by brokers, nor of the proceeds that a stockholder would receive if we were liquidated or dissolved. See “The Offering.”

The risk that we will not be able to accomplish our business objectives will increase if only the minimum number of shares are sold in this offering.

Our common stock is being offered on a “best efforts” basis and no underwriter, broker-dealer or other person has agreed to purchase any shares of our common stock offered hereby. This is the third public offering managed by our dealer-manager, or its predecessor, and it may not be able to solicit sufficient investors to sell the maximum number of shares we are offering. We are subject to the risk that all of the shares of our common stock offered hereby may not be sold. If we are only able to sell the minimum offering amount, we expect that we will only be able to make a minimal number of investments, the actual number of which cannot be determined because the amount of each investment that we make will depend on a number of factors, including with respect to a loan, the size of the loan, the quality of the collateral and the number of other lenders. As a result, we would have less diversification in terms of the number and types of investments we own and the geographic regions in which our investments are located. If our investments are not diversified, our operations and ability to pay distributions would be dependent on the success of a small number of investments. Therefore, if we are only able to sell a small number of shares in this offering, we may lack a diversified portfolio of investments, and our fixed operating expenses such as general and administrative expenses (as a percentage of gross income) would be higher and we would not achieve the benefits associated with a large, diversified mortgage portfolio.

Investors who invest in us at the beginning of our offering may realize a lower rate of return than later investors.

Because we have not identified any probable investments, there can be no assurances as to when we will begin to generate sufficient cash flow and make distributions. As a result, investors who invest in us before we sell the minimum number of shares of common stock or before we commence investing activities or generate significant cash flow may realize a lower rate of return than later investors. We expect to have little, if any, cash flow from operations available for distribution until we make investments.

Your interest may be diluted if we issue additional shares.

Investors in this offering do not have preemptive rights to any shares issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we:

•	sell shares in this offering or sell additional common shares in the future, whether publicly or privately;

•	sell securities that are convertible into common shares;

•	issue restricted shares to our officers or directors; or

•	issue common stock upon the exercise of options.

Your interest may be diluted by the issuance of stock pursuant to our 2011 Stock Incentive Plan.

We have reserved 1,000,000 shares of our common stock for issuance to directors and consultants pursuant to the 2011 Stock Incentive Plan. Of this amount, 16,000 shares of restricted stock will be issued to our independent directors as compensation upon the consummation of this offering. Because investors in this offering do not have preemptive rights with respect to any shares we issue in the future, the issuance of shares under the 2011 Stock Incentive Plan will have a dilutive effect on equity investments made in this offering.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon our liquidation, holders of our debt securities and shares of preferred stock, lenders with respect to other borrowings and all of our creditors will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the value of our common stock and diluting their stock holdings in us.

Certain provisions of Maryland law and our articles of incorporation and bylaws could hinder, delay or prevent a change in control of CMR.

Certain provisions of Maryland law, our articles of incorporation and our bylaws have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of CMR. These provisions include the following:

•	Number of Directors, Board Vacancies, Term of Office. Under our bylaws, we have elected to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the articles of incorporation or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.

•	Limitation on Stockholder-Requested Special Meetings. Our articles of incorporation and bylaws provide that our stockholders have the right to call a special meeting only upon the written request of stockholders entitled to cast not less than 10% of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws require no less than 120 nor more than 150 days advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Preferred Stock. Under our articles of incorporation, our board of directors has authority to issue up to 15 million shares of preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders. We will not offer preferred stock to a promoter except on the same terms and conditions as that stock is offered to all other existing stockholders or to new stockholders.

•	Ownership Limit. In order to preserve our status as a REIT under the Internal Revenue Code, our articles of incorporation generally prohibit any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of our outstanding common or preferred stock unless our board of directors waives or modifies this ownership limit.

See “Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws.”

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

For the purpose of preserving our REIT qualification, our articles of incorporation prohibit direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. The constructive ownership rules in our articles of incorporation are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to the ownership limit in our articles of incorporation. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of our board of directors will be void, and will result in the shares being transferred by operation of law to a charitable trust. These provisions might inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our articles of incorporation. See “U.S. Federal Income Tax Considerations.”

Distribution payments are subordinate to payments on debt.

Distributions to our stockholders are subordinate to the payment of our debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders may be suspended pending the payment of such debts and obligations. See “Distribution Policy.” If we are required to suspend distributions to our stockholders, we would be unable to distribute annually at least 90% of our REIT taxable income to our stockholders and may fail to qualify for taxation as a REIT. If we fail to qualify as a REIT for any taxable year after electing REIT status, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. In addition, we will be subject to federal income tax on our taxable income at corporate rates. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as REIT, see “U.S. Federal Income Tax Considerations.”

There may be significant fluctuations in our quarterly results, which makes it difficult to anticipate our performance from quarter to quarter.

We expect our quarterly operating results to fluctuate based on a number of factors, including, among others:

•	interest rate changes;

•	the volume and timing of our acquisitions or investments;

•	the recognitions of gains or losses on sales;

•	the level of competition in our market; and

•	general economic conditions, especially those which affect the commercial mortgage market and real estate development.

As a result of these factors, results for any quarter should not be relied upon as being indicative of performance in future quarters.

Risks Related to Our Business and Operations

A prolonged economic slowdown, lengthy or severe recession or significant increase in interest rates could harm our business.

The risks associated with our business are more acute during periods of economic slowdown or recession because these periods are typically accompanied by illiquid credit markets and declining real estate values. As a lender willing to invest in riskier loans, rates of delinquencies, foreclosures and losses on our loans could be higher than those generally experienced by traditional commercial lenders during periods of economic slowdown or recession. We believe that problems in the sub-prime residential mortgage market have adversely affected the general economy and the availability of funds. Furthermore, problems experienced in U.S. credit markets since the summer of 2007 have reduced the availability of credit for many prospective borrowers. These problems may make it more difficult for our borrowers to obtain the anticipated re-financing necessary to pay our loans, which are typically balloon loans for which the entire principal amount is payable at maturity. Thus, an extended period of illiquidity in the credit markets could result in a material number of our loans not being paid back on time. Any sustained period of increased delinquencies, defaults or foreclosures will likely have an adverse effect upon our ability to make mortgage loans, which could significantly harm our business, financial condition, liquidity and results of operations.

Continued volatile market conditions could harm our ability to acquire mortgage loans and financing to implement our investment strategy, which could have a material adverse effect on our business, results of operations and our ability to make distributions to you.

Further disruptions in the capital and credit markets could adversely affect our ability to acquire mortgage loans and financing, which could negatively impact our ability to implement our investment strategy. Our access to such financing could be limited to the extent that banks and other financial institutions continue to experience shortages of capital and liquidity.

If these disruptions in the capital and credit markets continue for a lengthy period, our access to liquidity could be significantly impacted. Prolonged disruptions could result in us taking measures to conserve cash until the markets stabilize or until funding for our business needs could be arranged. Such measures could include deferring investments, reducing or eliminating the number of shares redeemed under our share redemption program and reducing or eliminating distributions we make to you.

We believe the risks associated with our business are more severe during periods of economic slowdown or recession if these periods are accompanied by declining values in real estate. For example, a prolonged recession could negatively impact our investments as a result of defaults under our mortgage loans, lower demand for new homes, generally lower demand for rentable space, as well as potential oversupply of new homes and/or rentable space which could lead to increased concessions, tenant improvement expenditures or reduced prices and/or rental rates to maintain occupancies.

Declining real estate values would also likely reduce the level of new loan originations, since borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties. Borrowers may also be less able to pay principal and interest on our loans if the real estate economy further weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our mortgage loans in the event of default because the value of our collateral may be insufficient to cover our basis in the investment.

Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from investments in our portfolio as well as our ability to originate and/or sell loans. In addition, to the extent that the current volatile market conditions continue or worsen, they may negatively impact our ability to both acquire and potentially sell any mortgage loans we acquire at a price and with terms acceptable to us.

CM Capital Services, the loan originator for Desert Capital, a prior program advised by an affiliate of our advisor, has forfeited its mortgage broker license.

In January 2011, CM Capital Services, a subsidiary of CM Group and the loan originator and servicer for Desert Capital, entered in to a Stipulated Settlement Agreement with the State of Nevada Department of Business and Industry Division of Mortgage Lending (the “Settlement Agreement”) pursuant to which CM Capital Services paid an administrative penalty, plus the costs of investigation and attorneys’ fees to the State of Nevada in the approximate amount of $215,000. Thereafter, CM Capital Services was not able to comply with the solvency requirements of the Settlement Agreement and following its receipt of notice from the Department of its intent to revoke the mortgage license because of CM Capital Services’ failure to comply with the solvency requirements, forfeited its mortgage license in the State of Nevada in March 2011, which caused it to cease its loan origination business. Further, in October 2010, as a result of its financial condition, CM Capital Services defaulted on the payment of its note payable to Desert Capital TRS, Inc. with an outstanding principal balance of $14.7 million, which has had a material adverse effect on Desert Capital. Our Chief Executive Officer is the Chief Executive Officer of CM Capital Services. In addition, two of our directors and executive officers are part owners and officers of CM Group, which owns CM Capital Services, and 2020 Capital, which owns Ignite Funding, which is currently our only loan origination source. In the event Ignite Funding is adversely impacted as a result of its common ownership with CM Capital Services or otherwise loses its mortgage license, it could have a material adverse effect on our ability to execute our investment strategy and our operations.

Ignite Funding, our loan originator, servicer and asset manager has limited experience originating and servicing certain types of loans in which we intend to invest.

We expect that initially Ignite Funding will identify the majority of the mortgage loans that we fund pursuant to our loan origination agreement. We expect that the majority of our investment portfolio (up to approximately 80% of our portfolio) will consist of acquisition, development, construction and commercial mortgage loans. Ignite Funding will also service our loans pursuant to our loan servicing agreement and, if a loan becomes non-performing and we take ownership of the property securing the loan, Ignite Funding will be the asset manager with respect to such property. Ignite Funding has been identifying and originating home loans since 1995, but has little institutional experience in identifying, originating or servicing acquisition, development, construction and commercial mortgage loans or in serving as asset manager. The limited experience of our loan originator, servicer and asset manager with respect to the types of mortgage loans that we will focus on may adversely affect our results of operations.

Recent disruptions in the financial markets and deteriorating economic conditions could adversely affect the values of our investments and our ongoing results of operations.

Turmoil in the capital markets has constrained equity and debt capital available for investment in commercial real estate, resulting in fewer buyers seeking to acquire commercial properties and consequent reductions in property values. Furthermore, the current state of the economy and the implications of future potential weakening of the economy in general and in the Las Vegas, Nevada area in particular, may negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our portfolio. The current downturn may impact our borrowers’ business operations directly, reducing their ability to repay the loans to us.

Liquidity in the global credit market has been significantly contracted by market disruptions, making it costly to obtain new lines of credit or refinance existing debt, assuming debt financing is available at all.

The occurrence of these events could have the following negative effects on us:

•	the values of our investments could decrease below the amounts we paid for the investments;

•	revenues from our loans could decrease due to borrower defaults and further declining property values; and

•	we may not be able to obtain debt financing to finance our investments or refinance existing indebtedness on attractive terms or at all.

These factors could impair our ability to make distributions to our stockholders and decrease the value of your investment in us.

A prolonged recessionary economic environment in the Las Vegas, Nevada area could result in continued market illiquidity and further declining real estate values, which could have a material adverse effect on our business and results of operations and our ability to make distributions to you.

We expect that up to 20% of our investments will be concentrated in the Las Vegas, Nevada area, which has suffered severely from the recessionary economic environment and has experienced some of the highest delinquency and foreclosure rates in the United States resulting in market illiquidity and sharply declining real estate values. The Las Vegas economy is heavily dependent on the hotel, gaming and convention industry, which employs over one-quarter of Southern Nevada’s work force. In an economic downturn, consumer spending on discretionary items such as luxury goods, travel, gaming and other leisure activities such as recreation and spa activities generally decline as a result of lower consumer confidence levels which may result in disproportionately large reductions in expenditures on such items and activities. The reduced demand for discretionary items has had a disproportionate impact on the Las Vegas economy. A worsening of economic conditions in Las Vegas could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of borrowers to pay financed amounts and impairing the value of our collateral.

We have not yet identified any specific assets to purchase with the net proceeds of this offering and may be unable to invest a significant portion of such net proceeds on acceptable terms or at all, which could harm our financial condition and operating results.

As of the date of this prospectus, we are a blind pool REIT and have not identified any specific assets which we intend to acquire with the proceeds from this offering. As a result, you will not be able to evaluate the economic merits of any investments we make with the net proceeds of this offering prior to the purchase of your shares. You must rely on our and our advisor’s ability to evaluate our investment opportunities.

Until we identify and acquire real estate-related assets consistent with our investment guidelines, we intend temporarily to invest the balance of the net proceeds of this offering in readily marketable interest-bearing assets consistent with our intention to qualify as a REIT. We cannot assure you that we will be able to identify mortgage loans that meet our investment guidelines or that any investment that we make will produce a positive return on our investment. We may be unable to invest the net proceeds of this offering on acceptable terms or at all.

Defaults on the mortgage loans we expect to fund or acquire may reduce the value of our investment portfolio and may harm our results of operations.

The deterioration of the market for home mortgage loans and credit markets generally has had a detrimental effect on the ability of developers we expect to be our borrowers to sell properties that will be securing some of our loans. As a lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutions, the default rate on mortgage loans made by us could be higher than that of the real estate industry generally.

We intend to invest in uninsured and non-investment grade mortgage loans as part of our investment strategy. In order to grow our business, we may also invest in loans to borrowers who have a higher risk of not being able to repay their obligations on a timely basis. While holding these loans, we are subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. For example, we do not require borrowers to obtain terrorism insurance. In the event of any default under mortgage loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent we are unable to sell or refinance the underlying property providing for mortgage collateral for an amount equal to the amount of the unpaid obligation. In addition, our attempts to foreclose on the underlying property may be subject to the legal impediments, including borrower bankruptcies, which could substantially delay our ability to sell the property. If a borrower does not repay its mortgage loan, we will incur legal and other costs related to any foreclosure or attempted enforcement of a guaranty, which costs may adversely impact our results of operations. Delays in the sale of property could affect the price we ultimately receive and during that period we may not be receiving any revenue from the property or the related mortgage loan. The longer we are required to hold the property, the greater the impact on our revenues. To the extent we suffer substantial losses with respect to our investments in mortgage loans, the value of our company and our common stock may decline. See “Business — Investment Strategy.”

If we become the owner of real estate as a result of a workout or foreclosure of a loan, we may incur additional obligations, which may reduce the amount of funds available for distribution to our stockholders.

Acquiring a property at a foreclosure sale may involve significant costs. If we foreclose on the collateral, we expect to obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property. We may incur substantial legal fees and court costs in acquiring a property through contested foreclosure or bankruptcy proceedings. In addition, significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made on any property we own regardless of whether the property is producing any income.

Because the assets underlying the loans that we expect to acquire might experience periods of illiquidity, we might be prevented from liquidating our collateral at opportune times and prices, and our capital available to acquire new investments will be reduced.

If we are required to foreclose on the real estate securing our mortgage loans because of a default by the borrower in the payment of its indebtedness, we bear the risk of being unable to dispose of our collateral at advantageous times and prices or in a timely manner because real estate assets generally experience periods of illiquidity. The lack of liquidity might result from general economic conditions impacting the real estate and credit markets, low occupancy rates, high operating expenses, the early stage of development, the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. If we are unable to sell our collateral at opportune times, our capital available to acquire new investments will be reduced and our ability to generate interest revenue will be limited. See “Business — Our Investment Types.”

We expect to invest in non-investment grade loans, which have a higher risk of payment default, thereby increasing the risk to our revenues.

Many of the loans in which we expect to invest are non-investment grade loans made to borrowers with limited credit histories and are riskier than investment-grade loans because there is an increased possibility that the borrower will not be able to repay the principal at maturity. We expect that non-investment grade loans will comprise a majority of our investment portfolio. If the borrowers are unable to repay the loan at maturity, our revenues will decrease. See “Business — Investment Strategy.” If current economic trends impacting the real estate market continue, many of our borrowers may have difficulty repaying the principal of their loan at maturity.

A majority of our mortgage loan investments will be balloon mortgage loans, which have a higher risk of payment default than amortizing loans, thereby increasing the risk to our revenues.

Balloon payment loans, which typically provide for the repayment of all or substantially all of the principal at the maturity of the loan, are riskier than amortizing loans because the borrower’s repayment frequently depends on its ability to refinance the loan or sell the property at the maturity of the loan. We expect balloon mortgage loans to comprise a majority of our mortgage loan investment portfolio. Due to market conditions as of the date of this prospectus, borrowers typically are having more difficulty refinancing their loan or selling the property. If the borrowers are unable to refinance the loan or sell the property when the balloon payment is due, our revenues will decrease, and we may choose to initiate foreclosure proceedings, which are costly and involve risks. Balloon payment loans do not generate principal repayment to us through monthly repayment. See “Business — Balloon Payments.”

Because a substantial majority of our loans are expected to be interest-carry and non-amortizing, we may not realize that a loan is non-performing until the maturity date, and therefore may not make proper provision for loan losses or timely prepare a strategy for the non-performing loan, which may adversely affect our results of operations.

Up to 80% of the loans we make are expected to be interest-carry, which means that the loan balance includes an interest reserve amount. They are also expected to be non-amortizing, which means that no payment of principal is due until the maturity date. Because we have loaned the money to make the interest payments, and no principal payments are due during the term of the loan, we may not be able to determine that the borrower will be incapable of making the final payment until it is due at maturity. If we are slow to identify a non-performing loan, we will not be able to act as quickly to protect the collateral and otherwise minimize any loss due to the non-performing loan. Our delayed action may result in a material adverse effect on our results of operations if we incur a loss on the loan. We also may ultimately have more non-performing loans than we appear to at any given time because of our delay in identifying them.

Decreases in the value of the property underlying our mortgage loans might decrease the value of our assets.

The mortgage loans in which we plan to invest are secured by underlying real property interests. To the extent that the value of the property underlying our mortgage loans decreases, our security might be impaired, which might decrease the value of our assets. Since the fourth quarter of 2007, property values have been negatively impacted by the housing slowdown.

Commercial loans generally involve a greater risk of loss than residential loans. If a borrower defaults on its payment obligations to us, our results of operations will be harmed.

Commercial loans are considered to involve a higher degree of risk than residential loans because of a variety of factors, including generally larger loan balances, dependency for repayment on successful operation of the mortgaged property and tenant businesses operating on the property, and loan terms that include amortization schedules longer than the stated maturity which provide for balloon payments at stated maturity rather than periodic principal payments. The larger the number of risky loans we make, the greater the risk that borrowers will default and our results of operations will be harmed.

We expect that a significant portion of the mortgage loans invested in by us will be either acquisition or development mortgage loans, which are highly speculative.

We expect that a significant portion of our assets will be mortgage loans for the acquisition or development of real estate, which will initially be secured by unimproved land. These types of loans are highly speculative, because:

•	until disposition, the property does not generate separate income for the borrower to make loan payments;

•	the completion of planned development may require additional development financing by the borrower, which may not be available;

•	depending on the velocity or amount of lot sales to homebuilders, demand for lots may decrease causing the price of the lots to decrease;

•	depending on the velocity or amount of lot sales to developers or homebuilders, demand for land may decrease causing the price of the land to decrease;

•	there is no assurance that we will be able to sell unimproved land promptly if we are forced to foreclose upon it; and

•	lot sale contracts are generally not “specific performance” contracts, and the borrower may have no recourse if a homebuilder elects not to purchase lots.

If in fact the land is not developed, the borrower may not be able to refinance the loan and, therefore, may not be able to make the balloon payment when due. If a borrower defaults and we foreclose on the collateral, we may not be able to sell the collateral for the amount owed to us by the borrower. In calculating our loan-to-value ratios for the purpose of determining maximum borrowing capacity, we use the estimated value of the property at the time of completion of the project, which increases the risk that, if we foreclose on the collateral before it is fully developed, we may not be able to sell the collateral for the amount owed to us by the borrower. See “Business — General.”

We expect to invest in construction loans, which are subject to the risk of failure of completion or failure of the subsequent sale of the completed project.

We expect that some of our assets will be mortgage loans for the construction of homes or commercial buildings on the real property securing the loans. These types of loans are subject to the risk that the home or building is not completed, or that the completed home or building is not sold or leased, prior to the maturity of our loan. In either case, if the borrower ultimately defaults on the loan, we may be required to find another contractor to complete the project and/or sell the finished project. If we are unable to complete the project or sell the completed project, we could lose a substantial portion of the principal of the applicable loan and our revenues will decline. See “Business — General.”

We have limited recourse with respect to non-agency residential mortgage loans that we make to foreign nationals.

Some of the non-agency residential mortgage loans we make may be to foreign nationals whose primary residence is outside the United States. If these individuals default on their mortgage loans, we may have limited recourse against them, as they may be difficult to locate and we may be unable to serve legal process on them.

A fire or other accident could occur in a single condo or hotel room that causes the entire building to be uninhabitable.

We experience greater risks in the condo/hotel mortgage loans that we provide because there is a higher likelihood of an accident occurring in a building containing numerous individuals. A fire or other accident in a single unit could in turn cause the entire building to be uninhabitable. Even if there is insurance on the building, it may not be enough to cover all of the losses as a result of a fire or other accident.

Some of our non-agency residential mortgage loans may be made to individuals for a second home, thereby increasing the risk that our mortgage loan will not be paid.

We expect to make non-agency residential mortgage loans to some borrowers for their second home. Those borrowers may experience economic hardship that causes them to be unable to make the mortgage payment on both of their homes. As a result, they may stop making payments on the non-agency residential mortgage loan that we have extended to them and instead only make payments on their primary home. Their mortgage loan with us may therefore become non-performing, and our results of operations would be adversely affected.

Borrowers may use their property for rental purposes, making enforcement of the mortgage loan more difficult.

We allow borrowers to use their property for rental purposes. If that were to occur, we would have to rely on an unknown party to make their rental payments each month. If they do not make their payments, then our borrower in turn may stop making payments on the non-agency residential mortgage loan. Alternatively, the renter may timely pay the borrower, and the borrower may simply decide to use the rental income for purposes other than paying the mortgage loan he has with us. We may have difficulty enforcing our rights in this situation.

We may be subject to losses due to fraudulent and negligent acts on the part of mortgage loan applicants, mortgage brokers, other vendors and our employees.

When our advisor makes decisions regarding mortgage loans in which we will invest, the advisor will rely on information supplied by third parties, including the information contained in the loan application made by the applicant, property appraisal, title information and employment and income documentation. If a third party misrepresents any of this information and we do not discover the misrepresentation prior to funding the mortgage loan, the value of the mortgage loan may be significantly lower than anticipated. As a practical matter, we generally bear the risk of loss associated with the misrepresentation whether it is made by the loan applicant, the mortgage broker, another third party or one of our employees. A mortgage loan that is subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation. Although we may have rights against the person, or entities that made, or knew about, the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect from them any monetary losses that we have suffered.

Properties securing our non-agency residential mortgage loans may have construction problems, which causes the borrower to move out and default on his or her mortgage loan.

A property securing one of our non-agency residential mortgage loans may experience some type of construction problem that causes the borrower to leave the residence. If this occurs, the borrower may stop making payments on his mortgage loan, and the property could go into foreclosure, decreasing our cash flow and result of operations.

Our charter documents do not require a particular allocation of assets in our portfolio. Therefore, our investments may not be diversified among the various categories we are targeting. Any lack of diversity in our investments could increase the impact of defaults on our results of operations.

We expect that after we have invested the proceeds of this offering, mortgage loans will constitute the majority of our portfolio, broken down among acquisition loans, development loans, construction loans, and commercial property loans. We also expect that non-agency residential mortgage loans will constitute a part of our portfolio. Our charter documents do not require a particular allocation of assets in our portfolio. However, our advisor has discretion to allocate our assets among these and our other real estate-related investment categories in whatever percentages it determines is in our best interest. Our advisor may not achieve our targeted allocation, and our assets may be concentrated in one of these types of loans or other investment types. If our assets are not diversified among the categories of investments in which we intend to invest, we may be subject to increased risk if the category in which our assets are concentrated experiences disproportionate economic losses. See “Business — General.”

We rely on information provided to us by third parties which we cannot always verify in making our investment decisions. If any of these third parties makes an error or misrepresents information to us, we may make investments in assets that do not meet our standard investment criteria.

Our decisions about which mortgage loans to fund depend on several factors, such as a third party appraisal of the property involved and our analysis of the financial position of the borrower. If the appraiser makes an error in the appraisal, or the borrower or its accountant makes an error or a misrepresentation in the information provided to us, we will make our decision based on faulty information, which may lead us to invest in an asset which is not within our standard investment criteria. If such a mistake or misrepresentation leads us to make a loan to a higher-risk borrower than our typical borrowers, we may suffer an increased risk of default on the loan, and if in fact the loan is not repaid, our revenues will decline.

As a part of our loan underwriting criteria we may use an “as-if-developed” value of a property.

Many of our appraisals are prepared on an as-if developed basis, which approximates the post-construction value of the collateralized property assuming such property is developed. As-if-developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and successful development by the purchaser upon which development is dependent on availability of financing. Such appraisals also do not account for significant delays or uncertainties regarding the completion of construction, which may be caused by cost overruns, permitting requirements, environmental issues and other material information. If the loan goes into default prior to completion of the project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute.

New and proposed legislation and court rulings with respect to foreclosures and other lending practices could restrict our ability to produce mortgages loans, which could harm our revenues and profitability.

In response to the current high level of mortgage foreclosures existing in the United States, several states and cities are considering or have enacted laws, regulations or ordinances aimed at further regulating and in some cases restricting the ability of mortgage lenders and servicers to foreclose upon the real estate collateral securing the mortgage loan. The U.S. government is also considering legislative and regulatory proposals in this regard. Such new requirements may delay, restrict or increase the expense of foreclosing delinquent mortgage loans that we service. Continued enactment of such requirements could increase our compliance costs, reduce our fee income and inhibit our ability to realize upon collateral securing loans we own, all of which could harm our revenues, profitability and financial condition.

The mortgage origination business of many financial services firms is subject to special litigation and regulatory risks.

The laws and regulations of the various jurisdictions in which companies in the financial services industry conduct their mortgage lending business are complex, frequently changing and, in some cases, in direct conflict with each other. In particular, this business is subject to various laws, regulations and guidance that restrict non-prime loan origination or purchase activities. Some of these laws and regulations provide for assignee liability for warehouse lenders, whole loan buyers and securitization trusts. In addition, the downturn in the U.S. residential real estate market has resulted in increased regulatory scrutiny, and may result in increased complaints and claims, relating to non-prime mortgage origination practices, and further difficulties in the mortgage markets could result in increased exposure to liability, including possible civil and criminal liability, demands for indemnification or loan repurchases from purchasers of such loans (including securitization trusts), class action lawsuits or administrative enforcement actions. Furthermore, loans originated by a broker or other residential mortgage loan originator that is not properly licensed may be void or voidable.

If the estimates or assumptions we use to value our assets or determine our allowance for loan losses prove to be incorrect, we may be required to write down assets or increase our allowance for loan losses.

In connection with the preparation of our financial statements, we are required to use estimates and make various assumptions in determining the fair values of mortgage loans that we carry on our balance sheet, and in determining our allowance for loan losses. These estimates and assumptions are based on a number of factors and considerations, which may include, depending on the particular asset being valued, our experience and expectations concerning discount rates, interest rates, credit spreads, market pricing for sales of similar assets, prepayment rates, servicing fees, rates of delinquencies and defaults on loans and loss recovery rates. A material difference between our estimates and assumptions and our actual experience may require us to write down the value of assets or increase our allowance for loan losses, which could adversely affect our results of operations or financial condition.

Our opportunistic commercial property-acquisition strategy involves a higher risk of loss than more conservative investment strategies.

Our strategy for acquiring properties may involve the acquisition of properties in markets that are depressed or overbuilt, and/or have high growth potential in real estate lease rates and sale prices. As a result of our investment in these types of markets, we will face increased risks relating to changes in local market conditions and increased competition for similar properties in the same market, as well as increased risks that these markets will not recover and the value of our properties in these markets will not increase, or will decrease, over time. For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties, and as a result, our ability to make distributions to our stockholders could be affected. Our investment objective of acquiring distressed and undervalued properties involves more risk than comparable real estate programs that employ more conservative investment strategies.

We will be subject to risks incident to the ownership of real estate over which we will have no control.

An investment in our stock will be subject to certain risks and will depend on many factors generally incident to the ownership of real property over which we will have no control including: the continuing advantages of certain provisions of U.S. federal income tax laws, adverse general economic conditions, possible effects of inflation or deflation, environmental or zoning laws, inability to attract and retain tenants, adverse changes in local factors, such as an excessive supply of space in the area of the real property in which we acquire an interest, a change in the social and economic characteristics of the area, operating expenses which are subject to various contingencies, energy shortages and costs attributable thereto, governmental regulations, various uninsured risks, natural disasters, strikes and other events beyond our control and other factors affecting real estate values and the management capabilities of the on-site property managers.

Some of our investments may be dependent on tenants for revenue, and lease terminations could reduce our ability to make distributions to stockholders.

The success of some of our real property investments may be materially dependent on the financial stability of our tenants. A default by a significant tenant on its lease payments to us would cause us to lose the revenue associated with such lease and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If significant leases are terminated, we cannot assure you that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. Additionally, some of the loans that we make generally will relate to real estate. As a result, the borrower’s ability to repay the loan may be dependent on the financial stability of the tenants leasing the related real estate.

We may be unable to secure funds for future tenant improvements, which could adversely impact our financial condition.

When tenants do not renew their leases or otherwise vacate their space, in order to attract replacement tenants, we may be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. If we have insufficient capital reserves, we will have to obtain financing from other sources. We intend to establish capital reserves on a property-by-property basis, as we deem necessary. In addition to any reserves we establish, a lender may require escrow of capital reserves in excess of our established reserves. If these reserves or any reserves otherwise established are designated for other uses or are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Moreover, certain reserves required by lenders may be designated for specific uses and may not be available for capital purposes such as future tenant improvements. Additional borrowing for capital purposes will increase our interest expense, and therefore our financial condition may be adversely affected.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect our financial condition.

We will attempt to ensure that all of our properties are adequately insured to cover casualty losses. The nature of the activities at certain properties we may acquire may expose us and our operators to potential liability for personal injuries and, in certain instances, property damage claims. In addition, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims. Mortgage lenders generally insist that specific coverage against terrorism be purchased by commercial property owners as a condition for providing mortgage, bridge or mezzanine loans. It is uncertain whether such insurance policies will be available, or available at a reasonable cost, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for such losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss. In addition, other than the capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings.

If we set aside insufficient capital reserves, we may be required to defer necessary capital improvements.

If we do not have enough reserves for capital to supply needed funds for capital improvements throughout the life of the investment in a property and there is insufficient cash available from our operations, we may be required to defer necessary improvements to the property, which may cause the property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential residents being attracted to the property. If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted.

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our income and results of operations.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent such property or to use the property as collateral for future borrowing.

Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with, and that may subject us to liability in the form of fines or damages for noncompliance.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations (including those of foreign jurisdictions), a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets and results of operations.

Our costs associated with complying with the Americans with Disabilities Act may adversely affect our results of operations.

Any commercial properties we may acquire are generally expected to be subject to the Americans with Disabilities Act of 1990, as amended (Disabilities Act). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or similar laws of foreign jurisdictions or place the burden on the seller or other third-party, such as a tenant, to ensure compliance with such laws. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for compliance with these laws may adversely affect our results of operations.

The mortgage-backed securities in which we may invest are subject to the risks of the mortgage securities market as a whole and risks of the securitization process.

The value of mortgage-backed securities may change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. Mortgage-backed securities are also subject to several risks created through the securitization process. Subordinate mortgage-backed securities are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes delinquent loans, there is a risk that the interest payment on subordinate mortgage-backed securities will not be fully paid. Subordinate mortgage-backed securities are also subject to greater credit risk than those mortgage-backed securities that are more highly rated.

Our investments in debt securities and preferred and common equity securities will be subject to the specific risks relating to the particular issuer of the securities and may involve greater risk of loss than secured debt financings.

Our investments in debt securities and preferred and common equity securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers that are REITs and other real estate companies are subject to the inherent risks associated with real estate and real estate-related investments discussed in this prospectus. Issuers that are debt finance companies are subject to the inherent risks associated with structured financing investments also discussed in this prospectus. Furthermore, debt securities and preferred and common equity securities may involve greater risk of loss than secured debt financings due to a variety of factors, including that such investments are generally unsecured and may also be subordinated to other obligations of the issuer. As a result, investments in debt securities and preferred and common equity securities are subject to risks of (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding debt securities and preferred and common equity securities and the ability of the issuers thereof to make principal, interest and/or distribution payments to us.

Our dependence on the management of other entities in which we invest may adversely affect our business.

We will not control the management, investment decisions or operations of the companies in which we may invest. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We will have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

Certain of the securities that we may purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. Some of the mortgage-backed securities that we may purchase may be traded in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

A substantial portion of our assets will be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to stockholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security below its amortized value is other-than-temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of our investments may decline for a number of reasons, such as changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.

Some of our portfolio investments will be carried at estimated fair value as determined by us and, as a result, there may be uncertainty as to the value of these investments.

Some of our portfolio investments will be in the form of securities that are recorded at fair value but that have limited liquidity or are not publicly traded. The fair value of securities and other investments that have limited liquidity or are not publicly traded may not be readily determinable. We estimate the fair value of these investments on a quarterly basis. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on numerous estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

Delays in restructuring or liquidating non-performing debt-related securities could reduce the return on your investment.

Debt-related securities may become non-performing after acquisition for a wide variety of reasons. Such non-performing debt-related investments may require a substantial amount of workout negotiations and/or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial write-down of such loan or asset. However, even if a restructuring is successfully accomplished, upon maturity of such debt-related security, the borrower under the security may not be able to negotiate replacement “takeout” financing to repay the principal amount of the securities owed to us. We may find it necessary or desirable to foreclose on some of the collateral securing one or more of our investments. Intercreditor provisions may substantially interfere with our ability to do so. Even if foreclosure is an option, the foreclosure process can be lengthy and expensive as discussed above.

We may be required to repurchase loans that we have sold or to indemnify holders of CDOs we issue.

If any of the loans we originate or acquire and sell or securitize do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase those loans (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs) or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to be carried on our books, and our ability to borrow against such assets may be limited. Any significant repurchases or indemnification payments could materially and adversely affect our financial condition and operating results.

We may not be able to acquire eligible investments for a CDO issuance or may not be able to issue CDO securities on attractive terms, either of which may require us to seek more costly financing for our investments or to liquidate assets.

We may use short-term financing arrangements to finance the acquisition of instruments until a sufficient quantity is accumulated, at which time we may refinance these lines through a securitization, such as a CDO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term financing is available, a sufficient amount of eligible assets to maximize the efficiency of a CDO issuance. In addition, conditions in the capital markets may make the issuance of CDOs less attractive to us when we have accumulated a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may be required to seek other forms of potentially less attractive financing or otherwise to liquidate the assets. In addition, while we generally will retain the equity component, or below investment grade component, of such CDOs and, therefore, still have exposure to any investments included in such securitizations, our inability to enter into securitization transactions will increase our overall exposure to risks associated with ownership of such investments, including the risk of default under warehouse facilities, bank credit facilities and repurchase agreements discussed above.

Interest rate fluctuations may adversely affect the value of our assets.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks including the risk of a mismatch between our asset yields and the interest rates on our borrowings, which could reduce the value of our assets and our ability to incur additional indebtedness. In addition, volatile interest rate rates may adversely affect our borrowers’ ability to refinance and therefore repay the loans we made to them. Increases in the general level of interest rates can cause the fair market value of our fixed-rate investments to decline. We expect that some of our investments will be fixed-rate investments and will generally be more negatively affected by such increases than adjustable-rate investments. If unrealized losses in fair value occur, we will have to either reduce current earnings or reduce stockholders’ equity without immediately affecting current earnings. In either case, our net book value will decrease to the extent of any realized or unrealized losses in fair value. See “Our Operating Policies and Investment Policies — Asset/Liability Management Policy.”

We might experience reduced net interest income or a loss from holding fixed rate investments during periods of rising interest rates.

We may fund our investments with short-term borrowings pursuant to credit agreements with variable interest rates. During periods of rising interest rates, our costs associated with borrowings used to fund the investments are subject to increases while the income we earn from these assets remains substantially fixed. This would reduce and could eliminate the net interest spread between our investments and our borrowings used to make such investments, which would reduce our net interest income and could cause us to suffer a loss.

The geographic concentration of the properties underlying our investments may increase our risk of loss.

Our asset acquisition policy permits up to 20% of our average invested assets to be invested in any individual submarket. We intend that up to 20% of our investments may be in the Las Vegas, Nevada area. We also expect to invest in Arizona, California, Colorado and Nevada. As a result of our geographic concentration, we may experience more losses than if our investments were diversified. The Las Vegas economy is heavily dependent on the hotel, gaming and convention industry, which employs over one-quarter of Southern Nevada’s work force. In an economic downturn, consumer spending on discretionary items such as luxury goods, travel, gaming and other leisure activities such as recreation and spa activities generally decline as a result of lower consumer confidence levels which may result in disproportionately large reductions in expenditures on such items and activities. A worsening of economic conditions in Las Vegas could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral. See “Our Operating Policies and Investment Policies — Asset Acquisition Policy.”

We may not be able to expand our operations into new geographic regions, which may cause us to incur expenses that do not result in increased revenues, which would reduce our results of operations.

Our officers have business experience in the Las Vegas, Nevada area. Their relationships with potential borrowers are strongest in Las Vegas. If we expand to other areas, there is no assurance that our officers will be able to develop the business contacts necessary for the business to be successful in such location. If we make capital expenditures to implement an expansion plan, and are not successful and do not generate revenue in the new geographical area, our results of operations may be reduced.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our common stock.

Our board of directors has the authority to modify or waive certain of our current operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. However, the effects might be to cause harm to our business, results of operations, and the value of our common stock. See “Cautionary Note Regarding Forward-Looking Statements.”

We depend on our key personnel, especially our Chairman of the Board, Chief Executive Officer, President and Chief Investment Officer, Todd Parriott, and the loss of any of our key personnel could severely and detrimentally affect our operations.

We depend on the diligence, experience and skill of our officers and the people working on behalf of our advisor for the selection, acquisition, structuring and monitoring of our mortgage loan investments and associated borrowings. In particular, we are dependent on Mr. Parriott to perform the advisor’s duties and if he is unable to do so, our results of operations will be negatively impacted. Mr. Parriott is the Chief Executive Officer of our advisor and is our Chairman of the Board, Chief Executive Officer, President and Chief Investment Officer. Mr. Parriott founded us and our advisor, and his continued service is critical to our overall operations and strategic direction. If Mr. Parriott is unable to perform our advisor’s duties, we may not be able to identify the same quantity or quality of investments. In addition, the relationships that Mr. Parriott and other personnel of our advisor have developed with existing and prospective developers of residential and commercial real estate are critically important to our business. We have not entered into employment agreements with our officers; however, Mr. Parriott has entered into an employment agreement with our advisor. We do not currently employ personnel dedicated solely to our business, and our officers are free to engage in competitive activities in our industry. The loss of any key person could harm our business, financial condition, cash flow and results of operations. See “Conflicts of Interest — Competition for Management Time.”

We depend on Ignite Funding to service our mortgage loans, and termination of our loan servicing agreement with Ignite Funding or poor performance by Ignite Funding could adversely affect our results of operations and our ability to make distributions to our stockholders.

We depend on Ignite Funding to service our mortgage loans. We currently do not have a back-up or subservicer to replace Ignite Funding in the event our servicing agreement is terminated or not renewed by either party, or if Ignite Funding performs poorly thereunder. We can not predict how long it would take to replace Ignite Funding as servicer or the cost that we may incur. Many borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in our delinquency rate that results from any delay in locating a replacement servicer or from improper servicing could adversely affect the results of our operations. In addition, if we replaced Ignite Funding with a third party, as with any external service provider, we would be subject to the risks associated with inadequate or untimely services.

Our joint venture partners could take actions that decrease the value of an investment to us and lower your overall return.

We may enter into joint ventures with other affiliate-sponsored programs as well as third parties to acquire assets. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt in which case our investment might become subject to the rights of the co-venturer or partner’s creditors and we may be forced to liquidate our investment before we otherwise would choose to do so;

•	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals; which may cause us to disagree with our co-venturer or partner as to the best course of action with respect to the investment and which disagreement may not be resolved to our satisfaction; or

•	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives which may cause us not to realize the return anticipated from our investment.

Any of the above might subject an investment to liabilities in excess of those contemplated and thus reduce our returns on that investment.

Moreover, if we determine to foreclose on the collateral underlying a non-performing investment, we may be required to obtain the cooperation of our co-venturer or partner to do so. We anticipate that we will co-invest with our affiliates in certain loans, in which case we expect to enter into an inter-creditor agreement that will define our rights and priority with respect to the underlying collateral. Our inability to foreclose on a property acting alone may cause significant delay in the foreclosure process, in which time the value of the property may decline.

Competition might prevent us from acquiring mortgage loans at favorable spreads over our borrowing costs which would harm our results of operations.

Our net income depends on our ability to acquire assets at favorable spreads over our borrowing and other operational costs. In acquiring assets, we compete with other REITs, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage loans, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient assets at favorable spreads over our borrowing and other operational costs, which would harm our results of operations. See “Summary — Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General.”

Insurance will not cover all potential losses on the underlying real properties and the absence thereof may impair our security and harm the value of our assets.

We will require that each of the borrowers under the mortgage loans that we acquire obtain comprehensive insurance covering the underlying real property, including liability, fire and extended coverage. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. We will not require borrowers to obtain terrorism insurance. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the underlying real property, which might impair our security and decrease the value of our assets. See “Business — Our Investment types.”

The liquidation of our assets may be delayed, which may delay the distribution of liquidation proceeds to our stockholders.

Because most of our loans are expected to be short-term, with 12-24 month maturities, we will generally hold our mortgage loan investments to maturity, except for our investments in non-agency residential mortgage loans. However, during the first ten years after commencement of this offering, to the extent we sell any mortgage loans or property acquired in foreclosure, we intend to use any proceeds from those sales not required to be distributed to stockholders to fund or acquire additional mortgage loans and repay outstanding indebtedness. If our shares are listed on a national securities exchange or over-the-counter market, we may reinvest the proceeds from any sales in mortgage loans for an indefinite period of time.

Neither our advisor nor our board of directors may be able to control the timing of the sale of our assets due to market conditions, and we cannot assure you that we will be able to sell our assets so as to return our stockholders’ aggregate invested capital, to generate a profit for the stockholders or to fully satisfy our debt obligations. If we take a purchase money obligation in partial payment of the sales price, we will realize the proceeds of the sale over a period of years. Further, any intended liquidation of our company may be delayed beyond the time of the sale of all of our assets until all mortgage loans expire or are sold, because we may have mortgage loans that have terms that do not expire before all of our assets are sold. See “Distribution Policy” and “Our Operating Policies and Investment Policies — General.”

We expect to depend on borrowings to purchase some of our assets and reach our desired amount of leverage. Continued adverse conditions in the capital markets could cause us to fail to obtain sufficient funding on favorable terms or at all, which would limit our ability to acquire assets and harm our results of operations.

We expect to depend on short-term borrowings to fund acquisitions of assets and reach our desired amount of leverage, which is 50% of the aggregate cost of our assets. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. We currently do not have a credit facility in place. Due to current market conditions, we cannot assure you if, or when, we will be able to obtain debt financing. We must be able to renew or replace our maturing short-term borrowings on a continuous basis. We expect to depend on a few lenders to provide the primary credit facilities for our investments in mortgage loans. If we cannot establish a credit facility, or once established, if our lenders do not allow us to renew our borrowings or if we cannot replace maturing borrowings on favorable terms or at all, we might have to sell our assets under adverse market conditions, which would harm our results of operations and may result in permanent losses. See “Our Operating Policies and Investment Policies.”

Failure to procure adequate capital and funding on favorable terms, or at all, would adversely affect our results and may, in turn, negatively affect our ability to distribute dividends to our stockholders.

We do not have any financing arrangements in place as of the date of this prospectus. As a result of the continued weakness in the broader mortgage market and the turmoil in the financial markets, our ability to obtain financing arrangements on acceptable terms, or at all, could be adversely affected. One or more of our prospective lenders may be unwilling or unable to provide us with funding on favorable terms, or at all, which could adversely affect our ability to operate our business in the manner described in this prospectus, to achieve profitability or to pay dividends to stockholders.

In addition, to the extent we obtain financing, we will be required to renew or replace our maturing short-term borrowings on a continuous basis to achieve our investment and leverage objectives. Prospective lenders may be unwilling or unable to renew or replace our maturing borrowings on favorable terms, or at all. If we cannot renew or replace maturing borrowings, we may have to sell our mortgage loans under adverse market conditions and may incur permanent capital losses as a result.

We cannot assure you that the capital markets will provide a source of financing for our assets. If our strategy is not viable, we will have to find alternative forms of financing for our assets which may not be available. Further, as a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new investments. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. If we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on our ability to make distributions to our stockholders. Moreover, our ability to grow will be dependent on our ability to procure additional funding. To the extent we are not able to raise additional funds through the issuance of additional equity or borrowings, our growth will be constrained.

Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions or cause us to suffer a loss.

We plan to borrow funds to make investments. We will incur this indebtedness by borrowing against a substantial portion of the market value of our assets. Our total indebtedness, however, is limited at 300% of our net assets (75% of the cost of our assets) by our articles of incorporation and will depend on our and our prospective lender’s estimate of the stability of our portfolio’s cash flow. We face the risk that we might not be able to meet our debt service obligations or a lender’s margin requirements from our income and, to the extent we cannot, we might be forced to liquidate some of our assets at disadvantageous prices. Our use of leverage amplifies the risks associated with other risk factors, which could reduce our net income and the amount available for distributions or cause us to suffer a loss. For example:

•	A majority of our borrowings will be secured by our investments. A decline in the market value of the assets used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell assets under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the assets, we would experience losses.

•	A default under a mortgage loan that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage loan, including any cross-collateralized assets. This would result in a loss to us of the difference between the value of the mortgage loan upon liquidation and the amount borrowed against the mortgage loan. Distributions to our stockholders are subordinate to the payment of our debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders may be suspended pending the payment of such debts and obligations. This could result in our inability to distribute at least 90% of our annual REIT taxable income and possible loss of our status as a REIT.

•	To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT.

•	If we experience losses as a result of our leverage policy, such losses would reduce the amounts available for distribution to our stockholders.

If we fail to qualify as a REIT in any taxable year, and if the limited statutory relief provisions do not apply, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation will reduce the cash available for distribution by us to our stockholders. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, to the extent of our current and accumulated earnings and profits, distributions to our stockholders who are individuals generally will be taxable as dividends at preferential rates for the 2010 through 2012 tax years; and, subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we will be entitled to statutory relief. See “Business — Financing Strategy” and “Our Operating Policies and Investment Policies — Capital/Liquidity and Leverage Policies.”

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements we enter may contain covenants that limit our ability to further mortgage a property or that limit our use of our cash flow from operations. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives.

We may incur increased borrowing costs related to credit agreements that would harm our results of operations.

Any borrowing costs under credit agreements will be generally variable and correspond to short-term interest rates, such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon a number of factors, including, without limitation, the movement of interest rates and the availability of financing in the market.

We expect that most of our borrowings will be collateralized borrowings under credit agreements. If the interest rates on these credit agreements increase, our results of operations will be harmed and we may have losses. See “Our Operating Policies and Investment Policies.”

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at disadvantageous prices, which may cause us to experience losses.

Possible market developments, including a sharp or prolonged rise in interest rates or the current increasing market concern about the value or liquidity of one or more types of the mortgages in which we will invest, might reduce the market value of our portfolio, which might cause our lenders to require additional collateral. Any requirement for additional collateral might compel us to liquidate our assets at inopportune times and at disadvantageous prices, thereby harming our operating results. If we sell assets at prices lower than the carrying value of the assets, we would experience losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Terrorist attacks and other acts of violence, civilian unrest or war may affect the markets in which we operate, our operations and our profitability.

Terrorist attacks and other acts of violence, civilian unrest or war may negatively affect our operations and your investment in our shares. We may acquire mortgage loans secured by real estate located in areas that are susceptible to attack. In addition, any kind of terrorist activity or violent criminal acts, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could have a negative effect on our business. These events may directly impact the value of our assets through damage, destruction, loss or increased security costs. Our borrowers may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. Further, even if they do obtain terrorism insurance, they may not be able to obtain sufficient coverage to fund any losses they may incur. Risks associated with potential acts of terrorism in the areas in which the properties securing our mortgage loans are located could sharply increase the premiums for coverage against property and casualty claims.

The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Our revenues will be dependent upon the return of our investments which may be particularly vulnerable to uncertainty in the local economy. Increased economic volatility could adversely affect our borrowers’ ability to repay their loans to us and our ability to borrow money or issue capital stock at acceptable prices and have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.

Risks Related to Our Advisor and Conflicts of Interest

Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our advisor. We pay our advisor a first-tier management fee based on the average amount of invested assets, and a second-tier management fee based on our portfolio’s performance. This arrangement may lead our advisor to recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation.

The first-tier management compensation fee we pay our advisor is based on the average amount of assets invested, which provides incentive for our advisor to invest our assets quickly, and possibly in riskier investments regardless of their performance. In addition to its first-tier management fee, our advisor earns a second-tier management fee for each fiscal month, equal to a specified percentage of the amount by which our net income, before deducting the second-tier management fee, net operating losses and certain other items, exceeds a return based on the 10 year U.S. Treasury rate plus 1%. The percentage for this calculation is the weighted average of the following percentages based on our average invested assets for the period:

•	20% for the first $200 million of our average invested assets; and

•	10% of our average invested assets in excess of $200 million.

Pursuant to the formula for calculating our advisor’s second-tier management compensation, our advisor shares in our profits but not in our losses. Consequently, as our advisor evaluates different mortgage loans and other investments for our account, there is a risk that our advisor will cause us to assume more risk than is prudent in an attempt to increase its second-tier management fee. Other key criteria related to determining appropriate investments and investment strategies, including the preservation of capital, might be under-weighted if our advisor focuses exclusively or disproportionately on maximizing its income. The advisory agreement was not negotiated at arm’s length and provides for substantial compensation to the advisor. See “The Advisor.”

Our advisor has significant influence over our affairs, and might cause us to engage in transactions that are not in our or our stockholders’ best interests.

In addition to managing us and having at least two of its designees as members of our board, our advisor provides advice on our operating policies and strategies. Our advisor may also cause us to engage in future transactions with it and its affiliates, subject to the approval of, or guidelines approved by, the independent directors. Our directors, however, rely primarily on information supplied by our advisor in reaching their determinations. Accordingly, our advisor has significant influence over our affairs, and may cause us to engage in transactions which are not in our best interest. See “The Advisor — Conflicts of Interest” and “Conflicts of Interest — Relationship with our Advisor.”

Our success will depend on the performance of our advisor and if our advisor or our board of directors makes inadvisable investment or management decisions, our operations could be impaired, potentially causing us to suffer a loss.

Our ability to achieve our investment objectives and to pay distributions to our stockholders is dependent upon the performance of our advisor in evaluating potential investments, selecting and negotiating mortgage loans, selecting borrowers, setting mortgage loan terms and determining financing arrangements. You will have no opportunity to evaluate the terms of individual transactions or other economic or financial data concerning our investments. You must rely entirely on the analytical and management abilities of our advisor and the oversight of our board of directors. If our advisor or our board of directors makes inadvisable investment or management decisions, our operations could be impaired, potentially causing us to suffer a loss. See “The Advisor — The Advisory Agreement.”

Members of our management team render services to other entities, which could reduce the amount of time and effort that they devote to us.

The advisory agreement does not restrict the right of our advisor, any persons working on its behalf or any of its affiliates to carry on their respective businesses, including the rendering of advice to others regarding investments in mortgage loans that would meet our investment criteria. In addition, the advisory agreement does not specify a minimum amount of time that our advisor and its personnel must devote to managing our investments. The ability of our advisor to engage in these other business activities on behalf of other clients could reduce the time and effort it spends managing our portfolio to the detriment of our investment returns. See “Conflicts of Interest — Competition for Management Time.” Any failure by our advisor to spend sufficient time and efforts on managing our portfolio and otherwise fulfilling its duties as advisor would violate its fiduciary duty to us and our stockholders.

Our advisor may face conflicts of interest relating to the allocation of investment opportunities between us and its other clients, and such conflicts may not be resolved in our favor, meaning our advisor may offer us less attractive investment opportunities, lowering your overall return.

We rely on our advisor to identify suitable investment opportunities. Affiliate entities may also rely on our advisor for investment opportunities. Many investment opportunities may be suitable for us as well as any such other entities, because we may have similar investment objectives. Our advisor could direct attractive investment opportunities to other entities or even make such investments for its own account. Such allocation decisions could result in our investing in mortgage loans that provide less attractive returns, thus reducing the level of distributions we may be able to pay you. See “Conflicts of Interest — Allocation of Investment Opportunities.”

Our advisor may become the advisor to other investment programs, and may not always be able to allocate investment opportunities on an equitable basis among us and its other clients.

Our advisor may become the advisor to other investment programs, which we may compete with for investments. Our advisor, through its investment committee, will seek to equitably apportion among us and its other direct and indirect clients all investment opportunities of which it becomes aware. Our advisor intends to allocate investments based on factors it deems relevant, such as each client’s underwriting criteria and cash available for investment. However, circumstances may arise, due to availability of capital or other reasons, when it is not possible for us to make an investment allocated to us. We cannot assure you that we will be able to invest in all investment opportunities of which our advisor becomes aware that may be suitable for us on an equitable basis or otherwise.

Our executive officers and some of our directors face conflicts of interest related to the positions they hold with our advisor and its affiliates, which could hinder our ability to successfully implement our business strategy and to make distributions to our stockholders.

Our executive officers and some of our directors are also part owners, officers and directors of our advisor, our dealer-manager and other affiliated entities. As a result, they owe fiduciary duties to these various entities and their stockholders and members, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could hinder the implementation of our business strategy and our investment opportunities. The taking of any such actions or inactions by our executive officers and directors that are detrimental to our business may result in a breach of their fiduciary duties to us and our stockholders. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.

Our advisor and its affiliates may form other companies that will engage in businesses similar to ours, and may direct profitable investment opportunities to those other clients rather than us. We may not always be able to participate in investment opportunities on an equitable basis between us and such other companies.

Our advisor and its affiliates may engage in additional real estate-related activities in the future, including the activities in which we intend to engage, and may form new entities to engage in these activities. If new companies are formed for the purpose of engaging in the businesses in which we engage, our advisor intends to allocate investment opportunities among us, its other clients, and the new entities equitably. However, we cannot assure you that our advisor will allocate investment opportunities equitably. Our advisor may direct more profitable investment opportunities to its other clients instead of to us, thereby harming our results of operations.

Certain of our directors’ loyalties to future affiliate-sponsored programs could influence their judgment, resulting in actions that are not in our stockholders’ best interest or that result in a disproportionate benefit to another affiliate program at our expense.

Certain of our directors may in the future be directors of other affiliate-sponsored programs. The loyalties of these directors to other programs may influence their judgment when considering issues for us that may also affect such other programs, such as the following:

•	Our board of directors will evaluate the performance of our advisor. If our advisor is not presenting a sufficient number of investment opportunities to us because it is presenting many opportunities to other programs, or if our advisor is giving preferential treatment to other programs, our board of directors may not be well suited to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

•	We could enter into a transaction with such other programs, such as a joint venture or joint financing arrangement. Decisions of our board of directors regarding the terms of these transactions may be influenced by its loyalties to such other programs.

•	A decision of the board of directors regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of another affiliate-sponsored program.

We could also face similar conflicts if our advisor sponsors additional REITs. See “Conflicts of Interest” and “Other Affiliate-Sponsored Programs.”

Certain of the principals of our advisor will face conflicts of interest relating to the extension and purchase of loans, and such conflicts may not be resolved in our favor.

Certain of the principals of our advisor are also principals, directors, officers and equity holders of other entities, including CM Group, and they may also in the future hold positions with, and interests in, other entities engaged in real estate activities. These multiple responsibilities may create conflicts of interest for these individuals if they are presented with opportunities that may benefit us and their other affiliates. These individuals may be incentivized to allocate opportunities to other entities rather than to us if they are more highly compensated based on investments made by other entities. In determining which opportunities to allocate to us and to their other affiliates, these individuals will consider the investment strategy and underwriting criteria of each entity. Because we cannot predict the precise circumstances under which future potential conflicts may arise, we intend to address potential conflicts on a case-by-case basis. There is a risk that our advisor will choose an investment for us that provides lower returns to us than a loan made by one of our affiliates. You will not have the opportunity to evaluate the manner in which any conflicts of interest involving the advisor and its affiliates are resolved before making your investment. For more information on these potential conflicts of interest, see “Conflicts of Interest” and “Other Affiliate-Sponsored Programs.”

An affiliate of our advisor will receive origination and servicing fees, which may create a conflict of interest that could encourage our advisor to cause us to invest in larger or riskier loans than we otherwise would.

Our advisor identifies loans originated by both affiliated and non-affiliated mortgage brokers, including Ignite Funding, a related party that will solicit new borrowers to originate loans for us. Ignite Funding, currently our only loan origination source, is owned by our advisor and indirectly beneficially owned by Todd Parriott, our Chief Executive Officer and the Chief Executive Officer of our advisor, and by G. Steven Dawson, one of our directors and managing director of our advisor. A loan origination fee is paid by the borrower of each mortgage loan directly to the entity originating the loan. Accordingly, Ignite Funding will be paid loan origination fees by the borrowers on the loans that it originates. This could create a conflict of interest because our advisor or its affiliates could profit from originating loans even if such loans are larger or more risky than are appropriate for us. In addition, Ignite Funding or another affiliate of our advisor services our mortgage loans pursuant to our loan servicing agreement and is paid servicing fees for its services. The servicing fee that Ignite Funding or such other affiliate, as the case may be, receives for each loan is comprised of a spread of up to 100 basis points between the interest rate that is paid by the related borrower on the loan and the interest rate we receive as the lender on the loan. If a loan becomes non-performing and we foreclose on the property securing the loan, we will pay, Ignite Funding an asset management fee equal to 1% of the original loan amount per annum. This could create a conflict of interest because Ignite Funding, an affiliate of our advisor, could profit from servicing risky loans, including non-performing loans. This may incentivize our advisor to cause us to invest in loans that have a higher degree of risk than if an affiliate of our advisor was not our loan originator and servicer.

We may be obligated to pay our advisor the second-tier management fee even if we incur a loss.

Pursuant to the advisory agreement, our advisor is entitled to receive the second-tier management fee for each month in an amount equal to a tiered percentage of the excess of our taxable income for that month (before deducting the second tier management fee, net operating losses and certain other items) above a threshold return for that month. The advisory agreement further provides that our taxable income for second-tier management fee purposes excludes net capital losses that we may incur in the month, even if such capital losses result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our advisor the second-tier management fee for a month even if there is a decline in the value of our portfolio or we incur a net loss for that month. See “The Advisor — Compensation and Expenses.”

We can not estimate with certainty the future aggregate fees and expense reimbursements that will be paid to our advisor under the advisory agreement.

Our advisor is entitled to substantial fees pursuant to the advisory agreement. Our advisor’s first-tier management fee is calculated as a percentage of our average invested assets. Our advisor’s second-tier management fee is calculated as a tiered percentage of our taxable income (before deducting certain items) in excess of a threshold amount of taxable income and is indeterminable in advance of a particular period. Because payments of first-tier management fee, second-tier management fee and expense reimbursements are determined at future dates based upon our then-applicable average invested assets, results of operations and actual expenses incurred by our advisor, such fees and expense reimbursements cannot be estimated with certainty. We can provide no assurance at this time as to the amount of any such first-tier management fee, second-tier management fee or expense reimbursements that may be payable to our advisor in the future. See “The Advisor — Compensation and Expenses.”

Our advisor’s liability is limited under the advisory agreement, and we have agreed to indemnify it against certain liabilities.

Our advisor has not assumed any responsibility to us other than to render the services described in the advisory agreement, and will not be responsible for any action of our board of directors in following or declining to follow our advisor’s advice or recommendations. We are required to indemnify our advisor and its managers, officers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our advisor not constituting gross negligence, recklessness, willful misconduct or active fraud if all of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest; (ii) the party seeking indemnification was acting on behalf of or performing services for us; (iii) the liability or loss was not the result of negligence or misconduct; and (iv) the indemnification is recoverable only out of our net assets and not from the common stockholders. See “The Advisor — Limits of Responsibility.”

If our advisor terminates the advisory agreement, we may not be able to find an adequate replacement advisor.

Our advisor may terminate the advisory agreement without cause or elect not to renew the agreement, without penalty on 60 days prior written notice to us. If our advisor terminates our agreement, we may not be able to find an adequate replacement advisor, or our delay in retaining an adequate replacement advisor may adversely affect our business operations. See “The Advisor — The Advisory Agreement” and “— Term.”

Risks Related to Legal and Tax Requirements

Unfavorable results of legal proceedings could materially adversely affect us.

Our affiliates are parties from time to time to certain claims and lawsuits. Certain of our affiliates, including our Chief Executive Officer, are presently defendants in various civil lawsuits and are also the subject of investigations by several regulatory authorities. These proceedings have not yet been resolved and we and our affiliates may become parties to additional legal proceedings in the future. A summary of these proceedings is set forth under “Certain Relationships and Related Transactions, and Director Independence — Related Party Legal Proceedings.”

We can give no assurance regarding the outcomes of the present or any future proceedings. Regardless of their merit, litigation and regulatory investigations have required, and will continue to require, our affiliates to incur substantial expenses for legal, accounting, tax, and other professional services, and may divert our management’s attention from our business and operations. These proceedings may be both time consuming and disruptive to our operations and cause significant diversion of management attention and resources which may materially and adversely affect our business, financial condition and operations. In addition, these actions could expose our affiliates, our management and us to negative publicity, which might adversely affect our reputation and/or investor confidence in us and the success of our offering. In recognition of these considerations, our affiliates may enter into material settlements. Should any affiliate, including our Chief Executive Officer, fail to prevail in certain matters, or should several of these matters be resolved against our affiliate, such affiliate may be faced with significant monetary damages, injunctive or other relief that would materially adversely affect its business and might materially and adversely affect our financial condition and operating results.

If we fail to qualify or are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Accordingly, it is not certain we will be able to remain qualified as a REIT for U.S. federal income tax purposes. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress or the IRS might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect, that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means that we would be unable to deduct distributions to stockholders in computing taxable income and we would be subject to U.S. federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial, would reduce the amount of cash available for distribution to stockholders, and could force us to liquidate assets at inopportune times, causing lower income or higher losses than would result if these assets were not liquidated; and

•	unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification and, thus, our cash available for distribution to our stockholders would be reduced for each of the years during which we did not qualify as a REIT.

Even if we remain qualified as a REIT, we might face other tax liabilities that reduce our cash flow. Further, we might be subject to federal, state and local taxes on our income and property. Any of these taxes would decrease cash available for distribution to our stockholders. See “U.S. Federal Income Tax Considerations — Taxation of Our Company — General.”

Our management team has limited experience managing a REIT.

Our management team has experience managing a REIT since August 2004. Because of management’s limited REIT experience, we might not be able to successfully implement our operating and investment policies or comply with the Internal Revenue Code regulations that are applicable to us. See “Management of the Company — Business Experience of our Directors and Executive Officers.”

Complying with REIT requirements might cause us to forego otherwise attractive opportunities.

In order to continue to qualify as a REIT for U.S. federal income tax purposes, we must satisfy tests concerning, among other things, our sources of income, the nature of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may cause us to forego opportunities we would otherwise pursue.

In addition, the REIT provisions of the Internal Revenue Code impose a 100% tax on income from “prohibited transactions.” Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our ability to sell assets at otherwise opportune times if we believe such sales could be considered a prohibited transaction. See “U.S. Federal Income Tax Considerations — Income Tests,” “— Asset Tests,” and “— Annual Distribution Requirements.”

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

In order to continue to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer (other than a taxable REIT subsidiary) or more than 10% of the total vote or value of the outstanding securities of any one issuer (other than a taxable REIT subsidiary). In addition, generally, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than a taxable REIT subsidiary). In the case of taxable REIT subsidiaries, no more than 25% of the value of our assets can consist of securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status (subject to limited statutory relief) and suffering adverse tax consequences. See “U.S. Federal Income Tax Considerations — Asset Tests.”

Our investment in taxable REIT subsidiaries may exceed the statutory limit.

We will establish a wholly-owned subsidiary, which will elect to be treated as a taxable REIT subsidiary (TRS). The TRS will invest in, among other things, assets which we could not directly own due to the asset ownership restrictions of the Internal Revenue Code. We do not expect that the securities of TRS, combined with the securities of any other taxable REIT subsidiary, will at any time represent more than 25% of the value of our assets. However, in the event that they do, our status as a REIT would be jeopardized, and we would need to dispose of some or all of the securities or seek other statutory or regulatory relief. The consequences could include the disposal of an otherwise attractive investment, the payment of penalties and/or the loss of our REIT status. See “U.S. Federal Income Tax Considerations — Taxable REIT Subsidiaries,” and “— Asset Tests.”

Complying with REIT requirements may force us to borrow to make distributions to our stockholders.

As a REIT, we must distribute 90% of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we might generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our taxable income as required by the REIT rules. In that case, in order to preserve our status as a REIT, we would need to borrow funds, sell a portion of our assets potentially at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts available to invest in loans and other assets. See “U.S. Federal Income Tax Considerations — Annual Distribution Requirements.”

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we become an unregistered investment company, we could not continue our business.

We do not intend to register as an investment company under the Investment Company Act of 1940, as amended. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

We intend to rely on the exception from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for issuers “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, to qualify for the Section 3(c)(5)(C) exception, the SEC staff generally requires an issuer to maintain at least 55% of its assets directly in qualifying assets, at least 80% of its assets in qualifying assets and real estate-related assets and no more than 20% of its assets in miscellaneous assets. Qualification for a Section 3(c)(5)(C) exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit our ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain an exemption from registration for our company. See “Our Operating Policies and Investment Policies — Investment Company Act Considerations.”

The method we use to classify our assets for purposes of the Investment Company Act will be based principally upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago and may be subject to change. Moreover, the SEC has not provided Investment Company Act guidance with respect to several types of assets in which we may invest. In the absence of any no-action position or other SEC guidance, we will rely on our view of what constitutes a qualifying asset and a real estate-related asset. Accordingly, no assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the

SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exception to or an exemption from regulation under the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exception from the definition of an “investment company” provided under Section 3(c)(5)(C) of the Investment Company Act.

A change in the value of any of our assets could cause us to be unable to maintain our Section 3(c)(5)(C) exception from the definition of “investment company” and negatively affect our ability to avoid regulation under the Investment Company Act. To avoid being required to register as an investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business.

Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or exemption from the Investment Company Act.

If the market value or income potential of our qualifying assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” we may need to modify our investment portfolio in order to maintain our REIT qualification or exemption from the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.

Misplaced reliance on legal opinions or statements by borrowers could result in a failure to comply with REIT income or assets tests.

When purchasing mortgage loans, we may rely on opinions of counsel for the borrower, or statements made in the underlying loan documents, for purposes of determining whether and to what extent those mortgage loans constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax. See “U.S. Federal Income Tax Considerations — Asset Tests.”

One-action rules may harm the value of the underlying property.

Several states have laws that prohibit more than one action to enforce a mortgage obligation, and some courts have construed the term “action” broadly. In such jurisdictions, if the judicial action is not conducted according to law, there may be no other recourse in enforcing a mortgage obligation, thereby decreasing the value of the underlying property.

We may be harmed by changes in various laws and regulations.

Changes in the laws or regulations governing our advisor or its affiliates may impair our advisor’s or its affiliates’ ability to perform services in accordance with the advisory agreement. Our business may be harmed by changes to the laws and regulations affecting our advisor or us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us, our advisor and our stockholders, potentially with retroactive effect.

Legislation was enacted that reduces the maximum tax rate of non-corporate taxpayers for capital gains (for taxable years ending on or after May 6, 2003 and beginning before January 1, 2013) and for dividends (for taxable years beginning after December 31, 2002 and beginning before January 1, 2013) to 15%. Generally, dividends paid by REITs are not eligible for the 15% U.S. federal income tax rate, with certain exceptions discussed at “U.S. Federal Income Tax Considerations — Taxation of Taxable United States Stockholders — Distributions Generally.” Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this difference in perceived relative value will exist, or what the effect will be on the market price of our common stock. See “U.S. Federal Income Tax Considerations — Capital Gain Distributions.”

Legal claims and regulatory risks and restrictions arise in the conduct of our business and the business of our affiliates.

In the ordinary course of our business and the business of our affiliates, we are subject to regulatory oversight and liability risk. As a result, from time to time, we and our affiliates are subject to routine examinations and audits by governmental and regulatory authorities such as the U.S. Internal Revenue Service, the SEC, FINRA, the state securities divisions of the states in which our offering is qualified and various other state and local authorities. To the extent that the findings of any such examinations or audits determine that deficiencies exist, we and/or our affiliates, as the case may be, may be required to take remedial action to address such deficiencies. To the extent that such deficiencies cannot be satisfactorily remediated, we and/or our affiliates may be subject to certain other claims, disputes, legal proceedings, audits and examinations by governmental and regulatory authorities. These types of proceedings may expose us and/or our affiliates to substantial monetary damages and legal defense costs, injunctive relief, criminal and civil penalties and the potential for regulatory restrictions on our businesses. The outcome of these matters could materially and adversely affect our business and/or the business of our affiliates.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Internal Revenue Code. If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses. If the stockholder is a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is foreign, it would be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty.

We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. Some types of tax-exempt entities, including voluntary employee benefit associations and entities that have borrowed funds to acquire their shares of our common stock, may be required to treat a portion of or all of the dividends they may receive from us as unrelated business taxable income. Finally, we may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments. See “U.S. Federal Income Tax Considerations — Taxable Mortgage Pool Rules.”

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that no independent director shall be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless they are grossly negligent or engage in willful misconduct. As a result, you and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees and agents) in some cases, which would decrease the cash otherwise available for distribution to you.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. Forward-looking statements are those which are not historical in nature. They can often be identified by their inclusion of words such as “will,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Any projection of revenues, earnings or losses, capital expenditures, distributions, capital structure or other financial terms is a forward-looking statement.

Our forward-looking statements are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that might cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:

•	our limited operating history;

•	our ability to raise capital;

•	your inability to review the assets that we will acquire with the net proceeds of this offering;

•	economic conditions impacting the real estate market and credit markets;

•	changes in interest rates;

•	our ability to obtain debt financing on acceptable terms or at all and any failure to satisfy the conditions and requirements of such debt;

•	changes in the rate of construction in the markets in which we invest;

•	potential impacts of our leverage policy on our net income and cash available for distribution;

•	our board’s ability to change our operating policies and strategies without notice to you or stockholder approval;

•	the number of our mortgage loans that become non-performing;

•	our advisor’s motivation to recommend riskier investments in an effort to maximize its compensation under the advisory agreement;

•	conflicts of interest arising out of our relationships with our advisor and its affiliates; and

•	our failure to remain qualified as a REIT.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking events might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus.

This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

ESTIMATED USE OF PROCEEDS

The table set forth below summarizes certain information relating to the anticipated use of offering proceeds by us, assuming that the minimum and the maximum offering is completed. These estimates and the figures set forth below represent our best estimate of intended sales results. If we sell the minimum number of shares we are offering we estimate that approximately 85% of the net offering proceeds, or approximately $8.50 per share, will be used to make investments. If we sell the maximum number of shares we are offering, we estimate that approximately 88.8% of the net offering proceeds, or approximately $8.88 per share, will be used to make investments. We expect that up to approximately 80% of our portfolio will consist of short-term mortgage loans, up to approximately 10% will consist of non-agency residential loans and up to approximately 20% will consist of commercial real property, real estate-related debt securities and equity securities of other real estate companies. See “Business — Our Investment Types” for a description thereof. The remainder of the offering proceeds will be used to pay offering expenses, including selling commissions and the dealer-manager fee. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved. Our affiliates may purchase shares in the offering; however, their purchases will not count towards the minimum offering amount. We are a blind pool REIT because the proceeds of the offering will be used to acquire unspecified investments and investors will not have an opportunity to evaluate the economic merits of any of the investments we make with the net proceeds of this offering.

	Minimum Offering		Maximum Offering(1)
	Amount	Percent	Amount	Percent

OFFERING PROCEEDS TO THE COMPANY LESS:	$2,500,000	100.0%	$900,000,000	100.0%
Selling Commission to Dealer-Manager	175,000	7.0%	63,000,000	7.0%
Dealer-Manager Fee to Dealer-Manager	75,000	3.0%	27,000,000	3.0%
Other Offering Expenses(2)(3)	125,000	5.0%	11,079,500	1.2%

NET PROCEEDS TO THE COMPANY(4)(5)	$2,125,000	85.0%	$798,920,500	88.8%

(1)	Excludes 10 million shares of our common stock that may be sold pursuant to our DRIP.

(2)	Includes all expenses (other than selling commissions and the dealer-manager fee) to be paid by us in connection with the formation of the company and the qualification and registration of the offering, and the marketing and distribution of shares, including, without limitation, total underwriting and brokerage discounts and commissions (including the fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephones and other telecommunications costs, all advertising and marketing expenses, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. Our advisor has agreed to reimburse us to the extent selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15% of aggregate gross offering proceeds. See “Plan of Distribution.”

(3)	We are prohibited by FINRA rules and NASAA guidelines from incurring total organization and offering expenses in excess of 15% of the proceeds of the offering. Because the actual expenses incurred will greatly exceed $375,000 (15% of the minimum offering amount of $2.5 million), we are required to cap our expenses at 15%. If we only sell the minimum offering amount, offering expenses in excess of 15.0% of gross proceeds will be paid by 2020 Capital. If however, the maximum offering amount of $900 million is raised (which excludes amounts that may be raised under the DRIP), the estimated total offering expenses of $101.1 million will constitute approximately 11.2% of the offering proceeds. At the time when we have sold in excess of the minimum offering amount, any offering expenses in excess of 11.5% of gross proceeds will be paid by 2020 Capital.

(4)	We do not anticipate paying any acquisition fees in connection with the acquisition of our investments. However, if we ever do pay acquisition fees, they will be reasonable and will not exceed an amount equal to 6% of the cost of the investments acquired by us, or in the case of a loan, 6% of the funds advanced. We may incur customary acquisition expenses in connection with the acquisition or origination (or attempted acquisition or origination) of an asset.

(5)	Offering proceeds designated for investments may also be used to repay debt borrowed in connection with such investments. Offering proceeds designated for investments temporarily may be invested in short-term, highly liquid investments with appropriate safety of principal. In addition, although our distribution policy is not to use the proceeds of this offering to make distributions, our organizational documents permit us to pay distributions from any source, including offering proceeds. We have not established a cap on the use of proceeds to fund distributions.

DISTRIBUTION POLICY

We intend to accrue and pay distributions on a regular basis beginning no later than the first calendar quarter after the quarter in which we make our first real estate-related investment. In order that investors may generally begin receiving distributions immediately upon our acceptance of their subscription, we expect to authorize and declare distributions based on daily record dates that will be paid on a monthly basis.

In order to continue to qualify as a REIT for U.S. federal income tax purposes, among other things, we must make distributions each taxable year (not including any return of capital for U.S. federal income tax purposes) equal to at least 90% of our REIT taxable income, although our board of directors, in its discretion, may increase that percentage as it deems appropriate. Generally, income distributed will not be taxable to us under U.S. federal income tax laws if we comply with the provisions relating to qualification as a REIT. If the cash available to us is insufficient to pay such distributions, we may obtain the necessary funds by borrowing funds, issuing new securities, or selling assets. We may make distributions from sources other than our cash from operations, including offering proceeds. These methods of obtaining funds could affect future distributions by increasing operating costs. To the extent that distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for U.S. federal income tax purposes, although such distributions might not reduce stockholders’ aggregate invested capital. Distributions in kind will not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of our company, and the liquidation of our assets in accordance with the terms of our articles of incorporation; or distributions of in-kind property as long as the directors (1) advise each stockholder of the risks associated with direct ownership of the property; (2) offer each stockholder the election of receiving in-kind property distributions; and (3) distribute in-kind property only to those stockholders who accept the directors’ offer. See “U.S. Federal Income Tax Considerations — Annual Distribution Requirements.”

Distributions are made at the discretion of our directors, depending primarily on net cash from operations (which includes interest income from borrowers under mortgage loans, less expenses paid), current and projected cash requirements, tax considerations, our general financial condition, and other factors, subject to the obligation of our directors to use their best efforts to cause us to qualify and remain qualified as a REIT for U.S. federal income tax purposes. We intend to increase distributions in accordance with increases in net cash from operations.

Generally, our policy is to pay distributions from cash flow from operations. However, we can give no assurance that we will pay distributions solely from our funds from operations in the future, especially during the period when we are raising capital and have not yet acquired a substantial portfolio of income-producing investments. Although our distribution policy is not to use the proceeds of this offering to make distributions, our organizational documents permit us to pay distributions from any source, including offering proceeds. We have not established a cap on the amount of proceeds that we may use to fund distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced. In addition, paying distributions from sources other than cash flow from operations may reduce the amount of distributions that we make in the future and may serve to dilute later investors. Such distributions would constitute a return of capital, which will have the effect of reducing the basis of your investment in our stock. In order to provide additional funds to pay distributions to our stockholders before we have acquired a substantial portfolio of income-producing investments, we may fund such distributions from advances from our advisor or from our advisor’s deferral of its fees under the advisory agreement.

We intend to make regular distributions to our stockholders. Distributions will be made to those stockholders who are stockholders as of the record date selected by our directors. Our board of directors expects to declare distributions on a monthly basis using the first day of the month as the record date. In order for an investor to receive a distribution, he or she must be a stockholder of record as of the record date. Therefore, newly admitted investors, or investors redeeming or transferring shares of common stock, will not receive a distribution for a record date as to which they are not considered a stockholder of record. We expect to declare and pay distributions monthly. However, in the future, our board of directors, in its sole discretion, may determine to declare or pay distributions on another basis, such as quarterly. We will send a notice accompanying each distribution notifying stockholders of the source(s), in dollar and percentage terms, of each distribution payment. The information in such notice accompanying distributions will be subject to adjustment based on our year-end results, and stockholders should rely on the tax information provided to them in a Form 1099 rather than in such notice. Stockholders may authorize us to provide such notices electronically by so indicating on your subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such periodic notices electronically. Unless stockholders elect in writing to receive such periodic updates electronically, all documents will be provided in paper form by mail. Stockholders must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Stockholders may revoke their consent for electronic delivery at any time and we will resume sending you a paper copy of the distribution notices.

SUMMARY OF REINVESTMENT PLAN

We have adopted a DRIP pursuant to which stockholders may elect to have the full amount of their cash distributions from us reinvested in additional shares of our common stock. The following discussion summarizes the principal terms of the DRIP. The DRIP is attached to this prospectus as Appendix A.

General

An independent agent, the reinvestment agent, which currently is DST Systems, Inc., acts on behalf of the participants in the DRIP. The reinvestment agent at all times will be registered as a transfer agent with the SEC. At any time that we are engaged in this offering, the reinvestment agent will invest all distributions attributable to shares of our common stock owned by participants in shares of our common stock at a price per share equal to $9.50. At any time that we are not engaged in this offering, the price per share purchased pursuant to the DRIP shall be the net asset value as of the end of the most recent fiscal quarter, until such time, if any, as listing of our common stock on a national securities exchange or trading of such shares in the over-the-counter market occurs. All shares of common stock available for purchase under the DRIP either are registered pursuant to this prospectus or will be registered under the Securities Act through a separate prospectus relating solely to the DRIP. Until this offering has terminated, shares of common stock will be available for purchase out of the additional 10 million shares registered with the SEC in connection with this offering. See “Plan of Distribution — General.” After the offering has terminated, we may either elect to register additional shares of common stock with the SEC for issuance pursuant to the DRIP, or allow the DRIP to terminate. The DRIP may be amended or supplemented by an agreement between the reinvestment agent and us at any time, including, but not limited to, an amendment to the DRIP to add a voluntary cash contribution feature or to substitute a new reinvestment agent to act as agent for the participants or to increase the administrative charge payable to the reinvestment agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each participant at his or her last address of record; provided, however, that any such amendment must be approved by a majority of the independent directors. Such amendment or supplement shall be deemed conclusively accepted by each participant except those participants from whom we receive written notice of termination prior to the effective date thereof.

Stockholders who have received a copy of the final prospectus and participate in this offering can elect to participate in and purchase shares through the DRIP at any time and would not need to receive a separate prospectus relating solely to the DRIP. A person who becomes a stockholder otherwise than by participating in this offering may purchase shares of our common stock through the DRIP only after such person receives the current prospectus, updated as required.

Upon Listing, the shares to be acquired for the DRIP may be acquired either through the public market or directly from us pursuant to a registration statement relating to the DRIP, in either case at a per-share price equal to the then-prevailing market price on the national securities exchange or over-the-counter market on which the shares are listed at the date of purchase. In the event that, after Listing occurs, the reinvestment agent purchases shares on a national securities exchange or over-the-counter market through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of shares. We are unable to predict the effect which such a proposed Listing would have on the price of the shares acquired through the DRIP.

Investment of Distributions

Distributions will be used by the reinvestment agent, promptly following the payment date with respect to such distributions, to purchase shares of our common stock on behalf of the participants from us. All such distributions shall be invested in shares within 30 days after such payment date. Any distributions not so invested will be returned to participants.

Participants will not have the option to make voluntary contributions to the DRIP to purchase shares in excess of the amount of shares that can be purchased with their distributions. Our board of directors reserves the right, however, to amend the DRIP in the future to permit voluntary contributions to the DRIP by participants, to the extent consistent with our objective of qualifying as a REIT.

Participant Accounts, Fees and Allocation of Shares

For each participant, the reinvestment agent maintains a record which reflects for each month the distributions received by the reinvestment agent on behalf of such participant. We are responsible for all administrative charges and expenses charged by the reinvestment agent. Any interest earned on such distributions will be paid to us to defray certain costs relating to the DRIP.

The reinvestment agent uses the aggregate amount of distributions to all participants for each month to purchase shares of our common stock for the participants. If the aggregate amount of distributions to participants exceeds the amount required to purchase all shares then available for purchase, the reinvestment agent will purchase all available shares and will return all remaining distributions to the participants within 30 days after the date shares are purchased. The purchased shares are allocated among the participants based on the portion of the aggregate distributions received by the reinvestment agent on behalf of each participant, as reflected in the records maintained by the reinvestment agent. The ownership of the shares purchased pursuant to the DRIP is reflected on our books.

Subject to the provisions of our articles of incorporation relating to certain restrictions on and the effective dates of transfer, shares acquired pursuant to the DRIP will entitle the participant to the same rights and to be treated in the same manner as those purchased by the participants in the offering.

The allocation of shares among participants may result in the ownership of fractional shares, computed to four decimal places.

Automatic Investment Program

We also have adopted an Automatic Investment Program that allows stockholders to purchase additional shares of our common stock at regular intervals through automatic debits to their checking, savings, or other bank account. After your initial purchase of shares, you may elect to purchase additional shares of our common stock in our primary offering through this program by completing the appropriate section of the subscription agreement. You may elect on the subscription agreement to make additional purchases on a monthly, quarterly or annual basis in any amount, provided that the minimum periodic investment is $1,000 for investors who are residents of Maine, Minnesota or Washington. Participation in the Automatic Investment Plan will commence with the next monthly, quarterly or annual interval, as selected, provided the election is received at least 15 business days prior to the end of the next applicable interval. The opportunity to make periodic investments under the Automatic Investment Program is available only during the offering period. Alabama, Nebraska, Ohio and Tennessee residents are not eligible to participate in our Automatic Investment Program.

We will pay the same commissions, marketing support fees, and other fees and/or reimbursements in connection with sales made under the Automatic Investment Program that we pay in connection with all other sales made in our primary offering of 90,000,000 shares, of which shares issued under the Automatic Investment Plan are included. In addition, our dealer-manager may reallow all or any portion of such fees or reimbursements to participating brokers as described in the then-current prospectus. Shares will be purchased at the public offering price of $10.00 per share. Participants in the plan may purchase fractional shares. No shares will be purchased under the Automatic Investment Program on any date upon which we pay any dividend or other distribution with respect to the shares. A complete copy of our form of Automatic Investment Program is included in this prospectus as Appendix B.

A participant in the Automatic Investment Program may terminate or modify his or her participation in the program at any time by providing written notice to the program administrator. To be effective for the next payment interval, the notice must be received at least 15 business days prior to the next payment interval following the date of such notice. Each stockholder electing to participate in our Automatic Investment Program must agree that, if at any time there is a material change in the participant’s financial condition or inaccuracy of any representation under the subscription agreement or suitability standards set forth in the then-current prospectus or subscription agreement, he or she will promptly notify CM Securities in writing of that fact. In addition, within 60 days prior to the end of each fiscal year, CM Securities will mail to each participant in the Automatic Investment Program a participation agreement that includes a form of the subscription agreement, which the participant will be required to fill out and execute. Periodic investments will be halted if the participation agreement is not received by CM Securities by the 15th day after the beginning of the fiscal year following receipt of the participation agreement by the participant. If the executed participation agreement is not received prior to the end of the second fiscal quarter for any year of the participant’s participation in the Automatic Investment Program, such participant’s participation in the Automatic Investment Program shall be terminated.

Reports to Participants

Within 60 days after the end of each fiscal quarter, the reinvestment agent mails to each participant in the DRIP or the Automatic Investment Program a statement of account describing, as to such participant, the distributions reinvested during the quarter, the number of shares purchased during the quarter, the per share purchase price for such shares, the total administrative charge paid by us on behalf of each participant, and the total number of shares purchased on behalf of the participant pursuant to the DRIP or the Automatic Investment Program. If we are not engaged in an offering and until such time, if any, as Listing occurs, the statement of account also will report the most recent fair market value of the shares, determined as described above.

Tax information for income earned on shares under the DRIP and tax information regarding participation in the Automatic Investment Program will be sent to each participant by us or the reinvestment agent at least annually.

Election to Participate or Terminate Participation

Any investor who purchases shares in this offering may become a participant in the DRIP or the Automatic Investment Program or both plans by making a written election to participate on his subscription agreement at the time he subscribes for shares. Any other stockholder who receives a copy of this prospectus or a separate prospectus relating solely to the DRIP or the Automatic Investment Program or both plans and who has not previously elected to participate in the DRIP or the Automatic Investment Program or both plans may so elect at any time by written notice to our dealer-manager of such stockholder’s desire to participate in the DRIP or the Automatic Investment Program or both plans. Participation in the DRIP will commence with the next distribution made after receipt of the participant’s notice, provided it is received at least 10 days prior to the record date for such distribution. Subject to the preceding sentence, the election to participate in the DRIP will apply to all distributions attributable to the month in which the stockholder’s election is effective and to all months thereafter, whether made (1) upon subscription or subsequently for stockholders who participate in this offering or (2) upon receipt of a current prospectus or a separate prospectus relating solely to the DRIP for stockholders who do not participate in this offering. Participation in the Automatic Investment Program will commence once we receive subscriptions for $2,500,000 of shares of our common stock in this offering and conduct a closing. Thereafter, automatic debits under our Automatic Investment Program will commence with the next monthly, quarterly or annual interval, as initially selected by the participant, provided that such date is at least 15 business days prior to the end of the month, quarter or year; otherwise, the election will apply to all subsequent monthly, quarterly or annual intervals. Effective for any distribution, participants will be able to terminate their participation in the DRIP at any time without penalty by delivering written notice to our dealer-manager ten business days before the last day of the month or quarter to which such distribution relates.

A participant who chooses to terminate participation in the DRIP must give notice to our reinvestment agent, terminate his entire participation in the DRIP and will not be allowed to terminate in part. If a participant presents all or some of his Shares to the Company for redemption pursuant to the Company’s redemption plan and less than all of the participant’s Shares are redeemed, the participant will continue to be a participant in the DRIP unless he gives notice to our reinvestment agent of his intent to terminate his participation in the DRIP. If a participant terminates his participation, the reinvestment agent will send him a check in payment for the amount of any distributions in the participant’s account that have not been reinvested in shares of our common stock, and our record books will be revised to reflect the ownership records of his full shares and the value of any fractional shares standing to the credit of a participant’s account based on the market price of the shares.

Participants in the Automatic Investment Program may elect to terminate their participation in the program, or modify the amount, timing or other terms of automatic purchase at any time by providing written notice to us. A withdrawal or modification of participation in the Automatic Investment Program will be effective as of the date selected by the participant in the termination or modification notice, provided that such date is at least 15 business days after our receipt of such notice.

There are no fees associated with a participant’s terminating his interest in the DRIP or in the Automatic Investment Program. A participant in the DRIP or in the Automatic Investment Program who terminates his interest in the DRIP or in the Automatic Investment Program will be allowed to participate in the DRIP or in the Automatic Investment Program again upon receipt of the then current version of this prospectus or a separate current prospectus relating solely to the DRIP or in the Automatic Investment Program, by notifying the reinvestment agent and completing any required forms.

U.S. Federal Income Tax Considerations

Stockholders subject to federal taxation who elect to participate in the DRIP will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the DRIP. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distribution to purchase shares in the DRIP. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits. To the extent that distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for U.S. federal income tax purposes. To the extent that we have designated all or a portion of the distribution as a capital gain dividend, such designated portion of the distribution should be taxed as long-term capital gain to the stockholder.

Amendments and Termination

We reserve the right to renew, extend, or amend any aspect of the DRIP and the Automatic Investment Program without the consent of stockholders, provided that notice of the amendment is sent to participants at least 30 days prior to the effective date thereof. We also reserve the right to terminate the DRIP and the Automatic Investment Program for any reason, at any time, by 10 days prior written notice of termination to all participants.

SHARE REDEMPTION PLAN

Because there is currently no public secondary market for our common stock and it is anticipated that there will be no secondary market for our common stock for the foreseeable future during or after the offering, until the common stock is listed, or a secondary trading market for our shares otherwise develops, and in order to provide a limited amount of liquidity in respect of an investment in our common stock, we have adopted a share redemption plan, which we refer to as the redemption plan. The redemption plan is attached as Appendix C. Pursuant to the terms of the redemption plan, a stockholder who has held his or her common stock for more than one year may, subject to the conditions and limitations set forth below, present all or any portion of such common stock to us for redemption. At such time, we may, at our sole option and to the extent we have sufficient funds available, choose to redeem Shares presented for redemption for cash. All redemptions will be effected through the reinvestment agent that will be a registered broker-dealer or exempt from registration as a broker-dealer with the SEC and each state securities commission. All recordkeeping and other administrative functions required to be performed in connection with the redemption plan will be performed by the reinvestment agent.

All redemptions under the redemption plan are at our option, and subject to availability of funding therefor. We are under no obligation to make any redemptions at any time. Compliance by a stockholder with the terms of the redemption plan does not guarantee that we will redeem the shares. For purposes of funding the redemption plan, if we elect to redeem shares, proceeds from our DRIP for the applicable calendar quarter may be used by the reinvestment agent on our behalf to redeem shares of our common stock pursuant to the terms of the redemption plan. However, in accordance with applicable securities laws, at no time during any consecutive 12-month period would the number of shares redeemed by us under the redemption plan (if we elect to redeem shares) exceed 5% of the weighted average number of outstanding shares of our common stock during such 12-month period.

The price at which we redeem our shares of common stock will be determined by us. Subject to restrictions and limitations discussed herein, if we elect to redeem any shares, we may redeem shares (including fractional shares), from time to time, at the following prices:

(i) the lesser of (a) the estimated value of a share of our common stock, as determined by our board of directors or (b) 90.0% of the purchase price paid per share for stockholders who have owned those shares for at least one year; and

(ii) the lesser of (a) the estimated value of a share of our common stock, as determined by our board of directors or (b) 95.0% of the purchase price paid per share for stockholders who have owned those shares for at least two years.

Notwithstanding the foregoing, during any period in which we are engaged in a public offering, the redemption price will be (i) 90% of the purchase price paid per share for stockholders who have owned those shares for at least one year, or (ii) 95% of the purchase price per share for stockholders who have owned those shares for at least two years and in any event will be less than the price of shares offered in such public offering. During periods when we are not engaged in an offering, the estimated value of a share of our common stock, for purposes of redemption, will be the net asset value per share as of the end of the most recent fiscal quarter. Accordingly, the redemption prices paid to stockholders for shares of common stock repurchased by us during periods when we are not engaged in an offering may vary over time. Our board of directors will announce any price adjustment and the time period of its effectiveness through the filing of a Form 8-K or in another appropriate filing with the SEC describing the new terms and by providing written notices of the new terms with the next dividend distribution and by sending an acknowledgement to each stockholder who has submitted a redemption request.

For purposes of calculating the ownership periods set forth above, if a stockholder purchased shares for economic value from a prior stockholder (a “Resale”), the purchasing stockholder’s period of ownership for such shares shall commence on the date the purchasing stockholder purchased the shares from the prior stockholder which shall be deemed to be the date the shares are re-registered in the name of the purchasing stockholder by the reinvestment agent. For a transfer of ownership that is not considered a Resale, the stockholder’s period of ownership for such shares shall commence on the date of the acquisition of shares by the original stockholder.

With respect to redemption requests made in connection with shares acquired at multiple points in time, the pricing associated with the shares held for the longest period of time shall be applied first, until such time as all shares purchased at such point in time have been redeemed. At such time, pricing associated with the remaining shares then held for the next applicable longest period of time shall be applied, and so on.

Further, we have the right to waive the holding periods and redemption prices and the first come, first served redemption requirements described herein, in the event of the death or permanent disability of a stockholder (individually and collectively, “Exigent Circumstances”). If we determine to permit any such redemption, notwithstanding anything contained in the redemption plan to the contrary, the price at which the shares may be redeemed shall be the lesser of (a) the estimated value of a share of our common stock, as determined by our board of directors or (b)(i) 90% of the purchase price paid per share for stockholders who have owned those shares for less than one year, or (ii) 95% of the purchase price paid per share for stockholders who have owned those shares for at least one year. Notwithstanding the foregoing, during any period in which we are engaged in a public offering, in the event we determine to permit any redemption, the redemption price in the event of Exigent Circumstances will be (i) 90% of the purchase price paid per share for stockholders who have owned those shares for less than one year, or (ii) 95% of the purchase price paid per share for stockholders who have owned those shares for at least one year. In addition, we, in our sole discretion, may redeem such shares prior to the redemption of any other shares. Except for the holding periods, redemption prices and redemption timing, any shares redeemed pursuant to the exercise of this authority will be otherwise subject to the procedures and limitations set forth in the redemption plan. There is no assurance that there will be sufficient funds available for redemption or that we will exercise our discretion to redeem such shares and, accordingly, a stockholder’s shares may not be redeemed.

If we elect to redeem shares, we anticipate that, assuming sufficient funds are available, any redemptions of our common stock will be made within 30 days following the end of the calendar quarter in which the shares are presented, provided that the requisite redemption documents from the requesting stockholder are received by the reinvestment agent at least 15 business days prior to the end of the applicable calendar quarter.

We will engage a third party to conduct a Uniform Commercial Code (“UCC”) search to ensure that no liens or encumbrances are held against the shares presented for redemption. We will deduct $100 from the proceeds of the redemption to cover our costs for this search. Shares that are not subject to liens or encumbrances will be eligible for redemption following the completion of the UCC search. We will not redeem shares that are subject to liens or other encumbrances until the stockholder presents evidence that such liens or encumbrances have been removed.

If the funds made available for redemptions in any quarter exceed the amount needed to redeem the common stock for which redemption requests have been submitted, and we elect to redeem shares, we may carry any excess amount over to the next succeeding calendar quarter for use in addition to the amount of funds available for redemptions during that following calendar quarter unless we elect to use such amount for other corporate purposes.

If the funds available for redemptions in any quarter are insufficient to redeem all of the common stock for which redemption requests have been submitted, to the extent we redeem any shares at the end of the quarter, we plan to redeem the stock on a first come, first served basis at the end of each quarter; provided, however, with respect to shares being redeemed due to Exigent Circumstances, we, in our sole discretion, may waive the first come, first served requirements for the redemption of such shares and redeem such shares in full, to the extent funds are available, before any other shares are redeemed on a first come, first served basis at the end of each quarter. A stockholder whose entire request is not honored due to insufficient funds in that quarter or otherwise will be notified and can withdraw the redemption request or ask that the request to redeem the shares be honored at such time, if any, as we are redeeming shares and there are sufficient available funds. Stockholders will not relinquish their common stock to us until such time as we commit to redeem the shares. We make no guarantee that there will be sufficient funds to redeem the common stock for which a redemption request is received.

Our redemption plan is only intended to provide limited interim liquidity for our stockholders until a secondary market develops for the shares. No such market presently exists, and we cannot assure you that any market for your shares will ever develop. Neither our advisor, any member of our board of directors nor any of their affiliates will receive any fee on the redemption of shares by us pursuant to the redemption plan.

Shares redeemed by us will be retired and will not be available for reissuance. The redemption plan will terminate and we will not accept shares for redemption in the event that common stock is listed on a securities exchange. Additionally, our board of directors may, in its discretion, amend or suspend the redemption plan if it determines that to do so is in our best interest. If our board of directors amends or suspends the redemption plan, we will provide stockholders with at least 15 days advance notice of such amendment or suspension through a filing with the SEC.

The foregoing provisions regarding the redemption plan in no way limit our ability to purchase shares from stockholders by any other legally available means for any reason that the advisor, in its discretion, deems to be in our best interest.

BUSINESS

General

CMR is a Maryland corporation formed in November 2008 that will elect to be taxed as a REIT for federal income tax purposes commencing with its tax year ending December 31, 2011. CMR specializes in the financing of real estate projects. We intend to create a diversified portfolio of real estate-related loans, commercial real estate-related debt securities and select real estate equity investments. We intend to focus our investing activities on, and use the proceeds of this offering principally for, loans to homebuilders, developers and homebuyers, and owners of real property with financing needs that are not met by traditional mortgage lenders. The portfolio will include short-term mortgage loans consisting of acquisition, development, construction and commercial mortgage loans to both local and national developers and homebuilders. We also expect to use a portion of the proceeds of this offering to invest in non-agency residential mortgage loans to provide niche financing to borrowers that otherwise have limited financing sources. We also intend to make a limited number of opportunistic investments in commercial real property to take advantage of investment opportunities. We may also acquire real estate-related debt securities, such as commercial mortgage-backed securities and collateralized debt obligations related to real estate, and equity securities of other real estate-related companies. We may execute our investment strategy by acquiring individual assets or portfolios of assets, other mortgage REITs or companies with similar investment objectives.

Our principal investment objectives are to pay attractive and consistent distributions to our stockholders, preserve, protect and enhance our assets and ultimately provide our stockholders with liquidity of their investment. Our focus will emphasize payment of current returns to investors and the preservation of invested capital, with a lesser emphasis on seeking capital appreciation from our investments. We intend to use leverage to enhance total returns to our stockholders. To the extent available, we expect to employ leverage to finance our portfolio that will not exceed 50% of the aggregate cost of our assets. However, under our articles of incorporation, we may incur debt in an amount up to 300% of our net assets. Following our offering period, the growth of our portfolio will depend on our access to external sources of capital. The growth of our business will also depend on our ability to locate suitable investments to keep our capital fully deployed at favorable rates. We expect that our portfolio will be concentrated in the Western United States, where we believe we possess requisite skills and market knowledge.

Within our investment policies, our advisor will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets subject to the limitations in our charter and oversight of our board of directors. Our board of directors may revise our investment policies, which we describe below, without the approval of our stockholders. Our board of directors will review our investment policies at least annually to determine whether our policies are in the best interests of our stockholders.

Investment Strategy

We believe there is a significant market opportunity to make mortgage loans to homebuilders, developers and homebuyers, and owners of real property whose financing needs are typically not met by traditional mortgage lenders. The restrictive underwriting standards or lead time required by traditional mortgage lenders, such as commercial banks, results in some potential borrowers being unable to obtain such financing, or unwilling to complete the time consuming process often required by traditional lenders. Moreover, the recent contraction of the banking system which has resulted in declining lending volume combined with the tightening credit standards of traditional financing sources have created a more compelling opportunity. As a non-conventional lender, we are more willing to invest in mortgage loans or projects that conventional lenders may not deem creditworthy, including acquisition of raw land, infrastructure development and non-agency residential mortgage loans. Because of the increased risks associated with our loan types, we expect that borrowers will be willing to pay us interest rates that are generally 500 to 1,000 basis points above the rates charged by conventional lenders. In other words, because the types of loans that we intend to make will be riskier than typical loans of these types, we will charge interest rates that are 5% to 10% higher than the rates charged by banks and insurance companies, for example. Our advisor identifies loans originated by both affiliated and non-affiliated mortgage brokers, including Ignite Funding, a related party that solicits new borrowers in those states in which it is licensed or otherwise qualified to originate loans. Ignite Funding is currently licensed in Arizona, California, Colorado, and Nevada. We may also purchase existing loans that were originated by unrelated third party lenders. Other than our loan origination agreement with Ignite Funding, we currently do not have agreements with any sources from which we expect to acquire mortgage loans.

In addition, we believe that the dislocations in the credit markets have severely constrained the availability of liquidity and will continue to create opportunities to acquire select assets from motivated sellers at substantial discounts to their intrinsic values. We believe these conditions will provide us with the opportunity to purchase commercial real estate properties and real estate-related debt and equity securities at favorable risk-adjusted rates.

Real Estate Market Outlook

Over the past several years, the capital and credit markets have experienced extreme volatility and disruption triggered by losses tied to the collapse of the sub-prime residential mortgage market. The effects of increased rates of delinquency, foreclosure and loss in residential mortgages have spread throughout the capital markets and have affected the global economy. Banks and other financial institutions have experienced severe shortages of capital and liquidity. These circumstances have adversely impacted the cost and availability of credit to borrowers across all market sectors. As a result of the ongoing credit market turmoil, debt financing has become less available and to the extent available, much more expensive. We cannot predict when these markets will stabilize although we do expect that the current volatility in the capital markets will continue during the near term which will cause continued volatility in the commercial and residential real estate, real estate finance and the structured finance markets.

We believe the disruption in the credit market will continue during the near term, however, in the event that market conditions do improve during the term of this offering, we believe there will be a continuing demand for alternative financing from borrowers that are unwilling or unable to obtain financing through traditional mortgage lenders and an opportunity for asset growth and value appreciation.

Financing Strategy

We generally expect to finance the acquisition of our mortgage loans with equity capital and, to the extent reasonably commercially available, borrowed funds. The amount of borrowing we employ will depend on, among other factors, the amount of our equity capital. Under our articles of incorporation, we may incur debt in an amount up to 300% of our net assets; however, once we have fully invested the proceeds of this offering, our desired amount of leverage is 100% of net assets, which equates to 50% of the aggregate cost of our assets. We expect to finance with short-term borrowings from time to time depending on market conditions at the time. We may also utilize long-term borrowings to the extent available on a cost effective basis. Due to current market conditions, we do not expect to have a credit facility in place at the consummation of the offering, and cannot assure you if or when we will be able to obtain debt financing. We anticipate that any future borrowings we incur will be collateralized, in whole or in part, by the loans on which we are the sole lender. We expect to use leverage to enhance total returns to our stockholders. Pursuant to our capital and leverage policy, we will seek to strike a balance between the under-utilization of leverage, which reduces potential returns to our stockholders, and the over-utilization of leverage, which increases risk by reducing our ability to meet our obligations to creditors during adverse market conditions.

Our Investment Types

We intend to acquire a diversified portfolio of real estate-related loans, commercial real estate properties, commercial real estate-related debt securities and select real estate equity investments. We intend to invest in loans to homebuilders, developers and homebuyers, and owners of real property with financing needs that are not met by traditional mortgage lenders. We expect that when the proceeds of this offering are fully invested, up to approximately 80% of our portfolio will consist of short-term mortgage loans consisting of acquisition, development, construction and commercial mortgage loans to both local and national developers and homebuilders. We also expect to invest in non-agency residential mortgage loans to provide niche financing to borrowers that otherwise have limited financing sources. We expect that up to approximately 10% of our portfolio will consist of non-agency residential mortgage loans. We also intend to make a limited number of opportunistic investments in commercial real property to take advantage of attractive investment opportunities. We may also acquire real estate-related debt securities, such as commercial mortgage-backed securities and collateralized debt obligations related to real estate, and equity securities of other real estate-related companies. We expect that up to approximately 20% of our portfolio will consist of commercial real property, real estate-related debt securities and equity securities of other real estate-related companies. We expect our ability to execute our investment strategy to be enhanced by our access to Ignite Funding’s loan origination capabilities.

Acquisition, Development, Construction and Commercial Mortgage Loans

We expect that after we have invested the proceeds of this offering, the majority of our investment portfolio will consist of acquisition, development, construction and commercial mortgage loans. Our mortgage loan investments may consist of loans that we wholly own or in trust deed mortgage loans that we own with other lenders. The majority of our investments are expected to be short-term (12-24 months) mortgage loans that are balloon mortgage loans with fixed interest rates. A substantial portion of these mortgage loans will consist of interest-carry loans, meaning we will provide the borrower with sufficient financing to enable it to make the interest payments during the term of the loan. All of our mortgage loans are expected to be within the loan-to-value ratios set forth under “— Underwriting Criteria — Acquisition, Development, Construction and Commercial Mortgage Loans.” Initially, we expect that the majority of these types of mortgage loans will be identified by Ignite Funding pursuant to our loan origination agreement. Ignite Funding will be paid loan origination fees (points) by the borrowers on the loans that it originates for us. The loan origination fees are paid to Ignite Funding in consideration for the underwriting and due diligence services it performs with respect to the loans it originates. We are not entitled to receive any part of these origination fees; however, we will charge and receive commitment fees in connection with some of our loans. We also plan to fund or acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. We do not currently have a contractual arrangement with any other mortgage originator for the purpose of acquiring these types of mortgage loans.

We will only invest in mortgage loans that are secured by first lien mortgages on real property. We expect that all of the mortgage loans in our portfolio will be full recourse against the real estate being financed. These loans will fall into the following categories: acquisition loans, development loans, construction loans and commercial property loans. Our asset acquisition policy limits the amount and type of mortgage loans that we may acquire. See “Our Operating Policies and Investment Policies — Asset Acquisition Policy.”

Set forth below is a description of the types of mortgage loans in which we plan to invest:

Acquisition of Raw and Unimproved Land.  Generally, we will invest in mortgage loans for the acquisition of raw and unimproved land with a principal amount of up to 65% of the appraised value of the property. Development or construction on land collateralizing these mortgage loans will be planned to commence within one year of our making the loan.

Development Loans.  Development loans enable borrowers to complete the basic infrastructure and development of their property prior to the construction of buildings or residences. Such development may include installing utilities, sewers, water pipes or streets. Generally, we will invest in development loans with a principal amount of up to 70% of the appraised value of the property or anticipated post-development value.

Construction Loans.  Construction loans provide funds to allow commercial developers to make improvements or renovations to the property in order to increase the net operating income of the property so that it can be sold or may qualify for institutional refinancing. Generally, we will invest in construction loans with a principal amount of up to 75% of the appraised value of the property or anticipated post-construction value.

Commercial Loans.  Commercial loans provide funds to allow commercial borrowers to make improvements or renovations to an existing structure in order to increase the net operating income of the property so that it may qualify for institutional refinancing. Generally, we will invest in commercial property loans with a principal amount of up to 75% of the appraised value of the property.

Trust Deeds.  We may also invest in any of the foregoing types of mortgage loans with other lenders, as permitted by our investment policies, by providing funds for or purchasing a majority interest in a trust deed mortgage loan meeting our investment guidelines described above. We would be more likely to invest in a trust deed mortgage loan when, for example:

•	we do not have sufficient funds to invest in an entire loan; or

•	an originated trust deed mortgage loan fits within our investment guidelines but would constitute more than 10% of our average invested assets or otherwise be disproportionately large given our then existing portfolio.

We may also invest in trust deed mortgage loans not originated by Ignite Funding that meet the requirements below if we acquire a controlling interest, alone or with any of our affiliates, in such loan. A controlling interest enables us to direct or cause the direction of the management and policies of such loan, which includes the authority to:

•	review all material contracts;

•	cause a sale of the loan or our interest therein subject in certain cases to limitations imposed by the participation agreement among the parties;

•	approve budgets and major capital expenditures;

•	veto any sale of the loan, or alternatively, to receive a specified preference on sale or proceeds;

•	exercise a right of first refusal on any desired sale; and

•	cause the foreclosure of the loan.

In the event of investment with an affiliate, the investment objectives of the participant will be substantially identical. There will be no duplicate fees. The compensation to the sponsors must be substantially identical, and the investment of each lender must be on substantially the same terms and conditions. Each lender will have a right of first refusal to buy the other’s interest if the co-lender decides to sell its interest.

In accordance with our asset acquisition policy, we will not acquire any mortgage loans or other investments, directly or indirectly, from Desert Capital or any of our affiliates, other than pursuant to our loan origination arrangements with Ignite Funding. See “Our Operating Policies and Investment Policies — Asset Acquisition Policy.” In addition, we will not participate in joint ventures or partnerships with affiliates except as permitted by NASAA Guidelines.

We will acquire mortgage loans from Ignite Funding on a servicing released basis. However, we expect that Ignite Funding will service all of our mortgage loans that we acquire from Ignite Funding pursuant to our loan servicing agreement. Ignite Funding will receive a servicing fee for each mortgage loan that is comprised of a spread of up to 100 basis points between the interest rate that is paid by the related borrower on the loan and the interest rate we receive as the lender on the loan. The servicing fee will vary and will be mutually determined on a loan-by-loan basis by our advisor and Ignite Funding. In the event a loan becomes non-performing and we take ownership of the property as a result of a workout or foreclosure of a loan, in lieu of the servicing fee that was previously paid by the borrower, we will pay, Ignite Funding an asset management fee equal to 1% of the original loan amount per annum. We will not give Ignite Funding or any of its affiliates any consideration similar to rebates or give-backs or enter into reciprocal arrangements with Ignite Funding or its affiliates that might be entered into in lieu of participations.

Balloon Payment.  We anticipate that substantially all of the mortgage loans we invest in or purchase will require the borrower to make a “balloon payment” of the entire principal amount upon maturity of the loan. Balloon payment loans do not generate principal repayments to us through borrower monthly repayment. Generally borrowers are required to make monthly interest payments to us. However, we anticipate that up to 80% of our loan portfolio will consist of “interest-carry” loans, meaning we will provide the borrower with sufficient financing to enable it to make the interest payments. Most of our mortgage loans will be non-investment grade loans, and frequently will be made to borrowers with limited credit histories. We will require full recourse against the real estate being financed. We will require two years of tax returns and financial statements. We also will require a current credit report from at least one major credit reporting agency. However, a substantial period of time may elapse between the review of the credit report and financial statements of the borrower and the due date of the balloon payment. Therefore, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due. Further, as a result of the “interest-carry” component of many of these loans, a borrower will be able to continue making interest payments in spite of experiencing substantial financial difficulties. To the extent that a borrower has an obligation to pay the mortgage loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon market conditions, its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans involve a higher risk of default than loans where the principal is paid over the life of the loan at the same time as the interest payments.

Collateral.  Each of the mortgage loans we fund will be secured by a first priority lien filed and recorded with the applicable county recorder’s office. We will obtain an independent appraisal, sales comparables, or other accepted valuation methodology for each property securing each of our mortgage loan investments. We will require full recourse against the real estate being financed. From time to time, we may be required to foreclose on the real estate serving as collateral for a mortgage loan. Upon the sale of any of our properties by our advisor or any affiliate of our advisor, in consideration for substantial assistance in connection with the sale of such property, we will pay sales commissions to any of such persons in amounts no greater than an amount that when added to all other disposition fees paid to unaffiliated parties in connection with the sale, does not exceed the lesser of the competitive real estate commission or an amount up to 3% of the contractual sales price.

Prepayment Penalties and Exit Fees.  We typically will not require prepayment penalties or exit fees for the loans in which we invest. Because of the short-term nature of the mortgage loans we intend to acquire, we should not have a substantial prepayment risk.

Escrow Conditions.  We will fund our mortgage loans through an escrow account held by a title insurance company, which will be subject to the following conditions:

•	Title to the subject property must be free and clear of all liens and encumbrances.

•	Borrowers must obtain title insurance coverage for all loans, with the title insurance policy naming us as the insured, and providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the property.

•	Borrowers must obtain fire and casualty insurance for all loans secured by improved real property, naming us as loss payee in an amount sufficient to cover the replacement cost of improvements.

•	All insurance policies, notes, deeds of trust or mortgages, escrow agreements, and any other loan documents for a particular transaction will name us as payee and beneficiary.

Construction Controls.  The development and construction loans we expect to fund or acquire will be initially fully funded, with the maximum borrowing capacity being established by an appraisal, comparable sales price, or other accepted valuation methodology to determine the completed value of the property. We will obtain an appraisal, sales comparables or other accepted valuation for every mortgage loan we fund. Once the amount of the mortgage loan has been established, the development or construction funds will be maintained by a third party construction control company in a separate trust account specific to the subject loan and will be disbursed upon the approval of the third party construction control company, which will monitor the progress of the construction process and release the funds as certain construction thresholds are reached. The vendors, suppliers and subcontractors of the borrower will submit invoices for services rendered or goods provided to the construction control company. Once the construction control company has confirmed the delivery of the goods or the satisfactory completion of the services, it will obtain a lien release from the billing party and approve payment of the invoice. At no time will the borrower have direct access to the committed funds.

Repayment of Mortgages on Sales of Properties.  We may require a borrower to repay a mortgage loan upon the sale of the mortgaged property rather than allow the buyer to assume the existing loan. We will require repayment if we determine that repayment appears to be advantageous to us based upon then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives. We will invest our net proceeds from any capital transaction in new investments, hold the net proceeds as cash, or distribute them to the stockholders. For these purposes, net proceeds also include the principal of a loan deemed to be repaid for tax purposes as a result of the nature of a loan modification or loan extension. Capital transactions include payments of principal, foreclosures and prepayments of mortgages, to the extent classified as a return of capital under the Internal Revenue Code, and any other disposition of a mortgage or property.

Non-agency Residential Mortgage Loans

We intend to invest a portion of our portfolio in non-agency residential mortgage loans. We define a non-agency residential mortgage loan as a first lien mortgage loan for a residential dwelling in which we are the first lien holder, as further described below. Non-agency residential mortgage loans may range in principal amount from $50,000 to $2 million with fixed or variable interest rates, based on the terms and conditions that reflect the type of loan and the inherent risk associated therewith. Non-agency residential mortgage loans are expected to be within our loan-to-value ratios set forth under “— Underwriting Criteria — Non-Agency Residential Mortgage Loans.” Initially, we anticipate that the majority of the non-agency residential mortgage loans that we fund will be identified and serviced by Ignite Funding. Ignite Funding will be paid loan origination fees (points) by the borrowers on the loans that it originates for us. The loan origination fees are paid to Ignite Funding in consideration for the underwriting and due diligence services it performs with respect to the residential loans it originates. We are not entitled to receive any part of the origination fees. We may also acquire non-agency residential mortgage loans directly from other mortgage brokers or originators and from entities holding non-agency residential mortgage loans. We do not currently have a contractual arrangement with any originator for the purpose of acquiring non-agency residential mortgage loans. Our asset acquisition policy limits the amount and type of non-agency residential mortgage loans we may acquire. See “Our Operating Policies and Investment Policies — Asset Acquisition Policy.”

We will acquire residential mortgage loans on a servicing released basis. However, we expect that an affiliate of our advisor or a third party servicer will service all of our residential mortgage loans. We expect that our residential loan servicer will receive a servicing fee for each residential mortgage loan that is comprised of spread up to 100 basis points between the interest rate that is paid by the related borrower on the loan and the interest rate we receive as the lender on the loan. The servicing fee will vary and will be mutually determined on a loan-by-loan basis by our advisor and the servicer. In the event a loan becomes non-performing and we foreclose on the property securing the loan, we will pay Ignite Funding or such other affiliate, as the case may be, an asset management fee equal to 1% of the original loan amount per annum. The servicer of our mortgage loans, will maintain a separate impound account for property taxes and insurance for each non-agency residential mortgage loan corresponding to the specific borrower in compliance with the rules and regulations of the U.S. Department of Housing and Urban Development. We anticipate that non-agency residential mortgage loans will be held and serviced for approximately 12 to 36 months before being “bundled” for sale. Once we have invested approximately $20 million in non-agency residential mortgage loans or have serviced a select group of non-agency residential mortgage loans in excess of 12 months, we will evaluate those mortgage loans to determine the attributable value of the asset based on the amount owed on the mortgage loan compared to fair market value and the performance of the loan to determine a premium price for a subsequent sale of the assets. Industry terminology used for this type of transaction is “bundling loans” with the intent to sell at a premium. We would expect to sell these bundles to financial institutions or private investors. Given current market conditions, currently few, if any, investors are interested in purchasing bundled loans. We may not be able to sell bundled loans if market conditions do not improve. We cannot predict when this market will re-emerge or when we may be able to sell any bundled loans, if ever.

The non-agency residential mortgage loans in which we intend to invest will generally fall into one of the following categories: condo/hotel, foreign nationals, asset-based stated income and jumbo. We will not invest in non-agency residential mortgage loans in favor of any one borrower in excess of $2 million. We expect that all of the non-agency residential mortgage loans in our portfolio will be full recourse against the property that secures the loan.

We expect to wholly own each of our non-agency residential mortgage loans, meaning that we will not participate in such a loan with another lender. The maximum loan amount will be established by an appraisal, comparable sales price, or other accepted valuation methodology. Once the loan amount has been established, the funds will be sent to a title company to process the title on the real property, and insure us as the first lien holder.

Non-agency Residential Mortgage Loan Payments.  We anticipate that borrowers will make monthly payments directly to the servicer, Ignite Funding, or another affiliate of our advisor, that include principal and interest or interest-only, as well as applicable property taxes and impound fees based on the terms and conditions of the loan agreement and the rules and regulations of the U.S. Department of Housing and Urban Development. A portion of the interest paid by the borrower will be retained by the servicer as the servicing fee. The servicer will also ensure that the portion of the payment for the impound account representing property taxes and insurance are properly allocated and applied to appropriate parties. The remainder of the payment will be forwarded to us. If a borrower becomes delinquent in making payments under the obligations set forth in the loan agreement we, as the first lien holder on the property, will take the appropriate measures, including but not limited to complying with applicable state regulations related to foreclosure, foreclosing on the property and taking ownership with the intent to sell the property.

Collateral.  Each of the mortgage loans we fund will be secured by a first priority lien filed and recorded with the applicable county recorder’s office. All real property collateral securing the mortgage loans we fund will be appraised by an independent third party. From time to time, we may be required to foreclose on the real estate serving as collateral for a nonconforming residential mortgage loan due to the loan obligations not being met by the borrower. Upon the sale of any of our properties by our advisor or any affiliate of our advisor, we will pay sales commissions to any of such persons in amounts no greater than the lesser of the competitive real estate commission or an amount up to 3% of the contractual sales price.

Prepayment Penalties.  Under the U.S. Department of Housing and Urban Development regulations we may impose a prepayment penalty equal to up to six months of regularly scheduled interest payments on non-agency residential mortgage loans with terms greater than five years.

Escrow Conditions.  We will fund nonconforming residential mortgage loans through an escrow account held by a title company, subject to the following conditions:

•	Title to the subject property must reflect free and clear title with no liens or encumbrances.

•	Borrowers must obtain title insurance coverage for the loan, with the title insurance policy naming us as the insured, and providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of ownership, and does not insure us against loss by other causes, such as diminution in the value of the property.

•	Borrowers must obtain fire and casualty insurance for all loans secured by real property, naming us as loss payee in an amount sufficient to cover the replacement cost of real property.

•	All insurance policies, escrow agreements, and any other loan documents for a particular transaction will name us as payee and beneficiary.

Investments in Commercial Real Property

We intend to make a limited number of investments in commercial real property to take advantage of attractive investment opportunities. We will seek to invest in commercial properties that offer opportunistic investment returns. We expect that the real estate-related debt investments described above, in particular investments in distressed debt, will, in certain circumstances, result in us owning real property as a result of a loan workout, foreclosure or similar circumstances. We intend to focus on properties that offer the opportunity for rental income growth and capital appreciation over the holding period. These properties may be existing or newly constructed properties or properties under development or construction. We will also seek to take advantage of the market conditions to acquire distressed properties from motivated sellers at substantial discounts to their intrinsic value. We will manage and dispose of any real property assets we acquire in the manner that our advisor determines is most advantageous to us.

Commercial Real Estate-Related Debt Securities

In addition to our primary focus on origination of and investments in acquisition, development, construction and commercial real estate loans and non-agency residential mortgage loans, we may also invest in commercial real estate-related debt securities such as commercial mortgage-backed securities (including distressed mortgage-backed securities), secured and unsecured debt issued by REITs and interests in other securitized vehicles that own real estate-related debt.

Commercial Mortgage-Backed Securities.  Commercial mortgage-backed securities, or CMBS, are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.

CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. The credit quality of mortgage-backed securities depends on the credit quality of the underlying mortgage loans, the real estate finance market and the parties directly involved in the transaction.

Collateralized Debt Obligations.  CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage-backed securities, B-Notes, mezzanine loans, REIT debt and credit default swaps. Like typical securities structures, in a collateralized debt obligation the assets are pledged to a trustee for the benefit of the holders of the bonds. We may invest in investment grade and non-investment grade CDO classes.

Ratings of Real Estate-Related Debt Securities.  For mortgage-backed securities and CDOs, the securitization process is governed by one or more of the rating agencies, including Fitch, Moody’s and Standard & Poor’s, who determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.” Bond classes that are subordinate to the BBB class are considered “non-investment” grade. The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the securities. Based on the sequential payment priority, the risk of nonpayment for the AAA securities is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the AAA class is typically sold at a lower yield compared to the non-investment grade classes that are sold at higher yields. We may invest in investment grade and non-investment grade classes.

Real Estate-Related Equity Investments

We may also invest in equity interests in mortgage REITs and other entities with investment objectives similar to ours. We may purchase the common or preferred stock of these entities or options to acquire their stock. We will target a public company that owns real estate-related loans, real estate-related debt securities and other real estate-related investments when we believe its stock is trading at a discount to that company’s net asset value. We will make investments in other entities only if they are not our affiliates, and no more than 10% of the proceeds of this offering will be used for such purposes. We may eventually seek to acquire or gain a controlling interest in the companies we target.

We may make investments in other entities when we consider it more efficient to acquire an entity that already owns assets meeting our investment objectives than to acquire such assets directly. We may also participate with other entities in investments through joint ventures, limited liability companies, partnerships and other types of ownership or participations.

Other Possible Investments

Although we expect that most of our investments will be of the types described above, we may make other investments, such as investing in any government sponsored programs organized to stabilize the financial system for which we qualify and to the extent consistent with our investment objectives. In fact, we may invest in whatever types of interests in real estate- or debt-related assets that we believe are in our best interests. Although we can purchase any type of interest in real estate- or debt-related assets, our charter does limit certain types of investments. See “Our Operating Policies and Investment Policies — Certain Investment Limitations.”

Underwriting Criteria

Our advisor will continuously evaluate prospective investments, select the mortgage loans satisfying our investment strategy and underwriting criteria in which we will invest and make all investment decisions on our behalf, unless our advisory agreement provides otherwise. Our stockholders will not be entitled to act on any proposed investment. In making investment decisions, our advisor will evaluate the underlying loan-to-value ratio of the collateral, credit worthiness and assets of the borrowers.

Acquisition, Development, Construction and Commercial Mortgage Loans

In evaluating prospective mortgage loan investments, our advisor, through its affiliate, Ignite Funding, will conduct substantial due diligence and consider a number of investment guidelines including, without limitation, the following:

•	We will fund the entire principal amount of the mortgage loan or acquire no less than a majority position in a trust deed mortgage loan.

•	We expect to invest only in first lien mortgage loans.

•	We will evaluate each mortgage loan based on specific loan-to-value (“LTV”) or loan-to-cost (“LTC”) ratios relating to the type of mortgage loan being made. The LTV ratio compares the total amount being borrowed to the value of the property as supported by an appraisal, comparable sales prices, or other accepted valuation methodology. The LTC compares the total amount being borrowed to the borrower’s cost basis in the subject property. We will obtain an appraisal, sales comparables or other accepted valuation methodology for every mortgage loan. We may also use other valuation methodologies in our valuation analysis. We do not intend to fund mortgage loans that have a LTV or LTC ratio greater than 80%.

Type of Collateral	Expected Maximum Loan-to-Value Ratio

Raw and unimproved land	65%
Property under development	70% (of anticipated post-development value)
Construction	75% (of anticipated post-construction value)
Commercial property	80% (of property value)

•	We do not have a minimum net worth requirement for a prospective borrower; instead, we rely heavily on evaluating the strength of the borrower based on its experience, track record and reputation as a borrower in the subject community. The established strength of the borrower provides insight into a borrower’s ability to fulfill the proposed exit strategy and anticipated holding period necessary for a strategic disposition of the property.

•	We expect that each of our mortgage loans will be full recourse against the real estate being financed.

•	We require each prospective borrower to provide tax returns and financial statements for the prior two years in order for us to evaluate the strength of the borrower.

•	We expect income-producing properties will generally have a debt service coverage ratio of 1.05:1, which is typically achieved if the property has at least a 60% occupancy rate; however, we will not lend to any income-producing property that does not have sufficient occupancy to meet the applicable debt service requirements.

•	We will analyze the property securing a potential investment for the likelihood of capital appreciation or depreciation.

•	We require a review of the status and condition of the recorded title of the property.

•	We will generally focus on geographic locations in the Western United States, which is where we believe we possess the requisite market knowledge, although we have no geographic limitations on the lending opportunities we will consider.

With respect to each mortgage loan we fund, we will loan the money directly to the borrower and the borrower will execute a note payable to us, or in the case of a trust deed mortgage loan, a master note payable to us and all other co-lenders with respect to that loan. Each of the trust deed mortgage loans that we invest in will be secured by the real estate that is either acquired, developed or constructed with the proceeds of the loan. We expect to generate revenues from the payments of interest on those loans made directly to us by the borrowers. Occasionally, Ignite Funding will temporarily fund trust deed mortgage loans for a period of time until it identifies the investors that will acquire the loan; therefore, we may also acquire interests in trust deed mortgage loans from Ignite Funding or a third party trust deed investor. We will acquire our investment from Ignite Funding or the third party trust deed investor, as the case may be, at par. Ignite Funding generates its income from origination fees and servicing fees paid by the borrowers under the loans it identifies. Accordingly, we will not pay any fees to Ignite Funding to fund all or a portion of any loan that we acquire from Ignite Funding.

We may invest in a mortgage loan with a higher loan-to-value ratio if the loan is supported by credit adequate to justify such higher ratio, including personal guarantees. Subject to the REIT requirements of the Internal Revenue Code, occasionally our collateral may include personal property as well as real property. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. Our expected loan-to-value ratios do not apply to financing offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing development or construction loan that is in default when it matures. In those cases, we may accept any reasonable financing terms we deem to be in our best interest. Nevertheless, in no event at the time of funding will the loan-to-value ratio on any trust deed mortgage loan exceed 80% of the independently appraised completed value of the property. The target loan-to-value ratio for our mortgage loan portfolio as a whole is approximately 70%.

We will obtain an independent appraisal, sales comparables, or other accepted valuation methodology for each property securing each of our mortgage loan investments. Loan-to-value ratios are based on appraisals, sales comparables, or other accepted valuation methodologies at the time of funding and may not reflect subsequent changes in value. No appraisal, sales comparables, or other accepted valuation methodologies may be dated more than six months prior to the funding date of the loan. Copies of these appraisals, sales comparables, or other accepted valuation methodologies will be available for your review at our offices for a period of five years. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. Our advisor ensures that the mortgage companies that originate and manage our mortgage loans retain appraisers who are licensed or qualified as independent appraisers and are certified by or hold designations from one or more nationally recognized organizations.

A part of our business strategy is to provide financing or acquire loans made to acquirers or developers of real estate, mostly in the form of short-term, bridge loans, which necessitate underwriting standards that are more flexible than traditional mortgage lenders and a loan approval process that is faster than traditional lenders. Substantially all of our trust deed mortgage investments are expected to be “balloon payment” loans, which are loans requiring the payment of all principal at the maturity of the loan. Balloon payment loans are non-investment grade and, therefore, carry a higher risk of default. Balloon payment loans are also riskier than amortizing loans because the borrower’s repayment depends on its ability to refinance the loan or sell the property.

We anticipate that substantially all of our acquisition, development, construction and commercial mortgage loans will consist of “interest-carry” mortgage loans, meaning we will provide the borrower with sufficient financing to enable it to make the interest payments during the term of the loan. We anticipate that in many cases we will make mortgage loans which are riskier than the mortgage loans made by commercial banks. However, in return we expect to receive a higher interest rate on our investments than more traditional lenders. We have instituted measures designed to mitigate the risks associated with our mortgage loans, such as imposing a lower loan-to-value ratio with respect to loans we determine to be more risky (thereby providing us with a larger equity cushion if real estate values decline). We intend to hold substantially all of our acquisition, development, construction and commercial mortgage loans to maturity. We may, however, periodically sell certain loans, or our portion of certain loans, if they no longer meet our investment criteria.

We intend to invest in the areas in which Ignite Funding is or becomes licensed or is otherwise qualified to originate mortgages, currently Arizona, California, Colorado and Nevada.

Our advisor is seeking to expand its relationship with real estate developers and mortgage lenders in Nevada, as well as elsewhere in the United States. Through these expanded relationships, we expect to identify additional mortgage funding and investment opportunities.

We expect to benefit from our relationship with Ignite Funding and our access to its proven loan origination capabilities. Initially, we will be dependent on Ignite Funding’s ability to originate mortgage loans, because we have not identified another source from which we can acquire acquisition, development, construction and commercial mortgage loans. Ignite Funding, which was formerly Residential Capital Mortgage Corporation, has been identifying and originating home loans since 1995. Ignite Funding has worked with thousands of homebuyers to provide competitive loan terms and services to meet the needs of homebuyers throughout the Western United States. Despite an extremely challenging economic environment, Ignite Funding identified homebuyers and arranged for the financing through its institutional bank and investor resources of approximately $54.0 million in home loans in 2007, approximately $95.0 million in 2008, approximately $67.0 million in 2009 and approximately $93.5 million in 2010. Ignite Funding’s network of loan officers and underwriters is expected to provide us with a pipeline of loans available to fund. We expect to benefit from the experience of Ignite Funding and its personnel and their ability to identify, value and originate a variety of acquisition opportunities for us. Ignite Funding will service our loans following our acquisition of the loans.

The loan origination and portfolio management teams at Ignite Funding have a diverse and concentrated breadth of experience within the real estate investment and management sectors. Collectively, prior to joining Ignite Funding, members of the portfolio management team oversaw a substantial number of real estate projects, including apartment and condominium projects and development of single family residential lots. Members of the team also managed the development of residential, office, retail, hotel and master planned communities. The team has industry relationships with key financial institutions, builders, developers, title companies and investors that are active in various aspects of the real estate industry.

CM Capital Services originated and serviced all of Desert Capital’s loans. As of December 31, 2010, Desert Capital had funded 506 mortgage loans with an aggregate principal amount of $344.3 million. The substantial majority of the loans made by Desert Capital consisted of short-term (12-18 months) acquisition and development and construction loans that were interest-carry balloon loans with geographic concentrations primarily in Southern Nevada. Balloon loans do not amortize over their term and as a result, in order to repay the loan at its maturity, the borrower must either be able to refinance the loan or sell the property for an amount that is sufficient to repay the loan. Prior to mid-2007, the credit markets were liquid, property values were stable or appreciating and Desert Capital’s borrowers were able to repay their loans. Prior to 2007, Desert Capital had experienced minimal defaults and had not foreclosed on any loans.

Commencing in 2007 with the collapse of the sub-prime residential mortgage market, banks and other financial institutions experienced severe shortages of capital and liquidity, which caused them to cease lending resulting in highly illiquid credit markets, which, among other things, adversely impacted the cost and availability of credit. The inability of would be home buyers to obtain loans to complete the purchase of homes and home builders to sell or refinance their housing projects resulted in an extremely high level of foreclosures, declining property values and ultimately, an illiquid real estate market. Because a substantial majority of Desert Capital’s loan portfolio consisted of short-term balloon loans, the severe disruption of the credit markets and declining values in the real estate markets disproportionately affected Desert Capital as the majority of its loan portfolio matured during 2007 and 2008. As a result of the market disruptions, its borrowers had no available source of refinancing or ability to sell the collateral securing the maturing loans at values exceeding the loan amounts, which resulted in their inability to repay the mortgage loans owing to Desert Capital, which caused Desert Capital’s default rate to increase dramatically. The default rate for loans originated by CM Capital Services in 2008 and 2007 was 87.54% and 86.11%, respectively. See “Prior Performance Summary — Prior Investment Programs.” Because Desert Capital suffered losses from operations and the cash flow from its operating activities was insufficient to meet its current obligations and debt payments, Desert Capital’s auditor’s opinions for the years ended December 31, 2009 and December 31, 2010 state that there is substantial doubt as to the entity’s ability to continue as a going concern.

We intend to invest in loans similar to those in which Desert Capital invested and as a result, our business, results of operations and ability to make distributions to you could also be adversely affected by continued or future market disruptions that cause credit illiquidity or property values to decline further in the same manner that such conditions affected Desert Capital. Any sustained period of illiquidity and declining property values could negatively affect our mortgage loan investments and could cause us to incur substantial losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Real Estate Market Outlook.”

Our overall investment strategy is different from Desert Capital’s, which should help mitigate against some of the risks to which Desert Capital was subject. Our investment strategy is broader and more diversified than Desert Capital’s as it also includes investing in non-agency residential mortgage loans, commercial real property, and real estate-related debt and equity securities. In addition, we do not intend to invest in second lien mortgage loans. We have also established additional investment guidelines to provide geographic and borrower diversification to our portfolio and to require board approval of all investments other than real estate-related loans. However, like Desert Capital, as a lender willing to invest in loans to borrowers that may not meet the credit standards of traditional lenders, the default rate on our mortgage loans could be higher than the rest of the real estate industry generally. See “Our Operating Policies and Investment Policies — Asset Acquisition Policies.”

Despite the high default rate experienced with respect to loans originated by CM Capital Services, our advisor and Ignite Funding continue to believe that their loan origination and underwriting fundamentals are sound. Our advisor and Ignite Funding believe the high level of defaults experienced by Desert Capital was caused by illiquid credit and real estate markets which resulted in borrowers being unable to refinance their loans or sell their projects at reasonable values, and not by unsound underwriting. Accordingly, we have not materially changed our underwriting criteria from that used by Desert Capital, however, our investment selections must be made in light of the exit strategies that are available to us in the event of a borrower’s default given the current market conditions. The constraints imposed by the existing market conditions will accordingly affect the types and geographic location of mortgage loan investments that we will make.

In addition, because there are currently fewer qualified property buyers and lenders with respect to any given property, property appraisals in the current market conditions are likely to provide more conservative property values upon which to lend. Moreover, property values have reset at substantially lower levels than existed several years ago and loans being funded in the current market will likely be secured by properties whose values have stabilized at these lower levels. Accordingly, all other things being equal, a loan made in the current market conditions with a 70% loan-to-value ratio should be a relatively safer investment than a loan made several years ago with a 70% loan-to-value ratio. We believe that the severely constrained credit market provides us with an attractive opportunity to provide an alternative source of capital to borrowers that is not being met by the current market participants. We further believe that the current uncertain economic conditions will continue to create opportunities to acquire commercial real properties and select real estate-related debt and equity securities from motivated sellers at substantial discounts to their previous values.

Non-Agency Residential Mortgage Loans

In evaluating prospective non-agency loan investments, our advisor will consider the following investment guidelines:

•	We will invest in fully amortizing or interest only non-agency loans originated under the terms of 15 and 30 year fixed, 2, 3 and 5 year fixed with adjustable rate mortgage (“ARM”), and 2, 3 and 5 year fixed interest only ARM loans.

•	We will invest in loans secured by the following types of property: 1-unit attached and detached single family residence (“SFR”), planned unit development (“PUD”), low and high-rise condominiums and condo/hotels (exposure in any one condo/hotel project is limited to a maximum of 20% of the total units and are only eligible as a second home or investment property) and properties up to 10 acres.

•	We expect that non-agency mortgage loans will not exceed a maximum loan amount of $2 million per borrower, subject to exceptions with compensating factors that would require investment committee approval.

•	We will evaluate each non-agency mortgage loan based on specific LTV ratios relating to the total amount being borrowed to the value of the property as supported by an appraisal, comparable sales prices, or other valuation methodologies and the risk assessed by the occupancy, debt-to-income ratio (“DTI”), FICO scores, reserves and cash down payment. We do not intend to fund non-agency residential mortgage loans that have a LTV ratio greater than 75%.

•	We require a full uniform residential appraisal with interior and exterior inspection and photos of the property within 90 days prior to close of escrow (“COE”).

•	We expect that each of our loans will be full-recourse to the assets of individual borrowers, except where prohibited by law.

•	We require a review of the status and condition of the recorded title of the property.

•	We will generally focus on geographic locations in the Western United States, which is where we believe we possess the requisite market knowledge, although we have no geographic limitations on the lending opportunities we will consider.

•	We will invest in non-agency residential mortgage loans to the following eligible borrowers: U.S. citizens, resident aliens, non-permanent resident aliens and foreign nationals.

•	We require non-agency residential mortgage loans to prospective borrowers to have a thorough documentation review to include, but not limited to:

•	Borrower must have a minimum of a 24 month credit history (except foreign nationals) that meets the following criteria:

•	credit report may not be more than 90 days old at COE;

•	minimum of three sources of credit;

•	collection amounts over $250 individual or $1,000 aggregate may be required to be paid; and

•	judgments and liens may be required to be paid.

•	Borrower must provide some of the following income and asset documentation:

•	prior two years and current year financial statement;

•	two years of employment history;

•	last two paycheck stubs to cover most recent 30-day period;

•	three months of bank statements and other documentation illustrating current financial holdings (i.e. IRA, mutual funds, stocks, etc.);

•	documentation on all real property owned;

•	bankruptcy filing, if applicable; and

•	verbal verification of employment (“VOE”) prior to funding is required on all loans.

A part of our business strategy is to provide financing or acquire loans made to homebuyers, mostly in the form of monthly principal and interest loans, which necessitate underwriting standards that are more flexible than traditional mortgage lenders and a loan approval process that is faster than traditional lenders. With respect to each non-agency residential mortgage loan that we fund, we will loan the money directly to the borrower. The loans we invest in will be secured by the real property. We expect to generate revenues and, in some instances, reduce our capital investment from the payments of principal and/or interest on those loans made directly to our servicer by the borrower, and we will receive payments from the servicer after all applicable taxes, insurance and impound reserve fees are deducted. These underwriting criteria are based on current market conditions. As market conditions change, we may need to revise our criteria in order to remain competitive and satisfy market demand.

Our non-agency mortgage loan originator, Ignite Funding generates its income from origination fees paid by the borrower under the loan processing agreement. Accordingly, we pay no fees to Ignite Funding. We are not entitled to receive any part of these origination fees. We may also acquire loans from non-affiliated entities. We expect to benefit from our relationship with Ignite Funding and our access to its proven loan origination capability. Initially, we will be dependent on Ignite Funding’s ability to originate non-agency mortgage loans, because we have not identified another qualified source from which we can acquire these types of loans. Ignite Funding has been identifying and originating home loans since 1995. Ignite Funding has worked with thousands of homebuyers to provide competitive loan terms and services to meet the needs of homebuyers throughout the Western United States. Despite an extremely challenging economic environment, Ignite Funding identified homebuyers and arranged for the financing through its institutional bank and investor resources of approximately $54.0 million in home loans in 2007, approximately $95.0 million in 2008, approximately $67.0 million in 2009 and approximately $93.5 in 2010. Ignite Funding’s network of loan officers and referral sources is expected to provide us with a pipeline of non-agency residential mortgage loans available to fund. Ignite Funding will serve as the originator of borrowers seeking financing for non-agency residential mortgage loans offered under the guidelines outlined above. Ignite Funding also originates loans for numerous local homebuilders throughout the Western United States. An affiliate of our advisor or other third party will service all of our residential mortgage loans.

We intend to invest in the areas in which Ignite Funding is licensed to originate mortgages, specifically Arizona, California, Colorado and Nevada.

In many cases we may make non-agency residential mortgage loans which are riskier than typical non-agency residential mortgage loans made by traditional lenders. Generally, more traditional lenders require a borrower’s bankruptcy to be discharged a minimum of four years prior to the origination of the loan and a foreclosure to have occurred a minimum of three years prior to loan origination. We are willing to lend to borrowers who have been discharged from bankruptcy or experienced a foreclosure a minimum of one year prior to loan origination. However, in return we will receive a higher interest rate on our investments than more traditional mortgage loans. We have also instituted measures designed to mitigate the risks, such as imposing a lower loan-to-value ratio with respect to loans we determine to be more risky (thereby providing us with a larger equity cushion if real estate values decline), requiring high credit scores (minimum FICO scores of 700 to 740 depending on loan type) in some cases and adequate reserves at the time the loan closes. We do not anticipate that we will hold non-agency mortgage loans to maturity. We may periodically sell certain non-agency mortgage loans for a premium to institutional banks or investors.

We will receive an independent appraisal for each property securing one of our non-agency mortgage loans. Loans in excess of $650,000 may require a second appraisal. The value used to calculate the loan-to-value ratio is the lesser of the appraised value or the acquisition cost. No appraisal may be dated more than 90 days prior to the COE of the loan. Copies of these appraisals will be available for review at our offices for a period of five years. Our advisor ensures that all mortgage companies that originate our loans retain appraisers who are licensed or qualified as independent appraisers and are certified by or hold designations from one or more nationally recognized organizations. We require that each non-agency mortgage loan have a full uniform appraisal, to include an interior and exterior inspection with photos of the property. Property inspection waivers are not permitted.

Borrowers may include U.S. citizens, resident aliens and non-permanent resident aliens. Due to the risk associated with funding foreign national loans, we will observe the following guidelines for these loans:

•	LTV/TLTV of 60% on all property types;

•	foreign nationals without a social security number or tax identification must execute an IRS form W-8BEN (Certification of Foreign Status);

•	a domestic credit report must be maintained on file;

•	we will attempt to obtain a foreign credit report;

•	two original bank reference letters from financial institutions in their country of origin (translated in English must be provided); and

•	foreign income may be used for qualification purposes only if the stability and continuance can be verified. Borrowers with diplomatic immunity are not eligible.

Asset-based stated income mortgage loans may not exceed an LTV of 65%. Additionally, the following requirements must be met:

•	two years of work history in the same line of work;

•	self-employed borrowers must document business existence for at least one year;

•	stated income must be reasonable and consistent with employment and the amount to be financed;

•	income stated on 1003 must be supported by assets reflecting a minimum balance of the greater of 40% of the borrower’s annual income or $100,000 in assets after COE;

•	IRS Form 8821/4506T is required to be signed at COE to cover a two year period for the individual and the business;

•	assets to support income may come from any combination of liquid assets (checking, savings, certificates of deposit, brokerage accounts and 401(k)s; and

•	asset documentation requires three months of consecutive statements with all pages.

Additionally, we will make non-agency residential mortgage loans only to borrowers that have no more than a total of 20 properties. Loan-to-value ratios will not exceed 70% for borrowers financing an investment property who already have greater than 10 existing mortgages in their name. In addition, borrowers who own multiple non-owner occupied properties must provide two years of documentation evidencing experience owning multiple investment properties.

It is our intention to allow for a one-time re-cast option, which effectively results in a re-writing of the original loan, on non-agency residential mortgage loans within the first 12 months of the loan at no less than $25,000. A re-cast is typically requested by a borrower who has purchased a new primary residence prior to selling his former primary residence, and anticipates the sale of his previous residence and would like to apply the gain of the previous residence to his new primary residence purchase. The borrower may request a re-cast form from our servicer. Once the form has been completed and a cashiers’ check has been received, the non-agency mortgage loan will be re-cast to reflect the revised principal amount owed and new payment based on the lower principal balance, thus reducing our capital exposure and LTV on the real property.

Our loans may be subject to regulation by federal, state and local authorities and subject to laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices.

All federal, state and local laws and regulations must be complied with, including the Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Flood Disaster Protection Act, Truth-in Lending and Fair Credit Reporting Act.

Resolution Strategy

Over the past several years, the capital and credit markets have experienced extreme volatility and disruption triggered by losses tied to the collapse of the sub-prime residential mortgage market. As a result of the credit concerns in the sub-prime residential mortgage market, banks and other financial institutions substantially reduced the availability of and increased the cost of debt capital for many companies which has resulted in market illiquidity. If these market conditions continue, despite adherence to our investment criteria, some of the mortgage loans we acquire may become non-performing. We may have to create a provision for loan losses that will negatively impact our results of operations, and any real estate that we own as a result of the foreclosure process may be impaired. In addition, we could be required to make additional cash outlays for an indefinite period of time, including payment of court costs and attorney fees and other expenses incidental to protecting these investments. These expenses could have an adverse effect on our operating cash flow.

Our advisor will work with Ignite Funding, our loan servicer, to evaluate any mortgage loan in our portfolio that becomes delinquent or non performing to identify any potential short-term and long-term issues and formulate a strategy to resolve any potential issues.

We will implement the following strategies with respect to any of our mortgage loans that become nonperforming and may revise our strategies as necessary.

•	Sale of the Foreclosed Collateral — If we determine through a thorough review process that it is advantageous to sell the property that secured a nonperforming loan at a loss rather than to continue to hold the property and incur additional costs, we may sell the property for cash or finance the sale with a qualified buyer.

•	New Borrower Assumption — If we can identify new qualified borrowers to assume the initial loan amount, we will convert the nonperforming loan into a performing loan.

•	Joint Venture — We may contribute the real estate to an operating joint venture usually structured as a limited liability company (“LLC”) with other private investors in a loan or with a new investor to provide additional financing and development expertise to complete the project. Once the project is completed and sold, we will distribute the sales proceeds according to the joint venture agreement. This strategy may significantly reduce our ownership in the property.

•	Holding the Property — If we are unable to implement any of the strategies discussed above, or if we determine that it may be advantageous to hold the property based upon local real estate market conditions, we will hold the property for an undetermined period of time. In most cases, this will be a temporary strategy, which at the appropriate time will be replaced with one of the other options.

We will evaluate each nonperforming loan on an individual basis in an effort to develop a strategy for maximizing the value given the unique characteristics of each loan. In some cases, we may believe that the assets collateralizing our nonperforming loans have greater value than current conditions imply. We will seek to minimize potential losses of any impaired loans and achieve the greatest capital realization with respect to each nonperforming loan.

As a collateral-based lender, one of our goals is to protect the value of the underlying collateral. If we foreclose on the collateral securing a nonperforming loan, we will become the owner of the property. We believe that with the experienced management team of our advisor and the depth of our knowledge of the real estate markets in which we will be operating, we would be positioned to hold these properties and realize their potential value and minimize our losses.

While pursuing any foreclosure action, we will evaluate each property on an individual basis in an effort to develop a strategy for maximizing the value of the property and limiting any losses. The carrying value of real estate owned would be assessed on a quarterly basis from updated appraisals, comparable sales values or purchase offers. It is not our intent to invest in real estate as a long-term investment.

Regulation

Ignite Funding, as the originator and servicer of mortgage loans, is regulated as a mortgage company and, therefore, is subject to extensive regulation by federal, state and local laws and governmental authorities. Ignite Funding conduct its real estate mortgage businesses under a license issued by the State of Nevada Mortgage Lending Division. Under applicable Nevada law, the division has broad discretionary authority over Ignite Funding’s activities, including the authority to conduct periodic regulatory audits of all aspects of its operations. Ignite Funding is licensed to conduct its real estate mortgage business in Arizona, California, Colorado and Nevada.

Ignite Funding is subject to the Equal Credit Opportunity Act of 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age, or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. CMR is also subject to various other federal and state securities laws regulating the issuance and sale of securities, as well as RESPA.

Should we or our affiliates not adhere to the regulation to which we or they are subject, we and/or our affiliates could face potential disciplinary or other civil action that could have a material adverse effect on our business.

Competition

Our net income depends, in large part, on our ability to originate investments with spreads over our cost of capital. In originating these investments, we compete with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, private funds, other lenders, governmental bodies and other entities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are other mortgage REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of loans offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential loans than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Property

We are externally advised by 2020 Capital and do not lease or own any property. We are located at 1291 W. Galleria Drive, Henderson, NV 89014.

Employees

We are externally advised by 2020 Capital and have no employees.

Website Access to Our Periodic SEC Reports

The internet address of our corporate website is www.cmreit.com. We intend to make our periodic SEC reports including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and Section 16 filings available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.

Materials we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our reports, proxy and information statements, and other information regarding our company that we file electronically with the SEC.

OUR OPERATING POLICIES AND INVESTMENT POLICIES

General

Our primary investment objective is to obtain current income from the yield on our investments while (1) making attractive and consistent cash distributions; (2) preserving, protecting, and enhancing our assets; (3) qualifying as a REIT for U.S. federal income tax purposes; and (4) ultimately providing our stockholders with liquidity of their investment. The sheltering from tax of income from other sources is not one of our objectives. If we are successful in achieving our investment and operating objectives, our stockholders (other than certain tax-exempt entities) are likely to recognize taxable income in each year. While there is no order of priority intended in the listing of our objectives, stockholders should realize that our ability to meet these objectives may be severely handicapped by any lack of diversification of our investments and the lack of investment capital.

We intend to meet our objectives primarily through our investment policies by creating a diversified portfolio of real estate-related loans, commercial real estate-related debt securities and select real estate equity investments. We believe that we are most likely to achieve our investment objectives through the careful selection and underwriting of assets. When making an investment, we will emphasize the performance and risk characteristics of that investment, how that investment will fit with our portfolio mix and performance and risk management objectives and how the returns and risks of that investment compare to the returns and risks of available investment alternatives. Our board of directors has established the following four primary operating policies to implement our business strategies:

•	asset acquisition policy;

•	capital/liquidity and leverage policies;

•	credit risk management policy; and

•	asset/liability management policy.

Asset Acquisition Policy

Our asset acquisition policy provides guidelines for acquiring investments in order to maintain compliance with our overall investment strategy, which is to acquire a diversified portfolio of real estate-related loans, commercial real estate-related debt securities and select real estate equity investments. Our advisor has the authority to make all the decisions regarding our investments consistent with our investment guidelines and borrowing policies and subject to the limitations in our charter and the direction and oversight of our board of directors. With respect to investments in real estate-related loans, we have adopted investment and underwriting guidelines that our advisor must follow when acquiring such assets on our behalf without the approval of our board of directors. We expect to acquire only those mortgage loans which we believe our advisor has the necessary expertise to evaluate and manage, which we can readily finance, and which are consistent with our overall investment strategy and our asset acquisition policy. We will not purchase or lease assets in which our advisor, any of our directors or officers or any of their affiliates has an interest without a determination by the conflicts committee of our board of directors (consisting of our independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliated seller or lessor, unless there is substantial justification for the excess amount and such excess is reasonable. Our board of directors will formally review at a duly called meeting our investment guidelines on an annual basis or more often as they deem appropriate. Changes to our investment guidelines must be approved by our board of directors.

Our advisor will focus on purchasing real estate-related loans that satisfy our investment criteria and acquisition policy. It will source our investments from direct or repeat customer relations, former and current partners, mortgage brokers and securitization or lending departments of financial institutions.

In selecting investments for us, our advisor will utilize its established investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately.

If a potential investment meets our underwriting criteria, our advisor will review the proposed transaction structure, including security, reserve requirements, call protection and recourse provisions. Our advisor will evaluate the asset’s position within our overall capital structure and portfolio allocation in relation to our asset acquisition policy and guidelines. Our advisor will analyze each potential investment’s risk-return profile and review financing sources, if applicable, to ensure that the investment fits within the parameters of financing facilities and to ensure performance of the underlying real estate collateral.

In addition to the foregoing, our asset acquisition policy encompasses the following guidelines:

•	After the proceeds of this offering have been fully invested, we expect that our portfolio allocation will consist of up to approximately 80% acquisition, development, construction and commercial mortgage loans, up to approximately 10% non-agency residential mortgage loans and up to approximately 20% commercial real property, real estate-related debt securities and equity securities of other real estate-related companies.

•	After the proceeds of this offering have been fully invested, our investment in any single mortgage loan will not exceed 10% of our average invested assets.

•	After the proceeds of this offering have been fully invested, our aggregate investment in mortgage loans made to any one borrower and its affiliates will not exceed 10% of our average invested assets.

•	After the proceeds of this offering have been fully invested, our aggregate investment in any individual submarket will not exceed 20% of our average invested assets.

•	Our board of directors must approve or will delegate to our advisor the authority, subject to certain parameters imposed by the board and the investment restrictions set forth in our articles of incorporation, to approve all investments other than investments in real estate-related loans. See “Our Operating Policies and Investment Policies — Certain Investment Limitations” below.

•	Our board of directors must approve any investment in any real estate-related loan in excess of $15 million.

•	We will seek to allocate our portfolio to comply with an exemption from the Investment Company Act of 1940, as amended.

•	We will not acquire mortgage loans or other investments from Desert Capital or any of our other affiliates, directly or indirectly, other than pursuant to our loan origination arrangement with Ignite Funding.

Capital/Liquidity and Leverage Strategy and Policies

We expect to employ a leverage strategy to increase our assets by borrowing against our existing assets and using the proceeds to acquire additional assets in an effort to increase the size of our portfolio and enhance potential returns to stockholders. We intend to borrow an amount equal to 100% of our net assets, which equates to 50% of the aggregate cost of our assets, although our borrowings may vary from time to time depending on market conditions and other factors deemed relevant by our advisor and our board of directors. We believe that this will leave an adequate capital base to protect against interest rate environments in which our borrowing costs might exceed the yield on our investments. Due to current market conditions, we cannot assure you if or when, we will be able to obtain debt financing. Our articles of incorporation in accordance with the NASAA Guidelines limit the amount of aggregate indebtedness we may incur to 300% of our net assets or 75% of the cost of our assets.

We will finance our assets with our equity capital and to the extent reasonably available, through borrowings under lines of credit, term loans and other collateralized financings that we hope to establish with commercial banks. We do not expect to enter into repurchase agreements. See “Business — Financing Strategy.” In the event we are able to borrow funds on acceptable terms, depending on the different costs of borrowing funds at different maturities, we intend to vary the maturities of our borrowed funds to attempt to produce lower borrowing costs. In general, we expect that our borrowings will be short-term except for borrowings the proceeds of which are used to finance the acquisition of real property. We may also utilize long-term borrowings including securitization structures to the extent available on a cost effective basis. We will actively manage, on an aggregate basis, both the interest-rate indices and interest-rate adjustment periods of our borrowings against the interest-rate indices and interest-rate adjustment periods related to our assets.

We expect that some of our future credit agreements will require us to deposit additional collateral in the event the market value of existing collateral declines, which may require us to sell assets to reduce our borrowings. We have designed our liquidity management policy to maintain an adequate capital base sufficient to provide required liquidity to respond to the effects under any borrowing arrangements of interest rate movements as described above. If we enter into any loan agreement, we will disclose the material terms of such agreement to the extent required by federal securities laws.

Credit Risk Management Policy

We will review and monitor credit and special hazard risk associated with each of our investments. See “Business — Underwriting Criteria.” In addition, we will seek to diversify our portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentration risk. See “Our Operating Policies and Investment Policies — Asset Acquisition Policy.” We will also attempt to reduce risk from sellers, borrowers and servicers by obtaining representations and warranties in the transaction documents with specific indemnity associated thereunder. Our advisor will monitor the overall portfolio risk in order to determine appropriate levels of provision for losses we may experience.

We will generally determine, at the time of purchase, whether or not an asset complies with our credit risk management policy guidelines, based upon the most recent information utilized by us. Such compliance is not expected to be affected by events subsequent to such purchase, such as changes in characterization, value or rating of any specific mortgage loans or economic conditions or events generally affecting any investments of the type held by us.

Asset/Liability Management Policy

Interest Rate Risk Management.  To the extent consistent with our election to qualify as a REIT, we will follow an interest rate risk management program intended to protect our portfolio of investments and related debt against the effects of major interest rate changes. Specifically, our interest rate management program is formulated with the intent to offset, to some extent, the potential adverse effects resulting from any rate adjustment limitations on our investments and the differences between interest rate adjustment indices and interest rate adjustment periods of our investments and any related borrowings.

Our interest rate risk management program encompasses a number of procedures, including the following:

•	monitoring and adjusting, if necessary, the interest rate sensitivity of our investments compared with the interest rate sensitivities of our borrowings;

•	attempting to structure our credit agreements to have a range of different maturities and interest rate adjustment periods; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of the mortgages underlying our investments compared to the interest rate indices and adjustment periods of our borrowings.

As a result, we expect to be able to adjust the average maturity/adjustment period of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings mature or are renewed. Through the use of these procedures, we will attempt to reduce the risk of differences between interest rate adjustment periods of the mortgages underlying our investments and our related borrowings.

We do not expect to conduct hedging activities in connection with our portfolio management due to the expected short-term nature of our borrowings.

Prepayment Risk Management.  We do not expect to have significant prepayment risks associated with our investment portfolio due to the expected short term (12-24 months) of most of our loans that we intend to hold.

Our bylaws require the independent directors to review our investment policies at least annually to determine that the policies are in the best interests of our stockholders. The determination will be set forth in the minutes of our board of director meetings along with the basis for the determination. Our directors (including a majority of the independent directors) have the right, without a stockholder vote, to alter our investment policies but only to the extent consistent with our investment objectives and investment limitations. See “Our Operating Policies and Investment Policies — Certain Investment Limitations” below.

Certain Investment Limitations

In addition to other investment restrictions imposed by our board of directors from time to time, our articles of incorporation provide for the following limitations on our investments, until such time as our shares are listed:

1. Not more than 10% of our total assets may be invested in unimproved real property or mortgage loans on unimproved real property. For purposes of this paragraph, “unimproved real property” does not include any real property under construction, under development, under contract for development or planned for development within one year.

2. We may not invest in commodities or commodity future contracts, other than futures contracts when used solely for hedging purposes in connection with our ordinary business of investing in real estate assets and mortgages.

3. We may not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property. In cases in which a majority of independent directors so determine, and in all cases in which the mortgage loan involves our advisor, sponsor, our directors, or any of our affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal will be maintained in our records for at least five years, and will be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.

4. We may not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on that property, including our loans, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including our loans” will include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

5. We may not make or invest in any mortgage loans that are subordinate to the lien or other indebtedness of our advisor, our sponsor, any of our directors, or any of our affiliates.

6. We will not issue (a) equity securities redeemable solely at the option of the holder (except that stockholders may offer their common shares to us pursuant to our redemption plan); (b) debt securities unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known charges, is sufficient to service that higher level of debt properly; (c) shares of our common stock on a deferred payment basis or under similar arrangements; or (d) options or warrants to our advisor, our directors, sponsor or any affiliate thereof except on the same terms as such options or warrants are sold to the general public. Options or warrants may be issued to persons other than our advisor, our directors, sponsor, or any affiliate thereof but not at an exercise price less than the fair market value of the underlying securities on the date of grant and not for consideration that in the judgment of the independent directors has a market value less than the value of such option or warrant on the date of grant. Options or warrants issuable to our advisor, our directors, sponsor, or any affiliate thereof shall not exceed 10% of the outstanding shares on the date of grant.

7. The maximum amount of leverage in relation to net assets will not exceed 300% or 75% of the cost of our assets, unless such excess is approved by a majority of our independent directors.

8. We will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

9. We will not make any investment that we believe will be inconsistent with our objective of qualifying as a REIT.

10. We will not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

11. We will only engage in a roll-up transaction to the extent consistent with our articles of incorporation and NASAA Guidelines.

12. The consideration paid for real property acquired by us will ordinarily be based on the fair market value of the real property as determined by a majority of the directors. In cases in which a majority of the independent directors so determine, and in all cases in which the property is acquired from the advisor, a director, the sponsor or affiliates thereof, such fair market value must be determined by an independent appraiser selected by the independent directors.

13. We may not invest in equity securities that are not traded on a national securities exchange unless a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.

The foregoing limitations may not be modified or eliminated without the approval of the holders of a majority of our outstanding shares of our common stock.

Investment Company Act Considerations

We do not intend to register as an investment company under the Investment Company Act. Under the Investment Company Act, in relevant part, an issuer is an “investment company” if:

•	under Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•	under Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” Excluded from the definition of “investment securities” are, among other things, U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to create a diversified portfolio of real estate-related loans, commercial real estate-related debt securities and select real estate equity investments. We intend to focus our investing activities on, and use the proceeds of this offering principally for, loans to homebuilders, developers and homebuyers, and owners of real property with financing needs that are not met by traditional mortgage lenders. We expect that up to approximately 80% of our portfolio will consist of short-term mortgage loans consisting of acquisition, development, construction and commercial mortgage loans to both local and national developers and homebuilders. We also expect to invest in non-agency residential mortgage loans to provide niche financing to borrowers that otherwise have limited financing sources. We expect that up to approximately 10% of our portfolio will consist of non-agency residential mortgage loans. We also intend to make a limited number of opportunistic investments in commercial real property to take advantage of attractive investment opportunities. Our investments may also include real estate-related debt securities, such as commercial mortgage-backed securities and collateralized debt obligations related to real estate, and equity securities of other real estate-related companies. We expect that up to approximately 20% of our portfolio may consist of commercial real property, real estate-related debt securities and equity securities of other real estate-related companies.

We intend to rely on the exception from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for issuers “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, the SEC’s staff’s position on Section 3(c)(5)(C) generally requires that at least 55% of an issuer’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets;” at least 80% of the issuer’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate-related assets;” and no more than 20% of the issuer’s assets may be comprised of assets other than qualifying assets and real estate-related assets, which we refer to as “miscellaneous assets.” We will measure our Section 3(c)(5)(C) exclusion on an unconsolidated basis.

We will classify our assets for purposes of the Investment Company Act, including our Section 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. In addition, the SEC has not provided guidance with respect to several types of assets in which we may invest. In the absence of any no-action position or other SEC guidance, we will rely on our view of what constitutes a qualifying asset and a real estate-related asset. No assurance can be given that the SEC will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the Section 3(c)(5)(C) exception from the definition of an investment company, we will classify the assets in which we invest generally as follows:

Commercial and Residential Real Estate Loans

First Mortgage Loans.  Consistent with SEC no-action letters, a first mortgage loan will be treated as a qualifying real estate asset provided that the loan is fully secured, i.e., the value of the real estate securing the loan is greater than the value of the note evidencing the loan. If the loan is not fully secured, the entire value of the loan will be classified as a real estate-related asset.

First Mortgage Trust Deeds.  A first mortgage trust deed is a short-term mortgage loan secured directly by a lien on real property. A typical trust deed has more than one lender with a direct interest in the mortgage loan. We will treat our trust deed investments as real estate-related assets. The SEC staff has not provided any guidance on the treatment of trust deed loans and accordingly, any future SEC guidance may permit or require us to adjust our trust deed investment strategy.

Mezzanine Loans.  A portion of our investments will consist of real estate loans secured by 100% of the equity securities of a special purpose entity that owns real estate, or mezzanine loans. Mezzanine loans will be treated as qualifying real estate assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the criteria set forth in the Capital Trust, Inc. No-Action Letter (May 24, 2007).

Participations.  Consistent with no-action positions taken by the SEC staff, we will consider a participation interest in a whole mortgage loan, as a qualifying real estate asset only if: (i) we have a participation interest in a mortgage loan that is fully secured by real property; (ii) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (iii) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (iv) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (v) in the event that the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

Equity Participations.  Although the SEC staff has not taken a position with respect to equity participations, or kickers, we generally intend to treat equity participations in the same manner as the underlying loan to the extent the equity participation has the same access to, or foreclosure rights on, the real property securing the underlying loan. For instance, if the underlying loan is considered a qualifying real estate asset and the associated “kicker” has the same access to or foreclosure rights on the real property securing the underlying loan, the kicker will be treated similarly. If it does not, it will be treated as a real estate-related asset. If the SEC takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Fund-Level or Corporate-Level Debt.  If we provide financing to an entity that is primarily engaged in the real estate business, we intend to treat such loan as a real estate-related asset or a miscellaneous asset depending on the nature of the business and assets of the borrower.

Other Real Estate-Related Loans.  We will treat the other real estate-related loans described in this prospectus, i.e., bridge loans, construction loans, and defaulted mortgage loans, as qualifying real estate assets if such loans are fully secured by real estate. With respect to construction loans which are funded over time, we will consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying real estate asset. The SEC has not issued no-action letters specifically addressing construction loans which are funded over time. If the SEC takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Commercial Real Estate-Related Debt Securities

CMBS.  CMBS are securities backed by pools of loans secured by first or, less often, junior mortgages. Accordingly, we will treat CMBS as real estate-related assets.

CDOs.  We do not generally expect investments in CDOs to be qualifying real estate assets. To the extent we invest in CDOs backed by mortgage loans or other interests in real estate, we intend to treat them as real estate-related assets. However, we note that the SEC has not provided guidance with respect to CDOs and may in the future take a view different than or contrary to our analysis. To the extent that the SEC staff publishes guidance with respect to CDOs different than or contrary to our analysis, we may be required to adjust our strategy accordingly.

Publicly Traded REIT Securities.  Senior unsecured debt securities of publicly traded equity REITs are typically not considered qualifying real estate assets and will be treated as real estate-related assets.

Select Commercial Real Estate Equity Investments

Joint Venture Interests.  Consistent with SEC guidance, when measuring Section 3(c)(5)(C) compliance, we will calculate asset values on an unconsolidated basis which means that when assets are held through another entity that relies on Section 3(c)(5)(C) for its exception from the definition of “investment company,” we will treat the value of our interest in the entity as follows:

(i) If we own less than a majority of the voting securities of the entity, then we will treat the value of our interest in the entity as real estate-related assets if the entity engages in the real estate business, such as a REIT relying on Section 3(c)(5)(C), and otherwise as miscellaneous assets.

(ii) If we own a majority of the voting securities of the entity, then we will allocate the value of our interest in the entity among qualifying real estate assets, real estate-related assets and miscellaneous assets in proportion to the entity’s ownership of qualifying real estate assets, real estate-related assets and miscellaneous assets.

(iii) If we are the general partner or managing member of a entity, then (a) we will treat the value of our interest in the entity as in item (ii) above if we are actively involved in the management and operation of the venture and our consent is required for all major decisions affecting the venture and (b) we will treat the value of our interest in the entity as in item (i) above if we are not actively involved in the management and operation of the venture or our consent is not required for all major decisions affecting the venture.

Real Property

An investment in real property will be treated as a qualifying real estate asset.

Other Investments

The treatment of any other investments as qualifying real estate assets and real estate-related assets will be based on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and will be consistent with SEC guidance.

Qualification for an exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit our ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our investment portfolio, there can be no assurance that we will be able to maintain an exemption from registration.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the exception under Section 3(c)(5)(C), we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan. We may be limited in our ability to make investments in and originate certain types of loans, equity securities, and other potential investments as set forth in our business plan. For additional discussion of the risks that we would face if we were required to register as an investment company under the Investment Company Act, see “Risk Factors — Risks Related to Legal and Tax Requirements.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We are newly incorporated and have not commenced operations. Therefore, we do not have any results of operations to discuss. The following analysis of our financial condition should be read in conjunction with our financial statements and notes to those statements and the other financial data included elsewhere in this prospectus. This discussion may contain certain forward-looking statements. Forward-looking statements are those that are not historical in nature. They can often be identified by their inclusion of words such as “will,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Any projection of revenues, earnings or losses, capital expenditures, distributions, capital structure or other financial terms is a forward-looking statement.

Our forward-looking statements are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that might cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:

•	our limited operating history;

•	your inability to review the assets that we will acquire with the proceeds of this offering;

•	economic conditions impacting the real estate and credit markets;

•	our ability to raise capital;

•	changes in interest rates;

•	our ability to obtain debt financing on acceptable terms or at all and any failure to satisfy the conditions and requirements of such debt;

•	changes in the rate of construction in the markets in which we invest;

•	potential impacts of our leverage policy on our net income and cash available for distribution;

•	our board’s ability to change our operating policies and strategies without notice to you or stockholder approval;

•	the number of our mortgage loans that become non-performing;

•	our advisor’s motivation to recommend riskier investments in an effort to maximize its management compensation under the advisory agreement;

•	conflicts of interest arising out of our relationships with our advisor and its affiliates; and

•	our failure to qualify or remain qualified as a REIT.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. In addition, you should carefully review the risk factors described in the reports we file from time to time with the SEC.

General

We are a Maryland corporation formed in November 2008 that intends to elect to be taxed as a REIT. We intend to create a diversified portfolio of real estate-related loans, commercial real estate-related debt securities and select real estate equity investments. We intend to focus our investing activities on, and use the proceeds of this offering principally for, loans to homebuilders, developers and homebuyers, and owners of real property with financing needs that are not met by traditional mortgage lenders. The portfolio will include short-term mortgage loans consisting of acquisition, development, construction and commercial mortgage loans to both local and national developers and homebuilders. We also expect to use a portion of the proceeds of this offering to invest in non-agency residential mortgage loans to provide niche financing to borrowers that otherwise have limited financing sources. We also intend to make a limited number of opportunistic investments in commercial real property to take advantage of investment opportunities. We may also acquire real estate-related debt securities, such as commercial mortgage-backed securities and collateralized debt obligations related to real estate, and equity securities of other real estate-related companies. We may execute our investment strategy by acquiring individual assets or portfolios of assets, other mortgage REITs or companies with similar investment objectives.

Our principal investment objectives are to pay attractive and consistent distributions to our stockholders, preserve, protect and enhance our assets and ultimately provide our stockholders with liquidity of their investment. Our focus will emphasize payment of current returns to investors and the preservation of invested capital, with a lesser emphasis on seeking capital appreciation from our investments. Our business also depends on our ability to locate suitable investments to keep our capital fully deployed at favorable rates.

If we sell the minimum number of shares in this offering, we expect to invest approximately $2.125 million in our initial portfolio of mortgage loans. If we sell the maximum number of shares, we expect to invest approximately $798.9 million. We do not have a current commitment from any financial institution to provide us with a line of credit.

As of          , 2011 we have incurred $      of expenses in connection with the filing of the registration statement of which this prospectus is a part, and $      of such expenses have been paid by our advisor, which will be reimbursed by us from the proceeds of this offering, subject to the prohibition established by FINRA rules and NASAA Guidelines on incurrence of organization and offering expenses in excess of 15% of the proceeds of the offering. As a result, we may be unable to reimburse our advisor for all expenses it has incurred. In that case, our advisor would be required to absorb any expenses we are prohibited from paying. For example, if only the minimum offering amount of $2.5 million is raised, we would only be able to reimburse our advisor for $375,000 of the expenses incurred.

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011, thereby generally avoiding U.S. federal income taxes on our taxable income that we distribute currently to our stockholders. See “U.S. Federal Income Tax Considerations — Requirements for Qualification as a REIT.”

2020 Capital is our sponsor and our advisor. As our advisor, 2020 Capital will manage our day-to-day operations and our portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. 2020 Capital also has the authority to make all of the decisions regarding our investments, subject to the limitations in our charter and the direction and oversight of our board of directors.

Real Estate Market Outlook

Over the past several years, the capital and credit markets have experienced extreme volatility and disruption triggered by losses tied to the collapse of the sub-prime residential mortgage market. The effects of increased rates of delinquency, foreclosure and loss in residential mortgages have spread throughout the capital markets and have affected the global economy. Economies throughout the world have experienced increased unemployment and a lack of consumer confidence due to the downturn in economic activity. Banks and other financial institutions have experienced severe shortages of capital and liquidity leading to the failure of several large financial institutions and additional failures of smaller financial institutions. Among other things, these circumstances have adversely impacted the cost and availability of credit to borrowers across all market sectors. As a result of the ongoing credit market turmoil, debt financing has become less available and to the extent available, much more expensive. Following a prolonged period of inactivity, transaction activity has slowly increased and some measure of liquidity has made its way into the market; however, the volume remains well below that seen prior to 2008.

Recently, there have been signs that the credit markets have begun to loosen as the global economy has shown signs of recovery and growth. These trends have only recently begun and an improvement in the credit market does not necessarily provide an indication of a general market recovery or the speed of any expected recovery. We cannot predict when the markets will stabilize although we do expect that the current volatility in the capital markets will continue during the near term which will cause continued volatility in the commercial and residential real estate, real estate finance and the structured finance markets.

The turmoil in the capital markets has constrained equity and debt capital available for investment in commercial and residential real estate, resulting in homebuilders and developers being unable to complete projects, fewer buyers seeking to acquire commercial and residential properties and lower property values across all property types. We believe that these market conditions provide us with a significant opportunity to provide local and national homebuilders, developers and homebuyers with an alternative source of capital. We further believe that the severely constrained availability of liquidity will create opportunities to acquire commercial real properties and select real estate-related debt and equity securities from motivated sellers at substantial discounts to their intrinsic values.

While these conditions may present opportunities, prolonged disruptions in the capital and credit markets could adversely affect our ability to obtain debt financing on attractive terms or at all, which could negatively impact our ability to implement our investment strategy. In addition, prolonged or future market disruptions and illiquidity could negatively impact our mortgage loan and other real estate-related investments as a result of rising borrower defaults, falling rental rates, decreased demand for commercial real estate space and further declining property values. Any sustained period of market disruptions and illiquidity could adversely affect both our net interest income from our investments as well as our ability to sell any properties that we may acquire through foreclosure or otherwise, which could cause us to incur substantial expenses and suffer material losses.

Further, while we expect that no more than 20% of our average invested assets will be concentrated in any individual submarket in the Western United States, this region has suffered severely from the recessionary economic environment and has experienced some of the highest delinquency and foreclosure rates in the United States resulting in market illiquidity and sharply declining real estate values. This concentration may increase the risk of defaults on our mortgage loans and other real estate-related assets if the real estate or economic conditions in any such particular submarket or the Western United States, in general, declines further or is prolonged.

We believe the disruption in the credit market will continue during the near term, however, in the event that market conditions do improve during the term of this offering, we believe there will be a continuing demand for alternative financing from borrowers that are unwilling or unable to obtain financing through traditional mortgage lenders and an opportunity for asset growth and value appreciation.

Critical Accounting Policies and Management Estimates

Upon consummation of the offering and our commencement of operations, we expect to follow the accounting policies set forth below. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, known as GAAP. These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments, which could significantly affect our reported assets, liabilities and contingencies, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at that time. We evaluate these decisions and assessments on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions. We have identified our most critical accounting policies to be the following:

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may ultimately differ from those estimates.

Revenue Recognition.  Interest income on our mortgage investments will be recognized over the life of the investment and recorded on the accrual basis. Income recognition will be generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition will be resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

Offering Costs.  Costs attributable to securities offerings will be charged against the proceeds of the offerings as a reduction to equity capital. These costs include legal and accounting fees to prepare the securities filing as well as the fees incurred in selling the securities, such as broker commissions.

Mortgage Investments.  A majority of our mortgage investments are intended to be held to maturity and, accordingly will be carried at cost, net of any unamortized deferred fees and costs, and any allowance for loan losses.

Allowance for Loan Losses.  Management will monitor the delinquencies and defaults on the underlying mortgages and, if an impairment of the related mortgage loan is deemed to be other than temporary, the carrying value of the related mortgage loan will be reduced to fair value through a charge to the allowance for loan losses. An allowance for loan loss is reflected in our financial statements based upon an evaluation of known and inherent risks in our mortgage loans. The allowance will be based on our assessment of numerous factors affecting our portfolio of mortgage assets including, but not limited to, current and projected economic conditions, delinquency status, credit losses to date on underlying mortgages and any remaining credit protection. Loan loss estimates are reviewed periodically and adjustments are reported in earnings when they become known. Actual losses, if any, could ultimately differ from these estimates.

Impairment Policy.  Impaired loans are evaluated based on a discounted cash flow analysis, or, if the loan is considered collateral dependent, on the fair value of the collateral less costs to sell. A specific allowance is established as a component of the allowance for loan losses. Impairment on real estate owned is measured on a property-by-property basis on the fair value of the related collateral since all properties subject to this measurement are collateral dependent.

Income Taxes.  For our taxable year ending December 31, 2011, we intend to elect to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our ordinary taxable income to stockholders. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders. If we failed to qualify as a REIT in any taxable year, and if the limited statutory relief provisions do not apply, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation would reduce the cash available for distribution by us to our stockholders. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible by us and we would not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, to the extent of our current and accumulated earnings and profits, distributions to our stockholders who are individuals generally would be taxable as dividends at preferential rates for the 2011 and 2012 tax years; and, subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we will be entitled to statutory relief. However, we intend to operate in the foreseeable future in such a manner so that we will qualify as a REIT for federal income tax purposes.

If we form a taxable REIT subsidiary, it will be subject to federal, state, and local taxes.

Liquidity and Capital Resources

We are dependent upon the net proceeds to be received from this offering to conduct our proposed activities. The funding required to purchase assets will be obtained from this offering and from any indebtedness that we may incur in the future. We have been initially capitalized with $200,000 from the sale of common stock to our advisor. For information concerning the anticipated use of the net proceeds from this offering, please see the “Estimated Use of Proceeds” section of this prospectus.

In order to qualify as a REIT and to avoid corporate-level tax on the income we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income on an annual basis. Therefore, once the net proceeds we receive from this offering are substantially fully invested, we will need to borrow in order to grow our business and acquire additional assets. Our sources of funds will primarily be the net proceeds from this offering, operating cash flows and borrowings. Operating cash flows will principally consist of payments received upon maturities of mortgage loans. Liquidity may also be generated through lines of credit with commercial banks; however, we currently do not have a commitment from a financial institution to provide us with a credit facility. Due to current market conditions, we cannot assure you if or when we may be able to obtain debt financing. We believe that these cash resources will be sufficient to satisfy our immediate liquidity requirements, and we do not anticipate a need to raise funds from other than these sources within the next 12 months.

We currently have no outstanding debt. Depending on market conditions, we intend to borrow an amount equal to 100% of our net assets which equates to 50% of the aggregate cost of our assets, however, we may incur debt up to 300% of our net assets or 75% of the cost of our assets under the terms of our articles of incorporation. We expect to use short-term borrowings under lines of credit with commercial banks, depending on market conditions. However, we currently do not have any commitment from any financial institution to provide us with a credit facility. We may also utilize long-term borrowings including securitization structures to the extent available on a cost effective basis. Any indebtedness we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties in connection with such debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt requiring us to repay immediately all outstanding principal. If we are unable to make such payment, our lender could foreclose on our assets that are pledged as collateral to that lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common stock.

Our income calculated for tax purposes may differ from income calculated in accordance with GAAP. For example, we record a reserve for credit losses for GAAP purposes whereas only actual credit losses are deducted in calculating taxable income. The distinction between taxable income and GAAP income is important to our stockholders because distributions are declared on the basis of taxable income. While we generally will not be required to pay income taxes as long as we satisfy the REIT provisions of the Internal Revenue Code, each year we will be required to complete a U.S. federal income tax return wherein taxable income is calculated. This taxable income level will determine the minimum level of distributions we must pay to our stockholders.

Our advisory agreement with our advisor requires us to pay second-tier management compensation on a monthly basis to our advisor based on the application of the management fee compensation formula at the end of each month. For a description of this formula, please see the disclosure under the heading “The Advisor — Compensation and Expenses.” Because we will be paying out at least 90% of our REIT taxable income to stockholders on a quarterly basis, we may not have sufficient cash to pay our operating expenses, which would require us to borrow under our credit facility, if any, or sell assets to meet our obligations. In addition, it is possible that our liquidity may be further impaired if we generate substantial net income in the first three quarters of a fiscal year and have a significant drop off in the fourth quarter because our capital resources may be limited by the fact that we have overpaid our advisor for the year (through the first three quarters) and will not be reimbursed for the over payment until year-end. Nevertheless, our total annual operating expenses, including the total management compensation payable to the advisor, will not exceed the greater of 2% of average invested assets or 25% of our net income, unless specifically approved by our independent directors.

Quantitative and Qualitative Disclosures About Market Risk

Market risk refers to the risk of loss from adverse changes in the level of one or more market prices, rate indices or other market factors. We are exposed to market risk primarily from changes in interest rates which are very sensitive to a variety of factors including political, economic and other factors outside of our control.

Interest rate risk arises primarily as a result of our core business activities of acquiring mortgage loans and funding a portion of the purchases with borrowings and the associated asset and liability management required to match maturities of loans to funding sources. The principal objective of our asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of liquidity.

The primary interest rate exposure to which we are subject relates to our mortgage loan portfolio. Any change in the general level of interest rates in the market can affect our net interest income and net income in either a positive or negative manner. Net interest income is the difference between the income earned from interest bearing assets less the expense incurred relating to interest bearing liabilities. Fluctuations in the interest rate environment can also affect our ability to acquire new loans, the value of our loans for sale portfolio and our ability to sell the loans held for sale and the related income associated with a sale. We expect that a majority of our mortgage loan portfolio will be comprised of fixed rate investments while all of the debt that we will have is expected to be variable rate debt.

In the event of a significant rising interest rate environment or prolonged economic downturn, defaults could increase and result in credit losses to us, which could adversely affect our liquidity and operating results. Further, such delinquencies or defaults could have an adverse effect on the spreads between interest-earning assets and interest-bearing liabilities.

We do not intend to use any derivative instruments to manage our interest rate exposure. Given the short time horizon of our anticipated investments and our related borrowings, we do not believe a hedging strategy is necessary. In addition, our actions are limited by rules with which REITs must comply.

OTHER AFFILIATE-SPONSORED PROGRAMS

2020 Capital is our sponsor and our external advisor. When we refer to an “affiliate-sponsored” fund or program, we are referring to the private entities sponsored by 2020 Capital or an affiliate for which 2020 Capital or an affiliate thereof acts as advisor or manager, and to the public non-traded REIT, Desert Capital, that was sponsored and externally advised by CM Group. We believe our advisor’s experience and that of the employees of Ignite Funding, its affiliate, will allow us to execute our business model successfully.

Set forth below is a description of each of the current affiliate-sponsored programs.

Desert Capital

Desert Capital is a publicly registered non-traded REIT that was advised by CM Group. Desert Capital is a Maryland corporation formed in December 2003 to engage in the business of making short-term mortgage loans consisting of acquisition and development loans and construction loans to developers and builders of residential and commercial property. Desert Capital generally invested in 12- to 18- month, first and second lien mortgage loans. Desert Capital’s revenues were primarily generated from interest payments received from mortgage investments funded with its equity capital and borrowed funds. Desert Capital previously generated net income for distribution to its stockholders from the spread between interest income on its mortgage investments and the costs of financing the acquisition of these investments. Due to market conditions since the fourth quarter of 2007, most of Desert Capital’s borrowers defaulted on their loans owing to Desert Capital, which caused Desert Capital to foreclose on almost all of the mortgage loans in its portfolio. Its first public offering commenced in July 2004 and its second public offering commenced in March 2006. Desert Capital is not currently conducting an offering or actively making investments. During 2009, Desert Capital foreclosed on properties securing 26 mortgage loans with an aggregate original principal amount of $70.2 million. These loans were impaired prior to foreclosure, so that the amount recorded on its balance sheet as real estate owned or real estate investments as a result of these foreclosures was $47.0 million. During 2010, Desert Capital foreclosed on four loans with an aggregate original principal amount of $7.4 million, and a fair value at the time of foreclosure of $3.4 million. Of its remaining mortgage investments, all but $6.1 million with a carrying balance of $5.4 million were non-performing at December 31, 2010. See “Prior Performance Summary — Prior Investment Programs.”

Pursuant to the terms of its charter, Desert Capital must list its shares of common stock on a national securities exchange or over the counter market or provide for a liquidity event for its stockholders on or before December 31, 2011. On April 29, 2011, certain of Desert Capital’s creditors filed an involuntary Chapter 11 bankruptcy petition against Desert Capital in the United States Bankruptcy Court for the District of Nevada in Las Vegas, Nevada. Our Chief Executive Officer, Todd Parriott, resigned each of his officer and director positions with Desert Capital in May 2011, at which time Desert Capital entered into a contract for management services with a third party management company and CM Group ceased acting as the advisor to Desert Capital. Desert Capital consented to the involuntary bankruptcy filing on June 9, 2011 and intends to operate as a debtor-in-possession during the pendency of the bankruptcy proceeding. Given Desert Capital’s financial condition, listing its stock on a national securities or over the counter market is no longer a viable consideration.

CM Equity

CM Equity was a limited liability company formed to engage in the business of investing in, developing, co-developing, operating, owning and financing commercial and residential real estate projects located principally in the Western United States. CM Equity’s strategy was to make opportunistic investments in real estate projects, including distressed real estate projects, to take advantage of distressed conditions in the real estate and credit markets. CM Equity was unable to execute fully its investment strategy as a result of the negative impact of the difficult real estate and credit markets on its debt and equity raising efforts. As a result, CM Equity terminated its investment program and was liquidated and dissolved in December of 2010. CM Group was the manager of CM Equity.

CM Notes Program I

CM Notes is a limited liability company with targeted funds available for investment of up to $25 million. CM Notes raised approximately $1.3 million prior to the end of its offering period. CM Notes is wholly-owned by CM Capital Services, and managed by CM Notes Manager, LLC, a Delaware limited liability company and a wholly owned subsidiary of CM Capital Services. CM Notes funded or invested in construction and development loans for single family residences in the greater Las Vegas, Nevada area. The loans were identified, originated and serviced by CM Capital Services. Each loan had a principal amount that did not exceed 75% of the completed value of the real estate, and had a term of six to nine months. CM Notes did not lend on projects for single family residences where the takeout value of the residence exceeded the existing Federal Home Loan Mortgage Corporation (Freddie Mac) limitation (currently $417,000 in the state of Nevada). The offering period for CM Notes ended December 31, 2009 and all investment activity has ceased. CM Notes is not a competitor for investments since it has terminated its investment program.

CM Capital Services

CM Capital Services, the company that originated and serviced Desert Capital’s acquisition, development, construction and commercial mortgage loans, is wholly owned by CM Group. In addition to servicing loans on behalf of our affiliated companies, CM Capital Services formerly originated and serviced loans for a private investor pool consisting of approximately 4,000 investors, which provided funds directly to the borrowers for loans originated by CM Capital Services. CM Capital Services identified and arranged for approximately $210.0 million in mortgage loans in 2007, approximately $44.0 million in 2008, approximately $40.7 million in 2009, approximately $43.3 million in 2010 and approximately $6.0 million in the first three months of 2011. The default rate for loans originated by CM Capital Services in 2008 and 2007 was 87.54% and 86.11%, respectively.

In January 2011, CM Capital Services entered in to a Settlement Agreement with the State of Nevada Department of Business and Industry Division of Mortgage Lending pursuant to which CM Capital Services paid an administrative penalty, plus the costs of investigation and attorneys’ fees to the State of Nevada in the approximate amount of $215,000. Thereafter, CM Capital Services was not able to comply with the solvency requirements of the Settlement Agreement and following its receipt of notice from the Department of its intent to revoke the mortgage license because of CM Capital Services’ failure to comply with the solvency requirements, forfeited its mortgage license in the State of Nevada in March 2011, which caused it to cease its loan origination business. Further, in October 2010, as a result of its financial condition, CM Capital Services defaulted on the payment of its note payable to Desert Capital TRS, Inc. with an outstanding principal balance of $14.7 million, which has had a material adverse effect on Desert Capital.

Future Affiliate-Sponsored Programs

The description of affiliate-sponsored programs described herein is current as of the date of the prospectus which forms a part of this registration statement. 2020 Capital or an affiliate may sponsor a new program, public or private, at any time. The only limitation on 2020 Capital’s activities imposed by our advisory agreement is that it will not sponsor any residential mortgage REIT that invests primarily in mortgages for the acquisition of, development of, and construction on real estate in the Las Vegas, Nevada area other than Desert Capital, unless otherwise approved by the majority of our independent directors.

Allocation of Investment Opportunities Among Affiliate-Sponsored Programs

Our advisor employs an investment committee which meets regularly to review prospective investments for each of the affiliate-sponsored programs, currently CMR and Ignite Funding. No affiliate-sponsored program other than CMR and Ignite Funding are currently actively investing. We expect that the investment committee will make decisions regarding investments by all of 2020 Capital’s future clients as well. As part of the investment allocation process, the investment committee will document its conclusions regarding each prospective investment, as well as take a formal vote regarding the undertaking of each investment by each 2020 Capital client. Our secretary, Steven Dawson, will maintain all supporting documentation for each potential investment reviewed and voted on by the Investment Committee.

Allocation of investments will be determined by the investment objectives and underwriting criteria of each client and the available capital of each client.

The investment committee will determine whether the investment opportunity is appropriate for one of the affiliate-sponsored programs. While all of the affiliate-sponsored programs may be involved in making real estate related investments, their business strategies differ somewhat from each other. For example, CMR will invest in acquisition, development, construction and commercial loans secured by first liens. CMR also intends to invest in non-agency residential mortgage loans, which no other affiliate-sponsored program has targeted. CM Notes formerly invested in mortgage loans secured by single family residences with short-term investment time horizons, while CMR is targeting mortgage loans secured by a more diverse universe of collateral with the ability to acquire longer term investments.

Even with these differences in investment criteria and strategy, many investment opportunities that are suitable for us may also be suitable for other affiliate-sponsored programs. When our advisor directs an investment opportunity to any affiliate-sponsored program, it, in its sole discretion, will offer the opportunity to the program for which the investment opportunity is most suitable based on the following factors:

•	the investment objectives and criteria of each program;

•	the cash requirements of each program;

•	the effect of the acquisition on diversification of each program’s investments;

•	the policy of each program relating to leverage of properties;

•	the anticipated cash flow of each program;

•	the income tax effects of the purchase on each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

Within each product type, the underwriting criteria for each affiliate-sponsored program is the same. In the event that an investment opportunity becomes available that is equally suitable for us and one or more other programs, then our advisor may offer the investment opportunity to the entity that has had the longest period of time elapse since it was offered an investment opportunity. If a subsequent event or development, such as a delay in the closing of an investment, causes any such investment, in the opinion of our advisor, to become more appropriate for another program, our advisor may offer the investment to another program.

Our advisor’s success in generating investment opportunities for us and its fair allocation of opportunities among programs sponsored by our advisor are important criteria in the determination by our independent directors to continue or renew our annual advisory agreement with our advisor. It shall be a duty of our directors (including a majority of our independent directors) to ensure that the method for allocating investment opportunities described above is applied fairly to us.

Conflicts Committee

We have established a conflicts committee of our board of directors to ameliorate the risks created by certain conflicts of interest. The conflicts committee consists of all of the independent members of our board of directors. The approval of a majority of the members of the conflicts committee not otherwise interested in the transaction will be required prior to our entering into any related party transaction. For purposes of the conflicts committee, a related party transaction would include our acquisition of an asset from an affiliate, our sale of an asset to an affiliate, or our co-investing in any project with another an affiliate. The identification of investment opportunities by our advisor, and the allocation of such opportunities to us, in the normal course of business, is not considered a related party transaction.

In accordance with NASAA Guidelines, our charter sets forth various matters that require the approval of a majority of our independent directors. For example, a majority of our independent directors must review the performance of our advisor annually, approve our operating expenses if they exceed the limits set forth in the NASAA Guidelines, approve any joint ventures we enter into with certain affiliated parties, and may terminate our advisor. Because our conflicts committee is comprised of all of our independent directors, the consideration of any matter that requires approval of a majority of the independent directors may be approved by a majority of the members of the conflicts committee not otherwise interested in the transaction in order to fulfill the approval requirement.

In addition, the board of directors in its sole and absolute discretion, may refer any matter it deems appropriate to the conflicts committee for its review and possible action thereon. The conflicts committee will review and approve specific matters that the board of directors believes may involve conflicts of interest to determine whether the resolution of the conflict of interest is fair and reasonable to CMR and to its shareholders.

Other Charter Provisions Relating to Conflicts of Interest

In addition to the creation of the conflicts committee, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation.  The conflicts committee will evaluate at least annually whether the compensation that we contract to pay to our advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by the charter. The conflicts committee will supervise the performance of our advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our compensation arrangements are being carried out.

This evaluation will be based on the following factors as well as any other factors deemed relevant by the conflicts committee:

•	the amount of the fees and any other compensation, including stock-based compensation, paid to our advisor and its affiliates in relation to the size, composition and performance of our investments;

•	whether the expenses incurred by us are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs;

•	the success of our advisor in generating appropriate investment opportunities;

•	the rates charged to other companies, including other REITs, by advisors performing similar services;

•	additional revenues realized by our advisor and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by our advisor and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by our advisor and its affiliates for their own account and for their other clients.

Under our charter, we can only pay our advisor or its affiliates a disposition fee in connection with the sale of an asset if it provides a substantial amount of the services in the effort to sell the asset and the commission does not exceed 3% of the sales price of the asset. Moreover, our charter also provides that the commission, when added to all other disposition fees paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the asset. To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described below. We do not intend to sell assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor or its affiliates a disposition fee. Before we sell an asset to an affiliate, our charter would require that the conflicts committee conclude, by a majority vote, that the transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Our charter also requires that any gain from the sale of assets that we may pay our advisor or an entity affiliated with our advisor be reasonable. Such an interest in gain from the sale of assets is presumed reasonable if it does not exceed 15% of the balance of the net sale proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 6% of the original issue price of the common stock per year cumulative. Our advisory agreement does not provide for the payment of incentive fees.

If we ever decided to become self-managed by acquiring entities affiliated with our advisor, our charter would require that the conflicts committee conclude, by a majority vote, that such internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Our charter also limits the amount of acquisition and origination fees and expenses we can incur to a total of 6% of the contract purchase price for the asset or, in the case of a loan we originate, 6% of the funds advanced. This limit may only be exceeded if the conflicts committee approves (by majority vote) the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us.

Term of Advisory Agreement.  Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. The conflicts committee or our advisor may terminate our advisory agreement with our advisor without cause or penalty on 60 days’ written notice. Upon termination of the advisory agreement, our advisor would not be entitled to a termination fee.

Our Acquisitions.  We will not purchase or lease assets in which our advisor, any of our directors or officers or any of their affiliates has an interest without a determination by a majority of our directors

(including a majority of our independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliated seller or lessor, unless there is substantial justification for the excess amount. In no event may we acquire any such real property at an amount in excess of its current appraised value.

Mortgage Loans Involving Affiliates.  Our charter prohibits us from investing in or making mortgage loans in which the transaction is with our advisor, our directors or officers or any of their affiliates, unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of our advisor, our directors or officers or any of their affiliates.

Other Transactions Involving Affiliates.  A majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction must conclude that all other transactions between us and our advisor, any of our officers or directors or any of their affiliates, are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Limitation on Operating Expenses.  Our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain from the sale of our assets; and (f) acquisition fees and origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the sale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

Repurchase of Our Shares.  Our charter prohibits us from paying a fee to our advisor or our directors or officers or any of their affiliates in connection with our repurchase of our common stock.

Loans.  We will not make any loans to our advisor or to our directors or officers or any of their affiliates. In addition, we will not borrow from these affiliates unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or our advisor or its affiliates.

Reports to Stockholders.  Our charter requires that we prepare an annual report and deliver it to our common stockholders within 120 days after the end of each fiscal year. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;

•	The ratio of the costs of raising capital during the year to the capital raised;

•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to our advisor and any affiliates of our advisor by us or third parties doing business with us during the year;

•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the conflicts committee that our policies are in the best interests of our common stockholders and the basis for such determination; and

•	separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the conflicts committee with regard to the fairness of such transactions.

Voting of Shares Owned by Affiliates.  Neither our advisor, our directors and officers nor any of their affiliates may vote their shares of common stock on matters submitted to a vote of the stockholders regarding (i) the removal of our advisor or any of these affiliates or (ii) any transaction between them and us. In determining the requisite percentage of shares necessary to approve a matter on which our advisor, our directors and officers and any of their affiliates may not vote, any shares of common stock owned by them shall not be included.

Ratification of Charter Provisions.  At or before our first meeting of our board of directors, our board of directors and the conflicts committee will have reviewed and ratified our charter by the vote of a majority of their respective members, as required by our charter.

Transactions with Affiliates.  Our charter prohibits us from engaging in transactions with our advisor, any of our directors or any of our affiliates, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction and:

•	The transaction is fair and reasonable to us.

•	The terms and conditions of such transaction are not less favorable to us than those available from unaffiliated third parties.

•	If an acquisition is involved, the total consideration is not in excess of the appraised value of the real property being acquired, directly or indirectly, as determined by an independent expert.

Our charter requires that the members of our conflicts committee not otherwise interested in the transaction approve every related party transaction in which we engage.

CONFLICTS OF INTEREST

Relationship with Our Advisor

The majority of membership interests in our advisor, 2020 Capital, are indirectly beneficially owned by Todd Parriott, our Chief Executive Officer, and G. Steven Dawson, our Chief Financial Officer, both of whom are our directors. Our advisor will receive substantial fees from us, which were not negotiated at arm’s length. The second-tier management fee we pay our advisor is based on our net income. In evaluating mortgage loans and other assets for investment and in evaluating other operating strategies, an undue emphasis by our advisor on the maximization of our net income at the expense of other criteria, such as preservation of capital, in order to earn higher compensation, could result in an increased risk to the value of our portfolio. In addition, the asset management fee that we will pay to Ignite Funding in the event that one of our loans becomes non-performing and we take ownership of the property, may in certain instances be higher than the servicing fee that was being paid to Ignite Funding by the borrower, and thereby create an incentive for Ignite Funding to originate riskier loans for us in order to earn higher compensation. The riskier the investments in our portfolio, the greater the risk of payment defaults, which would decrease the funds we will have available to distribute to our stockholders. See “The Advisor — The Advisory Agreement.”

Fees payable to our advisor could influence its advice to us as well as the judgment of affiliates of our advisor, some of whom also serve as our executive officers and directors. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the dealer-manager agreement;

•	public offerings of equity by us, which entitle CM Securities to dealer-manager fees and will likely entitle our advisor to increased management fees and Ignite Funding to increased loan origination and servicing fees;

•	acquisitions of properties and others investments from other affiliate-sponsored programs, which might entitle affiliates of our advisor to fees in connection with its services for the seller;

•	acquisitions of properties and other investments from third parties and originations of loans, which entitle our advisor to management fees; and

•	borrowings to acquire properties and other investments and to originate loans, which borrowings will increase the management fees payable to our advisor.

For so long as our advisor is our exclusive advisor, it will not sponsor any mortgage REIT other than Desert Capital that invests primarily in mortgage loans for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area, without first obtaining the approval of a majority of our independent directors. However, our advisor and its affiliates may in the future enter into a number of relationships other than those governed by the advisory agreement, some of which may give rise to conflicts of interest between us and our advisor or its affiliates. For example, an affiliate of our advisor was previously the manager of CM Equity and its indirect wholly owned subsidiary is the manager of CM Notes, each of which also made real estate related investments. These possible future relationships may create an incentive for our advisor to make investment decisions that are not in the long-term best interests of our stockholders, which may ultimately decrease the funds we will have available to distribute to our stockholders. In addition, the market in which we seek to make investments is characterized by rapid evolution of products and services and, thus, in the future there may be relationships between our advisor and its affiliates and us in addition to those described herein. Under the advisory agreement, the prior approval of a majority of our independent directors is required for each related party transaction between our advisor or its affiliates and us. In addition, our advisor is required to provide to our board on a quarterly basis a report of such transactions, including evidence sufficient to allow our board of directors to determine whether the terms of such transactions are fair. The members of our conflicts committee of our board of directors not otherwise interested in the transaction will approve any related party transactions.

The investment activity of CM Notes has ended. Neither our advisor nor any of its affiliates is currently sponsoring another investment program that is actively making investments to compete with us, although we expect it to do so in the future. Other mortgage REITs and entities involved in making investments in real estate related assets sponsored by our advisor in the future may also compete with us to invest in the type of mortgage loans suitable for us to acquire. We rely on our advisor to identify suitable investment opportunities. Our advisor may be subject to conflicts of interest at such time as we wish to make a mortgage loan that also would be suitable for investment for another mortgage REIT or other entity sponsored by our advisor. We cannot be sure that our advisor would act in our best interests when deciding whether to allocate any particular investments to us. Allocation of investment opportunities will be made by our advisor’s investment committee, as set forth below under “— Allocation of Investment Opportunities.” The introduction of this sort of competition could affect the quality and quantity of our investments and, therefore, have an adverse affect on our net income. If the value of our investments and our net income are adversely affected, the funds we have available for distribution to our stockholders may be decreased.

Todd Parriott is our Chief Executive Officer, and the Chief Executive Officer and President of our advisor, 2020 Capital. He and G. Steven Dawson, Managing Director of our advisor, also indirectly beneficially own a majority of the membership interests in our advisor, which owns Ignite Funding. We will not pay any fees directly to Ignite Funding for presenting us with mortgage loan investment opportunities; however, the borrowers of these mortgage loans will pay fees to Ignite Funding. Because Mr. Parriott and Mr. Dawson each has a financial interest in Ignite Funding, they may be incentivized to allocate a loan to us to fund, so that the loan will close and Ignite Funding, will be entitled to collect its fee from the borrower.

Investors will not have the opportunity to evaluate the manner in which these conflicts of interest will be resolved before making their investment.

Our Directors’ Loyalties to other Existing and Future Affiliate-Sponsored Programs

Certain of our directors are also managers of our advisor and may in the future be directors of other affiliate-sponsored programs. The loyalties of our directors to other entities or programs may influence the judgment of our board when considering issues for us that may affect such other entities or programs, such as the following:

•	We could enter into a transaction with another entity or affiliate-sponsored program, such as a joint venture or joint financing arrangement. Decisions of our board of directors regarding the terms of these transactions may be influenced by its loyalties to such other entity or program. We have formed the conflicts committee which will approve related party transactions to protect against this conflict.

•	A decision of the board of directors regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of another affiliate-sponsored program.

We could also face similar conflicts if our advisor or its affiliates sponsor additional REITs or other entities involved in making real estate related investments.

Allocation of Investment Opportunities

Our advisor employs an investment committee which meets regularly to review existing and prospective investments for each of its affiliates, currently CMR and Ignite Funding. See “Other Affiliate-Sponsored Programs — Allocation of Investment Opportunities Among Affiliate-Sponsored Programs” for a description of how investments will be allocated among clients of our affiliates.

Competition for Management Time

Mr. Parriott and Mr. Dawson are officers and employees of our advisor. They currently are engaged, and in the future will engage, in other business activities, including activities associated with affiliates. Our officers and directors will devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which will be substantially less than their full time. These individuals may experience conflicts of interest in allocating management time, services, and functions among us, our advisor, Ignite Funding, the dealer-manager and other various entities, investor programs (public or private), and any other business ventures in which any of them are or may become involved. The other clients of the advisor may demand more management time than we do because of the current status of their business and investment portfolio. If these individuals do not spend sufficient time on our business activities, our results of operations may suffer and the funds we will have available for distribution to our stockholders may be decreased.

Relationship with Dealer-Manager

The dealer-manager is our affiliate and is owned by CM Group. Todd Parriott is also an officer and registered principal of the dealer-manager. These relationships may create conflicts in connection with the fulfillment by the dealer-manager of its due diligence obligations under the federal securities laws. Although the dealer-manager will examine the information in the prospectus for accuracy and completeness, the dealer-manager is our affiliate and will not make an independent review of us or the offering. Accordingly, investors do not have the benefit of such independent review. The participating broker-dealers, if any, are expected to make their own independent due diligence investigations. See “Risk Factors — Risks Related to the Offering — The business and financial due diligence of CMR was conducted by our dealer-manager, which is our affiliate.” The dealer-manager is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all investment objectives similar to those of ours and may participate in other offerings sponsored by our advisor or one or more of our officers or directors.

Relationship with Our Accountant

Hancock Askew & Co., LLP, our independent registered public accounting firm, also provides accounting services for certain of our affiliates, including CM Group, Desert Capital, CM Securities and Ignite Funding.

Relationship with Our Legal Counsel

Locke Lord Bissell & Liddell LLP, our outside corporate and securities legal counsel, also provides legal services for certain of our affiliates, such as our advisor and Desert Capital.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Relationship with Our Advisor

The individuals named in the table set forth below have a relationship with both us and our advisor.

Name	Position with Our Advisor	Position with Us

Todd B. Parriott	President, Chief Executive Officer, Manager, and Majority Owner	Chairman of the Board of Directors, Chief Executive Officer, President and Chief Investment Officer
G. Steven Dawson	Managing Director and Manager, and Minority Owner	Chief Financial Officer, Treasurer, Secretary and Director

Our advisor oversees our day-to-day operations including asset, liability and capital management. Our advisor will be compensated pursuant to the terms of the advisory agreement. See “The Advisor.”

Relationship with Our Dealer-Manager

CM Securities is the dealer-manager for this offering. Pursuant to the dealer-manager agreement, CM Securities will be paid selling commissions of 7.0% and a dealer-manager fee of 3.0% of our gross offering proceeds. See “Plan of Distribution — Compensation of Dealer-Manager and Participating Broker-Dealers.”

CM Securities is wholly owned by CM Group. Todd B. Parriott, our Chairman of the Board of Directors, Chief Executive Officer, President and Chief Investment Officer is also the Chief Executive Officer of the dealer-manager.

Loan Origination Agreement and Loan Servicing Agreement with Ignite Funding

Prior to the commencement of the offering, we will enter into a loan origination agreement with Ignite Funding and 2020 Capital. During the term of the loan origination agreement, we will have a right to fund certain of the mortgage loans identified by Ignite Funding or any affiliate of 2020 Capital or Ignite Funding that becomes engaged in the business of originating or brokering commercial loans. Allocation of investment opportunities originated by Ignite Funding or any other affiliate of 2020 Capital will be made by our advisor’s investment committee, as set forth under “Conflicts of Interest — Allocation of Investment Opportunities.” We are not obligated to pay any fees or expenses to Ignite Funding or 2020 Capital under the loan origination agreement. Any and all origination fees to be paid to Ignite Funding in respect of the mortgage loans it originates for us are paid by the borrowers of such mortgage loans. The origination fee payable to Ignite

Funding by a borrower is a percentage of the loan amount. The total origination fees that will be paid to Ignite Funding in any year will depend on the amount of mortgage loans it originated and therefore it is not possible to calculate a reasonable estimate of the origination fees that will be paid to Ignite Funding in any given year. Todd Parriott, our Chief Executive Officer, is the Chief Executive Officer and majority beneficial owner, along with G. Steven Dawson, one of our Directors, of 2020 Capital, the owner of Ignite Funding. Ignite Funding will service our loans.

Prior to the commencement of the offering, we will enter into a loan servicing agreement with Ignite Funding. During the term of the loan servicing agreement, Ignite Funding will perform the customary functions of a loan servicer, including collecting and recording payments, communicating with borrowers, investigating payment delinquencies, attempting to cure delinquencies, supervising foreclosures and maintaining accounting and other records relating to our mortgage loans. Ignite Funding will receive a servicing fee for each mortgage loan it services of up to a 100 basis points spread between the interest rate that is paid by the related borrower on the loan and the interest rate we receive as the lender on the loan. The servicing fee will vary per loan and will be mutually determined by our advisor and Ignite Funding. In the event a loan becomes non-performing and we take ownership of the property as a result of a workout or foreclosure of a loan, in lieu of the servicing fee that was previously paid by the borrower, we will pay, Ignite Funding an asset management fee equal to 1% of the original loan amount per annum. The total servicing and asset management fees that will be paid to Ignite Funding in any year will depend on the outstanding principal amount of mortgage loans in our loan portfolio during such year and therefore it is not possible to calculate a reasonable estimate of the servicing and asset management fees that will be paid to Ignite Funding in any given year. Ignite Funding will be required to service the mortgage loans in accordance with the terms of the loan servicing agreement for the entire term of the mortgage loan, unless the loan servicing agreement is earlier terminated by Ignite Funding or by us. In the event we sell a property, in consideration for substantial assistance in connection with the sale of such property, we will pay a disposition fee to Ignite Funding upon the sale of such property in an amount no greater than the lesser of one-half of the brokerage commission paid or an amount equal to 3% of the contractual sales price; provided that the amount when added to all other disposition fees paid to any unaffiliated parties in connection with the sale, does not exceed the lesser of the competitive real estate commission or an amount up to 6% of the contractual sales price.

Relationship with Preferred Trust

Certain members of our advisor own a majority of the equity interests in Preferred Trust Co., LLC, a Nevada limited liability company (“Preferred Trust”). Preferred Trust is in the business of acting as a custodian for qualified funds held within self-directed individual retirement accounts (“IRA accounts”) for individual IRA account holders and maintains such accounts as directed by such IRA account holders. Certain of CM REIT’s officers and directors are members or managers of Preferred Trust, including Todd Parriott who is a member and a manager of Preferred Trust. Preferred Trust is not a part of the 2020 Capital affiliated companies. Ignite Funding may refer holders of self-directed IRA accounts to Preferred Trust, and is entitled to $50 for each referral which leads to the establishment and maintenance of an IRA account with Preferred Trust. Holders of self-directed IRA accounts maintained at Preferred Trust may choose to invest in CMR, but Preferred Trust does not direct or give advice regarding investment decisions of the IRA account holders.

Preferred Trust may also act as a depository and maintain the trust accounts on behalf of the third party construction control company that will monitor and release the construction funds for the construction loans that we fund. See “Business — Our Investment Types — Acquisition, Development, Construction and Commercial Mortgage Loans.”

Approval of Related Party Transactions

We have appointed a conflicts committee of our board of directors, comprised of all of our independent directors, to approve any related party transactions in which we may engage in the future. The conflicts committee has not developed written procedures relating to its review and approval of such transactions, nor has it identified standards to be applied by it in connection with its review and approval. Our board of directors as a whole, including a majority of our independent directors, will approve the advisory agreement, the dealer-manager agreement, the loan origination agreement and servicing agreement with Ignite Funding.

Related Party Legal Proceedings

Our affiliates are party from time to time to certain claims and lawsuits. Certain of our affiliates are presently defendants in various civil lawsuits and are also the subject of investigations by several regulatory authorities. These proceedings, which include, without limitation, the following have not yet been resolved and we and our affiliates may become parties to additional legal proceedings in the future.

Desert Capital, Todd B. Parriott, CM Securities, Burton Management Company, Ltd., Desert Capital TRS, Inc., ARJ Management Inc., CM Land LLC, and CM Capital Services are named in a lawsuit brought by a Desert Capital stockholder and its affiliates filed on April 27, 2007 in the District Court for Clark County Nevada, Department XI (Case No. A540232) arising from the purchase of CM Capital Services by Desert Capital TRS, Inc. The plaintiffs allege, among other things, the existence of an oral agreement pursuant to which they were allegedly entitled to receive a portion of the management fee paid by Desert Capital to Burton Management Company. Plaintiffs also allege, among other things, that CM Capital made certain overpayments to management before the formation of Desert Capital and undisclosed payments in connection with the formation of Desert Capital and various other entities. The plaintiffs seek damages, prejudgment interest, attorneys’ fees and punitive damages.

Desert Capital is named in a lawsuit filed on February 18, 2011 in the United States District Court for the Southern District of New York (Civil Action No. 11-CV-1159) seeking to enforce payment of $25 million of junior subordinated notes issued by Desert Capital. The lawsuit alleges breach of contract and seeks an award of damages of at least $25 million plus all accrued interest and costs and disbursements incurred including reasonable attorneys’ fees. On April 29, 2011, certain of Desert Capital’s creditors, including the holders of the trust preferred securities that secure its junior subordinated notes, filed an involuntary Chapter 11 bankruptcy petition against Desert Capital in the United States Bankruptcy Court for the District of Nevada in Las Vegas, Nevada (Case No. 11-16624). Todd Parriott resigned from his officer and director positions effective May 31, 2011, at which time Desert Capital contracted with a third party management company for management services and CM Group ceased acting as the advisor to Desert Capital. On June 9, 2011, Desert Capital consented to the involuntary bankruptcy filing and intends to operate as a debtor-in-possession during the pendency of the bankruptcy proceeding.

Consolidated Mortgage, L.L.C., d/b/a CM Capital Services, LLC, CM Capital Services, Desert Capital and Todd B. Parriott are named in a lawsuit filed on March 16, 2009 in the District Court of the 133rd Judicial District of Harris County, Texas (Cause No. 2009 16312) alleging that they failed to pay for certain environmental remediation work performed by the plaintiffs. The plaintiffs are seeking an undefined amount of damages, exemplary damages, sale of the property on which the environmental remediation work was performed, attorneys’ fees and expenses, pre- and post-judgment interest, and costs. The defendants also face cross claims from a co-defendant alleging that they failed to pay in accordance with alleged promises made to the co-defendant. The co-defendant seeks an undisclosed amount of damages, pre- and post-judgment interest, costs, attorneys’ fees, and additional recovery for indemnity and/or contribution. CM Capital Services has alleged fraudulent conveyance and wrongful foreclosure, and seeks to pierce the co-defendant’s corporate veil to enforce a deficiency from a related arbitration award. CM Capital Services seeks an undisclosed amount of damages, exemplary damages, costs, pre- and post- judgment interest, a declaration that the fraudulent transfers are void, the cancellation of improper deeds of trust, attorneys’ fees and expenses.

On December 16, 2010, CM Securities, CM Group and Todd B. Parriott were named as respondents in an arbitration proceeding filed with FINRA Dispute Resolution, Inc. by several investors who allege to have purchased shares of Desert Capital or invested in trust deed investments placed by CM Capital Services. Claimants allege that they have been damaged because the investments were unsuitable for them and the investments subsequently declined in value. Claimants seek actual damages of $2,652,140, punitive damages, lost income, recovery of certain costs, and interest, costs and fees associated with the claims and the arbitration proceeding.

On September 11, 2009, CM Capital Services, CM Securities, Desert Capital and Todd B. Parriott were named in a lawsuit filed in the Superior Court of Connecticut (CV 09-5033527-5) arising from an individual’s investment in trust deeds in the aggregate amount of $100,000. The plaintiff alleges, among other things, that in recommending that the plaintiff invest in the trust deeds, CM Capital Services and CM Securities, their agents, principals and employees made untrue statements of a material fact to the plaintiff and omitted to state material facts to the plaintiff. Plaintiff seeks, among other things, monetary damages, interest, costs and attorneys’ fees.

CM Securities, our dealer-manager, is subject to an investigation by FINRA that began in March 2009 in connection with Desert Capital’s two public offerings. FINRA has been reviewing the sales practices of broker dealers that sold the stock of affiliated non-traded REITs. CM Securities was the dealer-manager for both of Desert Capital’s public offerings. FINRA has not yet issued any findings from its review.

In October 2010, Desert Capital and CM Capital Services each received a subpoena from the SEC requesting various documents and information. The subpoenas were issued in an investigation entitled In the Matter of CM Capital Services, LLC (LA-3825). CM Capital Services was the loan originator and servicer for Desert Capital.

In January 2011, CM Capital Services entered in to a Settlement Agreement with the State of Nevada Department of Business and Industry Division of Mortgage Lending pursuant to which CM Capital Services paid an administrative penalty, plus the costs of investigation and attorneys’ fees in the approximate amount of $215,000. Thereafter, CM Capital Services was not able to comply with the solvency requirements of the Settlement Agreement and following its receipt of notice from the Department of its intent to revoke the mortgage license because of CM Capital Services’ failure to comply with the solvency requirements, forfeited its mortgage license in the State of Nevada in March 2011.

Desert Capital and Desert Capital TRS, Inc. are subject to an audit by the U.S. Internal Revenue Service for the 2006, 2007, and 2009 tax years. In February 2011, the IRS provided an economist’s report that concluded that several of the deductions taken by Desert Capital TRS for the 2006 and 2007 tax years should be disallowed. As a result, Desert Capital has recorded a liability for federal income tax, including penalties and interest, of $3.4 million as of December 31, 2010. Desert Capital does not agree with the economist’s conclusion and intends to either appeal the findings or negotiate a settlement with the IRS.

We can give no assurance regarding the outcomes of the present or any future proceedings or investigations. Regardless of their merit, litigation and regulatory investigations have required, and will continue to require, our affiliates to incur substantial expenses for legal, accounting, tax, and other professional services, and may divert our management’s attention from our business and operations. These proceedings may be both time consuming and disruptive to our operations and cause significant diversion of management attention and resources. In addition, these actions could expose our affiliates, our management and us to negative publicity, which might adversely affect our reputation and/or investor confidence in us and the success of our offering. In recognition of these considerations, our affiliates may enter into material settlements. Should any affiliate fail to prevail in certain matters, or should several of these matters be resolved against our affiliate, the affiliate may be faced with significant monetary damages or injunctive relief that would materially adversely affect its business and might materially affect our financial condition and operating results.

Independence of Directors and Committee Members

Our board has determined that each of the following directors has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of NYSE director independence standards, as currently in effect: Messrs. Cinquini, Gilson, Holsomback and Simmons. The board has determined that Messrs. Parriott and Dawson are not independent directors within the meaning of the NYSE director independence standards. Furthermore, the board has determined that each of the members of each of the audit, compensation and governance and nominating committees is independent.

OUR ADVISOR

General

Our advisor was established in 2011 by the management of Burton Management Company, Ltd., which was established in 2003. Currently, we are our advisor’s only client. An affiliate of our advisor, CM Group, was previously the advisor to Desert Capital. In addition, its indirect wholly owned subsidiary acts as the advisor to CM Notes. Our advisor’s address is 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014.

The Advisory Agreement

Services and Duties of the Advisor

Prior to the effectiveness of the registration statement of which this prospectus is a part, we will enter into an advisory agreement with our advisor pursuant to which our advisor is our sole advisor and generally implements our business strategy, is responsible for our day-to-day operations and performs services and activities relating to our assets and operations in accordance with the terms of the advisory agreement. Our advisor may elect to have other persons undertake some or all of those duties at any time and in its sole discretion. Our advisor is primarily involved in three activities:

•	Asset Management — our advisor advises us with respect to, and arranges for and manages the acquisition, financing, management and disposition of, our investments.

•	Liability Management — our advisor evaluates the credit risk of our investments and arranges appropriate borrowing and hedging strategies.

•	Capital Management — our advisor coordinates our capital raising activities.

Subject at all times to the direction and oversight of our board of directors, our advisor performs the following services and other activities in accordance with the terms of the advisory agreement and, to the extent directed by our board of directors, performs similar services and other activities for any of our subsidiaries:

•	serving as our advisor with respect to the formulation of investment criteria and the preparation of policy guidelines by our board of directors;

•	assisting us in developing criteria for mortgage loan purchase commitments that are consistent with our long-term investment objectives and making available to us our advisor’s knowledge and experience with respect to mortgage loans;

•	representing us in connection with the purchase, sale and commitment to purchase or sell investments that meet in all material respects our investment criteria, and managing our portfolio of investments;

•	advising us and negotiating our agreements with third-party lenders for borrowings by us;

•	making available to us statistical and economic research and analysis regarding our activities and the services performed for us by our advisor;

•	investing or reinvesting any of our money in accordance with our policies and procedures;

•	providing the executive and administrative personnel, office space and services required in rendering services to us, in accordance with and subject to the terms of the advisory agreement;

•	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our advisor and our board of directors, including the collection of our revenues and the payment of our debts and obligations from our accounts, and the maintenance of appropriate computer systems to perform such administrative functions;

•	advising our board of directors in connection with policy decisions;

•	evaluating and recommending hedging strategies to our board of directors and, upon approval by our board of directors, engaging in hedging activities on our behalf consistent with our status as a REIT;

•	supervising our compliance with the REIT provisions of the Internal Revenue Code and our maintenance of our status as a REIT;

•	qualifying and causing us to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;

•	assisting us to retain qualified accountants and tax experts to assist in developing and monitoring appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews as our board of directors may deem necessary or advisable;

•	assisting us in our compliance with all federal, state and local regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Exchange Act or other federal or state laws;

•	assisting us in our compliance with federal, state and local tax filings and reports and generally enabling us to maintain our status as a REIT, including soliciting stockholders, as defined below, for required information to the extent provided in the REIT provisions of the Internal Revenue Code;

•	assisting us in our maintenance of an exemption from the Investment Company Act and monitoring our compliance with the requirements for maintaining an exemption from the Investment Company Act;

•	coordinating and managing the operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment collaborators;

•	advising us as to our capital structure and capital raising activities;

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to the approval of our board of directors;

•	engaging and supervising, on behalf of us and at our expense, the following, without limitation: independent contractors to provide investment banking services, leasing services, mortgage brokerage services, securities brokerage services, other financial services, and such other services as may be deemed by our advisor or our board of directors to be necessary or advisable from time to time; and

•	so long as our advisor does not incur additional costs or expenses, performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our advisor shall deem appropriate under the particular circumstances.

Our advisor is required to manage our business affairs in general conformity with the policies approved by our board of directors and consistent with our advisor’s duties under the advisory agreement. Our advisor is required to prepare regular reports for our board of directors that review our acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with our investment policies and policies that will enable us to maintain our qualification as a REIT and prevent us from being deemed an investment company.

From time to time, our board of directors will assess whether we should be internally managed. This assessment will be based on a number of factors deemed relevant by our board of directors, including our ability to attract and retain full-time employees and the costs and expenses related to becoming internally managed.

Term

Our initial advisory agreement has a one-year term that commences on          , 2011; however, pursuant to its terms, the agreement automatically renews for a period of one year unless terminated in accordance with the terms thereof.

Terminations by Us for Cause.  Our independent directors have the right to terminate the advisory agreement for cause, on a majority vote. “Cause” means a reasonable, good faith determination that our advisor was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under the advisory agreement. The independent directors’ determination that cause exists must be based on findings of fact disclosed to our advisor. If the directors’ good faith determination that cause exists is based primarily on a finding of criminal activity or active fraud, we may terminate the advisory agreement immediately. If our directors’ good faith determination that cause exists is based primarily on findings other than criminal activity or fraud, we must give our advisor written notice disclosing the findings of the unaffiliated directors and allow our advisor a reasonable opportunity to cure the problem. If after 30 days the independent directors determine that cause continues to exist, then the independent directors may terminate the advisory agreement immediately by a majority vote. Upon such a termination, we will be obligated to pay our advisor all accrued and unpaid fees and expenses reimbursable under the advisory agreement.

Terminations Without Cause or Penalty.  Our advisor has the right to terminate the advisory agreement for any reason and without penalty by giving at least 60 days’ prior written notice to our board of directors. Upon such a termination, we will be obligated to pay our advisor all accrued and unpaid fees and expenses reimbursable under the advisory agreement.

Our independent directors have the right to terminate the advisory agreement without cause or penalty, by a majority vote, by giving at least 60 days’ prior written notice to our advisor. Upon such a termination, we will be required to pay our advisor all accrued and unpaid fees and expenses reimbursable under the advisory agreement.

Terminations by Our Advisor Upon a Change of Control.  Subject to exceptions specified in the advisory agreement, our advisor has the right to deliver a notice of termination of the advisory agreement within 90 days of a change of control of our company. A “change of control” for the purpose of the advisory agreement is deemed to occur on:

•	the date of (a) any sale, lease, assignment, transfer or other conveyance of all or substantially all of our assets; (b) any consolidation or merger involving our company in which all of our stockholders immediately prior to the transaction, considered collectively, do not immediately following the transaction own shares of the surviving entity constituting at least a majority of the voting power of the surviving entity; (c) any capital reclassification or other recapitalization of our company in which any person or group that owned 30% or more of our voting power falls below that threshold or in which any person or group that owned less than 30% of our voting power rises above that ceiling; or (d) any liquidation, dissolution or winding up of our company; or

•	the first date on which fewer than two of our directors are persons whose nomination to the board was supported by our advisor. Currently, the board seat of Messrs. Parriott and Dawson are supported by our advisor. Our advisor has informed us that it will generally support the nomination of persons employed by, or affiliated with, our advisor. We intend to disclose in our proxy statements regarding the election of directors whether a candidate’s nomination is supported by our advisor.

Any notice of termination by our advisor following a change of control will be effective no less than 60 days after its date of delivery. If our advisor terminates the advisory agreement following a change of control, we will be required to pay our advisor all unpaid fees and expenses reimbursable under the advisory agreement.

Compensation and Expenses

The following table presents a summary of certain compensation, fees and other benefits (including reimbursement of certain out-of-pocket expenses paid by our advisor to third parties pursuant to the advisory agreement) that our advisor and its affiliates may earn or receive from us. Our advisor and its affiliates are not entitled to any additional compensation in connection with the acquisition or disposition of our assets, including in the event we liquidate. Our advisor will continue to be paid its first tier and second tier management fee, which we refer to collectively as the management fee, as long as it is providing services to us under the advisory agreement. If we were to dispose of assets, the reduction in the amount of our average invested assets will impact the amount of the management fee, due to the formula used to calculate the fee. The total compensation we pay to our advisor is limited under our articles of incorporation to an amount determined at least annually by our independent directors to be reasonable in relation to the nature and quality of services performed. The total compensation paid to our advisor is limited to the management fee set forth below. Our Total Operating Expenses, including all management fees paid to our advisor, in any fiscal year will not exceed the greater of 2% of average invested assets or 25% of net income, unless specifically approved by our independent directors.

Type of		Estimated Amount
Compensation		for Minimum/Maximum
and Recipient	Method of Computation	Offering(1)

Fees Paid in Connection with Our Offering

Selling Commissions to our Dealer-manager and participating broker-dealers	We will pay our dealer-manager selling commissions of 7.0% of aggregate gross proceeds from sales of shares. Our dealer-manager will reallow all of the 7% selling commissions to participating broker-dealers with respect to shares they sell.	$175,000/$63,000,000(2)

Dealer-Manager Fees to our Dealer-manager and participating broker-dealers	We will pay our dealer-manager a dealer-manager fee of 3.0% of aggregate gross proceeds from sales of shares. Our dealer-manager may reallow a portion of the dealer-manager fee to any participating broker-dealer with respect to shares it sells(4).	$75,000/$27,000,000(3)

Reimbursement of Other Organization and Offering Expenses to our advisor, its affiliates and related parties	To date, our advisor has paid organization and offering expenses on our behalf. We will reimburse our advisor and its affiliates for actual expenses in connection with our formation and this offering, including certain salaries and non-transaction based compensation paid to employees of our advisor and its affiliates for performing services for us and bona fide, itemized and detailed due diligence expenses incurred by the dealer-manager and participating broker-dealers(5). We will reimburse these expenses only to the extent that the reimbursement would not cause the selling commissions, the dealer-manager fee and the other organization and offering expenses borne by us to exceed 15% of gross offering proceeds as of the date of the reimbursement. If we raise the maximum offering amount, we expect organization and offering expenses (other than selling commissions and the dealer-manager fee) to be $11,079,500 or 1.2% of gross offering proceeds.	$125,000/$11,079,500

Type of		Estimated Amount
Compensation		for Minimum/Maximum
and Recipient	Method of Computation	Offering(1)

Fees Paid in Connection with the Acquisition of Properties, Loans or Other Real Estate- Related Investments

Acquisition Fee to our advisor and its affiliates	We do not anticipate paying any acquisition fees to our advisor or its affiliates in connection with the acquisition of our investments. However, if we do pay acquisition fees to our advisor or any of its affiliates for services in connection with the selection, evaluation, structure and purchase of an investment, the fee will be usual and customary for services rendered and not exceed an amount equal to 6% of the cost of the investment acquired by us, or in the case of a loan, 6% of the funds advanced.	Amount is dependent upon our results of operations and is not determinable at this time.

Reimbursement of Acquisition Expenses to our advisor, its affiliates and related parties	We will reimburse our advisor and its affiliates and related parties for actual expenses incurred in connection with the selection, evaluation, structure and purchase of making loans and other real estate-related investments, whether or not acquired. Acquisition expenses may include, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence. The total of all acquisition fees and acquisition expenses shall be reasonable, and shall not exceed an amount equal to 6% of the contract price of the property, or in the case of a loan, 6% of the funds advanced.	Amount is dependent upon our results of operations and is not determinable at this time(6).

Origination Fee to Ignite Funding	Up to 500 basis points of loan amount and is paid by the borrower.	Amount is not determinable at this time.

Fees Paid in Connection with our Operations

Management Fees to our advisor	First tier management compensation of 1% per annum of the first $200 million of our average invested assets, plus 0.8% per annum of our average invested assets in excess of $200 million during such fiscal year, calculated on a monthly basis and payable monthly in arrears; and second tier management compensation of a specified percentage of the amount our REIT taxable net income, before deducting certain management compensation, net operating losses and certain other items, exceeds a return based on the 10 year U.S. Treasury rate plus 1%. The percentage for this calculation is the weighted average of the following percentages based on our average invested assets for the period: 20% for the first $200 million of our average invested assets; and 10% of our average invested assets in excess of $200 million calculated and paid on a monthly basis and subject to annual reconciliation.	Amount of first tier management fee for the minimum offering amount is estimated to be $21,250 (assuming no debt financing to purchase investments) and approximately $85,000 (assuming debt financing equal to 75% of our total assets) and for the maximum offering amount is estimated to be $6,772,000 (assuming no debt financing to purchase investments) and approximately $25,888,000 (assuming debt financing equal to 75% of the cost of our total assets). Amount of second tier management fee is dependent upon our results of operations and is not determinable at this time.

Type of		Estimated Amount
Compensation		for Minimum/Maximum
and Recipient	Method of Computation	Offering(1)

Out-of-Pocket Expense Reimbursement to our advisor, its affiliates and related parties	Reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis includes reimbursement of expenses incurred in contracting with third parties to provide services to us or on our behalf, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, ad valorem and property taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance. Also includes reimbursement for travel and related expenses incurred in connection with performing business and bona fide due diligence activities for or on our behalf, including, without limitation, travel and expenses incurred in connection with the purchase, financing, refinancing, sale or other disposition of any of our assets or other investments. Such fees and expenses will only be reimbursed if a detailed and itemized invoice is provided. Except for salaries reimbursable as other organization and offering expenses, we do not reimburse our advisor for employment expenses of the personnel employed by our advisor (including our officers who are also employed by our advisor).	(6)

Servicing Fee to Ignite Funding	Up to 100 basis points of loan amount and is paid by the borrower.	Amount is not determinable at this time.
Asset Management Fee to Ignite Funding	If a loan becomes non-performing and we take ownership of a property as a result of a workout or foreclosure of a loan, in lieu of the servicing fee that was previously paid by the borrower, we will pay Ignite Funding an asset management fee equal to 1% of the original loan amount per annum.	Amount is not determinable at this time.

Fees Paid in Connection with Sales or Liquidation
Disposition Fee to Ignite Funding	If we take ownership of a property as a result of a workout or foreclosure of a loan, or otherwise sell a property, in consideration for substantial assistance in connection with the sale of such property (including a sale of all our properties), we will pay a disposition fee upon the sale of such property in an amount no greater than the lesser of one-half of the brokerage commission paid or an amount equal to 3% of the contractual sales price. If we pay a disposition fee to Ignite Funding, we may also pay a disposition fee to another third party. However, the amount paid to Ignite Funding when added to all other disposition fees paid to any unaffiliated parties in such a capacity in connection with the sale, may not exceed the lesser of the competitive real estate commission or an amount up to 6% of the contractual sales price.	Amount is not determinable at this time as it is dependent upon amount of assets sold.

(1)	The estimated minimum dollar amounts are based on the sale of the minimum of 250,000 shares to the public. The estimated maximum dollar amounts are based on the sale of the maximum of 90,000,000 shares to the public in the primary offering. No sales commissions or dealer-manager fees are payable as a result of sales of shares under our DRIP.

(2)	Commissions may be reduced for discounts or waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum selling commissions in this table, we have not assumed any such discounts or waivers.

(3)	The dealer-manager fees may be reduced for discounts or waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum dealer-manager fees in this table, we have not assumed any such discounts or waivers.

(4)	In addition, out of its dealer-manager fee, our dealer manager may reimburse participating broker-dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs and other marketing costs and expenses.

(5)	We will reimburse our dealer-manager for actual, bona fide, itemized and detailed due diligence expenses incurred by it or other participating broker-dealers in connection with this offering. Reimbursement is contingent upon receipt by our dealer-manager of a detailed invoice or similar itemized statement from the participating broker-dealer that demonstrates the actual due diligence expenses incurred. Our dealer-manager will reallow such reimbursements to the applicable participating broker-dealer.

(6)	All out-of-pocket expenses incurred on our behalf will be reimbursed in accordance with the terms of the advisory agreement and pursuant to an agreed upon budget. We and our advisor will agree on a budget, including estimated out-of-pocket expenses. Any individual cost or expense exceeding $100,000 not reflected in our budget must be approved by our board of directors.

After commencement of this offering, our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless our board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during a specified period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all costs and expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including asset management fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) incentive fees paid in compliance with the NASAA Guidelines; (f) acquisition and origination fees, acquisition expenses, real estate commissions on the resale of real property and other fees and expenses connected with the acquisition, financing, disposition, management and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

Management Fee.  The first-tier management fee is equal to 1% of the first $200 million of our average invested assets during each fiscal year, plus 0.8% of our average invested assets in excess of $200 million during such fiscal year. Our average invested assets is calculated as an average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during the applicable period.

The second-tier management fee for each month (or lesser portion thereof) is an amount equal to the tiered percentage of the difference between our net income (which is our taxable income (including net capital gains, if any, and net capital losses, if any) before deducting the second-tier management fee, net operating losses arising from prior periods, and items permitted by the Internal Revenue Code when calculating taxable income for a REIT) for such fiscal quarter (or lesser portion thereof), and the threshold return for such fiscal quarter (or lesser portion thereof). The “tiered percentage” for this calculation is the weighted average of the following percentages based on our average invested assets for the period: (1) 20% for the first $200 million of average invested assets; and (2) 10% for our average invested assets in excess of $200 million. “Threshold return” means the amount of net income for the period that would produce an annualized return on our average gross offering proceeds equal to the 10-year U.S. Treasury rate (which is calculated by averaging the weekly average yield to maturity of the 10-year U.S. Treasury bond, as published by the Federal Reserve) for such month plus 1.0%. If at the end of a particular fiscal year or upon any termination of the advisory agreement, the aggregate of the second-tier management fee exceeds the tiered percentage of the difference of our net income for that fiscal year (or lesser portion thereof) less the threshold return for such year (or lesser portion thereof), then our advisor will pay us such amount at the time of such reconciliation at the end of the applicable fiscal year. Any such payments by our advisor will not exceed the amount of the second-tier management fee paid to our advisor under the advisory agreement for that fiscal year (or lesser portion thereof) and will be made only to the extent of the reconciliation amount for that fiscal year (or lesser portion thereof).

The management fee is paid monthly. The management fee is subject to the overall cap on our Total Operating Expenses. The management fee is intended to compensate our advisor for its costs in providing management services to us. Our advisor is expected to use the proceeds from its management fee in part to pay compensation to its officers and employees who have no right to receive cash compensation directly from us, even though some of them are also our officers.

Expense reimbursements.  Our advisor conducts due diligence with respect to potential investments and provides certain other services. Under the advisory agreement, our advisor is entitled to reimbursement for the fees and bona fide expenses attributable to providing such services incurred in contracting with third parties to provide services to us or on our behalf, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, ad valorem and property taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance. Also includes reimbursement for travel and related expenses incurred in connection with performing business and due diligence activities for or on our behalf, including, without limitation, travel and expenses incurred in connection with the purchase, financing, refinancing, sale or other disposition of any of our assets or other investments. Such fees and expenses will only be reimbursed if a detailed and itemized invoice is provided. We do not reimburse the advisor for employment expenses of the personnel employed by the advisor (including our officers who are also employed by the advisor).

We rely on the personnel and resources of our advisor to conduct our operations. We reimburse our advisor for its costs and expenses for the items described below, and to perform due diligence tasks on assets purchased or considered for purchase by us and to perform certain other activities. Further, we reimburse our advisor for any expenses incurred in contracting with third parties for the master or special servicing of assets we acquire. Accordingly, a portion of the out-of-pocket expenses may be paid to our advisor’s affiliates in such capacities. The contracting for such engagements is conducted on commercially reasonable terms. Such arrangements may also be made using an income-sharing arrangement such as a joint venture. Expense reimbursement may be made as frequently as monthly.

Subject to the limitations set forth below, we pay all of our operating expenses except those specifically required to be borne by our advisor under the advisory agreement. The operating expenses required to be borne by our advisor include:

•	most costs and expenses of its officers and employees;

•	the costs of any salaries of any of our officers or directors who are affiliated with our advisor;

•	all internal and overhead expenses of our advisor; and

•	fees and expenses of third parties that are engaged by our advisor to perform services for us but for which our advisor is specifically not entitled to reimbursement under the advisory agreement, except that our board of directors may approve reimbursement to our advisor of our pro rata portion of the salaries, bonuses, health insurance, retirement benefits and similar employment costs for the time spent on our operations and administration other than for the provision of investment advisory services.

The expenses that we pay include:

•	costs associated with the raising of capital and incurrence of debt;

•	issuance and transaction costs associated with the acquisition, disposition and financing of investments;

•	costs associated with our accounting systems;

•	legal, independent accounting and auditing fees and expenses;

•	the compensation and expenses of our independent directors;

•	the costs of printing and mailing proxy statements and reports to stockholders;

•	costs incurred by employees of our advisor for travel on our behalf;

•	costs associated with any computer software or hardware that is used solely for us;

•	all insurance costs, including costs to obtain liability insurance to indemnify our directors and officers, our advisor and its employees and managers;

•	the compensation and expenses of our custodian and transfer agent;

•	the acquisition of assets;

•	interest expense;

•	taxes and license fees;

•	non-cash costs;

•	litigation expenses;

•	the management fee; and

•	extraordinary or non-recurring expenses.

Services for which we bear the expenses may be provided to us by affiliates of our advisor if it believes such services are of comparable or superior quality to those provided by third parties and can be provided at comparable cost. Our advisor is required under the advisory agreement to provide an annual report to our board of directors with respect to the engagement of third parties and fees and expenses paid to such third parties, and our board of directors will periodically review such engagements and our expense levels, the division of expenses between our advisor and us and reimbursements of expenses advanced by our advisor.

Our advisor is permitted to incur expenses on our behalf that are consistent with a budget that may, in the future, be approved by our board of directors, as amended from time to time, are consistent with the terms of the advisory agreement or are at the direction of our board. Nevertheless, our advisor must obtain the approval of our board for any expense item exceeding $100,000 in the aggregate, except as otherwise provided for in our budget. Our board of directors may modify this threshold from time to time in its discretion.

Unless otherwise provided in any resolution adopted by the board, we may reimburse our advisor, at the end of each fiscal quarter, for total operating expenses incurred by the advisor; provided, however that we will not reimburse our advisor at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of average invested assets or 25% of our net income (which we refer to as the “2%/25% Guidelines”) for such year. Our independent directors have the fiduciary responsibility of limiting our total operating expenses to amounts that do not exceed the 2%/25% Guidelines unless they have made a finding that, based on such unusual and non-recurring factors that they deem sufficient, a higher level of expenses is justified.

Within 60 days after the end of any of our fiscal quarters for which there is an excess amount that the independent directors conclude was justified and reimbursable to the advisor, we will send to our stockholders a written disclosure of such fact, together with an explanation of the factors the independent directors considered in determining that such amount was justified. Any such finding and the reasons in support thereof will be reflected in the minutes of the meetings of the board. In the event that the independent directors do not determine that excess expenses are justified, the advisor will reimburse us the amount by which the expenses exceeded the 2%/25% Guidelines.

Conflicts of Interest

We are subject to conflicts of interest involving our advisor and its affiliates because, among other reasons:

•	the second-tier management fee, which is based on our income, may create an incentive for our advisor to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include a component based on our income;

•	two of our directors and executive officers are owners or employees of, or otherwise affiliated with, our advisor, which owns Ignite Funding, currently our only loan origination source; and

•	Two of our directors and executive officers, are part owners, officers, employees or members of, or otherwise affiliated with, CM Group, which owns our dealer-manager.

For a more detailed discussion, see “Conflicts of Interest.”

The advisory agreement does not limit or restrict the right of our advisor or any of its affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to, others purchasing mortgage loans that meet our policies and criteria. However, our advisor has agreed that for as long as it is our exclusive advisor pursuant to the advisory agreement, it will not sponsor any mortgage REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area without first obtaining the approval of a majority of our independent directors.

Limits of Responsibility

Pursuant to the advisory agreement, our advisor has not assumed any responsibility other than to undertake the services called for thereunder and is not responsible for any decision by our board of directors to follow or not to follow its advice or recommendations. We cannot assure you that we would be able to recover any damages for claims we may have against our advisor. Although certain members, managers, officers, and employees of our advisor are also our officers and directors and, therefore, have fiduciary duties to us and our stockholders in that capacity, the members, managers, officers, and employees of our advisor, in their capacities as such, have no fiduciary duties to us. Our advisor shall have a fiduciary responsibility and duty to us and our stockholders.

We have agreed to indemnify our advisor and its managers, officers, employees and affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of our advisor or its employees made in the performance of our advisor’s duties under the advisory agreement. For such indemnification to be available, the indemnitee must have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests, the indemnitee must have been acting on behalf of or performing services for us, and the liability or loss must not be the result of negligence or misconduct by the indemnitee. The indemnification is recoverable only out of our net assets and not from our stockholders.

MANAGEMENT OF THE COMPANY

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board is responsible for the management and control of our affairs. The board has retained 2020 Capital to manage our day-to-day operations and our portfolio of real estate assets, subject to the board’s supervision. Because of the conflicts of interest created by the relationships among us, 2020 Capital, and various affiliates, certain of the responsibilities of the board have been delegated to a committee that consists solely of independent directors. See “Conflicts of Interest.”

We will have four independent directors. An “independent director” is a person who meets the definition of an “independent director” as defined in Article IV of our articles of incorporation and in the NASAA Guidelines.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a plurality of the votes present, in person or by proxy, in order to be elected.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director will be filled by a vote of a majority of the remaining directors. As provided in our charter, nominations of individuals to fill the vacancy of a board seat previously filled by an independent director will be made by the independent directors.

Our directors are accountable to us and our stockholders as fiduciaries. This means that our directors must perform their duties in good faith and in a manner each director believes to be in our and our stockholders’ best interests. Further, our directors must act with such care as a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

In addition to meetings of the various committees of the board, which committees we describe below, we expect our directors to hold at least four regular board meetings each year. Our board has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity.

Our general operating and investment policies are set forth in this prospectus. Our directors shall establish written policies on investments and borrowing as set forth in our articles of incorporation and in this prospectus and may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers and advisor follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on operations and investments set forth in this prospectus.

Our Directors and Executive Officers

The following table provides information regarding our directors and executive officers. Each of our directors and executive officers can be reached c/o CM REIT, Inc., 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014.

Name	Age	Position

Todd B. Parriott	40	Chairman of the Board, Chief Executive Officer, President and Chief Investment Officer
G. Steven Dawson	53	Chief Financial Officer, Treasurer, Secretary and Director
Anthony D. Cinquini	47	Independent Director Nominee*
Darin D. Gilson	43	Independent Director Nominee*
Hunt C. Holsomback	47	Independent Director Nominee*
Robert J. Simmons	48	Independent Director Nominee*

*	Each of these nominees has been elected by our stockholder effective on the date the registration statement of which this prospectus forms a part becomes effective.

Non-Employee Officers

We do not employ any of our executive officers. All of our executive officers are employees or officers of our advisor and are compensated by our advisor and do not receive compensation from us for services rendered to us. In their capacity as our officers, these non-employee officers perform only ministerial functions, such as executing contracts and filing reports with regulatory agencies. In their capacity as officers and employees of our advisor, they are expected to fulfill our advisor’s duties to us under the advisory agreement. We have no control over which persons our advisor assigns to our account. In their capacity as officers and employees of our advisor, such persons do not have fiduciary obligations to us or our stockholders.

Business Experience of Our Directors and Executive Officers

Set forth below is a brief account of the business experience and education of our directors and executive officers.

Todd B. Parriott.  Mr. Parriott is the Chairman of our board of directors, Chief Executive Officer, President, and Chief Investment Officer. Mr. Parriott was elected to our board of directors in November 2008. Mr. Parriott served as the Chairman of the board of directors, Chief Executive Officer, President and Chief Investment Officer of Desert Capital from December 2003 through May 2011, at which time he resigned each of his positions with Desert Capital. On April 29, 2011, certain of Desert Capital’s creditors filed an involuntary Chapter 11 bankruptcy petition against Desert Capital in the United States Bankruptcy Court for the District of Nevada in Las Vegas, Nevada. Desert Capital consented to the involuntary bankruptcy filing on June 9, 2011. Mr. Parriott is a party to certain civil lawsuits, a summary of which is set forth under “Certain Relationships and Related Party Transactions, and Director Independence — Related Party Legal Proceedings.” Mr. Parriott served as the President of CM Capital Services from July 2001 until December 2003 and was re-elected as President in October 2005. Mr. Parriott currently serves as the Chief Executive Officer of and in supervisory capacities with CM Securities, the dealer-manager of our public offering. Mr. Parriott has been a manager of and President and Chief Executive Officer of CM Group since November 2007 and 2020 Capital, our advisor, since April 2011. Mr. Parriott graduated with a Bachelor of Science degree in Marketing from the University of Nevada, Las Vegas in 1994.

G. Steven Dawson.  Mr. Dawson is our Chief Financial Officer, Treasurer, and Secretary. Mr. Dawson was elected to our board of directors in November 2008. Mr. Dawson has been a manager and managing member of 2020 Capital, our advisor, since April 2011. Mr. Dawson has served as a manager and managing director of CM Group since November 2007. He has been a private investor for his own account since September 2003 and from July 1990 to September 2003 he served as the Chief Financial Officer of Camden Property Trust (NYSE:CPT) and its predecessors. Camden is a large multifamily REIT based in Houston,

Texas with apartment operations, construction and development activities throughout the United States. Mr. Dawson serves on the board and is a member of the Compensation Committee and the Chairman of the Audit Committee of American Campus Communities (NYSE: ACC), the largest student housing REIT in the U.S. (since August 2004). Mr. Dawson also serves on the boards of Institutional Financial Management, Inc. (AMEX:IFMI), a broker-dealer with fixed income and structured credit securities trading and investment banking and capital markets operations in the U.S., Europe and Asia (since December 2009) and Medical Properties Trust (NYSE:MPW), a hospital/healthcare REIT (since April 2004). Mr. Dawson previously served as a director of U.S. Restaurant Properties, Inc. (2000-2005), Trustreet Properties, Inc. (2005-2007), AmREIT (2000-2008), Sunset Financial Resources, Inc. (2005-2007), Alesco Financial Inc. (2007-2009) and Desert Capital (2004-2010). Mr. Dawson’s other private interests are mostly related to real estate, finance and financial services. Mr. Dawson holds a Bachelor of Business Administration degree from Texas A&M University, where he serves on the Real Estate Roundtable of the Mays Graduate School of Business.

Anthony D. Cinquini.  Mr. Cinquini is one of our independent director nominees. Since January 2001, he has been the Senior Managing Director of Red Capital Markets, Inc., is a member of Red Capital Group’s Executive Committee and heads its Newport Beach office. He is an investment banker specializing in Fannie Mae taxable and tax-exempt products, credit enhancement (of all types), and tax-exempt multifamily housing issues. He joined Red Capital Group’s predecessor entity in March 1993 as a Vice President and since that time has directed the origination, structuring and closing of over $7.3 billion representing over 495 separate transactions. As an established tax-exempt investment banker and lender for affordable housing, Mr. Cinquini has structured many different types of tax-exempt bond structures including new money, refunding, advance refunding, FHA, Fannie Mae, Freddie Mac, FHLB, mono-line bond insurance and letter of credit backed issues. He also maintains ongoing advisory, lending and investment banking relationships with many of the large national REITs as well as other national multi-family owners and operators. Mr. Cinquini has closed many multi-asset structured financings involving tax-exempt bonds and taxable financings as either lender, investment banker or both for Fannie Mae and Freddie Mac. Mr. Cinquini earned a Bachelor of Science degree in Business Administration from the University of Southern California with an emphasis on Real Estate and Finance.

Darin D. Gilson.  Mr. Gilson is one of our independent director nominees. He is a founding partner of Banyan Ventures, LLC, a unique venture development firm that was founded in February 2003 to help launch and scale early stage growth companies. As a Banyan partner, Mr. Gilson has led the firm’s real estate oriented projects, including the development of a destination club business which was acquired in March 2008 by Abercrombie & Kent, the global luxury travel company. From April 2009 to present, Banyan led the formation and oversight of a foreclosure acquisition fund, Spruce Real Estate Investments, LLC. Prior to founding Banyan Ventures, Mr. Gilson served as the President and Chief Operating Officer of Campus Pipeline, Inc. from December 1998 to February 2003. Mr. Gilson helped grow Campus Pipeline from a backyard start-up company to a market leader in portal technology and services in the international higher education market. In November 2002, Mr. Gilson helped execute a successful acquisition of Campus Pipeline by SCT Corporation, which at the time was a NASDAQ-listed company. From August 1996 to December 1998, Mr. Gilson held the position of Associate at McKinsey & Company, the global management consulting firm, where his work focused on strategy and new business development. Mr. Gilson received Bachelors degrees in Economics and Political Science from the University of Utah and a Master of Business Administration in Strategic and Entrepreneurial Management from the Wharton School at the University of Pennsylvania, where he graduated a Palmer Scholar. Mr. Gilson has also served on the Board of Directors of Chapman Innovations, Inc. the producer of Carbonx textile products since April 2003.

Hunt C. Holsomback.  Mr. Holsomback is one of our independent director nominees. He is currently a Managing Director for Alvarez & Marsal Real Estate Advisory Services, LLC. He joined the firm in June, 2004 as a Senior Director and was promoted to Managing Director in December, 2005. He leads both the Strategy and Operations practice and the Construction Advisory Services practice. In his role of leader of the Strategy and Operations practice he assists clients with issues related to business processes, technology and systems, organizational design, regulatory compliance, risk management and strategic planning. The Construction Advisory Services practice focuses on overseeing construction projects for clients as an owners representative and also identifying opportunities to reduce risks associated with construction and development projects. Mr. Holsomback has 22 years of experience in providing real estate consulting and accounting services to clients, he worked for Ernst & Young LLP, Deloitte & Touche LLP, Coopers & Lybrand and Kenneth Leventhal & Co. prior to joining Alvarez & Marsal in June 2004. As it relates regulatory compliance, Mr. Holsomback has assisted numerous clients in complying with Sarbanes Oxley Act of 2002, evaluating variable interest entities, conducting risk assessments, documenting controls, policies and procedures, and designing and improving processes. Additionally, he has provided corporate real estate services to companies and entities whose core business is not real estate. These services have included risk assessments, lease audits, process audits, lease analysis and valuation, and lease restructuring. Mr. Holsomback earned a Bachelor of Business Administration degree in Accounting from Baylor University in Waco, Texas and is a licensed Certified Public Accountant in Texas and Colorado.

Robert J. Simmons.  Mr. Simmons is one of our independent director nominees. He is a partner and member of the Board of Managers of Bendigo Partners, a private investment and equity firm that focuses on participatory investment and operational consultation. He joined Bendigo Partners in January 2009. From April 2001 to December 2008. Mr. Simmons served in various positions, including Chief Financial Officer, at E*Trade Financial Corporation. Prior to that, Mr. Simmons served in a variety of corporate finance-related roles with Campus Pipeline, Inc., Iomega Corporation, and Oracle Corporation, after beginning his career with Bank of America, N.A. as a Corporate Banking Officer. Mr. Simmons received a Bachelor degree in International Business from the Marriott School of Management at Brigham Young University where he was a member of the Phi Kappa Phi National Honor Society and the Beta Gamma Sigma National Honor Society. Mr. Simmons also received a Master of Business Administration in Finance and Accounting from the J.L. Kellogg Graduate School of Management at Northwestern University.

Board of Directors

We currently have two directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, we will have six directors. Under our bylaws, the number of directors may be increased or decreased by the board, but may not be fewer than three nor more than 15. Any vacancy on our board of directors, whether resulting from the removal of a director or from an increase in the size of the board, may be filled only by a vote of our directors. Two of our directors are affiliated with our advisor and four of our directors will be independent, as defined in our articles of incorporation.

As defined by our articles of incorporation, the term “independent director” refers to a director who is not associated and has not been associated within the last two years, directly or indirectly, with us, our sponsor or our advisor. We have also adopted the director independence standards of the New York Stock Exchange, or NYSE.

Our articles of incorporation require that a majority of the members of our board of directors must at all times be independent directors, unless independent directors comprise less than a majority as a result of a board vacancy. Our bylaws also provide that all of the members of our audit committee, our compensation committee and our governance and nominating committee must be independent directors.

Our board considered the independence of each of our directors under our standard of independence. Our board affirmatively determined that each of Messrs. Cinquini, Gilson, Holsomback and Simmons have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and are thus independent under our standard. A business or professional relationship shall be deemed “material” per se if the aggregate gross revenue derived by the independent director from the sponsor, advisor and affiliates exceeds 5% of either the director’s annual gross revenue, derived from all sources during either of the last two years or the director’s net worth on a fair market value basis.

Directors hold office until their successors are elected and qualified or they resign or are removed. All officers serve at the discretion of our board of directors.

Compensation of Directors

Directors who are also our executive officers or affiliated with our advisor receive no compensation for board service.

We plan to compensate our directors who are neither our executive officers nor affiliated with our advisor according to the following schedule:

Annual retainer fee	$15,000
Fee for each board meeting attended in person	3,000
Fee for each board meeting attended telephonically	1,500
Audit committee chairman retainer	5,000
Chairman retainer for other committees	3,000
Fee for each committee meeting attended in person	1,000
Fee for each committee meeting attended telephonically	500

Additionally, each non-officer director receives an annual award of 4,000 shares of common stock, which will vest pro rata over a three year period. We reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings. We may, from time to time, in the discretion of the compensation committee of our board of directors, grant additional shares of our common stock to our directors.

Compensation Committee Interlocks and Insider Participation

Our compensation committee will be comprised of three directors. None of these individuals has at any time served as an officer of the company. None of our executive officers served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Indemnification

Our articles of incorporation and bylaws provide for the indemnification of our directors and officers. Our agents may be indemnified to such extent as is authorized by our articles of incorporation, board of directors or our bylaws. Our articles of incorporation provide that indemnification of directors, officers, employees and agents against certain judgments, penalties, fines, settlements and reasonable expenses that any such person actually incurs in connection with any proceeding to which such person may be made a party by reason of serving in such positions, shall not be provided, unless all of the following conditions are met:

•	The indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in CMR’s best interests.

•	The indemnitee was acting on behalf of or performing services for CMR.

•	Such liability or loss was not the result of:

•	negligence or misconduct, in the case that the indemnitee is a director (other than an independent director), officer, advisor or an affiliate of the advisor; or

•	gross negligence or willful misconduct, in the case that the indemnitee is an independent director.

•	Such indemnification or agreement to hold harmless is recoverable only out of CMR’s net assets and not from CMR’s stockholders.

In addition, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which CMR’s securities were offered or sold as to indemnification for violations of securities laws.

We have entered into indemnification agreements with each of our directors and executive officers, as well as our advisor and its officers, managers, employees and some of its affiliates. The indemnification agreements require, among other things, that we indemnify such persons, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded our directors and officers by our articles of incorporation, it provides greater assurance to our directors and officers and such other persons that indemnification will be available because, as a contract, it may not be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Committees and Meetings

Our board has a standing audit committee, compensation committee, governance and nominating committee and conflicts committee. Other committees may be established by our board of directors from time to time.

Audit Committee

Our audit committee will be comprised of Anthony Cinquini, Hunt Holsomback and Robert Simmons. All members of the audit committee will satisfy the independence requirements of the NYSE. Our board has also determined that:

•	at least one member of our audit committee qualifies as an “audit committee financial expert,” as defined by the SEC; and

•	all members of the audit committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the audit committee independence standards of the SEC.

Our audit committee operates pursuant to a written charter that is posted on our website at www.cmreit.com. Among other things, the audit committee charter calls upon the audit committee to:

•	oversee the accounting and financial reporting processes and compliance with legal and regulatory requirements on behalf of our board of directors and report the results of its activities to the board;

•	be directly and solely responsible for the appointment, retention, compensation, oversight, evaluation and, when appropriate, the termination and replacement of our independent auditors;

•	review the annual engagement proposal and qualifications of our independent auditors;

•	prepare an annual report as required by applicable SEC disclosure rules;

•	review the integrity, adequacy and effectiveness of our internal controls and financial disclosure process; and

•	manage our relationship with our advisor under the advisory agreement.

Compensation Committee

Our compensation committee will be comprised of Anthony Cinquini, Hunt Holsomback and Robert Simmons each of which qualify as:

•	“Independent directors” under the NYSE independence standards;

•	“Non-employee directors” under Exchange Act Rule 16b-3; and

•	“Outside directors” under Internal Revenue Code Section 162(m).

Our compensation committee has been delegated the authority by our board of directors to administer our 2011 Stock Incentive Plan and to make determinations regarding grants of restricted shares of common stock. Among other things, the compensation committee operates pursuant to a written charter that is posted on our website at www.cmreit.com and calls upon the compensation committee to:

•	develop the overall compensation policies and the corporate goals and objectives, if any, relevant to the chief executive officer’s compensation from our company;

•	evaluate the chief executive officer’s performance in light of those goals and objectives, if any;

•	be directly and solely responsible for establishing the chief executive officer’s compensation level, if any, based on this evaluation;

•	make recommendations to the board regarding the compensation of officers junior to the chief executive officer, incentive-compensation plans and equity-based plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement, if required.

Because we do not currently intend to compensate our executive officers, we do not expect the compensation committee to be very active until our policies change.

Governance and Nominating Committee

Our governance and nominating committee was formed to establish and implement our corporate governance practices and to nominate individuals for election to the board of directors. The governance and nominating committee will be comprised of three independent directors, Anthony Cinquini, Darin Gilson and Robert Simmons.

Our governance and nominating committee operates pursuant to a written charter that is posted on our website at www.cmreit.com. Among other things, the committee charter calls upon the governance and nominating committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;

•	select, or to recommend that the board select, the director nominees for the each annual meeting of stockholders and the committee nominees; and

•	develop and recommend to the board a set of corporate governance principles applicable to the corporation.

Conflicts Committee

Our conflicts committee was formed to approve any related party transactions in which we may engage in the future. The conflicts committee is comprised of all of our independent directors.

Corporate Governance

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Waivers to the code of business conduct and ethics will only be granted by the audit committee of the board. If the committee grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section of our corporate website at www.cmreit.com. The information on that website is not a part of this prospectus.

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our code of business conduct and the charters of our audit committee, governance and nominating committee and compensation committee are available in print to any stockholder who requests them from our corporate secretary. The charters of our committees are also available on our website at www.cmreit.com.

Compensation of Executive Officers

All of our executive officers are employed by our advisor and are compensated by our advisor. We do not separately compensate our officers for their service as officers, nor do we reimburse our advisor for any portion of our officers’ compensation from our advisor, other than through the general fees we pay to our advisor under the advisory agreement (which are described under the caption “The Advisor — The Advisory Agreement — Compensation and Expenses”). In the future, our board or the compensation committee may decide to pay annual compensation or bonuses to one or more of our non-employee officers for their services as officers.

2011 Stock Incentive Plan

Before completing this offering, we will adopt the CM REIT, Inc. 2011 Stock Incentive Plan, which provides for the grant to our consultants and directors of stock options and restricted stock. We have reserved a total of 1 million shares of our common stock for issuance pursuant to the plan, subject to certain adjustments for changes in our capital structure, including by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges. Of this amount, 16,000 shares of restricted stock will be issued to our independent directors as compensation upon the consummation of this offering. See “— Restricted Stock” below for a description of these securities.

Purpose of the Plan

The purpose of the plan is to enable us to attract and retain well-qualified individuals to serve as consultants or as members of the board of directors through the use of incentives based upon the value of our common stock. Awards under the plan will be determined by the compensation committee of the board of directors, and may be made to our consultants or directors.

Administration of the Plan

The compensation committee of the board of directors will administer the plan. Each member of the compensation committee must be a non-employee director, as defined by Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the plan, the compensation committee will have authority to select consultants or directors to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions and provisions of such awards, to determine the number and value of performance shares awarded and earned and to cancel or suspend awards. In making such award determinations, the compensation committee may take into account the nature of services rendered, if any by the director or consultant, his or her present and potential contribution to our success and such other factors as the committee deems relevant. The compensation committee is authorized to interpret the plan, to establish, amend and rescind any rules and regulations relating to the plan, to determine the terms and provisions of any agreements made pursuant to the plan and to make all other determinations that may be necessary or advisable for the administration of the plan.

Eligibility Under the Plan

The compensation committee will determine the directors and consultants who may receive awards under the plan.

Each non-employee director will receive 4,000 shares of restricted stock when the director is initially elected or appointed to the board of directors and will receive an additional grant of 4,000 shares of restricted stock at the close of each annual meeting. Such grants of restricted stock will vest pro rata over a three year period. All grants of restricted stock will become fully vested if service as a member of the board terminates by reason of death, disability or retirement.

Duration of Plan

The plan has a term of ten years, through December 31, 2021.

Types of Awards

Awards under the plan may be in the form of stock options (including incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code and non-qualified options) and restricted stock.

Authorized Shares Available for Awards Under the Plan

The plan authorizes awards of a total of 1,000,000 shares of common stock. In addition, if any award under the plan otherwise distributable in shares of common stock expires, terminates or is forfeited or canceled, or settled in cash pursuant to the terms of the plan, such shares will again be available for award under the plan.

If there is a change in our outstanding common stock by reason of a recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the plan, the terms and number of shares outstanding under any award, and the purchase price of a share under options, may be equitably adjusted by the compensation committee at its sole discretion. The compensation committee may also, in its sole discretion, make appropriate adjustment as to the kind of shares or other securities deliverable with respect to outstanding awards under the plan.

Stock Options

The plan authorizes the award of non-qualified stock options.

Non-qualified options may be awarded under the plan with an exercise price of no less than 100% of the fair market value of our common stock on the date of the award.

In addition to allowing an optionee to pay cash to exercise options, or deliver stock certificates for previously-owned shares of our stock, the plan permits us to sell or withhold a sufficient number of shares to cover the amount of taxes required to be withheld.

The plan permits recipients of non-qualified stock options to transfer their vested options by gift to family members (or trusts or partnerships of family members). After transfer of an option, the optionee will remain responsible for tax payable upon the exercise of the option, and we retain the right to claim a deduction for compensation upon the exercise of the option.

Restricted Stock

The plan authorizes the compensation committee to grant shares of restricted stock to consultants or directors. A grantee will become the holder of shares of restricted stock free of all restrictions if he or she completes a required period of service following the award and satisfies any other conditions; otherwise, the shares will be forfeited. The grantee will have the right to vote the shares of restricted stock and, unless the committee determines otherwise, the right to receive dividends on the shares. The grantee may not sell or otherwise dispose of restricted stock until the conditions imposed by the committee have been satisfied.

Change of Control Events

In the event of a change in control, as defined in the plan, then all outstanding stock options and restricted stock will become fully exercisable and/or vested.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of Desert Capital, CM Equity and CM Notes, the only prior real estate programs sponsored or advised by affiliates of our sponsor, 2020 Capital, and/or our chief executive officer, Todd B. Parriott. The following summary is qualified in its entirety by reference to the Prior Performance Tables, which may be found in Appendix E of this prospectus. Investors should direct their attention to the Prior Performance Tables for further information regarding the prior performance of Desert Capital, CM Equity and CM Notes. Furthermore, Desert Capital is subject to the information and reporting requirements of the Exchange Act, has filed periodic reports, proxy statements and Forms 10-K containing audited financial information for each year of operation with the SEC. These filings are available to you for free on the SEC’s website at www.sec.gov. We will also provide, upon request, for no fee, Desert Capital REIT, Inc.’s most recent Form 10-K filed with the SEC. We will provide the exhibits to such filing for a reasonable fee. Investors in our common stock should not assume that they will experience returns, if any, comparable to those experienced by investors in Desert Capital, CM Equity or CM Notes. Investors who purchase our common stock will not thereby acquire any ownership interest in Desert Capital, CM Equity or CM Notes.

The returns to our stockholders will depend in part on the mix of mortgage loans and other assets in which we invest. Because our portfolio is unlikely to mirror the portfolio of Desert Capital, the returns to our stockholders will vary from those generated by Desert Capital. You should not assume the past performance of Desert Capital or the past performance of Todd B. Parriott in his capacity as Chief Executive Officer of CM Group will be indicative of our future performance.

Prior Investment Programs

Burton Management Company, Ltd., which we refer to as Burton, led by Todd B. Parriott, our Chief Executive Officer, initially sponsored Desert Capital. CM Group was Desert Capital’s advisor from November 2007 until June 2011, and has the same management team as did Burton. Desert Capital had investment objectives generally similar to ours, which are to obtain current income through the receipt of payments on mortgage loans while making regular cash distributions, preserving, protecting, and enhancing our assets, qualifying as a REIT for U.S. federal income tax purposes and providing our stockholders with liquidity of their investment, either in whole or in part, through a listing or commencement of an orderly liquidation of our assets. Desert Capital has engaged in two public offerings.

Overview of Desert Capital

Desert Capital is a publicly registered non-traded REIT that was previously advised by CM Group. Desert Capital is a Maryland corporation formed in December 2003 to engage in the business of making short-term mortgage loans consisting of acquisition and development loans and construction loans to developers and builders of residential and commercial property. Desert Capital generally invested in 12- to 18- month, first and second lien mortgage loans. Its revenues were primarily generated from interest payments received from mortgage investments funded with its equity capital and borrowed funds. Desert Capital previously generated net income for distribution to its stockholders from the spread between interest income on its mortgage investments and the costs of financing the acquisition of these investments. It commenced its first public offering in July 2004 and its second public offering in March 2006 pursuant to which it raised approximately $187.8 million (including the DRIP). Desert Capital is not currently conducting an offering or actively making investments. As of December 31, 2010, Desert Capital had funded 506 mortgage loans with an aggregate principal amount of $344.3 million. In fiscal years 2007, 2006 and 2005, Desert Capital made cash distributions aggregating approximately $14.2 million, $10.9 million and $3.1 million, respectively, to its stockholders. Desert Capital made cash distributions aggregating approximately $5.8 million during the 2008 fiscal year and suspended the payment of distributions effective in November 2008. Desert Capital has not made any distributions since October 2008.

The ongoing turmoil in the capital markets has constrained equity and debt capital available for investment in commercial and residential real estate, resulting in homebuilders and developers being unable to complete projects, fewer buyers seeking to acquire commercial and residential properties and lower property values. The disruption in these markets directly impacted Desert Capital’s business because its investment portfolio initially consisted primarily of investments in acquisition and development, construction, and commercial property loans with terms of 12 to 18 months. Reflecting concern about the stability of the financial markets and the strength of counterparties, many lenders and institutional investors reduced or ceased providing funding to Desert Capital’s borrowers. In addition, land developers were forced to liquidate land inventory at prices significantly below the original purchase price in order to obtain cash needed for working capital purposes. This situation negatively impacted Desert Capital in two ways. First, developers sought other means of survival, including defaulting on their debt obligations. Second, developers began selling property at low prices, negatively impacting the value of surrounding properties, including properties in which Desert Capital has an interest. As real estate values continued to decline, many of Desert Capital’s borrowers declared bankruptcy or ceased operations. As a result of this confluence of events, all but one of its borrowers had defaulted on its obligations to Desert Capital at December 31, 2009, which in turn resulted in a substantial increase in Desert Capital’s non-performing loans in 2010. As of December 31, 2010 Desert Capital had two loans in its portfolio from one borrower that were performing. Prior to 2007, Desert Capital experienced minimal defaults and had not foreclosed on any loans. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. All of Desert Capital’s loans were originated by CM Capital Services. The default rate for loans originated by CM Capital Services in 2008 and 2007 was 87.54% and 86.11%, respectively.

The high default rate and increase in non-performing loans materially and adversely impacted Desert Capital’s financial condition and operating results by both reducing interest income and increasing its provision for loan losses. Beginning during the fourth quarter of 2007, the reduction in income caused Desert Capital to have insufficient funds to be able to honor stockholder requests to repurchase their shares and caused it to suspend repurchases and redemptions under its share repurchase and redemption upon death plans in February 2008. As of December 31, 2010, Desert Capital had outstanding requests to repurchase or redeem approximately $57.6 million of its common stock. Desert Capital suspended the payment of distributions effective in November 2008. The increase in non-performing loans also increased the size of Desert Capital’s real estate portfolio due to foreclosure activity, which also increased its costs related to real estate ownership. These costs include property taxes, legal fees, insurance, maintenance costs and property management fees. During 2009, Desert Capital leveraged a portion of its assets in order to raise necessary operating capital to cover these increased real estate carrying costs. Because of the increase in its non-performing loans, Desert

Capital’s recurring cash flow is not sufficient to cover its general operating expenses. As a result, Desert Capital’s primary strategy for generating cash flow includes sales of foreclosed properties, including selling assets at unfavorable prices. In addition, as a result of the increase in non-performing loans and the declining value of its real estate investments during 2008 and 2009, Desert Capital received notice that an event of default had occurred under its $30.9 million junior subordinated notes. In July 2009, Desert Capital received notice that the holders of its trust preferred securities that are backed by the junior subordinated notes accelerated the principal amount of the junior subordinated notes causing it to become immediately due and payable. In February 2011, certain holders of the trust preferred securities filed a lawsuit against Desert Capital to enforce payment of $25 million of the debt. On April 29, 2011, certain of Desert Capital’s creditors including, the holders of the trust preferred securities, filed an involuntary Chapter 11 bankruptcy petition against Desert Capital in the United States Bankruptcy Court for the District of Nevada in Las Vegas, Nevada. Todd Parriott resigned each of his officer and director positions with Desert Capital in May 2011, at which time Desert Capital entered into a contract for management services with a third party management company and CM Group ceased acting as the advisor to Desert Capital. On June 9, 2011, Desert Capital consented to the involuntary bankruptcy filing and will operate as a debtor-in-possession during the pendency of the bankruptcy proceeding.

During 2009, Desert Capital foreclosed on 26 mortgage loans with an aggregate original principal amount of $70.2 million. These loans were impaired prior to foreclosure, so the amount recorded on its balance sheet as real estate owned or real estate investments as a result of these foreclosures was $47.0 million. During 2010, Desert Capital foreclosed on four loans with an aggregate original principal amount of $7.4 million, and a fair value at the time of foreclosure of $3.4 million. Of its remaining mortgage investments, all but two loans with a carrying balance of $5.4 million were non-performing at December 31, 2010.

Following foreclosure of a property, Desert Capital makes a determination based on the facts specific to that property as to how to proceed. While there may be other alternatives, it has generally employed one of the following strategies to seek ultimate resolution of the investment:

•	Sale of the Foreclosed Collateral — If it determines through a thorough review process that it is advantageous to sell the property that previously secured a non-performing loan at a loss rather than to continue to hold the property and incur additional costs related to property ownership, Desert Capital will sell the property. Additionally, Desert Capital may sell assets to generate operating liquidity. During 2009, Desert Capital sold foreclosed properties with a carrying value of $2.5 million for total net proceeds of $2.4 million. During 2010, Desert Capital sold foreclosed on properties for net proceeds of $6.5 million.

•	Joint Venture — It may contribute real estate assets to an operating joint venture usually structured as a limited liability company (“LLC”) with other private investors in a loan or with a new investor to provide additional financing and development expertise to complete the project. Once the project is completed and sold, Desert Capital will distribute the sales proceeds according to the LLC agreement. This strategy may significantly reduce its ownership in the property. During 2008, Desert Capital formed three joint ventures, each with the same partner, and contributed real estate with a carrying balance of $6.7 million into the joint ventures. During 2009, it sold 10 homes within one of its joint venture projects for cash proceeds of $475,000. During 2010, Desert Capital sold three homes within one of its joint venture projects for net cash proceeds of $120,000. In addition, Desert Capital sold the majority of the underlying real estate from one of its joint ventures for cash proceeds of $621,000 and terminated another joint venture and sold the underlying lots for cash proceeds of $587,000.

•	Hold the Property — If it is unable to implement any of the strategies discussed above, or if it determines that it may be advantageous to hold the property based upon local real estate market conditions, Desert Capital will hold the property for a period of time. This is a temporary strategy, which at the appropriate time will be replaced with one of the other strategies. In certain circumstances, holding the property is the best strategy while an exit strategy is developed and implemented.

During 2010, the real estate market in the Las Vegas, Nevada area continued to deteriorate, which resulted in further impairments to Desert Capital’s assets and additional losses and as of December 31, 2010,

Desert Capital had a negative stockholders’ equity of approximately $28.7 million. At December 31, 2010, its estimated equity available (total assets less total liabilities divided by total shares outstanding) per common share was negative $1.70, which estimate was based on Desert Capital’s audited financial statements. The offering price per common share in Desert Capital’s July 2004 and March 2006 public offerings was $10.00 and $15.00, respectively. Because Desert Capital suffered losses from operations and the cash flow from its operating activities was insufficient to meet its current obligations and debt payments, Desert Capital’s auditor’s opinions for the years ended December 31, 2009 and 2010 state that there is substantial doubt as to the entity’s ability to continue as a going concern. Desert Capital’s management expects that the current state of the real estate and credit markets will continue to have an adverse effect on its operations throughout 2011. If Desert Capital continues to be unable to address its lack of liquidity it would not have adequate liquidity to fund its operations and would not be able to continue as a going concern.

Summary Information

Capital Raising

The total amount of funds raised from investors by Desert Capital from July 2004 through February 2008 was approximately $187.8 million. Desert Capital raised $133.2 million in its first public offering, which was conducted from July 2004 through March 2006. Desert Capital raised $54.6 million in its second public offering, which was conducted from March 2006 through February 2008. Desert Capital invested a total of $344.3 million (through December 2008) in mortgage loans. Desert Capital has approximately 3,900 stockholders. See Table I and Table II for more detailed information about Burton and CM Group’s experience in raising and investing funds and compensation paid to Burton, CM Group, CM Securities, the dealer manager for each of the offerings, and any preceding or current affiliates as the sponsor of these programs.

Investments

As of December 31, 2010, Desert Capital had funded 506 mortgage loans with an aggregate principal amount of $344.3 million. Of these 506 loans, 186 were entirely funded by Desert Capital and 320 were partially funded by Desert Capital. The average interest rate payable on these loans was 12.5% and the average term of the loans was 12 months. During 2004 through 2006, Desert Capital had minimal defaulted loans, meaning loans that are greater than 90 days past due or with respect to which foreclosure proceedings have been commenced, whichever comes first. Prior to 2007, Desert Capital had not foreclosed on any loans. However, commencing in 2007 with the collapse of the sub-prime residential mortgage market and subsequent volatility in the credit markets, Desert Capital’s borrowers became unable to repay their loans owing to Desert Capital, which caused a majority of Desert Capital’s loan portfolio to become defaulted loans. Through December 31, 2010, Desert Capital had foreclosed on the property underlying all except for two of its mortgage loans. The following table presents the aggregate value of loans held by Desert Capital as of December 31, 2010.

Desert Capital Portfolio, December 31, 2010

			Portfolio as of
		Percent of Total	December 31, 2010,
		Loans, Based on	Based on
	Number of	Outstanding	Outstanding
Type of Loan	Mortgage Loans	Principal Amount	Principal Amount

Acquisition and development loans	2	100%	$6,140,000
Construction loans	0	0%	0
Commercial property loans	0	0%	0

As of December 31, 2010, all of the properties securing Desert Capital’s mortgage loans were located in Arizona. As of December 31, 2005, 2006, 2007, 2008 and 2009, outstanding principal balances were approximately $67.8 million, $150.8 million, $143.5 million, $90.3 million and $17.3 million, respectively.

The table below illustrates Desert Capital’s default history for the years ended December 31, 2004, 2005, 2006, 2007, 2008, 2009 and 2010.

Mortgage Loans Defaulted, Foreclosed Loans

	2004	2005	2006	2007	2008	2009	2010

Number of loans defaulted at beginning of year	—	—	—	3	43	29	5
Aggregate value	—	—	—	4,501,000	38,735,657	83,725,113	11,193,054
Additional defaults during year	—	—	3	77	52	6	0
Aggregate value	—	—	4,501,000	65,808,033	99,616,531	477,822	0
Defaulted properties/loans disposed of during year	—	—	—	3	11	5	1
Aggregate value	—	—	—	4,501,000	8,725,249	16,205,400	3,790,000
Defaulted loans reclassified to real estate owned and real estate investments	—	—	—	34	55	25	4
Aggregate value	—	—	—	31,573,376	45,901,826	56,804,481	7,403,054
Number of loans defaulted at end of year	—	—	3	43	29	5	0
Aggregate value	—	—	4,501,000	38,735,657	83,725,113	11,193,054	0

Loan Losses Including Provision for Loan Losses

	2004	2005	2006	2007	2008	2009	2010

Losses	21,904	55,825	369,236	34,411,328	23,616,345	11,123,470	14,263,493

Sales

During 2010, Desert Capital sold real estate that it acquired through foreclosure for $1.5 million. See Tables III and V for more detailed information as to the operating results of Desert Capital and sales or other disposals of properties by Desert Capital during the five years ending December 31, 2010.

Until the suspension of its dividend effective in November 2008, Desert Capital met its principal investment objective of providing current income. Desert Capital’s business has suffered from the current conditions in the credit markets as described under “Business.”

CM Equity

CM Equity was a non-public limited liability company managed by CM Group. CM Equity was formed in June 2007 to engage in the business of investing in, developing, co-developing, owning and financing commercial and residential real estate projects located principally in the Western United States. CM Equity’s strategy was to make opportunistic investments in real estate projects, including distressed real estate projects, to take advantage of distressed conditions in the real estate and credit markets. CM Equity was unable to execute fully its investment strategy as a result of the negative impact of the difficult real estate and credit markets on its debt and equity raising efforts. As a result, CM Equity is no longer raising additional funds for investment. CM Equity raised approximately $1.7 million from investors and invested approximately $1.5 million in mortgage loans and other real estate investments. CM Equity’s investment objectives were not the same as ours. CM Equity wound up its business and, in December 2010, dissolved.

CM Notes Program I

CM Notes is a non-public limited liability company with targeted funds available for investment of up to $25.0 million. CM Notes is wholly-owned by CM Capital Services, and managed by CM Notes Manager, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CM Capital Services. CM Notes funded or invested in construction and development loans for single family residences in the greater Las Vegas, Nevada area. The loans were identified, originated and serviced by CM Capital Services. Each loan had a principal amount that did not exceed 75% of the completed value of the real estate, and had a term of six to nine months. CM Notes did not lend on projects for single family residences where the takeout value of the residence exceeded the existing Federal Home Loan Mortgage Corporation (Freddie Mac) limitation (currently $417,000 in the state of Nevada).

The offering period for CM Notes Program I ended December 31, 2009 and all investment activity has ended. CM Notes raised $1.3 million from investors and invested approximately $1.1 million in mortgage loans.

The Prior Performance Tables included in Appendix E to this prospectus set forth information as of the dates indicated regarding Desert Capital, CM Equity and CM Notes as to (1) experience in raising and investing funds (Table I); (2) compensation to the sponsor (Table II); (3) annual operating results of the prior programs (Table III); and (5) sales or disposals of property (Table V). Additionally, Table VI contained in Part II of the registration statement (which is not part of this prospectus) provides certain additional information relating to investments acquired by Desert Capital, CM Equity and CM Notes. Upon written request, we will furnish a copy of this table to you without charge. See “Where You Can Find More Information about CM REIT, Inc.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to an investor in our common stock. This summary is based on current law. The tax consequences related to an investment in our common stock may vary depending on an investor’s particular situation and this discussion does not purport to discuss all aspects of taxation that may be relevant to a holder of our common stock in light of his or her personal investment or tax circumstances, or to holders of our common stock subject to special treatment under the U.S. federal income tax laws. Investors subject to special treatment include, without limitation, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, investors holding common stock as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships, and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of our common stock.

The information in this summary is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury Regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment, and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the IRS or sustained by a court if challenged by the IRS.

You are urged to consult your tax advisor regarding the specific tax consequences to you of (1) the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences; (2) our election to be taxed as a REIT for U.S. federal income tax purposes; and (3) potential changes in applicable tax laws.

Taxation of Our Company — General

We will elect to become subject to tax as a REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011. Our board of directors currently expects that we will operate in a manner that will permit us to qualify as a REIT for the taxable year ending December 31, 2011, and to maintain our qualification as a REIT in each taxable year thereafter. Beginning in the taxable year ending December 31, 2012, we will need to have 100 or more stockholders and not more than 50% of our stock can be owned by 5 or fewer individuals, as described in “— Requirements for Qualification as a REIT.” This treatment will permit us to deduct dividend distributions to our stockholders for U.S. federal income tax purposes, thus effectively eliminating the “double taxation” that generally results when a corporation earns income and distributes that income to its stockholders in the form of dividends.

We have obtained the opinion of Locke Lord Bissell & Liddell LLP, our special tax counsel, to the effect that our contemplated method of operation described in this prospectus and as represented by us will enable us to meet the requirements for qualification as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2011, and to continue to satisfy the requirements for such qualification. This opinion is based on various assumptions relating to our organization and operation and is conditioned upon certain representations made by us to our legal counsel. We were formed in November 2008, our total assets consist of approximately $200,000 in cash, and we do not have any operating history. Accordingly, even a small amount of disqualifying income could cause us to fail the gross income tests described below in “— Income Tests.” We intend to use the proceeds of this offering to acquire assets in the taxable year ending December 31, 2011 that will generate qualifying income sufficient to satisfy the gross income tests described below in “— Income Tests,” and the opinion of our counsel is based, among other things, on the assumption that we will acquire such assets and generate such qualifying income. The opinion of our counsel is not binding upon the IRS. Our continued qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, distribution levels and diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code as discussed below. This opinion is based on the law in effect on the date hereof which is subject to change, possibly retroactively.

There can be no assurance that we will qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances. If we were not to qualify as a REIT in any particular year, we would be subject to U.S. federal income tax as a regular, domestic corporation, and our stockholders would be subject to tax in the same manner as stockholders of such corporation. In this event, we could be subject to potentially substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to our stockholders could be significantly reduced or eliminated.

Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference, if any.

•	If we have (1) net income (including certain foreign currency gain) from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

•	We will be required to pay a 100% tax on any net income (including certain foreign currency gain) from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business. Further, we will be required to pay a 100% tax in respect of amounts that are treated by us as rents from real property but are properly allocable or attributable under the Internal Revenue Code to services rendered by a taxable REIT subsidiary (see below) as well as deductible expense items paid to us by our taxable REIT subsidiary in excess of amounts that would be paid by an unrelated third party.

•	If we fail to satisfy the 75% or 95% gross income tests, as described below, but have otherwise maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount based upon the magnitude of the failure, intended to reflect our profitability.

•	If we fail to meet the requirements of any asset test for a particular quarter by more than the de minimis amount, as described below, we may be required to pay a tax equal to the greater of (1) $50,000 or (2) the amount determined under Treasury Regulations by multiplying the net income generated by the assets that caused the failure by the highest corporate tax rate.

•	If we fail to satisfy any of the REIT qualification requirements except the gross income and asset tests, as described below, we may be required to pay a tax of $50,000 for each such failure in order to maintain our REIT status.

•	We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of (1) 85% of our ordinary income for the year; (2) 95% of our REIT capital gain net income for the year; and (3) any undistributed taxable income from prior periods.

•	If we acquire an asset from a corporation that is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset at a gain within 10 years, then we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent (a) the fair market value of the asset exceeds (b) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired.

•	With respect to an equity interest in either a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit (REMIC), the ownership of which is attributed to us, we will pay tax at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our shares that are held by specified tax exempt organizations that are not subject to the tax on unrelated business taxable income.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) That is managed by one or more trustees or directors;

(2) That issues transferable shares or transferable certificates of beneficial ownership to its owners;

(3) That would be taxable as a regular corporation, but for its election to be taxed as a REIT;

(4) That is not a financial institution or an insurance company under the Internal Revenue Code;

(5) That is owned by 100 or more persons;

(6) Not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to also include some entities) during the last half of each year; and

(7) That meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), tax-exempt entities are generally treated as individuals, subject to a “look-through” exception for pension funds. As of the date of this prospectus, we do not satisfy conditions (5) and (6).

Our articles of incorporation provide for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of a Partnership Interest

Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership, and we will be deemed to be entitled to our proportionate share of the gross income of the partnership in both cases determined by our percentage interest in partnership capital. The character of the assets and gross income of the partnership generally retains the same character in our hands for purposes of satisfying the gross income and asset tests.

Taxable REIT Subsidiaries

REITs are permitted to own up to 100% of the shares in a corporation that elects to be treated as a taxable REIT subsidiary. In order to obtain taxable REIT subsidiary status, the corporation and the REIT must file a joint election with the IRS. A taxable REIT subsidiary pays tax at regular corporate income tax rates on any income it earns. Moreover, the Internal Revenue Code contains rules (including a limitation on interest deductions and rules requiring the imposition of taxes on the REIT at a rate of 100% on certain reallocated income and expenses) to ensure that contractual arrangements between a taxable REIT subsidiary and its beneficial owners are at arm’s length. Securities in taxable REIT subsidiaries will not qualify as real estate assets for the purposes of the 75% asset test described below. We will form CM REIT TRS, Inc. and file a joint election with the IRS to treat it as a taxable REIT subsidiary. In addition, we may form other taxable REIT subsidiaries.

Qualified REIT Subsidiaries

A qualified REIT subsidiary is a corporation, all of the stock of which is owned by a REIT. Under the Internal Revenue Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below. A qualified REIT subsidiary does not include a corporation that elects to be treated as a taxable REIT subsidiary.

Income Tests

We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including rents from real property and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities that do not constitute property held primarily for sale in the ordinary course of business. This test permits us to earn a significant portion of our income from traditional “passive” investment sources that are not necessarily real estate-related. For these purposes, the term interest generally does not include any interest of which the amount received depends on the income or profits of any person.

An amount will generally not be excluded from the term interest, however, if such amount is based on a fixed percentage of gross receipts or sales. As a result of the 75% and 95% gross income tests, we generally are not permitted to earn more than 5% of our gross income from active sources, including brokerage commissions or other fees for services rendered. From time to time, we may receive this type of income. This type of income will not qualify for the 75% gross income test or the 95% gross income test, but is not expected to be significant and that income, together with other nonqualifying income, is expected to be at all times less than 5% of our annual gross income. While it is not anticipated that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may use one or more taxable REIT subsidiaries to engage in transactions that produce nonqualifying income. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from these subsidiaries would be included in our gross income and qualify for the 95% gross income test.

Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the real estate mortgage investment conduit, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

In general, and subject to the exceptions in the preceding paragraph, the interest, original issue discount, and market discount income that we derive from investments in mortgage loans and mortgage-backed securities will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. It is possible, however, that interest income from a mortgage loan may be based in part on the borrower’s profits or net income, which would generally disqualify such interest income for purposes of both the 75% and the 95% gross income tests.

We may employ, to the extent consistent with the REIT provisions of the Internal Revenue Code, forms of securitization of our assets under which a sale of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a sale securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. Based on the REIT provisions of the Internal Revenue Code, we expect to conduct such sale securitizations through one or more taxable REIT subsidiaries formed for such purpose. To the extent consistent with the REIT provisions of the Internal Revenue Code, such entities could elect to be taxed as real estate mortgage investment conduits.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:

•	Our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect; and

•	We file a schedule for the year in accordance with Treasury Regulations describing our items of gross income.

It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions did not apply to a particular set of circumstances, we would not qualify as a REIT. Even if these relief provisions were to apply, and we retained our status as a REIT, a tax would be imposed with respect to our income that did not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

Foreclosure Property

Net income (including certain foreign currency gain) realized by us from foreclosure property is generally subject to tax at the maximum federal corporate tax rate. Foreclosure property includes real property and related personal property (1) that is acquired by us through foreclosure following a default on a loan secured by the property or on a lease of the property and (2) for which we make an election to treat the property as foreclosure property. We will not be able to treat any real property (or related personal property) as foreclosure property if at the time we made or entered into the loan or lease, we had an intent to foreclose or evict or knew or had reason to know that a default would occur.

Prohibited Transaction Income

Any net income (including certain foreign currency gain) realized by us from prohibited transactions is subject to a 100% tax. In general prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We could be subject to the 100% tax on prohibited transactions if we sell or securitize our loans in a manner that is treated as a sale of loans for U.S. federal income tax purposes. Although the Internal Revenue Code and the Treasury Regulations provide standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including short sales, purchases of treasury options and futures, interest rate swaps, or caps and floors. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income, or gain from the disposition of hedging transactions (“qualified hedging income”) should be excluded from both the 95% gross income test and the 75% gross income test. Qualified hedging income also includes income recognized from a transaction primarily entered into to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income for the 95% gross income test or the 75% gross income test.

Asset Tests

At the close of each quarter of each year, we also must satisfy four tests relating to our assets.

First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and certain stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering.

Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class.

Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total voting power or more than 10% of the value of the outstanding securities of any issuer which is not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary.

Finally, no more than 25% of the value of a REIT’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

We do not expect that the securities of the TRS, combined with the securities of any other taxable REIT subsidiary, will at any time represent more than 25% of the value of our assets.

We expect that any mortgage-backed securities, real property and temporary investments that we acquire, will generally be qualifying assets for purposes of the 75% asset test except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of real estate assets. Mortgage loans also will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

We anticipate that we may securitize all or a portion of the mortgage loans that we acquire, in which event we will likely retain certain of the subordinated and interest only classes of mortgage-backed securities that may be created as a result of such securitization. The securitization of mortgage loans may be accomplished through one or more of our taxable REIT subsidiaries, or qualified REIT subsidiaries and one or more real estate mortgage investment conduits. The securitization of the mortgage loans through one or more qualified REIT subsidiaries or taxable REIT subsidiaries (whether or not structured as real estate mortgage investment conduits) should not affect our qualification as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules. However, in order to reduce the likelihood that we would be subject to a 100% tax on any gain from the sale of interests in real estate mortgage investment conduits, we expect to use our taxable REIT subsidiaries to form such real estate mortgage investment conduits and to sell interests therein.

After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.

If we fail to meet the requirements of the 5% and 10% asset tests described above for a particular quarter, we will not lose our status as a REIT if the failure is due to ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of our assets at the end of the quarter, or (2) $10,000,000. In either case, we must either (1) dispose of the assets within six months after the last day of the quarter in which the failure is identified (or a different period of time prescribed by the IRS), or (2) otherwise satisfy these tests within the relevant time period.

If we fail to meet the requirements of any asset test for a particular quarter by more than the de minimis amount described in the immediately preceding paragraph, we will not lose our status as a REIT if (1) after we identify the failure to satisfy the asset tests for a quarter, we file a schedule for the quarter in accordance with Treasury Regulations describing each asset that caused the failure (2) the failure was due to reasonable cause and not willful neglect, (3) we dispose of the assets described on the schedule within six months of the last day of the quarter in which we identified the failure or within some other time period prescribed by IRS or we otherwise satisfy the asset tests within the relevant time period, and (4) we pay a tax equal to the greater of (a) $50,000 or (b) the amount determined (pursuant to Treasury Regulations) by multiplying the net income generated by the assets in the schedule that caused the failure by the highest corporate tax rate.

We will monitor the status of the assets that we acquire for purposes of the various asset tests and we will manage our portfolio in order to comply with such tests.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of (1) 90% of our REIT taxable income and (2) 90% of our after tax net income, if any, from foreclosure property, minus (3) the sum of certain items of noncash income. In general, REIT taxable income means taxable ordinary income without regard to the dividends paid deduction. In addition, if we dispose of any asset within 10 years of acquiring it from a taxable C corporation in a tax free reorganization or any other similar carry-over basis transaction, we may be required, under Treasury Regulations not yet promulgated, to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

In order to satisfy the requirement that we distribute at least 90% of our REIT taxable income attributable to a particular taxable year in the form of dividends, we will use the following methods of distribution:

(1) making regular dividends during the taxable year; (2) paying dividends that relate to the particular taxable year by January 31 of the following taxable year, provided we declare the dividends in the fourth quarter of the particular taxable year; and (3) paying dividends that relate to the particular taxable year on or before the first regular dividend after our declaration of such dividends, provided that we declare the dividend prior to the date that our tax return is due for the particular taxable year. The dividends paid under the third method are taxable in the year in which paid, even though these distributions relate to our prior year for purposes of our 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, we will be subject to tax at regular federal corporate tax rates.

From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.

Record Keeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. This requirement is designed to disclose the actual ownership of our outstanding stock.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code described above do not apply, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation will reduce the cash available for distribution by us to our stockholders. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, to the extent of our current and accumulated earnings and profits, distributions to our stockholders who are individuals generally will be taxable at preferential rates, for the 2003 through 2012 tax years; and, subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we will be entitled to statutory relief.

Taxable Mortgage Pool Rules

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if :

•	Substantially all of its assets consist of debt obligations or interests in debt obligations;

•	More than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	The entity has issued debt obligations (liabilities) that have two or more maturities; and

•	The payments required to be made by the entity on its debt obligations bear a relationship to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. Under the Internal Revenue Code and Treasury Regulations, it is possible for a portion of a REIT (as opposed to the entire REIT) to be classified as a taxable mortgage pool. This could occur, for example, if a qualified REIT subsidiary holds a pool of mortgages and uses that pool to issue two classes of pay-through debt. In that case, however, only the taxable income of that portion (and not the taxable income of the entire REIT) would be treated as a excess inclusion income.

Although we believe that we currently do not own any interests in any taxable mortgage pools, our future financing and securitization arrangements could give rise to us being considered to be, or to own an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a taxable mortgage pool, however, special rules apply. The taxable mortgage pool is not treated as a corporation that is subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a taxable mortgage pool over (b) the sum of an amount for each day in the calendar quarter equal to the product of (1) the adjusted issue price at the beginning of the quarter multiplied by (2) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This income would nonetheless be subject to the distribution requirements that apply to us, and could therefore adversely affect our liquidity.

Moreover, our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. To the extent that excess inclusion income is allocated to a tax-exempt stockholder that is not subject to unrelated business income tax (such as government entities), we will be taxable on this income at the highest applicable corporate tax rate. Excess inclusion income shall be allocated among the stockholders in proportion to dividends paid (determined without regard to any special allocation of the expense for any tax paid as set forth in the Internal Revenue Code) and we shall inform the stockholders (except certain tax-exempt stockholders that are not subject to unrelated business income tax) of the amount and character of excess inclusion income allocated to them.

REMIC Residual Interests

We would also have excess inclusion income if we held any REMIC residual interests. We do not anticipate holding such interests, however, other than through a taxable REIT subsidiary. Otherwise, the effect on our stockholders would be the same as described immediately above.

Taxation of Taxable United States Stockholders

When we use the term “United States stockholders,” we mean a holder of shares of our stock who is, for U.S. federal income tax purposes:

•	A citizen or resident of the United States;

•	A corporation or partnership, or other entity taxable as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury Regulations provide otherwise;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons whom have the authority to control all substantial decisions of the trust.

Distributions Generally

The rate at which stockholders who are individuals are taxed on corporate dividends has been lowered for the 2003 through 2012 tax years, from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2012.

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends will be taxable to our United States stockholders as ordinary income. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individuals who receive dividends from taxable C corporations. An exception applies, however, and individual stockholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (1) income that the REIT previously retained in the prior year, and on which it was subject to corporate level tax; (2) dividends received by the REIT from taxable corporations; or (3) income subject to taxation from sales of appreciated property acquired from C corporations in carryover basis transactions.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, our distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis which each United States stockholder has in its shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend by January of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

Distributions designated as net capital gain dividends will be taxable to our United States stockholders as capital gain income to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a United States stockholder has held his shares. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2012) in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	Include their proportionate share of our undistributed net capital gains in their taxable income;

•	Receive a credit for their proportionate share of the tax paid by us; and

•	Increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us.

Passive Activity Losses and Investment Interest Limitations

Distributions we make, and gain arising from the sale or exchange by a United States stockholder of our shares, will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Stock

If you are a United States stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a United States stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Generally, the redemption of shares by us will result in recognition of ordinary income by the stockholder unless the stockholder completely terminates or substantially reduces his or her interest in us. A redemption of shares for cash will be treated as a distribution that is taxable as a dividend to the extent of our current or accumulated earnings and profits at the time of the redemption under Section 302 of the Internal Revenue Code unless the redemption (1) results in a “complete termination” of the stockholder’s interest in us under Section 302(b)(3) of the Internal Revenue Code, (2) is “substantially disproportionate” with respect to the stockholder under Section 302(b)(2) of the Internal Revenue Code, or (3) is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Internal Revenue Code. Under Section 302(b)(2) of the Internal Revenue Code a redemption is considered “substantially disproportionate” if the percentage of the voting stock of a corporation owned by a stockholder immediately after the redemption is less than 80% of the percentage of the voting stock owned by that stockholder immediately before the redemption.

In determining whether the redemption is not treated as a dividend, shares considered to be owned by a stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. A distribution to a stockholder will be “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s interest in us. The Internal Revenue Service has published a ruling indicating that a redemption which results in a reduction in the proportionate interest in a corporation (taking into account constructive ownership rules) of a stockholder whose relative stock interest is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over the corporation’s affairs should be treated as being “not essentially equivalent to a dividend.”

If the redemption is not treated as a dividend, the redemption of the shares for cash will result in taxable gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis in the shares redeemed. This gain or loss would be capital gain or loss if the shares were held as a capital asset and would be long-term capital gain or loss if the holding period for the shares exceeds one year.

Newly enacted legislation requires certain United States stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. United States stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our stock.

Backup Withholding and Information Reporting

We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder, that does not provide us with the correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held its shares as debt financed property within the meaning of the Internal Revenue Code and the shares are not otherwise used in a unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a pension-held REIT may be treated as unrelated business taxable income as to any pension trust which:

•	Is described in Section 401(a) of the Internal Revenue Code;

•	Is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•	Holds more than 10%, by value, of the equity interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.”

A REIT is a pension held REIT if:

•	It would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	Either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•	The gross income from the unrelated business earned by the REIT, less direct expenses relating to this gross income, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	The total gross income of the REIT less direct expenses relating to this gross income.

•	A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our articles of incorporation, we do not expect to be classified as a pension-held REIT but there can be no assurance that this will always be the case.

Taxation of Non-United States Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (non-United States stockholders) are complex and no attempt will be made herein to provide more than a summary of such rules.

Prospective non-United States stockholders should consult their tax advisors to determine the impact of foreign, federal, state and local tax laws with regard to an investment in our common stock and of our election to be taxed as a REIT including any reporting requirements.

Distributions to non-United States stockholders that are not attributable to gain from sales or exchanges by us of United States real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as United States stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless (1) a lower treaty rate applies and any required form, such as Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us or (2) the non-United States stockholder files a Form W-8ECI with us claiming that the distribution is effectively connected income.

Any portion of the distributions paid to non-United States stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury Regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our distributions would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-United States stockholders.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, such distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a United States real property interest, which includes certain interests in real property, but generally does not include mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if such gain were effectively connected with a United States business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that is or can be designated by us as a United States real property capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability.

Gain recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States persons. No assurance can be given that we are or will remain a domestically controlled REIT.

Gain not subject to FIRPTA will be taxable to a non-United States stockholder if (1) the non-United States stockholder’s investment in the stock is effectively connected with a United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain or (2) the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-United States corporations). A similar rule will apply to capital gain dividends to which FIRPTA does not apply.

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to United States stockholders who own shares of our stock through foreign accounts or foreign intermediaries and certain Non-United States stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, shares of our stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. There is an exception for certain amounts that are treated as effectively connected with a United States trade or business, such as gain from the disposition of a United States real property interest. If the payee is a foreign financial institution, it generally must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Withholding Tax and Information Reporting on Disposition of REIT Stock

The payment of proceeds from the disposition of common stock to or through a United States office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner furnishes to the broker the appropriate documentation upon which the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-United States stockholder or otherwise establishes an exemption and provided the broker does not have actual knowledge or reason to know that the beneficial owner is a United States stockholder.

The payment of proceeds from the disposition of common stock to or through a non-United States office of a broker generally will not be subject to backup withholding and information reporting, except as noted below.

In the case of proceeds from a disposition of common stock paid to or through a non-United States office of a broker that is:

•	A United States person;

•	A controlled foreign corporation for U.S. federal income tax purposes; or

•	A foreign person 50% or more of whose gross income from a specified period is effectively connected with a United States trade or business; then information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its files that the owner is a non-United States stockholder and other conditions are satisfied, or the beneficial owner otherwise establishes an exemption, and the broker has no actual knowledge to the contrary.

The sale of common stock outside of the United States through a non-United States broker will also be subject to information reporting if the broker is a foreign partnership and at any time during its tax year:

•	One or more of its partners are United States persons, as defined for U.S. federal income tax purposes, who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	The foreign partnership is engaged in a United States trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States stockholder can be refunded or credited against the non-United States stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Each prospective holder of common stock should consult that holder’s own tax adviser with respect to the information and backup withholding requirements.

Possible Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the United States Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

State, Local and Foreign Taxation

We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. You should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Internal Revenue Code that may be relevant to particular investors in light of their particular circumstances.

A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA, OR A GOVERNMENTAL, CHURCH, OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE INTERNAL REVENUE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE SHARES BY SUCH PLAN OR IRA.

Fiduciary Duties and Prohibited Transactions

In considering an investment in our common stock, a fiduciary of a profit-sharing, pension, stock bonus plan, or individual retirement account (IRA), including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of ERISA and/or the Internal Revenue Code or the fiduciary responsibility provisions of ERISA, should consider (1) whether the ownership of our common stock is in accordance with the documents and instruments governing such plan; (2) whether the ownership of our common stock is consistent with the fiduciary’s responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA; (3) ERISA’s prohibitions on improper delegation of control over, or responsibility for, plan assets and ERISA’s imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary; (4) the need to value the assets of the ERISA plan annually; and (5) whether the acquisition, holding or transfer of the common stock will constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Internal Revenue Code prohibit a wide range of transactions between an ERISA Plan, an IRA, or certain other plans (collectively, a “Plan”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA and “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction.

Plan Assets

The fiduciary standards and prohibited transaction rules of ERISA and the Internal Revenue Code apply to transactions with a Plan and also to transactions with the “plan assets” of the Plan. The “plan assets” of a Plan include the Plan’s interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term “plan assets” is not specifically defined in ERISA or the Internal Revenue Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the “DOL Regulation”) setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute “plan assets.” The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Internal Revenue Code.

Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The shares are being sold in an offering registered under the Securities Act and have been registered under Section 12(g) of the Exchange Act.

The DOL Regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. While we believe that the shares are “widely held”, we cannot assure you that the shares will be held by 100 or more independent investors.

The DOL Regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Articles of Incorporation on the transfer of the common stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the common stock to be “freely transferable.” See “Description of Capital Stock — Common Stock.” The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the common stock.

Assuming that the shares continue to be “widely held” and will be “freely transferable,” the Company believes that the shares will be publicly-offered securities for purposes of the DOL Regulation and that the assets of the Company will not be deemed to be “plan assets” of any Plan that invests in the shares. If the shares do not qualify as publicly-offered securities under the DOL Regulations, the assets of the Company may be deemed the assets of any Plan that invests in the shares. In that event, transactions involving the Company and either parties in interest or disqualified persons with respect to an investing Plan might be prohibited under ERISA or the Internal Revenue Code, and could subject such disqualified persons to excise taxes and impose other liabilities on Plan fiduciaries, unless relief is available under an applicable statutory or administrative exemption.

Governmental Plans

Although federal, state and local governmental pension plans are not subject to ERISA, applicable provisions of federal and state law may restrict the type of investments such a plan may make or otherwise have an impact on such a plan’s ability to invest in the shares. Accordingly, state and local governmental pension plans considering an investment in the Company should consult with their counsel regarding their proposed investment in the Company.

Minimum Distribution Requirements

Potential investors who intend to purchase shares in their IRAs, and any trustee of an IRA or other fiduciary of a retirement plan considering an investment in the shares, should take into consideration the limited liquidity of an investment in the shares as it relates to applicable minimum distribution requirements under the Internal Revenue Code for the IRA or other retirement plan. If the shares are still held in the IRA or retirement plan and our properties have not yet been sold at such time as mandatory distributions are required to commence to the IRA beneficiary or qualified plan participant, Section 401(a)(9) of the Internal Revenue

Code will likely require that a distribution in kind of the common stock be made to the IRA beneficiary or qualified plan participant. Any such distribution in kind of shares must be included in the taxable income of the IRA beneficiary or qualified plan participant for the year in which the shares are received at the then current fair market value of the shares without any corresponding cash distributions with which to pay the income tax liability arising out of any such distribution. The fair market value of any such distribution in kind will be only an estimated value per shares and there can be no assurance that such estimated value could actually be realized by a shareholder unless a public market for the shares exists at that time.

Annual Valuation

Within 90 days following the close of each of our fiscal years, each stockholder that is a Plan will be furnished with an annual statement of share valuation to enable it to file annual reports required by ERISA as they relate to its investment in us. For any period during which we are making a public offering of shares, the statement will report an estimated value of each share at the then public offering price per share. If no public offering is ongoing, and until our shares have been listed for trading on a stock exchange, the statement will report an estimated value of each share, based on (i) appraisal or valuation updates performed by us based on a review of the existing appraisal, sales comparables or other accepted valuation methodology for each property and lease of each property, focusing on a re-examination of the capitalization rate applied to the rental stream to be derived from that property, and (ii) a review of the outstanding loans and other investments, focusing on a determination of present value by a re-examination of the capitalization rate applied to the stream of payments due under the terms of each loan and other investments. We may elect to deliver such reports to all stockholders. Stockholders will not be forwarded copies of appraisals, sales comparables or other valuation methodologies or updates. In providing such reports to stockholders, neither us nor our affiliates thereby make any warranty, guarantee or representation that (i) we or our stockholders, upon liquidation, will actually realize the estimated value per share or (ii) our stockholders will realize the estimated net asset value if they attempt to sell their shares.

Fiduciaries of ERISA plans and IRAs should consult with and rely upon their own advisors in evaluating the consequences under the fiduciary responsibility and prohibited transaction provisions of ERISA and the Internal Revenue Code of an investment in common stock in light of their own circumstances.

DESCRIPTION OF CAPITAL STOCK

The following summary highlights selected material information about our capital stock, as described in our articles of incorporation and bylaws. You should refer to our articles of incorporation and our bylaws for a full description. You can obtain copies of our articles of incorporation and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information about CM REIT, Inc.”

General

Our articles of incorporation provide that we may issue up to 101,000,000 shares of our common stock, $0.01 par value per share, and 15,000,000 shares of our preferred stock, $0.01 par value per share. As of December 18, 2008, we had 20,000 shares of our common stock issued and outstanding, no shares of our preferred stock issued and outstanding and one record holder of our common stock.

Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

According to the legal opinion we have received from Locke Lord Bissell & Liddell LLP, all shares of our common stock offered hereby will be duly authorized and, upon receipt by us of the full consideration therefor will be validly issued, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of our stock, the holders of such shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of our directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our articles of incorporation regarding the restrictions on ownership transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation’s articles of incorporation. Our articles of incorporation provide that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter.

Our articles of incorporation authorize our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Our board of directors has authorized the issuance of shares of our capital stock without certificates. We expect that, until our shares are listed on a national securities exchange, we will not issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to our stockholders upon request and without charge. We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Preferred Stock

Our articles of incorporation authorize our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors without stockholder approval. Prior to issuance of shares of each class or series of preferred stock, our board is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the closing of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock. We will not offer preferred stock to a promoter except on the same terms and conditions as that stock is offered to all existing stockholders or new stockholders.

Power to Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Transfer Restrictions

Our articles of incorporation, subject to certain exceptions, contain certain restrictions on the number of shares of our stock that a person may own. Our articles of incorporation contain a stock ownership limit which will prohibit any person from acquiring or holding, directly or indirectly, shares of stock in excess of 9.8% of the lesser of the total number or value of any class of our stock. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding shares of our stock would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

Our articles of incorporation further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such volatile transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion):

•	to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust; and

•	to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.

If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then:

•	such shares shall be deemed to have been sold on behalf of the trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

•	the market price on the date we, or our designee, accept such offer.

We have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

All certificates representing shares of our common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

Every owner of more than 1% (or such lower percentage as required by the Internal Revenue Code or the related regulations) of all classes or series of our stock, including shares of our common stock, within 30 days after the end of each fiscal year, shall be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and our status under the DOL plan asset regulations and to ensure compliance with the stock ownership limits. In addition, each stockholder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our status as a REIT and our status under the DOL plan asset regulations and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective.

These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is DST Systems, Inc. Its mailing address is 430 West 7th Street, Kansas City, Missouri 64105. Their telephone number is (888) 408-1737.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR
ARTICLES OF INCORPORATION AND BYLAWS

The following summary highlights selected material provisions of Maryland law and our articles of incorporation and bylaws and may not contain all of the information that is important to you. You should refer to Maryland law, including the MGCL, and to our articles of incorporation and our bylaws for a full description. Copies of our articles of incorporation and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of our articles of incorporation and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information about CM REIT, Inc.” Our articles of incorporation were ratified by unanimous consent of our board of directors, including our independent directors, on          , 2011.

Board of Directors

Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than three nor more than 15. Any vacancy on our board may be filled only by a majority of the remaining directors, even if such a majority constitutes fewer than a quorum. Our articles of incorporation provide that a majority of our board of directors must be independent directors.

Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock present in person or by proxy will be able to elect all of the successors of the directors. A quorum is a majority of our outstanding shares of common stock.

Removal of Directors

Our articles of incorporation provide that a director may be removed at any time by the affirmative vote of at least a majority of the votes entitled to be cast by our stockholders generally in the election of our directors. Also, our election in our articles of incorporation to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to fill vacancies on our board will prevent stockholders, even if they are successful in removing incumbent directors, from filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages. Our articles of incorporation contain a provision which eliminates such liability if the director or officer meets all requirements for indemnification. To the extent that the MGCL conflicts with the provisions set forth in the

NASAA Guidelines, the NASAA Guidelines will control, unless the provisions of the MGCL are mandatory under Maryland law.

Our articles of incorporation and bylaws obligate us to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise. Our articles of incorporation and bylaws also require us to indemnify our advisor acting as our agent. The indemnification provided for in our articles of incorporation and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its articles of incorporation provides otherwise, which our articles of incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In compliance with NASAA Guidelines, our articles of incorporation limit our indemnification of our directors and advisor and their affiliates, and provide that we will provide indemnification only if all of the following conditions have been met:

•	the indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the indemnitee was acting on our behalf or performing services for us; and

•	the liability or loss was not the result of negligence or misconduct, if the indemnitee is a director (other than an independent director), the advisor or an affiliate of the advisor or gross negligence or willful misconduct, if the indemnitee is an independent director.

In addition, we will not provide indemnification for any loss, liability or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee;

•	the claims have been dismissed with prejudice on the merits; or

•	a court approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, after having been advised of the position of the SEC and the published position of any state securities regulatory authority as to indemnification for violations of securities laws.

In addition, in compliance with NASAA Guidelines, our articles of incorporation limit our advancement of funds to our directors and advisor and their affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought, and provide that we will only advance funds if all of the following conditions have been met:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of us;

•	the indemnitee provides us with written affirmation of the indemnitee’s good faith belief that the indemnitee has met the standard of conduct necessary for indemnification by us;

•	the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•	the indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any “interested stockholder” or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which a person or entity becomes an interested stockholder. An interested stockholder is any person or entity who beneficially owns 10% or more of the voting power of the corporation’s shares, or any affiliate of such a person or entity, or any person or entity that was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation at any time within the two-year period prior to the date in question, or any affiliate of such a person or entity. After the five-year period has elapsed, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the business combination act, provided that the business combination is first approved by our board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share” acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply:

•	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	to acquisitions approved or exempted by our charter or bylaws.

Section 12 of our bylaws exempts from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Amendment to our Articles of Incorporation

Except as provided below, our articles of incorporation may be amended only if approved by our stockholders by the affirmative vote of the holders of not fewer than a majority of all of the votes entitled to be cast on the matter.

Dissolution

Our dissolution must be approved by our stockholders by the affirmative vote of not fewer than the holders of a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders; Advance Notice of Director Nominations and New Business

Annual Meetings.  We will have annual meetings of stockholders for the purpose of electing directors and conducting other business that properly comes before the meeting. Our bylaws provide that with respect to an annual meeting of stockholders, director nominations and stockholder proposals may be made only:

•	pursuant to our notice of the meeting;

•	at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

For nominations or other proposals to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing to our corporate secretary and any such proposal must otherwise be a proper matter for stockholder action.

To be timely, a stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than the close of business on the 150th calendar day nor later than the close of business on the 120th calendar day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 calendar days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 150th calendar day prior to such annual meeting and not later than the close of business on the later of the 120th calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which we first make a public announcement of the date of such meeting.

A stockholder’s notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, the name, age, business address and residence address of such individual, the class, series and number of any shares of our stock that are beneficially owned by such individual, the date such shares were acquired and the investment intent of such acquisition and all other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including such person’s written consent to be named as a nominee and serving as a director if elected;

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting, the reasons for proposing such business at the meeting, and any material interest in such business of such stockholder and of any such stockholder’s affiliates and of any person who is the beneficial owner, if any, of such stock; and

•	as to the stockholder giving notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as they appear on the company’s stock ownership records, and the name and address of each beneficial owner of such stock, and the class and number of shares of stock of the company which are owned of record or beneficially by each such person.

Special Meetings.  Special meetings of our stockholders may be called only by our President, the Chief Executive Officer, or a majority of our board of directors, or a majority of our independent directors, unless otherwise required by law. Special meetings of our stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least a 10% of all votes entitled to be cast at such meeting. The date, time and place of any special meetings will be set by our board of directors. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Liability of Stockholders

We are a Maryland corporation. All shares that are acquired by stockholders and for which full consideration is paid therefor shall be fully-paid and non-assessable. As a stockholder in a corporation, generally you are not personally liable on account of any of the contractual obligations undertaken by us.

Anti-Takeover Effect of Certain Provisions of Maryland Law, our Bylaws and Board Resolutions

If the applicable resolution of our board of directors exempting us from the business combination provisions, and the applicable provisions in our bylaws exempting us from the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our articles of incorporation on removal of directors and the advance notice provisions of our bylaws and certain other provisions of our articles of incorporation and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

PRINCIPAL STOCKHOLDERS

The following table presents information known to us regarding the beneficial ownership of our common stock. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns (of record or beneficially);

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Except as otherwise noted, information is given as of          , 2011 on an actual basis and as adjusted to reflect the sale of our common stock in this offering. The table presents information regarding:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known to us to own beneficially more than 5% of our common stock.

Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown throughout as beneficially owned by them, subject to community property laws, where applicable.

	Beneficial Ownership		Beneficial Ownership
	Before Offering		After Offering
	Number	Percent(1)	Number	Percent(2)

Five Percent or More Stockholders
2020 Capital Advisors, LLC 1291 W. Galleria Drive, Suite 200 Henderson, Nevada 89014	20,000	100%	20,000	*
Directors and Executive Officers(3)
Todd B. Parriott	0	*	0	*
G. Steven Dawson	0	*	0	*
Anthony D. Cinquini	0	*	0	*
Hunt C. Holsomback	0	*	0	*
Darin D. Gilson	0	*	0	*
Robert J. Simmons	0	*	0	*

All directors and executive officers as a group (6 persons)	0	0%	0	0%

*	Holdings represent less than 1% of all shares outstanding.

(1)	Assumes that the listed person does not sell any shares of our common stock prior to the completion of this offering. Calculated using 20,000 shares of our common stock outstanding as of , 2011.

(2)	Assumes that the listed person does not sell any shares of our common stock prior to the completion of this offering. Calculated using 20,000 shares of our common stock outstanding as of , 2011, plus the 100,000,000 shares that may be issued by us in this offering.

(3)	The address of each of our officers and directors is c/o CM REIT, Inc., 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014.

REPORTS TO STOCKHOLDERS

We will furnish each stockholder with our annual report within 120 days following the close of each fiscal year. These annual reports will contain the following:

•	financial statements, including a balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows, prepared in accordance with GAAP, which are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the period to the capital raised;

•	the aggregate amount of advisory fees and the aggregate amount of other fees paid by us to our advisor and any affiliate or related party of our advisor, including fees or charges paid to our advisor and any affiliate or related party of our advisor by third parties doing business with us;

•	our Total Operating Expenses, stated as a percentage of the Average Invested Assets (the average of the aggregate book value of our assets, for a specified period before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period) and as a percentage of our net income;

•	a report from our independent directors that the policies being followed by us are in the best interests of our stockholders and the basis for such determination;

•	separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our directors, our advisor and any affiliate occurring during the year for which the annual report is made, and the independent directors will be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and

•	distributions to our stockholders for the period, identifying the source of such distributions.

Within 90 days following the close of each of our fiscal years, each stockholder that is a Plan will be furnished with an annual statement of share valuation to enable it to file annual reports required by ERISA as they relate to its investment in us. For any period during which we are making a public offering of shares, the statement will report an estimated value of each share at the then public offering price per share. If no public offering is ongoing, and until our shares are listed for trading on a stock exchange, the statement will report an estimated value of each share, based on (i) appraisal or valuation updates performed by us based on a review of the existing appraisal, sales comparables or other accepted valuation methodology for each property and lease of each property, focusing on a re-examination of the capitalization rate applied to the rental stream to be derived from that property, and (ii) a review of the outstanding loans and other investments, focusing on a determination of present value by a re-examination of the capitalization rate applied to the stream of payments due under the terms of each loan and other investment. We may elect to deliver such reports to all stockholders. Stockholders will not be forwarded copies of appraisals, sales comparables or other valuation methodologies or updates. In providing such reports to stockholders, neither us nor our affiliates thereby make any warranty, guarantee or representation that (i) we or our stockholders, upon liquidation, will actually realize the estimated value per share or (ii) our stockholders will realize the estimated net asset value if they attempt to sell their shares.

Under the Securities Act, we must update this prospectus upon the occurrence of certain events, such as property acquisitions. We will file updated prospectuses and prospectus supplements with the SEC. We are also subject to the informational reporting requirements of the Exchange Act, and accordingly, we will file annual reports, quarterly reports, proxy statements and other information with the SEC. In addition, we will provide you directly with periodic updates, including prospectuses, prospectus supplements, quarterly reports and other information.

Our federal income tax return (and any applicable state income tax returns) will be prepared by the accountants regularly retained by us. Required tax information will be mailed to our stockholders following the end of our fiscal year. A specific reconciliation between GAAP and income tax information will not be provided to the stockholders; however, such reconciling information will be available for inspection and review by any interested stockholder at our principal office.

PLAN OF DISTRIBUTION

General

We are offering a maximum of 90 million shares at a purchase price of $10.00 per share. In addition, we have registered 10 million shares available to stockholders purchasing shares in this offering who elect to participate in our dividend reinvestment plan and who receive a copy of the final prospectus or a separate prospectus for the dividend reinvestment plan. Prior to the conclusion of this offering, if any of the 10 million shares remain after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of those shares in this offering. Any participation in our reinvestment plan by a person who becomes a stockholder otherwise than by participating in this offering will require solicitation under this prospectus or a separate prospectus. See “Summary of Reinvestment Plan.” Our board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following termination of this offering.

A minimum investment of 250 shares ($2,500) is required. IRAs, Keogh plans, and pension plans must make a minimum investment of at least 100 shares ($1,000). Any investor who makes the required minimum investment may purchase additional shares in increments of one share.

We are publicly offering a minimum of $2,500,000 in shares and a maximum of $900,000,000 in shares of our common stock on a “best efforts” basis through CM Securities, our dealer-manager. Because this is a “best efforts” offering, CM Securities must use only its best efforts to sell the shares in our primary offering and has no firm commitment or obligation to purchase any of our shares. Shares of our common stock sold in the primary offering are being offered at $10.00 per share. All shares offered in the primary offering are subject to discounts available for certain categories of purchasers as described below. We are also offering up to $100,000,000 in shares issuable pursuant to our distribution reinvestment plan. Any shares purchased pursuant to our distribution reinvestment plan will be sold at $9.50 per share. We will consider our offering stage complete when we are no longer publicly offering equity securities in a continuous offering, whether through this offering or follow-on public offerings.

We expect to offer the $900,000,000 in shares in our primary offering over a two-year period. If we have not sold all of the primary offering shares within two years, we may continue this offering until          , 2013. Under rules promulgated by the SEC, in some circumstances we could continue our primary offering until as late as          , 2013. If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. We may continue to offer shares under our distribution reinvestment plan beyond these dates until we have sold $100,000,000 in shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue the offering beyond one year from the date of this prospectus. We may terminate this offering at any time.

Our dealer-manager, CM Securities, is a newly formed limited liability company. CM Securities previously acquired the business of CMC Financial Services, Inc., which was the dealer-manager for Desert Capital’s two public offerings. Prior to the effectiveness of this offering, CM Securities will be a securities broker-dealer registered with the SEC and a member firm of FINRA. The principal business of CM Securities will be to sell the securities offered by programs sponsored by 2020 Capital and its affiliates. CM Securities is owned and controlled by CM Group. For additional information about our dealer-manager, including information related to its affiliation with us and our advisor, see “Conflicts of Interest — Relationship with our Dealer-Manager”

Minimum Offering

No shares will be sold and this offering will terminate unless subscriptions for at least $2,500,000 have been obtained within one year after the date of this prospectus. If the minimum offering is sold, we may, in our sole discretion, and without prior notice to the subscribers, elect to extend the offering for up to one additional year thereafter, subject to extension as discussed above. Subscription proceeds will be placed in escrow with UMB Bank, N.A., as escrow agent, until such time as subscriptions representing $2,500,000 in shares have been received and accepted by us. Shares purchased by our executive officers and directors, our dealer-manager and our advisor or its affiliates will not count toward the minimum offering requirements. Different escrow procedures apply for Pennsylvania and Tennessee subscribers. See “— Special Notice to Pennsylvania and Tennessee Investors.” During the period in which we hold subscription payments in escrow, interest earned thereon will be allocated among subscribers on the basis of the respective amounts of their subscriptions and the number of days that such amounts were on deposit. Subscribers may not withdraw funds from the escrow account. Subscription amounts, with any interest earned thereon and without deductions for fees and expenses, will be returned to subscribers in the event that subscriptions aggregating at least $2,500,000 are not received by us within one year after the commencement of this offering. We will bear all the expenses of the escrow, and, as such, the amount to be returned to any subscriber will not be reduced for costs.

We have no right to extend the period in which the minimum offering requirements must be met. If we meet the minimum offering requirements within one year after the date of this prospectus, initial subscribers will be admitted as stockholders and the funds held in escrow (including all interest earned on the escrowed funds) will be transferred to us.

The proceeds from the sale of our shares of common stock to New York residents are held in trust for the benefit of investors and are used only for the purposes set forth in this prospectus. Before they are applied, funds may be placed in short-term interest bearing investments, including obligations of, or obligations guaranteed by, the U.S. government or bank money market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation which can be readily sold or otherwise disposed of for cash.

Compensation of Dealer-Manager and Participating Broker-Dealers

Except as provided below, CM Securities will receive selling commissions of 7% of the gross offering proceeds from shares sold in our primary offering. CM Securities will also receive 3% of the gross primary offering proceeds as compensation for acting as the dealer-manager. We will not pay any selling commissions or dealer-manager fees for shares sold under our distribution reinvestment plan.

As our dealer-manger, CM Securities provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. No additional fees beyond the dealer-manager fee of 3.0% of the gross proceeds of this offering will be paid to the dealer-manager for these services. Our dealer-manager will sell shares offered pursuant to this prospectus at the retail level. No additional commissions beyond the selling commissions of 7% of the gross offering proceeds from shares sold in this offering will be paid to the dealer-manager for its retail sales of our shares.

We also expect our dealer-manager to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our shares at the retail level. In the event of the sale of shares by such participating broker-dealers, our dealer- manager will reallow its selling commissions in the amount of 7.0% of the gross offering proceeds to such participating broker-dealers with respect to the shares they sell. Our dealer-manager will not reallow any selling commissions to participating broker-dealers in connection with retail sales made by the dealer-manager. In connection with the sale of shares, certain registered representatives associated with our dealer-manager may perform functions related to obtaining and maintaining a network of participating broker-dealers to sell our shares for which they will receive compensation. This wholesaling compensation will be paid by our dealer-manager out of its own resources (including selling commissions and dealer-manager fees received by it in connection with the sale of our common stock).

In addition, our dealer-manager, in its sole discretion pursuant to separately negotiated agreements, may reallow to participating broker-dealers a portion of its dealer-manager fee as a marketing fee. The marketing fee may be paid to any particular participating broker-dealer based on factors including, but not limited to, the number of shares sold by the participating broker-dealer, the amount of marketing assistance and the level of marketing support provided by a participating broker-dealer and due diligence expenses incurred, and the extent to which similar fees are reallowed to participating broker-dealers in similar offerings being conducted during the offering period. Our dealer-manager may also reimburse such participating broker-dealers out of a portion of its dealer-manager fee for distribution and marketing-related costs and expenses associated with the offering and the facilitation of the marketing of our shares. These costs and expenses may include fees and costs associated with attending or sponsoring conferences, investor and broker-dealer sales and training meetings, broker-dealer bona fide training and educational meetings and technology costs associated with the offering. Any such meetings will be conducted by us, our dealer-manager and/or participating broker-dealers in accordance with rules promulgated by FINRA.

Our dealer-manager may also provide out of its dealer-manager fee, non-cash incentives for registered representatives of our dealer-manager and participating broker-dealers that in no event will exceed the limits set forth in FINRA Rule 2310(c)(2). Pursuant to this rule, non-cash incentives may include: a de minimis amount of gifts (currently $100 per person, per year), an occasional meal or ticket to a sporting or entertainment event and payment or reimbursement of costs of attending bona fide training and education meetings. We expect that such non-cash incentives will consist primarily of meals consumed after or in connection with retail conferences or other meetings between registered representatives of participating broker-dealers and registered persons associated with CM Securities. These incentives will not be preconditioned on achieving sales targets. In connection with the retail conferences and other meetings related to wholesaling services, the non-cash incentives may consist of the payment or reimbursement of costs incurred by registered representatives of our dealer-manager in connection with attending retail conferences or other meetings related to wholesaling services, including travel, meals and lodging costs, as well as costs for an occasional meal purchased by the registered representatives of our dealer-manager, which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target. In the event other incentives are provided to registered representatives of our dealer-manager or participating broker-dealers, those incentives will be paid in cash and made only through our dealer-manager or the participating broker-dealers rather than to the registered representatives. Costs incurred in connection with such sales incentives, if any, will be considered underwriting compensation in connection with this offering.

The table below sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all of the shares offered hereby. To show the maximum amount of dealer-manager and participating broker-dealer compensation that we may pay in this offering, this table assumes that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer-manager fees.

Dealer-Manager and
Participating Broker-Dealer Compensation

Selling commissions (maximum)	$63,000,000
Dealer manager fee (maximum)	$27,000,000

Total	$90,000,000

Subject to the cap on organization and offering expenses described below, we will also reimburse the dealer-manager for actual, bona fide, itemized and detailed due diligence expenses incurred by it or participating broker-dealers in connection with their due diligence review of our company. Reimbursement is contingent upon receipt by our dealer-manager of a detailed invoice or similar itemized statement from the participating broker-dealer that demonstrates the actual due diligence expenses incurred. We estimate this expense reimbursement will be a maximum of approximately $1,300,000.

Under the rules of FINRA applicable to this offering, total underwriting compensation in this offering, including selling commissions, the dealer-manager fee, wholesaling compensation, expenses relating to sales services, due diligence expenses, and any non-cash incentives (excluding reimbursement for accountable bona fide invoiced due diligence expenses), may not exceed 10% of our gross proceeds from our primary offering. In addition to the limits on underwriting compensation, FINRA and many states also limit our total organization and offering expenses to 15% of gross offering proceeds. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, our advisor has agreed to reimburse us to the extent the organization and offering expenses (including selling commissions and the dealer-manager fee) incurred by us exceed 15% of our gross proceeds from the applicable offering. However, we expect our total organization and offering expenses (other than selling commissions and the dealer-manager fee) to be approximately 1.2% of our gross offering proceeds, assuming we raise the maximum offering amount.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer-manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer-manager agreement.

We may also sell shares at a discount to the primary offering price through the following distribution channels in the event that the investor:

•	pays a broker a single fee, e.g., a percentage of assets under management, for investment advisory and broker services, which is frequently referred to as a “wrap fee;”

•	has engaged the services of a registered investment adviser with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice (other than a registered investment adviser that is also registered as a broker-dealer who does not have a fixed or “wrap fee” feature or other asset fee arrangement with the investor); or

•	is investing through a bank acting as trustee or fiduciary.

If an investor purchases shares through one of these channels in our primary offering, we will sell the shares at a 7% discount, or at $9.30 per share, reflecting that selling commissions will not be paid in connection with such purchases. We will receive substantially the same net proceeds for sales of shares through these channels. Neither the dealer-manager nor its affiliates will compensate any person engaged as a financial advisor by a potential investor as an inducement for such financial advisor to advise favorably for an investment in us.

If an investor purchases shares in the offering net of commissions through a registered investment adviser with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice and if in connection with such purchase the investor must also pay a broker-dealer for custodial or other services relating to holding the shares in the investor’s account, we will reduce the aggregate purchase price of the investor’s shares by the amount of the annual custodial or other fees paid to the broker-dealer in an amount up to $250. Each investor will receive only one reduction in purchase price for such fees and this reduction in the purchase price of our shares is only available for the investor’s initial investment in our common stock. The investor must include the “Request for Broker Dealer Custodial Fee Reimbursement Form” with his or her subscription agreement to have the purchase price of the investor’s initial investment in shares reduced by the amount of his or her annual custodial fee and the investor must include support for the amount of his or her annual custodial fee with the subscription agreement.

Shares Purchased by Affiliates and Participating Broker-Dealers

In addition, each of the following may purchase shares in our primary offering at a discount as the purchase price for such shares shall be $9.00 per share reflecting the fact that selling commissions in the amount of $0.70 per share and dealer manager fees in the amount of $0.30 per share will not be payable in connection with such sales:

•	registered principals or representatives of our dealer-manager or a participating broker-dealer (and immediate family members of any of the foregoing persons); and

•	our employees, officers and directors or those of our advisor, or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons or entities), any Plan established exclusively for the benefit of such persons or entities, and, if approved by our board of directors, joint venture partners, consultants and other service providers.

For purposes of the foregoing, “immediate family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption. In addition, participating broker-dealers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and dealer-manager fees may elect not to accept all or a portion of such compensation. In that event, such shares shall be sold to the investor at a per share purchase price, net of all or a portion of the selling commissions and dealer-manager fees. All sales must be made through a registered broker-dealer participating in this offering, and investment advisers must arrange for the placement of sales accordingly. The net proceeds to us from such sales made net of commissions and dealer-manager fees will be substantially the same as the net proceeds we receive from other sales of shares. Our advisor and its affiliates are expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.

All investors in this offering will be deemed to have contributed the same amount per share to us whether or not the investor receives a discount. Accordingly, for purposes of distributions, investors who purchase shares net of commissions will receive higher returns on their investment in us as compared to investors who do not purchase shares net of commissions.

Subscription Procedures

Procedures Applicable to All Subscriptions

In order to purchase shares, the subscriber must complete and execute the subscription agreement in the form attached to this prospectus as Appendix D. Any subscription for shares must be accompanied by a check payable to CM REIT, Inc., except that until the minimum offering is achieved, checks shall be made payable to “UMB Bank, N.A., as escrow agent for CM REIT, Inc.” Further, until we have raised the minimum offering amount and broken escrow, completed subscription agreements and payments should be sent by your broker-dealer or registered investment advisor, as applicable, to the escrow agent, UMB Bank, N.A., at the address set forth in the subscription agreement. Once we have raised $2,500,000 and broken escrow, you should make your check payable to “CM REIT, Inc.,” except that Pennsylvania and Tennessee investors should follow the instructions below under “— Special Notice to Pennsylvania and Tennessee Investors.” If the participating broker-dealer’s internal supervisory procedures must be conducted at the same location at which subscription documents and checks are received from subscribers, during the escrow period, the participating broker-dealer will transmit such subscription documents and checks to our escrow agent no later than noon of the next business day following its receipt thereof, and thereafter to us or such other account or agent as we may direct. If the participating broker maintains a branch office, and, pursuant to a participating broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office will transmit the subscription documents and check to the office of the participating broker conducting such internal supervisory review by noon of the next business day following the receipt of the subscription documents by the branch office. Additionally, in these cases, the participating broker-dealer will review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the subscription documents and check to our escrow agent or to us or such other account or agent as we may direct, as applicable, by noon on the next business day after the subscription documents and check are received by such other office of the participating broker-dealer. Subscriptions will be effective only upon their acceptance by us, and we reserve the right to reject any subscription in whole or in part. After we have raised the minimum offering amount, subscription payments will be deposited into a special account in our name until such time as we have accepted or rejected the subscriptions. If accepted, funds will be transferred into our general account.

Each subscription will be accepted or rejected by us within seven days after its receipt, and no sale of shares shall be completed until at least five business days after the date on which the subscriber receives a final copy of this prospectus. If a subscription is rejected, the funds will be returned to the subscriber within ten business days after the date of such rejection, without interest and without deduction. The subscription price of each share is payable in full upon execution of the subscription agreement. A subscriber whose subscription is accepted will be sent a confirmation of his or her purchase. If any check is not paid upon presentment, or if we are not in actual receipt of clearing house funds or cash, certified or cashier’s check, or the equivalent in payment for the shares within 15 days of sale, we reserve the right to cancel the sale without notice.

Our sponsor, the dealer-manager and each participating broker-dealer who sells shares on behalf of us have the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for an investor and that the requisite suitability standards are met. See “Suitability Standards and How to Subscribe — Suitability Standards.” In making this determination, our sponsor, the dealer-manager or the participating broker-dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Each investor should be aware that determining suitability is the responsibility of the participating broker-dealer.

Our sponsor, the dealer-manager and each participating broker-dealer shall maintain records of the information used to determine that an investment in the shares is suitable and appropriate for an investor for at least six years.

Subscribers will generally be admitted as stockholders on the day of acceptance of their subscriptions.

Procedures Applicable to Non-Telephonic Orders

Each participating broker-dealer receiving a subscriber’s check (where, pursuant to such participating broker-dealer’s internal supervisory procedures, internal supervisory review must be conducted at the same location at which subscription documents and checks are received from subscribers), will deliver such checks to the transfer agent no later than the end of the next business day following receipt by the participating broker-dealer except that, in any case in which pursuant to a participating broker-dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the participating broker-dealer to the office of the participating broker-dealer conducting such final internal supervisory review. The final review office will in turn by the end of the next business day following its receipt transmit such checks for deposit to the transfer agent, if the subscription documents and subscriber’s check are properly executed and in proper form.

Procedures Applicable To Telephonic Orders

Certain participating broker-dealers may permit investors to subscribe for shares by telephonic order to the participating broker-dealer. There are no additional fees associated with telephonic orders. Subscribers who wish to subscribe for shares by telephonic order to the participating broker-dealer may complete the telephonic order either by delivering a check in the amount necessary to purchase the shares to be covered by the subscription agreement to the participating broker-dealer or by authorizing the participating broker-dealer to pay the purchase price for the shares to be covered by the subscription agreement from funds available in an account maintained by the participating broker-dealer on behalf of the subscriber. A subscriber must specifically authorize the registered representative and branch manager to execute the subscription agreement on behalf of the subscriber and must already have made or have agreed to make payment for the shares covered by the subscription agreement.

To the extent that customers of any participating broker-dealer wish to subscribe and pay for shares with funds held by or to be deposited with those firms, then such firms shall, subject to Rule 15c2-4(a) promulgated under the Exchange Act, either (1) upon receipt of an executed subscription agreement or direction to execute a subscription agreement on behalf of a customer, forward the offering price for the shares covered by the subscription agreement on or no later than the end of the next business day following receipt or execution of a subscription agreement by such firms to the transfer agent (except that, in any case in which pursuant to a participating broker-dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the participating broker-dealer to the office of the participating broker-dealer conducting such final internal supervisory review; the final review office will in turn by the end of the next business day following its receipt transmit such checks for deposit to the transfer agent, if the subscription documents and subscriber’s checks are properly executed and in proper form); or (2) solicit indications of interest in which event (a) such participating broker-dealers must subsequently contact the customer indicating interest to confirm the interest and give instructions to execute and return a subscription agreement or to receive authorization to execute the subscription agreement on the customer’s behalf; (b) such participating broker-dealers must mail acknowledgments of receipt of orders to each customer confirming interest on the business day following such confirmation; (c) such participating broker-dealers must debit accounts of such customers on the fifth business day (the “debit date”) following receipt of the confirmation referred to in (a); and (d) such participating broker-dealers must forward funds to the transfer agent in accordance with the procedures and on the schedule set forth in clause (1) of this sentence. If the procedure in clause (2) is adopted, subscribers’ funds are not required to be in their accounts until the debit date.

Investors, however, who are residents of Alabama, Arizona, California, Florida, Iowa, Kansas, Maine, Michigan, Mississippi, Missouri, Nebraska, New Mexico, North Carolina, Oregon, South Dakota, Texas or Washington must complete and sign the subscription agreement in order to subscribe for shares and, therefore, may not subscribe for shares by telephone. Representatives of participating broker-dealers who accept telephonic orders will execute the subscription agreement on behalf of investors who place such orders. All investors who telephonically subscribe for shares will receive, with confirmation of their subscription, a second copy of the final prospectus.

Residents of Oklahoma who telephonically subscribe for shares will have the right to rescind such subscriptions within 10 days from receipt of the confirmation. Such investors who do not rescind their subscriptions within such ten-day period shall be deemed to have assented to all of the terms and conditions of the subscription agreement.

Additional Subscription Procedures

Investors who have questions or who wish to place orders for shares by telephone or to participate in the reinvestment plan should contact their participating broker-dealer. Certain participating broker-dealers do not permit telephonic subscriptions or participation in the reinvestment plan. The form of subscription agreement for certain participating broker-dealers who do not permit telephonic subscriptions or participation in the reinvestment plan differs slightly from the form attached hereto as Appendix D, primarily in that it will eliminate one or both of these options. Alabama, Nebraska, Ohio and Tennessee residents are not eligible to participate in the Automatic Investment Program.

Escrow Arrangements

The escrow agreement between us and the escrow agent, UMB Bank, N.A. provides that escrowed funds will be invested by the bank in bank accounts, including interest-bearing savings accounts and bank money market accounts, in short-term certificates of deposit issued by a bank, or in short-term securities directly or indirectly issued or guaranteed by the United States government. After the minimum offering has been sold, such subscription funds will be released to us upon our direction and following our delivery to the escrow agent of an affidavit stating that the minimum offering has been timely raised. The interest, if any, earned on subscription proceeds will be payable to subscribers only if the minimum number of shares are not sold in the offering and the offering is terminated. Otherwise, any interest earned will become property of the company.

Special Notice to Pennsylvania and Tennessee Investors

In addition to the foregoing, pursuant to the requirements of the Commissioner of Securities of the State of Pennsylvania, we will place and hold all Pennsylvania investor subscriptions in escrow until we have received total subscriptions of at least $50,000,000, or for a period of 120 days, whichever is shorter. If we have not received total subscriptions of at least $50,000,000 by the end of the escrow period, we must:

•	Return the Pennsylvania investors’ funds within 15 calendar days of the end of the escrow period, or

•	Notify the Pennsylvania investors in writing by certified mail or any other means whereby receipt of delivery is obtained within 10 calendar days after the end of the escrow period, that the Pennsylvania investors have a right to have their investment returned to them. If such an investor requests the return of such funds within 10 calendar days after receipt of notification, we must return such funds within 15 calendar days after receipt of the investor’s request.

No interest is payable to an investor who requests a return of funds at the end of the initial 120-day escrow period. Any Pennsylvania investor who requests a return of funds at the end of any subsequent 120-day escrow period will be entitled to receive interest earned, if any, for the time that the investor’s funds remain in escrow commencing with the first day after the initial 120-day escrow period.

In addition to the foregoing, pursuant to the requirements of the Securities Division of the State of Tennessee, we will place and hold all Tennessee investor subscriptions in escrow until we have received total subscriptions of at least $10,000,000. If we have not received total subscriptions of at least $10,000,000 by the end of the escrow period, we will promptly return all funds held in escrow for the benefit of Tennessee investors. Purchases by persons affiliated with us or our advisor will not count toward the Tennessee minimum.

Determination of the Offering Price

The offering price per share was determined by us in our sole discretion based upon the price which we believe investors would pay for the shares, the fees to be paid to our advisor and its affiliates, as well as estimated fees to third parties, the expenses of this offering and the funds we believed should be available to invest in mortgage loans and other permitted investments. There is no public market for the shares on which to base market value. In addition, we did not take into account the value of the underlying assets in determining the price per share.

LEGAL MATTERS

The validity of the shares of our common stock to be sold in this offering and the description of U.S. federal income tax consequences will be passed upon for us by Locke Lord Bissell & Liddell LLP, Dallas, Texas.

EXPERTS

The balance sheets as of December 31, 2010 and 2009 included in this prospectus have been so included in reliance upon the report of Hancock Askew & Co., LLP, independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing in giving such report.

SUPPLEMENTAL SALES MATERIALS

In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, property brochures and articles and publications concerning real estate. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

The offering of shares is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares.

WHERE YOU CAN FIND MORE INFORMATION ABOUT CM REIT, INC.

We have filed a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, with the SEC under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Our SEC filings, including our registration statement, are available to you for free on the SEC’s website at www.sec.gov. Copies of the registration statement, including the exhibits and schedules to the registration statement, also may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information. We will send a copy of any of these filings, our articles of incorporation and bylaws without charge to any stockholder who submits a written request to CM REIT, Inc., 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014, Attn: Corporate Secretary.

We also maintain a website at www.cmreit.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

DEFINITIONS

“Acquisition Expenses” means any and all expenses incurred by us, our advisor or any affiliate in connection with the selection, evaluation, acquisition, origination or development of any of our assets, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Acquisition Fee” means the total of all fees and commissions paid by any party to any party in connection with making or investing in mortgage loans or the purchase, development or construction of property by us. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, construction fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be development fees and construction fees paid to persons not affiliated with our Sponsor in connection with the actual development and construction of a project.

“Advisor” means 2020 Capital Advisors, LLC, a limited liability company organized under the laws of the State of Delaware, or any successor advisor to the Company, or any person responsible for directing or performing the day-to-day business affairs of the Company, including a person to which an advisor subcontracts substantially all such functions.

“Affiliate” means (1) any person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person or entity; (2) any person or entity directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of another person or entity; (3) any officer, director, partner, or trustee of such person or entity; (4) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; and (5) if such other person or entity is an officer, director, partner, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.

“Average Invested Assets” are for any period, the average of the aggregate book value of our assets invested, directly or indirectly, before deducting reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during any given period.

“Competitive Real Estate Commission” means a real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.

“Independent directors” means our directors who are not associated and have not been associated within the last two years, directly or indirectly, with our Sponsor or our advisor. A director shall be deemed to be associated with our Sponsor or advisor if he or she:

•	owns an interest in the Sponsor, advisor, or any of their affiliates; or

•	is employed by the Sponsor, advisor or any of their affiliates; or

•	is an officer or director of the Sponsor, advisor or any of their affiliates; or

•	performs services, other than as a director, for us; or

•	is a director for more than three REITs organized by our Sponsor or advised by our advisor; or

•	has any material business or professional relationship with the Sponsor, advisor, or any of their affiliates.

For the purposes of determining whether or not the business or professional relationship is material, the gross revenue derived by the prospective independent director from our Sponsor and advisor and affiliates shall be deemed material per se if it exceeds 5% of the prospective independent director’s:

•	annual gross revenue, derived from all sources, during either of the last two years; or

•	net worth, on a fair market value basis.

An indirect relationship shall include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with our Sponsor, advisor, any of their affiliates, or us.

“Independent expert” means a person with no material current or prior business or personal relationship with the advisor or affiliates who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us.

“Leverage” means our aggregate amount of indebtedness for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.

“Net assets” means total assets (other than intangibles) at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.

“Net income” means our taxable income, including net capital gains and net capital losses, and before deducting the incentive compensation fee, any net operating loss deductions arising from losses in prior periods and any items the Internal Revenue Code permits to be deducted when calculating taxable income for a REIT. For the purpose of calculating the limit on our Total Operating Expenses, Net Income shall exclude the gain from the sale of our assets.

“Operating expenses” includes all costs and expenses incurred by us, except those borne by the advisor, including, but not necessarily limited to, (1) issuance and transaction costs associated with the acquisition, disposition and financing of investments; (2) legal, independent accounting and auditing fees and expenses; (3) the compensation and expenses of our independent directors; (4) the costs of printing and mailing proxies and reports to stockholders; (5) costs incurred by employees of our advisor for travel on behalf of us; (6) costs associated with any computer software or hardware that is used solely for us; (7) costs to obtain liability insurance to indemnify our directors and officers, our advisor and its employees and directors; (8) the compensation and expenses of our custodian and transfer agent; (9) all bona fide expenses incurred in connection with due diligence; (10) the accumulation of mortgage loans; (11) the raising of capital and incurrence of debt; (12) the acquisition of assets; (13) interest expenses; (14) taxes and license fees; (15) non-cash costs; (16) litigation; (17) the first-tier and second-tier management fee; and (18) extraordinary or non-recurring expenses.

“Ownership Limit” means, with respect to shares of common stock and preferred stock, the percent limitation placed on the ownership of common stock and preferred stock by any one Person (as defined in our Articles of Incorporation). As of the initial date of this Prospectus, the Ownership Limit is 9.8% of the outstanding common and preferred stock.

“Plan” means ERISA plans, IRAs, or certain other plans.

“Preferred stock” means any class or series of preferred stock that may be issued in accordance with the terms of our articles of incorporation and applicable law.

“Qualified Plans” means qualified pension, profit-sharing, and stock bonus plans, including Keogh plans and IRAs.

“Roll-Up” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the company and the issuance of securities of a Roll-Up Entity. Such term does not include:

•	a transaction involving securities of the company that have been for at least 12 months listed on a national securities exchange or traded through the National Association of Securities Dealers Automated Quotation National Market System; or

•	a transaction involving the conversion to corporate trust or association form of only the company if, as a consequence of the transaction there will be no significant adverse change in any of the following:

•	shareholders’ voting rights;

•	the term of existence of the company;

•	sponsor or advisor compensation; and

•	the company’s investment objectives.

“Roll-Up Entity” means a partnership, REIT, corporation, trust, or other entity that would be created or would survive after the successful completion of a proposed Roll-Up transaction.

“Shareholders” means the registered holders of our common stock.

“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, us or any person who will control, manage or participate in the management of us, and any affiliate of such person. Not included is any person whose only relationship with us is as that of an independent property manager of our assets, and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services. A person may also be deemed our Sponsor by:

•	taking the initiative, directly or indirectly, in founding or organizing our business or enterprise; either alone or in conjunction with one or more other persons;

•	receiving a material participation in us in connection with the founding or organizing of our business, in consideration of services or property, or both services and property;

•	having a substantial number of relationships and contacts with us;

•	possessing significant rights to control our properties;

•	receiving fees for providing services to us which are paid on a basis that is not customary in the industry; or

•	providing goods or services to us on a basis which was not negotiated at arms length with us.

The sponsor of the Company is 2020 Capital Advisors, LLC.

“Total Operating Expenses” means aggregate expenses of every character paid or incurred by the company as determined under generally accepted accounting principles, including advisors’ fees, but excluding:

•	the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the company’s shares;

•	interest payments;

•	taxes;

•	non-cash expenditures such as depreciation, amortization and bad debt reserves;

•	incentive fees paid in compliance with North American Securities Administrators Association, Inc. Guidelines; and

•	acquisition fees, acquisition expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance repair and improvement of property).

INDEX TO BALANCE SHEETS

The following financial statements and schedules are filed as part of this report:

Annual
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets	F-3
Notes to Balance Sheets	F-4-F-8
Quarterly
Balance Sheet	F-9
Note to Balance Sheet	F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
CM REIT, Inc.
Henderson, Nevada

We have audited the accompanying balance sheets of CM REIT, Inc. (the Company) as of December 31, 2010 and 2009. These balance sheets are the responsibility of the management of CM REIT, Inc. Our responsibility is to express an opinion on the balance sheets based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the balance sheets referred to above presents fairly, in all material respects, the financial position of CM REIT, Inc. as of December 31, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

Respectfully submitted,

/s/ Hancock Askew & Co., LLP

Savannah, Georgia
April 25, 2011

CM REIT, INC.

BALANCE SHEETS

	December 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$200,000	$200,000

Total assets	$200,000	$200,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Total Liabilities:	$—	$—
Commitments and contingencies
Stockholder’s equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized and issuable	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 20,000 shares issued and outstanding	200	200
Additional paid-in capital	199,800	199,800

Total stockholder’s equity	200,000	200,000

Total liabilities and stockholder’s equity	$200,000	$200,000

The accompanying notes are an integral part of these balance sheets.

CM REIT, INC.

NOTES TO BALANCE SHEETS

Note 1.  Organization

CM REIT, Inc. (the Company) was formed on November 20, 2008 as a Maryland corporation and intends to qualify as a real estate investment trust (REIT) commencing with our tax year ending December 31, 2011. We sold 20,000 shares of our common stock to CM Group, LLC (formerly known as Sandstone Equity Investors, LLC) on December 18, 2008, the capitalization date. These shares were distributed by CM Group to certain of its members and then contributed by such members to 2020 Capital Advisors, LLC on April 25, 2011. Our fiscal year end is December 31.

We are newly incorporated, have not commenced operations and do not own any investments. We were organized to finance real estate projects. We intend to create a diversified portfolio of real estate property mortgage loans to developers, homebuilders, and homebuyers with financing needs that are not met by traditional mortgage lenders. The portfolio will be concentrated in the Western United States, where we believe we possess requisite skills and market knowledge. The majority of the portfolio will include short-term mortgage loans consisting of acquisition, development, construction and commercial mortgage loans to both local and national developers and homebuilders. We also expect to invest a portion of the portfolio in non-agency residential mortgage loans to provide niche financing to borrowers that otherwise have limited financing sources. We may also invest in real estate-related debt securities and equity securities of other real estate related companies.

We intend to offer to the public, pursuant to a registration statement to be filed with the Securities and Exchange Commission (SEC), up to $900,000,000 of our common stock in our primary offering and up to $100,000,000 of our common stock pursuant to our distribution reinvestment plan (the Offering). Prior to the time we sell at least 250,000 or $2,500,000 of our shares, subscription payments will be placed in an account held by our escrow agent. If we are not able to sell at least 250,000 shares within one year from the effective date of the registration statement, we will terminate the offering and funds in the escrow account will be returned to the investors with interest.

We expect that our investment portfolio will primarily consist of acquisition, development, construction and commercial mortgage loans and non-agency residential mortgage loans. We may also acquire real estate-related debt securities, such as commercial mortgage-backed securities and collateralized debt obligations related to real estate, and equity securities of other real estate-related companies. We will derive our revenues primarily from interest payments received from mortgage investments funded with our equity capital and borrowed funds, if any. Our principal investment objective is to pay attractive and consistent distributions to our stockholders, preserve, protect and enhance our assets and ultimately provide our stockholders with liquidity of their investment. Our focus will emphasize payment of current returns to investors and the preservation of invested capital, with a lesser emphasis on seeking capital appreciation from our investments. The growth of our business will depend on our access to external sources of capital. Our profitability will depend on being able to obtain financing at a reasonable cost while still generating an attractive risk-adjusted return on the mortgage loans we acquire using the proceeds of our financings. The growth of our business will also depend on our ability to locate suitable investments to keep our capital fully deployed at favorable rates.

We are externally managed and advised by 2020 Capital Advisors, LLC (2020 Capital or Advisor), a related party. 2020 Capital will oversee all aspects of our operations. We will have no employees.

Note 2.	Summary of Significant Accounting Policies

Basis of Presentation

The accounts are maintained and the financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

CM REIT, INC.

NOTES TO BALANCE SHEETS — (Continued)

Note 2.	Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of the balance sheets in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the balance sheets and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. There are no restrictions on the use of our cash balances.

Organizational and Offering Costs

Organizational and offering costs have previously been incurred by CM Group on our behalf. The Advisor has agreed to reimburse CM Group for all organization and offering costs previously incurred and to assume the payment of all future organizational and offering costs. In accordance with our offering agreements, such costs are not a liability of the Company until the Company has raised in excess of the minimum $2.5 million in capital. Under the terms of the agreement to be executed with the Advisor, upon the sale of shares of common stock to the public, we will be obligated to reimburse the Advisor for organizational and offering costs subject to limitations as outlined in the agreement. The amount of the reimbursement to the Advisor for cumulative organizational and offering costs (other than selling commissions and the dealer-manager fees) is limited to a maximum amount of 5.0% of the aggregate gross proceeds from the sale of the minimum number of shares of common stock, and 1.5% of gross proceeds raised thereafter. Such costs shall include accounting, printing and other offering expenses, including marketing, a portion of certain salaries and other direct expenses of the Advisor’s employees. Any such reimbursement will not exceed actual expenses incurred by the Advisor. The Advisor’s obligation to reimburse CM Group for the expenses incurred is not contingent upon the Advisor being reimbursed by the Company for such expenses. Organizational costs will be recorded as an expense when we have an obligation to reimburse the Advisor. Offering costs related to raising capital from equity will be offset as a reduction of capital raised in stockholder’s equity. Through December 31, 2010, our Advisor has incurred actual costs of approximately $694,000 on our behalf.

We have entered into an agreement with our legal counsel whereby their fee for legal services provided in connection with our organization and initial public offering will be $1.8 million. Such amount shall be billed and become payable upon the effectiveness of our registration statement with the Securities and Exchange Commission and raising the minimum $2.5 million in capital. These costs will be offset as a reduction of capital raised in stockholder’s equity when the above conditions are satisfied.

Income Taxes

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the taxable year ending December 31, 2011. In order to maintain our qualification as a REIT, we are required to, among other things, distribute at least 90% of our REIT taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. As a REIT, we will not be subject to federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to stockholders. We intend to operate in a manner that allows us to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. If we were to fail to meet these requirements, we could be subject to federal income tax on our taxable income at regular corporate rates. We would not be able to deduct distributions paid to stockholders in any year

CM REIT, INC.

NOTES TO BALANCE SHEETS — (Continued)

Note 2.	Summary of Significant Accounting Policies (Continued)

Income Taxes (Continued)

in which we fail to qualify as a REIT. We will also be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions.

Concentration of Credit Risk

At December 31, 2010, December 31, 2009 and December 31, 2008, we had cash on deposit in the amount of $200,000. At times during and after the proposed capital raising transaction, our cash balance may exceed insured limits.

Note 3.	Capitalization

Under our Articles of Incorporation, we have the authority to issue 115,000,000 shares, consisting of 100,000,000 shares of common stock and 15,000,000 shares of preferred stock. All shares of such stock have a par value of $0.01 per share. On December 18, 2008 (capitalization), CM Group purchased 20,000 shares of our common stock for total cash consideration of $200,000 to provide the Company’s initial capitalization. These shares were distributed by CM Group to certain of its members and then contributed by such members to 2020 Capital on April 25, 2011. Our board of directors is authorized to amend our charter, without the approval of the stockholders, to alter the aggregate number of authorized shares of capital stock or the number of shares of any class or series that we have authority to issue.

Distribution Reinvestment Plan

Effective with the pending offering, we plan to adopt a distribution reinvestment plan (DRIP) that will allow stockholders to have cash otherwise distributable invested in additional shares of our common stock at a price equal to $9.50 per share while such offering is ongoing. If no public offering of shares is ongoing, the price will be equal to the net asset value of the shares determined by our board of directors in its sole discretion, based on quarterly appraisal updates of the Company’s assets until such time, if any, as listing of the Company’s common stock on a national securities exchange or trading of such shares in the over-the-counter market occurs.

Share Redemption Plan

Effective with the pending offering, we plan to adopt a redemption plan whereby a stockholder who has held common stock for more than one year may, with appropriate notice to the reinvestment agent, present all or any portion of his or her common stock to us for redemption. All redemptions under the redemption plan are at our option and subject to available funding; therefore, we are under no obligation to make any redemptions at any time. For purposes of funding the redemption plan, at our option, all proceeds from our DRIP for the applicable calendar quarter may be used by the reinvestment agent on our behalf to redeem shares of our common stock pursuant to the terms of the redemption plan. However, at no time during any consecutive 12-month period would the number of shares redeemed by us under the redemption plan exceed 5% of the weighted average number of outstanding shares of our common stock during such 12-month period.

If the Company elects to redeem any shares of its common stock under the redemption plan, the Company may redeem shares of its common stock that are presented for redemption at the following prices: (i) the lesser of (a) the estimated value of a share of common stock, as determined by the Company’s board of directors or (b) 90.0% of the purchase price paid per share of common stock for stockholders who have owned those shares for at least one year; and (ii) the lesser of (a) the estimated value of a share of common stock, as determined by the Company’s board of directors or (b) 95.0% of the purchase price paid per share of common stock for stockholders who have owned those shares for at least two years.

CM REIT, INC.

NOTES TO BALANCE SHEETS — (Continued)

Note 3.	Capitalization (Continued)

Share Redemption Plan (Continued)

Notwithstanding the foregoing, during periods in which the Company is engaged in a public offering of its common stock, the redemption price will be (i) 90% of the purchase price paid per share of common stock for stockholders who have owned those shares for at least one year, or (ii) 95% of the purchase price per share of common stock for stockholders who have owned those shares for at least two years and in any event will be less than the then current offering price paid for the shares in the offering. During periods in which the Company is not engaged in a public offering, the estimated value of a share of common stock for purposes of redemption will be the net asset value per share as determined by the Company’s board of directors as of the end of the most recent fiscal quarter.

In the event of the death or permanent disability of a stockholder, if the Company determines to permit any redemption of such stockholder’s shares, the price at which the shares may be redeemed shall be the lesser of (a) the estimated value of a share of common stock, as determined by the Company’s board of directors or (b)(i) 90% of the purchase price paid per share of common stock for stockholders who have owned those shares for less than one year, or (ii) 95% of the purchase price per share of common stock for stockholders who have owned those shares of common stock for at least one year. Notwithstanding the foregoing, during any period in which the Company is engaged in a public offering, the redemption price in the event of a stockholder’s death or disability will be (i) 90% of the purchase price paid per share of common stock for stockholders who have owned those shares for less than one year, or (ii) 95% of the purchase price paid per share of common stock for stockholders who have owned those shares of common stock for at least one year. Our board of directors may, in its discretion, amend or suspend the repurchase plan if it determines that to do so is in our best interest.

Note 4.	Related Party Arrangements

The Advisor and certain affiliates of the Advisor will receive fees and compensation in connection with the Company’s public offering and the management of the Company’s investments.

Advisory Agreement

We will pay our Advisor a management fee for the services it provides pursuant to the advisory agreement with the Company that entitles it to first-tier management compensation, second-tier management compensation, and reimbursement of expenses. The annual first-tier management compensation is 1% of the first $200 million of gross average invested assets plus 0.8% of the gross average invested assets in excess of $200 million, to be paid monthly. The second-tier management compensation is a tiered percentage of the amount of our net income (taxable income) excluding provision for loan loss and capital losses, before deducting second-tier compensation less a threshold return, which is the net income that would produce an annualized return on our average invested assets equal to the 10-year U.S. Treasury rate plus 1.0%. The tiered percentage is the weighted average of 20% of the first $200 million of average invested assets and 10% of the excess over $200 million of average invested assets. The second-tier management compensation is calculated monthly and any positive monthly amount is paid by us, along with the first-tier management compensation, within 15 days of receipt of the computations.

Advisory Agreement

The Company will reimburse the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) for each fiscal

CM REIT, INC.

NOTES TO BALANCE SHEETS — (Continued)

Note 4.	Related Party Arrangements (Continued)

Advisory Agreement (Continued)

year exceeds the greater of: (A) 2% of its average invested assets; or (B) 25% of its net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period. Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified.

Dealer-Manager Agreement

CM Securities, a related party, is the dealer-manager of our offering of common stock and directs and oversees the sale of our equity securities. The dealer-manager agreements provide that the dealer-manager receive a fee of 3% of aggregate gross proceeds and sales commissions of 7% of aggregate gross proceeds based on the number of shares of common stock it sells. The dealer-manager contracts with third party broker-dealers to increase sales of equity securities and compensates them out of the sales commissions and marketing support fees it receives from us. Because an affiliate of our Advisor owns the dealer-manager, it is our affiliate.

Loan Origination Agreements

We will enter into a loan origination agreement with Ignite Funding, LLC, which is a related party through common officers or ownership by certain of our officers. We are not obligated to pay any fees or expenses to this related party under the loan origination agreement.

Note 5.	Commitments and Contingencies

In the ordinary course of business, we may become subject to litigation or claims. We are not subject to any material litigation nor, to our knowledge, is any material litigation threatened against the Company.

Note 6.	Economic Dependency

We will be dependent on the Advisor for certain services that are essential to the Company, including the sale of our common stock, asset acquisition and disposition decisions and other general and administrative responsibilities. In the event that the Advisor is unable to provide such services, we would be required to find alternative service providers.

Note 7.	Subsequent Events

We evaluated subsequent events through April 25, 2011, the date the financial statements were available to be issued. Events or transactions occurring after December 31, 2010 but prior to April 25, 2011, that provided additional evidence about conditions that existed at December 31, 2010, have been recognized in the financial statements for the period ended December 31, 2010.

CM REIT, INC.

BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$200,000	$200,000

Total assets	$200,000	$200,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Total Liabilities:	$—	$—
Commitments and contingencies
Stockholder’s equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized and issuable	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 20,000 shares issued and outstanding	200	200
Additional paid-in capital	199,800	199,800

Total stockholder’s equity	200,000	200,000

Total liabilities and stockholder’s equity	$200,000	$200,000

The accompanying notes are an integral part of these balance sheets.

CM REIT, INC.

NOTE TO BALANCE SHEET (UNAUDITED)

Note 1.  Summary of Significant Accounting Policies

 Basis of Presentation

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and rules of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The accompanying unaudited consolidated interim financial statements should be read in conjunction with the financial statements and the related management’s discussion and analysis of financial condition filed on Form S-11/A, filed on May 4, 2011, for the fiscal year ended December 31, 2010. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The consolidated balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

 Organizational and Offering Costs

Organizational and offering costs have been previously incurred by CM Group on our behalf. The Advisor has agreed to reimburse CM Group for all organization and offering costs previously incurred and to assume the payment of all future organizational and offering costs. In accordance with our offering agreements, such costs are not a liability of the Company until the Company has raised in excess of the minimum $2.5 million in capital. Under the terms of the agreement to be executed with the Advisor, upon the sale of shares of common stock to the public, we will be obligated to reimburse the Advisor for organizational and offering costs subject to limitations as outlined in the agreement. The amount of the reimbursement to the Advisor for cumulative organizational and offering costs (other than selling commissions and the dealer-manager fees) is limited to a maximum amount of 5.0% of the aggregate gross proceeds from the sale of the minimum number of shares of common stock, and 1.5% of gross proceeds raised thereafter. Such costs shall include accounting, printing and other offering expenses, including marketing, a portion of certain salaries and other direct expenses of the Advisor’s employees. Any such reimbursement will not exceed actual expenses incurred by the Advisor. The Advisor’s obligation to reimburse CM Group for the expenses incurred is not contingent upon the Advisor being reimbursed by the Company for such expenses. Organizational costs will be recorded as an expense when we have an obligation to reimburse the Advisor. Offering costs related to raising capital from equity will be offset as a reduction of capital raised in stockholder’s equity. From inception through December 31, 2010, our Advisor has incurred actual costs of approximately $694,000 on our behalf.

APPENDIX A

REINVESTMENT PLAN

CM REIT, Inc., a Maryland corporation (the “Company”), adopted a Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions.  DST Systems, Inc., the agent (the “Reinvestment Agent”), for participants (the “Participants”) in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant, which are subject to the Reinvestment Plan including all Shares acquired by the Reinvestment Agent through the application of such distributions pursuant to the terms of the Reinvestment Plan (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions as follows:

(a) Prior to the termination of the Company’s initial public offering (the “Initial Offering”) of the Shares reserved for issuance under the Reinvestment Plan pursuant to the Company’s registration statement on Form S-11 (File No. 333-156434), the Reinvestment Agent will invest Distributions in Shares acquired from the managing dealer or participating brokers for the Initial Offering at $9.50 per Share.

(b) After the Initial Offering, the Reinvestment Agent will purchase Shares from any additional shares which the Company elects to register with the Securities and Exchange Commission (the “SEC”) for the Reinvestment Plan, at a per Share price equal to the net asset value of the Shares determined by the Company’s board of directors in its sole discretion, based on quarterly appraisal or other valuation updates of the Company’s assets until such time, if any, as listing of the Company’s common stock on a national securities exchange or trading of such shares in the over-the-counter market occurs. Upon Listing, the current reinvestment agent may purchase Shares either through such market or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, in either case at a per Share price equal to the then-prevailing market price on the national securities exchange or over-the-counter market on which the Shares are listed at the date of purchase by the current reinvestment agent. In the event that, after Listing occurs, the current reinvestment agent purchases Shares on a national securities exchange or over-the-counter market through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of Shares.

(c) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each month the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all participants for each month to purchase Shares for the participants. If the aggregate amount of Distributions to participants exceeds the amount required to purchase all Shares then available for purchase, the Reinvestment Agent will purchase all available Shares and will return all remaining Distributions to the participants within 30 days after the date such purchase is made. The purchased Shares will be allocated among the participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(d) Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date to the extent Shares are available.

(e) The allocation of Shares among participants may result in the ownership of fractional Shares, computed to four decimal places.

(f) Distributions attributable to Shares purchased on behalf of the participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(g) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan except to participants who make a written request to the Reinvestment Agent, which request will be forwarded to the Company. A written confirmation of share investment may be requested from the Reinvestment Agent at any time. Participants in the Reinvestment Plan will receive statements of account in accordance with Section 7 hereof.

2. Election to Participate.  Any stockholder who participates in a public offering of Shares and who has received a copy of the related final prospectus included in the Company’s registration statement filed with the SEC may elect to participate in and purchase Shares through the Reinvestment Plan at any time by written notice to the Company and would not need to receive a separate prospectus relating solely to the Reinvestment Plan. A person who becomes a stockholder otherwise than by participating in a public offering of Shares may purchase Shares through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan. Participation in the Reinvestment Plan will commence with the next distribution made after such Participant’s notice was received, provided it is received at least ten days prior to the record date for such distribution. Subject to the preceding sentence, regardless of the date of such election, a stockholder will become a Participant in the Reinvestment Plan effective on the first day of the month following such election, and the election will apply to all Distributions attributable to the month in which the stockholder’s election becomes effective and to all fiscal quarters thereafter. A Participant who has terminated his participation in the Reinvestment Plan pursuant to Section 11 hereof will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Reinvestment Agent and completing any required forms.

3. Distribution of Funds.  In making purchases for participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by participants in the Reinvestment Plan.

4. Proxy Solicitation.  The Reinvestment Agent will distribute to participants proxy solicitation material received by it from the Company which is attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant’s name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

5. Absence of Liability.  None of the Company, the advisor or the Reinvestment Agent shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, in which Distributions are invested. None of the Company, the advisor, or the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE FEDERAL SECURITIES LAWS CANNOT BE WAIVED. Similarly, the Company, the advisor and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Suitability.

(a) Within 60 days prior to the end of each fiscal year, CM Securities, LLC (“CM Securities”) will mail to each Participant a participation agreement (the “Participation Agreement”), in which the Participant will be required to represent that there has been no material change in the Participant’s financial condition and confirm that the representations made by the Participant in the Subscription Agreement (a form of which shall be attached to the Participation Agreement) are true and correct as of the date of the Participation Agreement, except as noted in the Participation Agreement or the attached form of Subscription Agreement.

(b) Each Participant will be required to return the executed Participation Agreement to CM Securities within 30 days after receipt. In the event that a Participant fails to respond to CM Securities or return the completed Participation Agreement on or before the fifteenth (15th) day after the beginning of the fiscal year following receipt of the Participation Agreement, the Participant’s Distributions for the first month of that year will be sent directly to the Participant and no Shares will be purchased on behalf of the Participant for that month and, subject to (c) below, any month thereafter, until CM Securities receives an executed Participation Agreement from the Participant.

(c) If a Participant fails to return the executed Participation Agreement to CM Securities prior to the end of the second month for any year of the Participant’s participation in the Reinvestment Plan, the Participant’s participation in the Reinvestment Plan shall be terminated in accordance with Section 11 hereof.

(d) Each Participant shall notify CM Securities in the event that, at any time during his participation in the Reinvestment Plan, there is any material change in the participant’s financial condition or inaccuracy of any representation under the Subscription Agreement.

(e) For purposes of this Section 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus.

7. Reports to participants.  Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge to such Participant, if any, and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Each statement shall also advise the Participant that, in accordance with Section 6(d) hereof, he is required to notify CM Securities in the event that there is any material change in his financial condition or if any representation under the Subscription Agreement becomes inaccurate. Tax information for income earned on Shares under the Reinvestment Plan will be sent to each participant by the Company or the Reinvestment Agent at least annually.

8. Administrative Charges, Commissions, and Plan Expenses.  The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. Additionally, in connection with any Shares purchased from the Company both prior to and after the termination of a public offering of the Shares, the Company will not pay to any selling commissions or other fees and expenses.

9. No Drawing.  No Participant shall have any right to draw checks or drafts against his account or give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

10. Taxes.  Taxable participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.

11. Termination.

(a) A Participant may terminate his participation in the Reinvestment Plan at any time by written notice to the Company. Effective for any Distribution, such notice must be received by Company at least ten business days prior to the last day of the month or quarter to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate a participant’s individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by ten days’ prior written notice mailed to a Participant, or to all participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may furnish to the Company in writing.

(c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 7 hereof, and (ii) a check for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s full Shares and the value of any fractional Shares standing to the credit of a Participant’s account based on the market price of the Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant.

12. Notice.  Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed if to the Company, to Investor Relations Department, CM Securities, 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014, or if to the Reinvestment Agent, to DST Systems, Inc., 430 West 7th Street, Kansas City, Missouri 64105, or such other addresses as may be specified by written notice to all participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

13. Amendment.  The terms and conditions of this Reinvestment Plan may be amended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including, without limitation, an amendment to the Reinvestment Plan to substitute a new Reinvestment Agent to act as agent for the participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his last address of record; provided, that any such amendment must be approved by a majority of the independent directors of the Company and further provided that no such amendment shall remove the right of a Participant to terminate his participation in the Reinvestment Plan. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those participants from whom the Company receives written notice of termination prior to the effective date thereof.

14. Governing Law.  THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

APPENDIX B

AUTOMATIC INVESTMENT PROGRAM

CM REIT, INC., a Maryland corporation (the “Company”), has adopted an Automatic Investment Program (the “Investment Program”), administered by DST Systems, Inc., the administrator (the “Administrator”) for participants in the Investment Program (“Participants”), on the terms and conditions set forth below.

1. Election to Participate. Subject to the terms hereof, any purchaser of shares of common stock of the Company (the “Shares”) may become a Participant by making a written election to participate on such purchaser’s Subscription Agreement at the time of subscription for Shares; provided, however, automatic debits to the Participant’s account will not commence until after the Company has accepted $2,500,000 in subscriptions for its Initial Offering (defined below) and broken escrow. Any stockholder who has not previously elected to participate in the Investment Program may so elect at any time by completing and executing an Authorization Form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. A Participant who has terminated his or her participation in the Investment Program pursuant to Section 10 below will be allowed to participate in the Investment Program again upon receipt of a then-current prospectus relating to participation in the Investment Program. Residents of the State of Alabama, the State of Nebraska, the State of Ohio and the State of Tennessee are not eligible to participate in the Investment Program.

2. Investment Program. The Administrator or the Company’s transfer agent will, at monthly, quarterly or annual intervals, as initially selected by the Participant (each, a “Payment Interval”), automatically debit the Participant’s bank checking account, savings account, or other account in the amount indicated on the Participant’s election to participate (collectively, the “Additional Payments”); provided, however, that the minimum amount of such Additional Payments is $1,000 for Participants who are residents of the State of Maine, the State of Minnesota or the State of Washington. Participation in the program will commence with the next monthly, quarterly or annual interval (subject to the Company breaking escrow as provided in Section 1 above), provided the election is received at least 15 Business Days prior to the end of the month, quarter or year; otherwise, the election will apply to all subsequent monthly, quarterly or annual intervals. For purposes of the Investment Program, “Business Day” means any day except Saturday, Sunday, or any day commercial banks are closed in Kansas City, Missouri pursuant to federal and state law.

3. General Terms of Investment Program Investment. The Administrator will apply all Additional Payments subject to the Investment Program, as follows:

(a) Prior to the termination of the Company’s initial public offering (the “Initial Offering”) of the Shares pursuant to the Company’s registration statement on Form S-11, as thereafter amended or supplemented (the “Registration Statement”), the Administrator will invest Additional Payments in Shares at the then-current public offering price per Share. No reduction in the purchase price for Shares purchased hereunder shall be made for discounts set forth in the Company’s prospectus.

(b) The Administrator will invest Additional Payments in Shares that may (but are not required to) be supplied from (i) Shares registered with the Securities and Exchange Commission (the “Commission”) in connection with the Initial Offering or any subsequent offering by the Company; (ii) Shares registered with the Commission pursuant to an effective registration statement for Shares for use in the Investment Program (a “Future Registration”), or (iii) Shares purchased by the Administrator for the Investment Program in a secondary market (if available) or on a stock exchange (collectively, the “Secondary Market”) and registered with the Commission for resale pursuant to the Investment Program. Shares purchased on the Secondary Market as set forth in (iii) above will be purchased at the then-prevailing market price, and the average price paid by the Administrator for all such purchases for a Payment Interval will be utilized for purposes of purchases of Shares in the Investment Program on such Payment Interval. Shares acquired by the Administrator on the Secondary Market or registered in a Future Registration for use in the Investment Program may be at prices lower or higher than the per Share price that will be paid for the Shares purchased for the Investment Program pursuant to the Initial Offering and any subsequent offering. If the Administrator acquires Shares in the Secondary Market for use in the Investment Program, the Administrator shall use reasonable efforts to acquire Shares for use in the Investment Program at the lowest price then reasonably available. However, the Administrator does not in any respect guaranty or warrant that the Shares so acquired and purchased by the Participants in the Investment Program will be at the lowest possible price. Further, irrespective of the Administrator’s ability to acquire Shares in the Secondary Market or the Company’s ability to complete a Future Registration for shares to be used in the Investment Program, neither the Administrator nor the Company is in any way obligated to do either. The Company can determine in its sole discretion how to allocate available Shares between any offering by the Company of the Shares, the distribution reinvestment plan and/or the Investment Program.

(c) Selling commissions, marketing support fees, as well as other fees and/or reimbursements, if any, will be paid to CM Securities, LLC (the “Managing Dealer”) as described in the then-current prospectus and pursuant to the managing dealer agreement. In addition, the Managing Dealer may reallow such fees and/or reimbursements to participating brokers as described in the then-current prospectus.

(d) For each Participant, the Administrator will maintain a record that shall reflect the Additional Payments received by the Administrator on behalf of such Participant. A Participant’s record of Additional Payments shall be reduced as purchases of Shares are made on behalf of such Participant.

(e) Subject to the terms hereof, including Sections 3(g) and 3(i) below, Additional Payments will be invested by the Administrator in Shares promptly following each Payment Interval to the extent Shares are available for purchase under the Investment Program. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 Business Days after receipt by the Administrator will be distributed to the Participants. Any interest earned on such funds will be paid to the Company to defray expenses relating to the Investment Program as set forth in Section 7 below and will become the property of the Company.

(f) The purchase of fractional shares is a permissible and likely result of participation in the Investment Program. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

(g) A Participant will not be able to acquire Shares under the Investment Program to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s Articles of Incorporation, as amended, unless exempted by the Company’s board of directors.

(h) The Shares issued under the Investment Program will be uncertificated.

(i) No Shares shall be purchased under the Investment Program on any date upon which the Company pays any dividend or other distribution with respect to the Shares.

4. Absence of Liability. Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Additional Payments are invested. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Investment Program upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant.

5. Suitability.

(a) Within 60 days prior to the end of each fiscal year, CM Securities, LLC (“CM Securities”) will mail to each Participant a participation agreement that includes a form of the Subscription Agreement (collectively, the “Participation Agreement”), which the Participant will be required to complete and execute.

(b) Each Participant will be required to return the executed Participation Agreement to CM Securities within 30 days after receipt. In the event that a Participant fails to respond to CM Securities or return the completed Participation Agreement on or before the fifteenth (15th) day after the beginning of the fiscal year following receipt of the Participation Agreement, no Additional Payments will be debited from the Participant’s checking account, savings account or other account and no Shares will be purchased on behalf of the Participant for that Payment Interval and, subject to (c) below, any Payment Intervals thereafter, until CM Securities receives an executed Participation Agreement from the Participant.

(c) If a Participant fails to return the executed Participation Agreement to CM Securities prior to the end of the second fiscal quarter for any year of the Participant’s participation in the Investment Program, the Participant’s participation in the Investment Program shall be terminated in accordance with Section 10 hereof.

(d) Each Participant shall notify CM Securities in the event that, at any time during his participation in the Investment Program, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(e) For purposes of this Section 5, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Investment Program.

6. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each calendar quarter, the Administrator will mail and/or make available electronically to each Participant a statement of account describing, as to such Participant, the Additional Payments received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, and the total Shares purchased on behalf of the Participant pursuant to the Investment Program. Tax information regarding a Participant’s participation in the Investment Program will be sent to each Participant by the Company or the Administrator at least annually.

7. Administrative Charges and Investment Program Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Administrator. Any interest earned on Additional Payments will be paid to the Company to defray costs relating to the Investment Program.

8. No Drawing. No Participant shall have any right to draw checks or drafts against the Participant’s account or give instructions to the Company or the Administrator except as expressly provided herein.

9. Taxes. Participants should consult their own tax advisor regarding the tax consequences of ownership of the Shares.

10. Termination.

(a) A Participant may terminate or modify his or her participation in the Investment Program at any time by written notice to the Administrator. To be effective for any Additional Payment, such notice must be received by the Administrator at least 15 Business Days prior to the next Payment Interval following the date of receipt of such notice.

(b) The Company or the Administrator may terminate a Participant’s individual participation in the Investment Program, and the Company may terminate the Investment Program itself, at any time by 10 days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Investment Program or termination of a Participant’s participation in the Investment Program, the Administrator will send to each Participant (i) a statement of account in accordance with Section 6 hereof, and (ii) a remittance for the amount of any Additional Payments in the Participant’s account that have not been invested in Shares.

11. State Regulatory Restrictions. The Administrator is authorized to deny participation in the Investment Program to residents of any state which imposes restrictions on participation in the Investment Program that conflict with the general terms and provisions of the Investment Program.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Investment Program shall be in writing and, if to the Company, to Investor Relations Department, CM Securities, 1291 W. Galleria Drive, Suite 200, Henderson, Nevada 89014, or if to the Administrator, addressed to DST Systems, Inc., 430 West 7th Street, Kansas City, Missouri 64105, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any change of address.

13. Amendment. The terms and conditions of this Investment Program may be amended, renewed, extended or supplemented by an agreement between the Company and the Administrator at any time, including but not limited to, an amendment to the Investment Program to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least 15 days’ prior to the effective date thereof to each Participant. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

14. Governing Law. THIS INVESTMENT PROGRAM AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE INVESTMENT PROGRAM SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

APPENDIX C

SHARE REDEMPTION PLAN

CM REIT I, Inc., a Maryland corporation (the “Company”), adopted a Share Redemption Plan (the “Redemption Plan”) on the terms and conditions set forth below.

1. Redemption of Shares.  DST Systems, Inc., the agent (the “Reinvestment Agent”), for each stockholder participant in the Redemption Plan, will redeem shares of common stock of the Company (the “Shares”) owned by each stockholder, in accordance with the terms of this Redemption Plan upon instruction received by the Company. All recordkeeping and other administrative functions required to be performed in connection with the Redemption Plan will be performed by the Reinvestment Agent. All redemptions of Shares are at the Company’s option, and the Company is under no obligation to redeem any Shares.

2. Holding Period.  Except in the case of Exigent Circumstances (herein after defined), in order to be eligible to present Shares for redemption, the stockholder must have acquired the Shares at least one year prior to presentment for repurchase. For purposes of calculating the ownership periods set forth herein, if a stockholder purchased shares for economic value from a prior stockholder (a “Resale”), the purchasing stockholder’s period of ownership for such shares shall commence on the date the purchasing stockholder purchased the shares from the prior stockholder, which shall be deemed to be the date the shares are re-registered in the name of the purchasing stockholder by the Reinvestment Agent. For a transfer of ownership that is not considered a Resale, the stockholder’s period of ownership for such shares shall commence on the date of the acquisition of shares by the original stockholder.

With respect to redemption requests made in connection with shares acquired at multiple points in time, the pricing associated with the shares held for the longest period of time shall be applied first, until such time as all shares purchased at such point in time have been redeemed. At such time, pricing associated with the remaining shares then held for the next applicable longest period of time shall be applied, and so on.

3. Number of Shares.  A stockholder may present all or any portion of his Shares for redemption.

4. Amount of Shares to be Redeemed.

(a) If the Company elects to redeem Shares, the conditions and limitations described herein would apply. The full amount of the proceeds from the sale of Shares under the reinvestment plan (the “DRIP”) attributable to any calendar quarter may be used to redeem Shares presented for redemption during such quarter.

(b) At no time during any consecutive 12-month period will the number of shares redeemed by the Company under the Repurchase Plan exceed 5% of the weighted average number of outstanding shares of the Company’s common stock during such 12-month period.

(c) Notwithstanding anything to the contrary in this Redemption Plan, no Shares shall be redeemed under the Redemption Plan on any date upon which the Company pays any dividend or other distribution with respect to the Shares.

(d) If the funds made available for redemptions in any quarter exceed the amount needed to redeem the common stock for which redemption requests have been submitted, the Company may, in its sole discretion, carry over any excess amount to the next succeeding calendar quarter for use in addition to the amount of funds available for redemptions during that calendar quarter unless the Company elects to use such amount for other corporate purposes.

(e) If the funds available for redemptions in any quarter are insufficient to redeem all of the common stock for which redemption requests have been submitted, to the extent the Company redeems any Shares at the end of a quarter, the Company will redeem the Shares on a first come, first served basis at the end of each quarter; provided, however, with respect to Shares being redeemed due to Exigent Circumstances, the Company, in its sole discretion, may waive the first come, first served requirements for the redemption of such Shares and redeem such Shares in full, to the extent funds are available, before any other Shares are redeemed the Company is redeeming shares and at the end of each quarter. A stockholder whose entire request is not honored, due to insufficient available funds in that quarter or otherwise, will be notified and can withdraw the redemption request or ask that the request to redeem the Shares be honored at such time, if any, as the Company is redeeming shares and there are sufficient available funds. In that case, the redemption request will be retained and those Shares will be redeemed, again on a first come, first served basis, at the end of the next quarter to the extent the Company elects to redeem Shares and there are sufficient funds available. Alternatively, a stockholder whose Shares are not redeemed may withdraw his or her redemption request.

(f) The Company has the right to waive the holding periods and redemption prices and the pro rata redemption requirements described herein, in the event of the death or permanent disability of a stockholder (individually and collectively, “Exigent Circumstances”). If the Company determines to permit any such redemption, notwithstanding anything contained in this Redemption Plan to the contrary, the price at which the Shares may be redeemed shall be the lesser of (a) the estimated value of a Share, as determined by the Company’s board of directors or (b)(i) 90% of the purchase price paid per Share for stockholders who have owned those Shares for less than one year, or (ii) 95% of the purchase price per share for stockholders who have owned those Shares for at least one year. Notwithstanding the foregoing, during any period in which the Company is engaged in a public offering, in the event the Company determines to permit any redemption, the redemption price in the event of Exigent Circumstances will be (i) 90% of the purchase price paid per Share for stockholders who have owned those Shares for less than one year, or (ii) 95% of the purchase price paid per Share for stockholders who have owned those Shares for at least one year. In addition, the Company, in its sole discretion, may redeem such Shares prior to the redemption of any other Shares. Except for the holding periods, redemption prices and redemption timing, any Shares redeemed pursuant to the exercise of this authority will be otherwise subject to the procedures and limitations set forth in this Redemption Plan. There is no assurance that there will be sufficient funds available for redemption or that the Company will exercise its discretion to redeem such Shares and, accordingly, a stockholder’s Shares may not be redeemed.

(g) The Company’s board of directors, in its sole discretion, may suspend implementation of, terminate or amend our share redemption program at any time it determines that such suspension, termination or amendment is in our best interest. Our board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund our share redemption program are needed for other purposes. These limitations apply to all redemptions, including redemptions sought upon Exigent Circumstances.

5. Redemption Price.

(a) Subject to restrictions and limitations discussed herein, if the Company elects to redeem any Shares, the Company may redeem Shares (including fractional Shares), from time to time, at the following prices:

(i) the lesser of (a) the estimated value of a Share, as determined by the Company’s board of directors or (b) 90.0% of the purchase price paid per Share for stockholders who have owned those Shares for at least one year; and

(ii) the lesser of (a) the estimated value of a Share, as determined by the Company’s board of directors or (b) 95.0% of the purchase price paid per share for stockholders who have owned those Shares for at least two years.

(b) Notwithstanding the foregoing, during periods in which the Company is engaged in an offering, the redemption price will be (i) 90% of the purchase price paid per Share for stockholders who have owned those Shares for at least one year, or (ii) 95% of the purchase price per Share for stockholders who have owned those Shares for at least two years and in any event will be less than the then current offering price paid for the Shares in the offering. During periods in which the Company is not engaged in an offering, the estimated value of a Share for purposes of redemption will be the net asset value per Share as of the end of the most recent fiscal quarter.

(c) Upon the Reinvestment Agent’s receipt of notice for redemption of Shares, the redemption price will be based on such terms as the Company shall determine. As set forth in this Section 5, the redemption price for Shares of the Company’s common stock will be based on the length of time such Shares have been held and the price for which such Shares were issued, which amount will never exceed the then-current offering price of the Company’s common stock.

(d) Any adjustment of the redemption price and the time period of its effectiveness will be announced through the filing of a Form 8-K or other appropriate filing with the Securities and Exchange Commission (the “SEC”) describing the new terms and the provision of a written notice of the new terms circulated with the next dividend distribution.

6. Procedures.

(a) A stockholder who wishes to have his or her Shares redeemed must mail or deliver a written request to the Reinvestment Agent on a redemption form provided by the Company, executed by the stockholder, its trustee or authorized agent. The redemption form can be obtained by a stockholder by calling the Reinvestment Agent, the Company, the stockholder’s financial advisor or by accessing the Company’s website. The Reinvestment Agent at all times will be registered or exempt from registration as a broker-dealer with the Securities and Exchange Commission and each state securities commission. Within five Business Days (as defined below) following the Reinvestment Agent’s receipt of the stockholder’s written request that is not a redemption form, the Reinvestment Agent will forward to such stockholder the redemption form necessary to effect the redemption. The Reinvestment Agent will effect such redemption for the calendar quarter, provided that it receives the properly completed redemption form relating to the Shares to be redeemed from the stockholder at least 15 business days prior to the last day of the current calendar quarter and has sufficient funds available to redeem the Shares. The effective date of any redemption will be the last date during a quarter during which the Reinvestment Agent receives the properly completed redemption form; provided, however, no redemption shall be effective on any date upon which the Company pays any dividend or other distribution with respect to the Shares and, if necessary, the effective date of any such redemption shall be delayed to the next business day on which no such dividend or other distribution is paid to comply with this proviso. As a result, the Company anticipates that, assuming sufficient funds are available, redemptions will be paid no later than 30 days after the monthly determination of the availability of funds for redemption. “Business day” means any day except Saturday, Sunday, or any day commercial banks are closed in Kansas City, Missouri pursuant to federal or state law.

(b) The Company will engage a third-party to conduct a Uniform Commercial Code (the “UCC”) search to ensure that no liens or encumbrances are held against the Shares presented for redemption. The Company will deduct $100 from the proceeds of the redemption to cover the costs of this search. Shares that are not subject to liens or encumbrances will be eligible for redemption following the completion of the UCC search. The Company will not redeem shares that are subject to liens or other encumbrances until the stockholder presents evidence that such liens or encumbrances have been removed.

(c) The Participant will surrender his stock certificate, if any, to the Reinvestment Agent upon the repurchase.

7. Nature of Redeemed Shares.  Shares that are redeemed in accordance with this Redemption Plan will be retired and will not be available for reissuance.

8. Absence of Liability.  None of the Company, the Company’s advisor, or the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability with respect to the time and the prices at which Shares are redeemed. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE FEDERAL SECURITIES LAWS CANNOT BE WAIVED. Similarly, the Company, the Company’s advisor and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

9. Administrative Charges, Commissions, and Plan Expenses.  The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent.

10. Termination.  The Company may terminate the Redemption Plan at any time upon at least 15 days advance notice by making public disclosure of such termination via a Form 8-K or other appropriate filing with the SEC. The Redemption Plan will be automatically terminated, without any further action being taken, upon the listing of the Shares on a national exchange or over-the-counter market listing of the Company’s Shares. The Company will terminate the Redemption Plan if a secondary market for the Company’s Shares develops.

11. Notice.  Any notice or other communication required or permitted to be given by any provision of this Redemption Plan shall be in writing and, if to the Company, addressed to Investor Relations Department, CM Securities, or, if to the Reinvestment Agent, to DST Systems, Inc., 430 West 7th Street, Kansas City, Missouri 64105, or such other addresses as may be specified by written notice to all participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

12. Amendment.  The terms and conditions of this Redemption Plan may be amended or suspended by the Company’s board of directors at any time if it determines that to do so is in the Company’s best interest. Such amendment shall be deemed conclusively accepted by each stockholder. If the board of directors amends or suspends the Redemption Plan, the Company will provide stockholders with at least 15 days advance notice of such amendment or suspension by disclosing such change on a filing with the SEC, such as a Form 8-K.

13. Governing Law.  THIS REDEMPTION PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 13.

APPENDIX D

Subscription Agreement

CM REIT

This subscription is for the purchase of shares of Common Stock (the "Common Stock") at $10 per share. The minimum initial subscription is 250 shares ($2,500); 100 shares ($1,000) for IRA, Keogh, and qualified plan accounts (except in states with higher minimum purchase requirements).

MAKE INVESTMENT CHECK PAYABLE TO: **CM REIT, Inc.**

INVESTMENT

$ ________ Amount of Subscription

________ Number of Shares

◯ Initial Investment or ◯ Additional Investment in this Offering

◯ Shares are being purchased through a Registered Investment Advisor or net of commission

State of Sale ________ ◯ Solicited ◯ Unsolicited

INVESTMENT TITLE

Please print the name(s) in which shares of Common Stock are to be registered. Include trust name(s) if applicable. If IRA or qualified plan, include both custodian and investor names and taxpayer ID numbers.

Title Line 1 ________ Tax Identification Number ________

Title Line 2 ________ Secondary Tax Identification Number ________

INVESTOR INFORMATION

Investor (1) Name ________

Investor (2) Name ________

Address ________

City, State, Zip ________

Daytime Phone Number ________

Fax Number ________

◯ US Citizen ◯ US Citizen residing outside US

◯ Foreign Citizen, country ________

◯ Check here if you are subject to backup withholding

Evening Phone Number ________

Email Address ________

☐ In lieu of receiving paper copies of documents, I authorize the Company to deliver electronic versions of its quarterly reports, annual reports, proxy statements, prospectus supplements, and distribution notices to me electronically (you must provide an email address if you choose this option).

INVESTMENT TYPE (check one)

NON QUALIFIED		QUALIFIED
◯ Individual	◯ Corporation or Partnership *(Attach copy of agreement / corporate resolution)*	◯ IRA
◯ Joint Tenants	◯ Non-Profit Organization *(Attach copy of agreement / corporate resolution)*	◯ SEP IRA
◯ Community Property	◯ Trust *(Attach copy of trust)*	◯ ROTH IRA
◯ Tenants-In-Common	◯ Taxable ◯ Tax-Exempt	◯ Keogh (H.R. 10)
◯ Married Person, Separate Property	◯ Charitable Remainder Trust *(Attach copy of trust)*	◯ Pension Plan
◯ Custodian for: ◯ UGMA ◯ UTMA	◯ Other ________	◯ Profit Sharing Plan

State of UGMA or UTMA: ________

BENEFICIARIES - TRANSFER UPON DEATH

◯ New Transfer - Transfers upon death will be executed in accordance with the attached Transfer upon Death form

◯ Transfer on Death on file   Investor Number: ______

◯ No Transfer on Death requested

AUTOMATIC INVESTMENT PROGRAM

For an Electronic Funds Transfer from your bank account directly to your CM REIT investment account, except as noted below, there is no minimum automatic investment. (Please note: investors in the states of Maine, Minnesota and Washington must make each automatic investment in increments of $1,000. Investors in the states of Alabama, Nebraska, Ohio, and Tennessee are not eligible to participate in the Automatic Investment Program.)

______ I authorize CM REIT or its agent to draft from my checking or savings account. This authority will remain in force until I notify CM REIT in writing to cancel it. In the event that CM REIT drafts funds erroneously from my account, they are authorized to credit my account for an amount not to exceed the amount of the erroneous draft. I acknowledge that if I elect to participate in the Automatic Investment Program, as described in the Prospectus, the agreements, representations and warranties I make in this Subscription Agreement apply to all additional purchases made under the program including that I meet the suitability standards in the Prospectus (as defined herein) and this Subscription Agreement and that I will notify CM REIT in writing upon any material change in my financial condition or inaccuracy of any representation under this Subscription Agreement.

(Please Initial)

◯ **PLEASE ATTACH A PRE-PRINTED VOIDED CHECK.**

Financial Institution Name ______ ◯ Checking ◯ Savings

Address ______ City, State, Zip ______

ABA / Routing Number ______ Account Number ______

Frequency	**Amount**	**Start Date**
◯ Monthly *(Please check one)* ◯ 2nd or ◯ 16th day of the month	$ ______	______
◯ Quarterly (January, April, July, October) *(Please check one)* ◯ 2nd or ◯ 16th	$ ______	
◯ Annually (January) *(Please check one)* ◯ 2nd or ◯ 16th	$ ______	

QUALIFIED PLANS ONLY - TRUSTEE (CUSTODIAN) INFORMATION

Trustee Name ______ Investor's Account Number with Trustee ______

Trustee Address ______ Trustee Tax ID Number ______

Trustee City, State, Zip ______ Trustee Phone Number ______

BROKER/DEALER AND REGISTERED REPRESENTATIVE INFORMATION

Broker/Dealer Name ______ Representative's Name ______

Broker/Dealer Address ______ Advisor's Number ______

Broker/Dealer City, State, Zip ______ Representative's Address ______

Broker/Dealer Phone Number ______ Representative's City, State, Zip ______

◯ Telephonic Subscription (Investors in Alabama and Tennessee are not eligible to subscribe for share telephonically, please see the Prospectus for additional details and restrictions.)

Representative's Phone Number ______

Representative's Email Address ______

◯ **Registered Investment Advisor (RIA):**
All sales of shares of Common Stock must be made through a Broker/Dealer. If an RIA has introduced a sale, the sale must be conducted through (i) the RIA in its capacity as a Registered Representative, if applicable ; (ii) a Registered Representative of a Broker/Dealer which is affiliated with the RIA, if applicable; or (iii) if neither (i) or (ii) is applicable, an unaffiliated Broker/Dealer.

DISTRIBUTION INFORMATION [*choose one of the following options*]

(Please Initial) I acknowledge that the frequency of the payment of distributions may be changed from monthly to quarterly upon the vote of the Company's Board of Directors. I acknowledge that if I elect to participate in the Distribution Reinvestment Plan, as described in the Prospectus, the agreements, representations and warranties I make in this Subscription Agreement apply to all additional purchases made under the plan including that I meet the suitability standards in the Prospectus (as defined herein) and this Subscription Agreement and that I will notify CM REIT in writing upon any material change in my financial condition or inaccuracy of any representation under this Subscription Agreement.

- ◯ I prefer to participate in the Distribution Reinvestment Plan, as described in the Prospectus.
- ◯ Send distributions via check to investor's home address (not available for qualified plans).
- ◯ Send distributions via check to alternate payee listed here (not available for qualified plans without custodial approval):

Name ______ Account Number ______

Address ______ City ______ State ______ Zip ______

DIRECT DEPOSIT

◯ I authorize CM REIT, Inc. or its agent (collectively, "REIT") to deposit my distributions to the checking or savings account identified below. This authority will remain in force until I notify REIT in writing to cancel it. In the event that REIT deposits funds erroneously into my account, REIT is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. *Please attach a pre-printed VOIDED check for direct deposit.*

Financial Institution Name ______ ◯ Checking ◯ Savings

ABA / Routing Number ______ Account Number ______

SUBSCRIBER SIGNATURES

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is his/her correct Taxpayer Identification Number (or he/she is awaiting for a number to be issued to him/her) and (ii) he/she is not subject to backup withholding either because he/she has not been notified by the Internal Revenue Service ("IRS") that he/she is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified him/her that he/she is no longer subject to backup withholding. **NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE INVESTOR INFORMATION SECTION.**

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:

Date Prospectus Received ______

	Initials Primary	Initials Joint
(a) I have received the final Prospectus for CM REIT, Inc. dated ______________ (the "Prospectus") at least five days prior to signing this Subscription Agreement.		
(b) I acknowledge that I may lose all of my investment and I am financially able to bear the risk of complete loss of my investment		
(c) I acknowledge that there is no liquidity of the shares I am purchasing hereunder and I may have to hold my investment for an indefinite period of time.		
(d) I acknowledge that there are substantial limitations on my ability to transfer my shares in CM REIT, Inc.		
(e) I acknowledge the tax disclosure is contained in the Prospectus and acknowledge the tax consequences of my investment.		
(f) I am purchasing shares of common stock in CM REIT, Inc. for my own account.		
(g) I have (i) a net worth (not including home, furnishings and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (as previously described) of at least $250,000, or I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under "Suitability Standards and How to Subscribe."		
(h) If I am a resident of **Alabama**, I acknowledge that in addition to meeting the applicable minimum suitability standards set forth above, an Alabama resident may not invest more than 10% of his or her net worth, exclusive of his her home, home furnishings, and automobile, in this offering and in other similar real estate programs sponsored by 2020 Capital Advisors, LLC or its affiliates.		
(i) If I am a resident of **California** or **Massachusetts**, I have (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $75,000; or (ii) a net worth of $250,000, exclusive of my home, home furnishings and automobile.		
(j) If I am a resident of **California** or **Maine**, I acknowledge that I may not invest more than 10% of my net worth in this offering.		
(k) If I am an **Iowa** investor, I have a net worth of $100,000 (exclusive of home, auto, and furnishings) and an annual income of $70,000 or in the alternative, a net worth of $350,000 (exclusive of home, auto, and furnishings) and my total investment in this offering may not exceed 10% of my liquid net worth.		
(l) If I am a **Kansas** or **Massachusetts** investor, I acknowledge that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, and by the Massachusetts Securities Division that Massachusetts investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents, and readily marketable securities.

Initials Primary	Initials Joint
(m)	If I am a **Kentucky, Oregon, Massachusetts, Michigan, Missouri** or **Pennsylvania** investor, I acknowledge that my aggregate investment in this offering may not exceed 10% of my liquid net worth.		
(n)	If I am a resident of **Maine**, I have either (a) net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000.		
(o)	If I am a **North Dakota** investor, I acknowledge that in addition to meeting the applicable minimum suitability standards set forth above, I have a liquid net worth at least ten times my investment in the Company and its affiliates.		
(p)	If I am an **Oregon** investor, I acknowledge that I may not invest more than 10% of my net worth.		
(q)	If I am a **Tennessee** investor, I have a liquid net worth of at least 10 times my investment in the Company.		

Signature of Investor ______________________ Date ____________

Signature of Joint Investor or Trustee / Custodian ______________________ Date ____________

Client Profile (*Please use combined figures for Joint Account*)	Tax Bracket	Investment Objective*	Risk Tolerance
$ ______ Annual Income	◯ 0-15%	◯ Growth (Quality Emphasis)	◯ Conservative Income
$ ______ Dividends and Interest	◯ 16-28%	◯ Income (Quality Emphasis)	◯ Conservative Growth
$ ______ Cash in Bank	◯ 29-33%	◯ Growth and Income (Quality Emphasis)	◯ Moderate Risk
$ ______ Real Estate (Net)	◯ Higher	◯ Growth (Return Emphasis)	◯ Aggressive Risk
$ ______ Other Asset Value		◯ Income (Return Emphasis)	
$ ______ **Total Net Worth**		◯ Growth and Income (Return Emphasis)	
		◯ Speculation	
		◯ High Income	

***Definitions: Growth (Quality Emphasis):** Seeks capital appreciation, at or near market levels, primarily through equity-oriented and other investments of average or better quality; **Income (Quality Emphasis):** Seeks income at or near current market levels, primarily through fixed income and other investments of average or better quality; **Growth and Income (Quality Emphasis):** Seeks a combination of income and capital appreciation at or near current market levels, primarily through a broad range of investments of average or better quality; **Growth (Return Emphasis):** Seeks capital appreciation at or above market levels primarily through equity-oriented and other investments that may involve an above average degree of risk; **Income (Return Emphasis):** Seeks income at or above current market levels through a broad range of investments and strategies that may involve an above average degree of risk; **Growth and Income (Return Emphasis):** Seeks a combination of income and capital appreciation at or above current market levels through a broad range of investments and strategies which may involve a high level of activity; **Speculation:** Seeks to maximize total return through a broad range of investments and strategies which may involve a high level of activity; **High Income**: Seeks to maximize income through a concentration in non-rated or below investment grade fixed securities that may involve a high degree of risk. **Investors will receive confirmations of their purchases upon acceptance of their subscriptions.**

FINANCIAL REPRESENTATIVE SIGNATURES

The Broker/Dealer's Financial Representative must sign below to complete the order. Financial Representative hereby warrants that he/she is duly licensed and may lawfully sell shares of Common Stock in the state designated as the investor's legal residence.

The undersigned confirm by their signatures that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct, and complete in all respects; (ii) have discussed such investor's prospective purchase of shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the liquidity and marketability of shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; and (v)have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor as set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

I understand this Subscription Agreement is for CM REIT, Inc.

Signature of Financial Representative ______________________ Date ____________

Branch Manager Signature (if required by Broker/Dealer) ______________________ Date ____________

All items on the Subscription Agreement must be completed in order for the subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Company. Investors will receive confirmations of their purchases upon acceptance of their subscriptions.

RETURN TO: DST Systems, Inc. | 430 West 7th Street | Kansas City, Missouri 64105
INVESTOR RELATIONS: toll free (866) 659-3849 / fax (702) 921-5158

FOR INTERNAL USE ONLY

Receipt Date ____________	CMR Account Number ____________	Broker/Dealer Number ____________
Representative Number ____________	Check Number ____________	Compiled By: ____________
Input By: ____________	Proofed By: ____________	Batch Number: ____________

CM REIT

CM REIT, Inc.
TRANSFER ON DEATH ("TOD") Registration Request and Agreement Form

DST Systems, Inc. reserves the right to allow the following rules to apply to a TOD registration:

- A TOD may only be held on Individual or Joint Tenants with Right of Survivorship (JTWROS) registrations (not on an estate, trust, IRA, etc.).
- The TOD beneficiary must be an individual or entity and cannot be the JTWROS person.
- The TOD beneficiary must be named on this form; "spouse" or "children" is not an acceptable designation.
- Add more lines if necessary to list each beneficiary. Primary and secondary designations are not necessary. All TOD designations will be considered primary.

TO BE COMPLETED BY STOCKHOLDER(S):

By signing below, I/we request that my/our investment be registered in "transfer on death" form, and designate the following beneficiary as the one to whom the investment shall pass after I am/we are deceased:

Stockholder Name(s)		Tax Payer ID Number	
Beneficiary Name		% of shares*	
Beneficiary Name		% of shares*	
Beneficiary Name		% of shares*	
Beneficiary Name		% of shares*	

***For multiple beneficiaries, total percentage of shares must equal 100%.**

By signing below, I/we also make the following warranties, representations, and agreements:

1. You are not required to re-register the investment in name of the beneficiary unless you have received such documents as you may require to establish that I/we are both deceased.
2. You are not responsible for determining the tax consequences of the decision to register this investment as requested above.
3. I/we agree to hold harmless, indemnify, and defend you in any claim, loss or liability resulting from (a) any breach of any warranty or representation in this Agreement, and (b) any action you take in connection with the registration, any re-registration in the name of the beneficiary, and from any distribution thereafter to the beneficiary, made as requested or authorized under this Agreement.
4. If this Agreement is established under joint tenants with the right of survivorship account status, upon the death of one of the joint owners, ownership shall pass to the surviving joint owner, and you may follow the instructions of the survivor with regard to the investment, including, without limitation, instructions to (a) terminate transfer on death registration, or (b) change owner or beneficiary.
5. If I have established this account individually and am married (or jointly, and am not married to my joint applicant), my spouse's waiver has been executed below.
6. You have not provided any legal advice to me, and I agree to obtain the advice of an attorney with regard to enforceability of this form of registration in my state, and its effect on my estate and tax planning.

SIGNATURE(S):

SIGNATURES MUST BE **MEDALLION SIGNATURE GUARANTEED** FOR ALL TOD REGISTRATION MODIFICATIONS INCLUDING SHARE TRANSFERS

Stockholder's Signature		Date	

Spousal Waiver:

By signing below, I consent to the terms and conditions of this Agreement:

Signature of Stockholder's Spouse		Date	

[CONTINUED ON NEXT PAGE]

APPENDIX E

PRIOR PERFORMANCE TABLES

The following prior performance tables provide information relating to Desert Capital REIT, Inc. (“Desert Capital”), CM Equity LLC (“CM Equity”) and CM Notes Program I, LLC (“CM Notes” and together with Desert Capital and CM Equity, the “Prior Investment Programs”), the only prior real estate investment programs sponsored by our sponsor, 2020 Capital Advisors, LLC and its affiliates and/or Todd B. Parriott, our Chief Executive Officer. Desert Capital had investment objectives similar to ours. None of the Prior Investment Programs was a prior program of CM REIT, Inc. This offering is our first public offering.

This information should be read together with the summary information included in the “Prior Performance Summary” section of this prospectus, which includes a description of the Prior Investment Programs. The tables below provide information on the performance of Desert Capital, a public company which has conducted two public offerings, CM Equity and CM Notes. All of the following prior performance tables are unaudited.

THE INCLUSION OF THE TABLES DOES NOT IMPLY THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN THE TABLES OR THAT INVESTORS IN OUR SHARES WILL EXPERIENCE RETURNS COMPARABLE TO THE RETURNS EXPERIENCED IN THE PROGRAM REFERRED TO IN THE TABLES. IF YOU PURCHASE OUR SHARES, YOU WILL NOT ACQUIRE ANY OWNERSHIP IN ANY OF THE PROGRAMS TO WHICH THE TABLES RELATE.

The following tables are included herein:

TABLE I	Experience in Raising and Investing Funds
TABLE II	Compensation to Sponsor
TABLE III	Operating Results of Prior Programs
TABLE IV	Results of Completed Programs
TABLE V	Sales or Disposals of Properties

Additional information relating to the acquisition of properties by Desert Capital is contained in Table VI, which is included in Part II of the registration statement of which this prospectus is a part, which we have filed with the Securities and Exchange Commission.

Additional information regarding Desert Capital is available in the Forms 10-K filed by Desert Capital with the Securities and Exchange Commission for the fiscal years ended December 31, 2004, 2005, 2006, 2007, 2008, 2009 and 2010. Copies of any and all such information will be provided to prospective investors at no charge upon request.

We have concluded that Desert Capital had investment objectives similar to ours. Our conclusion was based primarily on the investment objectives to obtain current income through the receipt of payments on mortgage loans while making regular cash distributions, preserving, protecting, and enhancing assets, qualifying as a REIT and obtaining liquidity through either the listing of the common shares or an orderly liquidation of assets.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (ON A PERCENTAGE BASIS)(1)(2)

Table I provides a summary of the experience of our sponsor in raising and investing funds for prior real estate programs. Information is presented for offerings that have closed. Information is provided as to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of the offering and the time period over which the proceeds have been invested. Information is provided as of December 31, 2010. Past performance is not necessarily indicative of future performance.

	Desert Capital REIT, Inc.			CM Notes
	First Offering	Second Offering	CM Equity, LLC	Program I, LLC

Dollar amount offered	$200,000,000 (1)	$202,500,000 (1)	$50,000,000	$25,000,000
Dollar amount raised (100 percent)	133,178,041 (3)	54,648,122 (4)	1,674,340	1,300,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	8.7%	7.8%	6.4%	3.6%
Organizational expenses	—	—	—	—
Marketing and offering expenses	1.9%	.5%	4.6%	7.3%
Reserves
Percent available for investment	89.4%	91.7%	89.0%	89.1%
Acquisition Costs
Prepaid items and fees related to purchase of property	—	—	—	—
Cash down payment	—	—	—	—
Acquisition fees	—	—	—	—
Loan costs	—	—	—	—
Proceeds from mortgage financing	—	—	—	—
Total funds invested in mortgage loans	89.4%	91.7%	89.0%	89.1%
Date offering began	7/2004	3/2006	6/2007	1/7/2009
Length of offering (in months)	20	23	26	12
Months to invest 90 percent of amount available for investment (measured from beginning of offering)(5)	1	1	1	1

(1)	Excludes shares registered for issuance under the dividend reinvestment plan.

(2)	Percentages are of total dollar amounts raised.

(3)	Includes $2,812,858 issued under the reinvestment plan.

(4)	Includes $9,591,637 issued under the reinvestment plan.

(5)	Generally, funds are invested within 30 days of receipt.

TABLE II

COMPENSATION TO SPONSOR

Table II summarizes the amount and type of compensation paid to Burton Management Company, Ltd., 2020 Capital Advisors, LLC and its affiliates, including CM Securities, the dealer-manager, related to Prior Investment Programs that have conducted offerings which have closed. All figures are as of December 31, 2010.

	Desert Capital REIT, Inc.					CM Notes
Type of Compensation	First Offering		Second Offering		CM Equity, LLC	Program I, LLC

Date offering commenced	7/16/2004		3/22/2006		6/2007	1/7/2009
Dollar amount raised	$133,178,041	(1)	$54,648,122	(2)	$1,674,340	$1,300,000
Amount paid to sponsor and affiliates from proceeds of offering:
Underwriting fees	—		—		—
Acquisition fees	—		—		—
— real estate commissions	—		—		—
— advisory fees	—		—		—
— other	—		—		—
Other(3)	11,660,188		4,266,958		106,434	—
Total amount paid to sponsor
Dollar amount of cash generated from operations before deducting payments to sponsor:	11,432,945		26,589,841		(138,341)	(33,608)
Amount paid to sponsor from operations:
Loan servicing fees	—		—		—	—
Partnership management fees	—		—		—	—
Reimbursements	—		—		—	—
Leasing commissions	—		—		—	—
Management fees under Advisory Agreement	1,296,925		7,693,016		19,950	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
— cash	—		—		—	—
— notes	—		—		—	—
Amount paid to sponsor from property sales and refinancing:
Real estate commissions	—		—		—	—
Incentive fees	—		—		—	—
Other	—		—		—	—
Loan origination fees paid to CM Capital Services by borrowers(4)	—		344,811		—	—

(1)	Includes $2,812,858 issued under the dividend reinvestment plan.

(2)	Includes $9,591,637 issued under the dividend reinvestment plan.

(3)	Selling commissions and discounts retained by affiliates.

(4)	Based on an average loan origination fee of 3.07%.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

Table III summarizes the operating results of Prior Investment Programs that have closed. All figures are as of December 31 of the year indicated except as noted otherwise. Desert Capital’s REIT, Inc.’s audited financial statements are included in its Form 10-K filed with the Securities and Exchange Commission.

	Desert Capital REIT, Inc.
	2005	2006	2007	2008	2009	2010

Gross Revenues	$15,435,930	$29,659,558	$32,584,501	$8,513,233	$2,498,883	$2,125,355
Profit on sale of properties	—	—	—	—	—	—
Less: Operating expenses	8,155,072	12,307,468	49,655,871	42,378,346	52,437,996	50,624,191
Interest expense	941,709	2,669,710	4,017,764	3,125,741	2,609,256	4,188,747
Depreciation	143,668	434,668	748,092	485,739	466,825	685,061
Net (loss) income attributable to common shareholders	6,195,481	14,247,712	(21,837,226)	(37,476,593)	(53,016,194)	(53,372,644)
Taxable Income	4,117,450	13,277,140	12,799,829	(20,849,735)	(52,665,000)	(20,850,000)
— from operations	4,117,450	13,277,140	12,799,829	(20,849,735)	(52,665,000)	(20,850,000)
— from gain on sale	—	—	—	—	—
Cash generated from operations	4,577,108	9,361,500	17,735,767	3,371,571	(8,814,000)	(6,830,000)
Cash generated from sales	—	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—	—
Cash generated from operations, sales and refinancing	4,577,108	9,361,500	17,735,767	3,371,571	(8,814,000)	(6,830,000)
Less: Cash distributions to investors
— from operating cash flow	3,068,025	10,880,736	14,230,562	5,838,501	—	—
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—
Cash generated (deficiency) after cash distributions	1,509,083	(1,519,236)	3,505,205	(2,466,930)	(8,814,000)	(6,830,000)
Less: Special Items (not including sales and refinancing)	—	—	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	1,509,083	(1,519,236)	3,505,205	(2,466,930)	(8,814,000)	(6,830,000)
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	47	87	69	(111)	(279)	(111)
— from operations	47	87	69	(111)	(279)	(111)
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash Distributions to Investors
Source (on a GAAP basis)
— Investment income	35	71	76	31	0	0
— Return of capital	—	—	—	—	—	—
Source (on cash basis)
— Sales	—	—	—	—	—	—
— Refinancing	—	—	—	—	—	—
— Operations	35	71	76	31	0	—
— Other	—	—	—	—	—	—
Total distributions on cash basis	35	71	76	31	0	—
Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table	—	—	—	—	80%

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS — (Continued)

CM Equity, LLC
	2007	2008	2009	2010

Gross Revenues	$23,007	$13,922	$107,013	1,838
Profit on sale of properties	—	—	—	—
Less: Operating expenses	27,801	1,172,700	329,850	33,459
Interest expense	25,725	219,203	11,110	9,922
Depreciation	—	—	—
Net income (loss) — GAAP Basis	(30,519)	(1,377,981)	(233,947)	(41,543)
Taxable Income	—	—	—	—
— from operations	—	—	—	—
— from gain on sale	—	—	—	—
Cash generated from operations	(9,419)	(138,552)	(10,320)	(12,077)
Cash generated from sales	—	—	—	—
Cash generated from refinancing	—	—	—	—
Cash generated from operations, sales and refinancing	(9,419)	(138,552)	(10,320)	(12,077)
Less: Cash distributions to investors
— from operating cash flow	—	—	—	—
— from sales and refinancing	—	—	—	—
— from other	—	—	—	—
Cash generated (deficiency) after cash distributions	(9,419)	(138,552)	(10,320)	(12,077)
Less: Special Items (not including sales and refinancing)	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	(9,419)	(138,552)	(10,320)	(12,077)
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	—	—	—	—
— from operations	—	—	—	—
— from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—
Cash Distributions to Investors
Source (on a GAAP basis)
— Investment income	—	—	—	—
— Return on capital	—	—	—	—
Source (on cash basis)
— Sales	—	—	—	—
— Refinancing	—	—	—	—
— Operations	—	—	—	—
— Other	—	—	—	—
Total distributions on a cash basis	—	—	—	—
Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table	—	—	3.7%	—

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS — (Continued)

CM Notes
Program I, LLC
	2009	2010

Gross Revenues	$70,109	65,116
Profit on sale of properties	—
Less: Operating expenses	46,743	5,486
Interest expense	57,331	53,127
Depreciation	—
Net income (loss) — GAAP Basis	(33,965)	6,503
Taxable Income
— from operations	—
— from gain on sale	—
Cash generated from operations	(33,608)	5,391
Cash generated from sales	—	—
Cash generated from refinancing	—	—
Cash generated from operations, sales and refinancing	(33,608)	5,391
Less: Cash distributions to investors
— from operating cash flow	—	—
— from sales and refinancing	—	—
— from other	—	—
Cash generated (deficiency) after cash distributions	(33,608)	5,391
Less: Special Items (not including sales and refinancing)	—	—
Cash generated (deficiency) after cash distributions and special items	(33,608)	5,391
Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)	—	—
— from operations	—	—
— from recapture	—	—
Capital gain (loss)	—	—
Cash Distributions to Investors
Source (on GAAP basis)
— Investment income	—	—
— Return on capital	—	—
Source (on cash basis)
— Sales	—	—
— Refinancing	—	—
— Operations	—	—
— Other	—	—
Total distributions on a cash basis	—	—
Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table	0%	—

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Table IV presents summary information on the completed operations of CM Equity, LLC.

CM Equity, LLC
Dollar Amount Raised	$1,674,340
Number of Properties Purchased		(1)
Date of Closing of Offering	8/01/2009
Date of First Sale of Property	6/18/2010	(2)
Date of Final Sale of Property	6/18/2010	(2)
Tax and Distribution Data Per $1000 Investment
Federal Income Tax Results:
Ordinary Income (loss)	—
— from operations	—
— from recapture	—
Capital Gain (loss)	—
Deferred Gain	—
Capital	—
Ordinary	—
Cash Distributions to Investors	—
Source (on GAAP basis)	—
— Investment Income	—
— Return of capital	—
Source (on cash basis)	—
— Sales	—
— Refinancing	—
— Operations	—
— Other	—
Receivable on Net Purchase money Financing	—

(1)	CM Equity, LLC primarily invested in mortgages rather than acquiring properties directly. It acquired one property through foreclosure, which property was subsequently foreclosed upon by the lender that financed the original mortgage note that was acquired by CM Equity. CM Equity, LLC, as a subordinate lender, also acquired certain real property consisting of residential lots pursuant to an accord and satisfaction agreement with the borrower.

(2)	The only real property sold by CM Equity, LLC consisted of residential lots acquired by CM Equity, LLC pursuant to an accord and satisfaction agreement with the borrower pursuant to a subordinate loan.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

Table V presents summary information on the results of repayment of loans and equity investments by Desert Capital REIT, Inc. during the five years ended December 31, 2010.

	2006	2007	2008	2009	2010	Total

Total Mortgage Loans	$149,588,926	$143,462,056	$90,333,617	$17,333,054	6,140,000
Number of mortgages purchased during period	133	62	12	—	—
Principal receipts	67,610,886	47,856,291	10,125,104	—	530,005	163,636,669
Total number of loans paid off	159	98	17	—	1	433
Number of foreclosed loans liquidated	—	3	3	10	9	25
Amount outstanding at liquidation	—	—	—	—	2,708,632	—
Proceeds from sale of foreclosed loans	—	3,926,613	962,000	2,640,311	6,470,000	13,998,924
Losses realized	—	548,524	—	54,503	—	603,027
Number of loans prepaid in full	—	—	—	—	—	—
Foreclosed loans at end of period	—	27,072,376	44,868,463	36,288,278	6,810,000
Number of foreclosed loans at end of period	—	24	53	60	46

This table sets forth summary information on the results of the aggregate sale or disposal of loans and equity investments by CM Equity, LLC during the three-year period ended December 31, 2010.

	Total Number of	Total Dollar	Foreclosed Loans	Losses	Principal
Year	Investments	Amount Invested	at End of Period	Realized	Receipts

2008	3	$420,000	$1,960,000	—	—
2009	1	—	$60,000	$1,347,920	$78,000
2010	0	0	0	$248,618	$60,000

100,000,000 Shares

CM REIT, Inc.

Common Stock

PROSPECTUS

          , 2011

Until           (which is 40 days after the date of this prospectus), all dealers effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby.

SEC	$54,000
FINRA fee	75,500
Printing expenses	400,000	(1)
Legal fees and expenses	4,000,000	(1)
Sales Expenses	1,700,000	(1)
Literature	1,500,000	(1)
Accounting fees and expenses	1,250,000	(1)
Blue Sky registration fees	200,000	(1)
Transfer and Escrow Agents	500,000	(1)
Bona Fide Due Diligence Expenses	1,300,000	(1)
Miscellaneous	100,000	(1)

Total	$11,079,500

(1)	Estimated

Item 32.	Sales to Special Parties

Not applicable.

Item 33.	Recent Sales of Unregistered Securities

On December 17, 2008, we sold 20,000 of our shares of common stock for $10 per share to CM Group, LLC, as part of the formation and initial capitalization of the Company. This formation transaction was exempt from the registration requirements of the United States securities laws pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34.	Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide for the indemnification of our directors and officers. Our agents may be indemnified to such extent as is authorized by our articles of incorporation, board of directors or our bylaws. Our articles of incorporation provide that indemnification of directors, officers, employees and agents against certain judgments, penalties, fines, settlements and reasonable expenses that any such person actually incurs in connection with any proceeding to which such person may be made a party by reason of serving in such positions, shall not be provided, unless all of the following conditions are met:

•	the indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in CM REIT’s best interests; and

•	the Indemnitee was acting on behalf of or performing services for CM REIT.

•	Such liability or loss was not the result of:

•	negligence or misconduct, in the case that the indemnitee is a director (other than an independent director), officer, advisor or an affiliate of the advisor; or

•	gross negligence or willful misconduct, in the case that the indemnitee is an independent director.

•	Such indemnification or agreement to hold harmless is recoverable only out of CM REIT’s net assets and not from CM REIT’s stockholders.

Our advisory agreement with our advisor also provides that indemnification of our advisor and its officers, managers, employees and some of its affiliates shall not be provided unless the foregoing conditions are met.

In addition, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which CM REIT’s securities were offered or sold as to indemnification for violations of securities laws.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded our directors and officers by our articles of incorporation, it provides greater assurance to our directors and officers and such other persons that indemnification will be available because, as a contract, it may not be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing summaries are necessarily subject to the complete text of the MGCL, our articles of incorporation and bylaws, and the indemnification agreements entered into between us and each of our directors and officers and are qualified in their entirety by reference thereto.

Item 35.	Treatment of Proceeds from Stock Being Registered

None of the proceeds of the offering will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits

(a) Financial Statement Schedules

None.

(b) Exhibits

1.1	Form of Amended and Restated Dealer-Manager Agreement†
1.2	Form of Participating Dealer Agreement (Included as Appendix A to Exhibit 1.1)
3.1	Form of Articles of Amendment and Restatement of CM REIT, Inc.†
3.2	Bylaws of the Company†

4.1	Form of Reinvestment Plan (included in the Prospectus as Appendix A and incorporated herein by reference)
4.2	Form of Automatic Investment Program (included in the Prospectus as Appendix B and incorporated herein by reference)
4.3	Form of Share Redemption Plan (included in the Prospectus as Appendix C and incorporated herein by reference)
4.4	Form of Subscription Agreement (included in the Prospectus as Appendix D and incorporated herein by reference)
5.1	Opinion of Locke Lord Bissell & Liddell LLP regarding the legality of the securities being registered†
8.1	Opinion of Locke Lord Bissell & Liddell LLP regarding tax matters†
10.1	Form of Advisory Agreement†
10.2	Form of Loan Origination Agreement†
10.4	Form of Indemnification Agreement†
10.5	Escrow Agreement†
21.1	List of Subsidiaries†
23.1	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1 and Exhibit 8.1)†
23.2	Consent of Hancock Askew & Co., LLP
23.4	Consent of Anthony D. Cinquini†
23.5	Consent of Hunt C. Holsomback†
23.6	Consent of Darin D. Gilson†
23.7	Consent of Robert J. Simmons†
24.1	Power of Attorney†

*	To be filed by amendment.

†	Previously filed.

Item 37.	Undertakings

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The registrant undertakes: (a) to file any prospectuses required by Section 10(a)(3) as post-effective amendments to the registration statement, (b) that for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof, (c) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (d) to remove from registration by means of a post-effective amendment any of the securities being registered which remain at the termination of the offering.

The registrant undertakes to provide to the stockholders the financial statement required by Form 10-K for the first full year of operations of the registrant.

(7) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act of 1933 during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the Registrant and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

The Registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of ten percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the shareholders at least once each quarter after the distribution period of the offering has ended.

TABLE VI

ACQUISITIONS OF SECURED LOANS BY PRIOR PROGRAMS

Table VI presents summary information relating to the acquisition of mortgage loans for the five-year period ended December 31, 2010 by Desert Capital REIT, Inc.

	2006	2007	2008	2009	2010

Aggregate value of acquisition loans purchased	$135,666,937	$41,996,685	$9,863,494	—	—
Number of acquisition loans purchased	90	24	7	—	—
Aggregate value of construction loans purchased	16,696,100	15,766,738	727,600	—	—
Number of construction loans purchased	43	34	5	—	—
Aggregate value of commercial property loans purchased	—	18,198,900	—	—	—
Number of commercial property loans purchased	—	4	—	—	—

This Table sets forth summary information relating to the acquisition of loans and investments during the three-year period ended December 31, 2010 by CM Equity, LLC.

	Total Number of	Total Dollar Amount
Year	Investments	Invested

2007	2	$2,460,000
2008	3	420,000
2009	—	—
2010	—	—

This Table sets forth summary information relating to the acquisition of loans and investments during the two-year period ended December 31, 2010 by CM Notes Program I, LLC.

	2009	2010

Aggregate value of acquisition and development loans purchased	$568,900	—
Number of acquisition and development loans purchased	7	—
Aggregate value of construction loans purchased	$494,900	—
Number of construction loans purchased	5	—

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 10 to the Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Henderson, State of Nevada, on July 19, 2011.

CM REIT, INC.

By:	/s/ Todd B. Parriott
Name:     Todd B. Parriott

Title:	Chairman of the Board, Chief Executive
Officer, President and Chief Investment Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 10 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd B. Parriott Todd B. Parriott	Chairman of the Board, Chief Executive Officer, President and Chief Investment Officer (Principal Executive Officer)	July 19, 2011

* G. Steven Dawson	Chief Financial Officer (Principal Financial and Accounting Officer) and Treasurer and Director	July 19, 2011

By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment No. 10 to the Registration Statement on behalf of the persons indicated.

*By: /s/ Todd B. Parriott
Todd B. Parriott Attorney-In-Fact

EXHIBIT INDEX

Exhibit
No.

1.1	Form of Amended and Restated Dealer-Manager Agreement†
1.2	Form of Participating Dealer Agreement (included as Appendix A to Exhibit 1.1)
3.1	Form of Articles of Amendment and Restatement of CM REIT, Inc.†
3.2	Bylaws of the Company†
4.1	Form of Reinvestment Plan (included in the Prospectus as Appendix A and incorporated herein by reference)
4.2	Form of Automatic Investment Program (included in the Prospectus as Appendix B and incorporated herein by reference)
4.3	Form of Share Redemption Plan (included in the Prospectus as Appendix C and incorporated herein by reference)
4.4	Form of Subscription Agreement (included in the Prospectus as Appendix D and incorporated herein by reference)
5.1	Opinion of Locke Lord Bissell & Liddell LLP regarding the legality of the securities being registered†
8.1	Opinion of Locke Lord Bissell & Liddell LLP regarding tax matters†
10.1	Form of Advisory Agreement†
10.2	Form of Loan Origination Agreement†
10.4	Form of Indemnification Agreement†
10.5	Escrow Agreement†
21.1	List of Subsidiaries†
23.1	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1 and Exhibit 8.1)†
23.2	Consent of Hancock Askew & Co., LLP
23.4	Consent of Anthony D. Cinquini†
23.5	Consent of Hunt C. Holsomback†
23.6	Consent of Darin G. Gilson†
23.7	Consent of Robert J. Simmons†
24.1	Power of Attorney†

*	To be filed by amendment.

†	Previously filed.